As filed with the U.S. Securities and Exchange Commission on October 26, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Twin Vee Holdco Inc.
(Exact Name of Registrant as Specified in Its Charter)
Texas (State or other jurisdiction of incorporation or organization)	3730 (Primary Standard Industrial Classification Code Number)	43-2274548 (I.R.S. Employer Identification Number)
c/o Twin Vee PowerCats Co.
3101 S. US-1
Ft. Pierce, Florida 34982
(772) 429-2525
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Glenn Sonoda
c/o Twin Vee PowerCats Co.
3101 S. US-1
Ft. Pierce, Florida 34982
(772) 429-2525
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000	Jeffrey J. Fessler Jason R. Schendel Eugene Choi Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Tel: (212) 653-8700
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed joint proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Registrant:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in the accompanying preliminary joint proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the accompanying preliminary joint proxy statement/prospectus until the registration statement filed with the SEC is declared effective. The accompanying preliminary joint proxy statement/ prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 26, 2026
PROXY STATEMENT FOR SPECIAL MEETING OF
STOCKHOLDERS OF USFM CORPORATION
PROXY STATEMENT FOR SPECIAL MEETING OF
STOCKHOLDERS OF TWIN VEE POWERCATS CO.
PROSPECTUS FOR 17,088,714 SHARES OF COMMON STOCK OF
TWIN VEE HOLDCO INC.
(WHICH WILL BE RENAMED
USFM CORPORATION)
Dear Stockholders of USFM Corporation and Stockholders of Twin Vee PowerCats Co.:
On October 7, 2026, USFM Corporation, a Colorado corporation (“USFM”), Twin Vee Holdco Inc., a Texas corporation (“PubCo”), Twin Vee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub I”), USFM Merger Sub Inc., a Colorado corporation and wholly-owned subsidiary of PubCo (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee”), entered into that certain Amended and Restated Agreement and Plan of Merger (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), as more fully described elsewhere in the accompanying joint proxy statement/prospectus. The Merger Agreement amended and restated that certain Agreement and Plan of Merger, dated as of July 12, 2026 (the “Initial Merger Agreement”), by and among Twin Vee, USFM, and USFM Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of USFM. Pursuant to the Merger Agreement, upon the closing of the transactions contemplated thereby:
(i)
Merger Sub I will merge with and into Twin Vee (the “First Merger”), in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), with Twin Vee continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Company”); and

(ii)
Merger Sub II will merge with and into USFM (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”) in accordance with the applicable provisions of the Colorado Business Corporation Act (the “Colorado Act”), with USFM continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Corporation”).

In connection with consummation of the Business Combination, PubCo will be renamed “USFM Corporation.” The “Combined Company” shall refer to PubCo, as so renamed, immediately after the closing of the Business Combination (the “Closing”).
At the effective time of the First Merger (the “First Effective Time”), each share of Twin Vee Common Stock issued and outstanding immediately prior to the First Effective Time, including Twin Vee Common Stock held as a result of the termination of Company Convertible Securities (other than Twin Vee common stock warrants), but excluding shares held in treasury and dissenting shares, will be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of PubCo (the “PubCo Common Stock”), equal to the Exchange Ratio (the “Company Merger Consideration”). Outstanding convertible securities of Twin Vee, such as options and restricted stock units (the “Company Convertible Securities”) (other than Twin Vee common stock warrants), will be accelerated, fully vested and converted into the right to receive the number of shares of PubCo Common Stock at the Exchange Ratio and then cancelled, and outstanding Twin Vee common stock warrants will be assumed by PubCo on the same terms and conditions, becoming exercisable for the number of PubCo shares determined by the Exchange Ratio. The “Exchange Ratio” is the quotient obtained by dividing (i) the Company Consideration Shares by (ii) the total number of shares of Twin Vee Common Stock and shares of Twin Vee Common Stock subject to Twin Vee convertible securities outstanding immediately prior to the First Effective Time. The “Company Consideration Shares” means the number of shares of PubCo Common Stock that would result in the former holders of Twin Vee securities collectively holding 7% of the issued and outstanding shares of PubCo Common Stock immediately following the Second Effective Time, calculated on a fully diluted basis.
At the effective time of the Second Merger (the “Second Effective Time”), each share of common stock, no par value per share, of USFM (the “USFM Common Stock”), issued and outstanding immediately prior to the Second Effective Time (including any additional shares issued pursuant to the PIPE Investment, but excluding USFM Dissenting Shares (as such term is defined in the Merger Agreement)) will be converted into the right to receive a number of shares of PubCo Common Stock such that the aggregate shares issued to former holders of USFM Common Stock will equal 93% of the issued and outstanding shares of PubCo Common Stock immediately following the Second Effective Time, calculated on a fully diluted basis. Each outstanding warrant issued in the PIPE Investment (a “PIPE Warrant”) will be terminated and exchanged for a warrant of PubCo (a “PubCo Warrant”) to acquire one share of PubCo Common Stock for each share of USFM Common Stock underlying such PIPE Warrant, on the same terms and conditions, including vesting and exercisability, as applied to the PIPE Warrant immediately before the Second Effective Time. The outstanding warrant held by FG Merchant Partners, LP (the “FG Warrant” and collectively with the PIPE Warrants, the “USFM Warrants”) will similarly be terminated and exchanged for a PubCo Warrant (the “FG Exchange Warrant”) to acquire one share of PubCo Common Stock for each share of USFM Common Stock underlying the FG Warrant. No fractional shares of PubCo Common Stock will be issued in the Mergers; any fractional share that a Twin Vee stockholder or USFM stockholder would otherwise be entitled to receive will be rounded down to the nearest whole number.
Pursuant to the terms of the Merger Agreement, prior to the Closing, Twin Vee will undertake a restructuring (the “Pre-Closing CVR Restructuring”) pursuant to which (i) Twin Vee will form Twin Vee Bahama Group, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee (“Assetco”), which was formed on July 16, 2026; (ii) Twin Vee will contribute to Assetco substantially all of its assets and liabilities other than $700,000 in cash and the liabilities related to the Delaware Matter (as defined in the Merger Agreement) (collectively, the “Company Assets and Liabilities”), which Company Assets and Liabilities relate principally to Twin Vee’s marine business, which is Twin Vee’s sole operating business, in exchange for all of the issued and outstanding capital stock of Assetco; (iii) Twin Vee will form a Delaware statutory trust (the “CVR Trust”) and contribute all of the outstanding equity interests of Assetco to the CVR Trust in exchange for all of the CVR Trust’s contingent value rights interests; and (iv) Twin Vee will distribute those contingent value rights interests to each holder of Twin Vee Common Stock as of a record date to be determined, on a pro rata basis (each such interest, a “Contingent Value Right” or “CVR”), after which Twin Vee will retain no ownership or other interest, whether in the form of stock, trust interests or otherwise, in either Assetco or the CVR Trust and Twin Vee’s sole asset shall be $700,000 in cash and sole liabilities shall relate to the Delaware Matter (as defined in the Merger Agreement). Each CVR will represent such holder’s indirect beneficial interest in Assetco and the Company Assets and Liabilities held by it. Following the Closing, the CVR Trust is expected to seek to sell the Company Assets and Liabilities, with any net proceeds of such sales to be distributed to CVR holders in accordance with the terms of the CVR Trust agreement and the CVR agreement, which have not yet been finalized. Neither Assetco nor the CVR Trust will be a subsidiary of PubCo, USFM or the Combined Company following the Closing. The CVRs will not be transferable except in limited circumstances, will not be listed for trading on any securities exchange and will not represent any right to receive shares of PubCo Common Stock or any other equity interest in the Combined Company. For more information, see “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Contingent Value Rights” and “Risk Factors — Risks Relating to Twin Vee and the Business Combination.”
For additional information, see “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement.”
This joint proxy statement/prospectus covers the registration of the Combined Company Common Stock. The Combined Company will be a Texas corporation.
In connection with the Business Combination, certain related agreements have been entered into or will be entered into on or prior to the Closing, including a registration rights agreement to be entered into between USFM and PubCo at the Closing (the “Registration Rights Agreement”). For additional information, see “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Related Agreements” in the accompanying joint proxy statement/prospectus.
The Twin Vee Common Stock is currently traded on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “VEEE”. PubCo will apply to have the Combined Company Common Stock listed on the NYSE, NYSE American (or such other exchange as the parties to the Merger Agreement shall mutually agree including Nasdaq). It is a condition of the consummation of the Business Combination that the Company Consideration Shares shall have been approved for listing on the NYSE, NYSE American or such other national securities exchange as the parties shall mutually agree, but there can be no assurance such listing conditions will be met or that PubCo will obtain such confirmation from such exchange. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated as the parties do not intend to waive the applicable condition set forth in the Merger Agreement.
Conflicts of Interest
Because the chief executive officer and sole member of the board of directors of USFM has interests that are different from, or in addition to (and which may conflict with), the interests of the other holders of USFM Common Stock, a conflict of interest may exist in determining whether the Business Combination with Twin Vee is appropriate. Such interests include that Mr. Robert Price, the Chief Executive Officer and sole member of the board of directors of USFM, beneficially owned approximately 15.26% of the outstanding USFM Common Stock as of October 26, 2026. When you consider the recommendation of the USFM board of directors in favor of approval of the USFM Business Combination Proposal and the other proposals, you should keep in mind that Mr. Price has interests in such proposals that are different from, or in addition to, your interests as a stockholder.
These interests may influence USFM’s sole director in making his recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of these considerations.
Twin Vee’s officers and directors have interests that are different from, or in addition to (and which may conflict with), the interests of the other holders of Twin Vee Common Stock. The existence of financial and personal interests of Twin Vee’s directors and officers may result in a conflict of interest on the part of one or more of the directors or officers between what he, she or they may believe is in the best interests of Twin Vee and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals described below. When you consider Twin Vee’s board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder.
These conflicts of interest include, among other things, the interests listed below:
•
Joseph C. Visconti (a) is the Chairman of the Board, Chief Executive Officer, and President of Twin Vee, (b) beneficially owned approximately 1.89% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

•
Preston Yarborough (a) is the Vice President and Director of Twin Vee, (b) beneficially owned approximately 0.18% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

•
Kevin Schuyler (a) is a member of the Twin Vee Board of Directors (the “Twin Vee Board”) and the Special Committee of the Twin Vee Board (the “Twin Vee Special Committee”), (b) beneficially owned approximately 0.16% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) may be appointed to the board of directors of the Combined Company upon closing of the Business Combination and may be entitled to certain compensation and other benefits in connection with such directorship.

•
Larry Swets Jr. (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) beneficially owned approximately 1.16% of the outstanding Twin Vee Common Stock as of October 26, 2026 and approximately 10.47% of the outstanding USFM Common Stock as of October 26, 2026, and (c) is the Chairman of the Board of Directors of Greenland Energy Company (“GEC”), whose Chief Executive Officer and Director (Mr. Robert Price) also serves as the Chief Executive Officer of USFM.

•
Carol Craig (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) may be appointed to the board of directors of the Combined Company upon closing of the Business

Combination and may be entitled to certain compensation and other benefits in connection with such directorship, and (c) is a member of the Board of Directors of GEC.
•
Michael P. Dickerson, Twin Vee’s Interim Chief Financial Officer, beneficially owns approximately 0.72% of the outstanding shares of Twin Vee Common Stock as of October 26, 2026.

See “Item 13. Certain Relationships and Related Transactions, and Director Independence” in Twin Vee’s Annual Report on Form 10-K, which was filed with the SEC on February 27, 2026 and which is incorporated herein by reference, and other similar disclosures in Twin Vee’s other SEC filings.
See also “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” in this joint proxy statement/prospectus for a further discussion of these considerations.
USFM Special Meeting
The USFM board of directors cordially invites the stockholders of USFM to attend a special meeting (the “USFM Special Meeting”) of stockholders of USFM, on [ ] at 10:00 a.m. Eastern Time virtually via live webcast at https://www.cstproxy.com/[ ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. For purposes of attendance at the USFM Special Meeting, all references in the accompanying joint proxy statement/prospectus to “present in person” or “in person” shall mean virtually present at the USFM Special Meeting.
At the USFM Special Meeting, USFM stockholders will be asked to consider and vote upon (a) a proposal to approve and adopt the Merger Agreement (the “USFM Business Combination Proposal”), and (b) a proposal to approve the adjournment of the USFM Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the USFM Business Combination Proposal at the USFM Special Meeting (the “USFM Adjournment Proposal”). The USFM Business Combination Proposal and the USFM Adjournment Proposal are sometimes collectively referred to herein as the “USFM Stockholder Proposals”.
The Business Combination will be consummated only if the USFM Business Combination Proposal is approved at the USFM Special Meeting and if the Twin Vee Business Combination Proposal and the Share Issuance Proposal (as defined below) are approved at the Twin Vee Special Meeting, which is in turn also cross-conditioned on the USFM Business Combination Proposal. Unless waived by the parties to the Merger Agreement, each of the USFM Business Combination Proposal, the Twin Vee Business Combination Proposal and the Share Issuance Proposal is cross-conditioned on the approval of each other. The USFM Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying joint proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.
USFM is providing the accompanying joint proxy statement/prospectus and accompanying proxy card to USFM’s stockholders in connection with the solicitation of proxies to be voted at the USFM Special Meeting and at any adjournments of the USFM Special Meeting. Information about the USFM Special Meeting, the Business Combination and other related business to be considered by USFM’s stockholders at the USFM Special Meeting is included in the accompanying joint proxy statement/prospectus. Whether or not you plan to attend the USFM Special Meeting, you are urged to read the accompanying joint proxy statement/ prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 43 of the accompanying joint proxy statement/prospectus.
On October 7, 2026, after careful consideration, the board of directors of USFM determined that the Business Combination is advisable and fair to, and in the best interests of, USFM and its stockholders, and recommended that stockholders vote “FOR” each of the proposals presented at the USFM Special Meeting. When you consider the recommendation of the board of directors of USFM, you should keep in mind that USFM’s directors and officers may have interests in the Business Combination that conflict with your interests as a USFM stockholder. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination.”
A majority of the votes entitled to be cast on the USFM Stockholder Proposals by the USFM stockholders constitutes a quorum of the USFM stockholders for action on the USFM Stockholder Proposals at the USFM Special Meeting.

The USFM Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the Merger Agreement by the holders of USFM Common Stock.
The USFM Adjournment Proposal will be approved if the votes cast by holders of USFM Common Stock favoring the action exceed the votes cast by holders of USFM Common Stock opposing the action.
Concurrently with entering into the Initial Merger Agreement on July 12, 2026, a Twin Vee stockholder, in its capacity as holder of shares or other equity interests of Twin Vee, entered into a Company Support Agreement with USFM (the “Support Agreement”) pursuant to which such stockholder agreed, among other things, to vote its shares of Twin Vee Common Stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. As of the record date for the Twin Vee Special Meeting, such Twin Vee stockholder accounted for approximately 5.47% of the number of then-outstanding shares of Twin Vee Common Stock and approximately 5.47% of the voting power of the then-outstanding shares of Twin Vee Common Stock.
Your vote is very important.   Whether or not you plan to attend the USFM Special Meeting, please vote as soon as possible by following the instructions in the accompanying joint proxy statement/prospectus to make sure that your shares are represented at the USFM Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the USFM Special Meeting.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the USFM Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the USFM Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the USFM Special Meeting and will not be voted. A failure to vote will have the same effect as a vote against the USFM Business Combination Proposal but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote against the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. If you are a stockholder of record and you attend the USFM Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to USFM or by attending the USFM Special Meeting and voting in person.
Twin Vee Special Meeting
The Twin Vee Board cordially invites the holders of Twin Vee Common Stock to attend a special meeting (the “Twin Vee Special Meeting”) of stockholders of Twin Vee, on [      ] at 10 a.m. Eastern Time virtually via live webcast at www.virtualshareholdermeeting.com/[        ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. For purposes of attendance at the Twin Vee Special Meeting, all references in the accompanying joint proxy statement/prospectus to “present in person” or “in person” shall mean virtually present at the Twin Vee Special Meeting.
The holders of record of Twin Vee Common Stock (“Twin Vee Stockholders”) at the close of business on [      ], 2026 are entitled to notice of and to vote and have their votes counted at the Twin Vee Special Meeting and any adjournment of the Twin Vee Special Meeting.
At the Twin Vee Special Meeting, Twin Vee Stockholders will be asked to consider and vote upon (a) a proposal to approve and adopt the Merger Agreement (the “Twin Vee Business Combination Proposal”), (b) a proposal, for purposes of complying with the applicable listing rules of Nasdaq, authorizing the issuance by PubCo of the Company Consideration Shares in connection with the First Merger and PubCo Common Stock in connection with the Second Merger and the resulting change of control of Twin Vee (the “Share Issuance Proposal”), (c) proposal to elect five directors to serve on the Combined Company’s board of directors upon consummation of the Business Combination until the 2027 annual meeting of stockholders of the Combined Company, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death (the “Director Election Proposal”), and (d) a proposal to approve the adjournment of the Twin Vee Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Twin Vee Business Combination Proposal, the Share Issuance Proposal or the Director Election Proposal at the

Twin Vee Special Meeting (the “Twin Vee Adjournment Proposal,” and together with the Twin Vee Business Combination Proposal, the Share Issuance Proposal and the Director Election Proposal, the “Twin Vee Stockholder Proposals”). The Business Combination will be consummated only if the Twin Vee Business Combination Proposal and the Share Issuance Proposal are approved by the Twin Vee stockholders and the USFM Business Combination Proposal is approved by the USFM stockholders. Accordingly, even if the Twin Vee Business Combination Proposal is approved, the Business Combination will not be consummated unless the USFM Business Combination Proposal and the Share Issuance Proposal are approved by the USFM stockholders and the Twin Vee stockholders, respectively (unless waived by the parties to the Merger Agreement). The Twin Vee Adjournment Proposal and the Director Election Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying joint proxy statement/prospectus. Each of these proposals is more fully described in the accompanying joint proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.
Twin Vee is providing the accompanying joint proxy statement/prospectus and accompanying proxy card to Twin Vee Stockholders in connection with the solicitation of proxies to be voted at the Twin Vee Special Meeting and at any adjournments of the Twin Vee Special Meeting. Information about the Twin Vee Special Meeting, the Business Combination and other related business to be considered by Twin Vee Stockholders at the Twin Vee Special Meeting is included in the accompanying joint proxy statement/prospectus. Whether or not you plan to attend the Twin Vee Special Meeting, you are urged to read the accompanying joint proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 43 of the accompanying joint proxy statement/prospectus.
On October 4, 2026, after careful consideration, the Twin Vee board of directors determined that the Business Combination is advisable and fair to, and in the best interests of, Twin Vee and its stockholders, and recommended that its stockholders vote “FOR” each of the proposals presented at the Twin Vee Special Meeting. When you consider the recommendation of the board of directors of Twin Vee, you should keep in mind that Twin Vee’s directors and officers may have interests in the Business Combination that conflict with your interests as a stockholder of Twin Vee. See the section entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination.”
The presence, in person or by proxy, of holders of at least 1/3 of the shares of Twin Vee Common Stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum at the Twin Vee Special Meeting.
The Twin Vee Business Combination Proposal requires approval by an affirmative vote of the holders of a majority of the voting power of the outstanding shares of Twin Vee Common Stock. The Share Issuance Proposal requires approval by an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the matter. The five director nominees receiving the affirmative vote of a plurality of the voting power of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the Director Election Proposal shall be elected to the Combined Company’s board of directors. The Twin Vee Adjournment Proposal requires approval by an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matter.
Concurrently with entering into the Merger Agreement, a Twin Vee stockholder, in its capacity as a holder of shares or other equity interests of Twin Vee, entered into the Support Agreement with USFM pursuant to which such stockholder agreed, among other things, to vote its shares of Twin Vee Common Stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. As of the record date for the Twin Vee Special Meeting, such Twin Vee stockholder accounted for approximately 5.47% of the number of then-outstanding shares of Twin Vee Common Stock and approximately 5.47% of the voting power of the then-outstanding shares of Twin Vee Common Stock.
Your vote is very important.   Whether or not you plan to attend the Twin Vee Special Meeting, please vote as soon as possible by following the instructions in the accompanying joint proxy statement/prospectus to make sure that your shares are represented at the Twin Vee Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Twin Vee Special Meeting.
You are urged to attend the Twin Vee Special Meeting virtually at www.virtualshareholdermeeting.com/[       ], but if you are unable to do so, the Twin Vee Board would appreciate you submitting a proxy to have your shares voted as promptly as possible by using the internet or telephone or by returning by mail the enclosed proxy card, dated and signed.
Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525
If you have any questions regarding the accompanying joint proxy statement/prospectus or how to vote your shares of Twin Vee Common Stock, please contact Twin Vee’s proxy solicitor D.F. King & Co., Inc., whose contact details are directly below:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Toll-Free: (800) 791-3320
E-mail: TwinVee@dfking.com
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Twin Vee Stockholder Proposals. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Twin Vee Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Twin Vee Special Meeting and will not be voted. If you attend the Twin Vee Special Meeting in person and you fail to vote, your shares will be counted for purposes of determining whether a quorum is present. The Twin Vee Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Twin Vee Common Stock entitled to vote thereon. An abstention will have the same effect as a vote against the Twin Vee Business Combination Proposal. Approval of the Share Issuance Proposal requires an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal. The five director nominees receiving the affirmative vote of a plurality of the voting power of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the Director Election Proposal shall be elected to the Combined Company’s board of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Twin Vee stockholder’s failure to vote by proxy or to vote in person at the Twin Vee Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. A “WITHHOLD” vote will have no effect on the outcome of the Director Election Proposal. For the Twin Vee Adjournment Proposal to be approved, it must receive an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matte. Accordingly, abstentions on the Twin Vee Adjournment Proposal will have the same effect as a vote “AGAINST” the Twin Vee Adjournment Proposal. Because the Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares. If you are a stockholder of record and you attend the Twin Vee Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to Twin Vee or by attending the meeting and voting in person.
On behalf of the USFM board of directors and the Twin Vee board of directors, USFM and Twin Vee would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Robert Price Chief Executive Officer USFM Corporation	Joseph C. Visconti Chairman of the Board of Directors of Twin Vee PowerCats Co.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying joint proxy statement/prospectus is dated [      ], 2026 and is first being mailed to USFM’s stockholders and Twin Vee’s stockholders on or about [     ], 2026.

USFM CORPORATION
1707 Cole Blvd., Suite 200
Golden, CO 80401
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF USFM CORPORATION
TO BE HELD ON [      ], 2026
TO THE STOCKHOLDERS OF USFM CORPORATION:
NOTICE IS HEREBY GIVEN that a special meeting (the “USFM Special Meeting”) of the stockholders of USFM Corporation, a Colorado corporation (“we,” “us,” “our,” the “Company” or “USFM”), will be held on [      ], 2026, at 10:00 a.m. Eastern Time virtually via live webcast at https://www.cstproxy.com/[ ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. For purposes of attendance at the USFM Special Meeting, all references in the accompanying joint proxy statement/prospectus to “present in person” or “in person” shall mean virtually present at the USFM Special Meeting. USFM cordially invites you to attend the USFM Special Meeting, which will be held for the following purposes:
•
USFM Stockholder Proposal No. 1 — The USFM Business Combination Proposal — a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 7, 2026, by and among USFM Corporation, a Colorado corporation (“USFM”), Twin Vee Holdco Inc., a Texas corporation (“PubCo”), Twin Vee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub I”), USFM Merger Sub Inc., a Colorado corporation and wholly-owned subsidiary of PubCo (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee”) (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub I will merge with and into Twin Vee, in accordance with the applicable provisions of the DGCL, with Twin Vee continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “First Merger”); and Merger Sub II will merge with and into USFM in accordance with the applicable provisions of the Colorado Act (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”), with USFM continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Corporation”) (the “USFM Business Combination Proposal”).

•
USFM Stockholder Proposal No. 2 — The USFM Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the USFM Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the USFM Business Combination Proposal at the USFM Special Meeting (the “USFM Adjournment Proposal”).

The Business Combination will be consummated only if the USFM Business Combination Proposal is approved at the USFM Special Meeting and if the Twin Vee Business Combination Proposal and Share Issuance Proposal are approved at the Twin Vee Special Meeting, which is in turn also cross-conditioned on the USFM Business Combination Proposal. Unless waived by the parties to the Merger Agreement, each of the USFM Business Combination Proposal, Twin Vee Business Combination Proposal and Share Issuance Proposal is cross-conditioned on the approval of each other. The USFM Adjournment Proposal is not conditioned upon the approval of any other proposal. Immediately after the closing of the Business Combination, PubCo will be renamed “USFM Corporation” and the “Combined Company” shall refer to the combined company as so renamed.
These items of business are described in the accompanying joint proxy statement/prospectus, which USFM encourages you to read carefully and in its entirety before voting.
Only holders of record of USFM Common Stock at the close of business on [      ], 2026 are entitled to notice of and to vote and have their votes counted at the USFM Special Meeting and any adjournment of the USFM Special Meeting.
The accompanying joint proxy statement/prospectus and accompanying proxy card is being provided to USFM’s stockholders in connection with the solicitation of proxies to be voted at the USFM Special

Meeting and at any adjournment of the USFM Special Meeting. Whether or not you plan to attend the USFM Special Meeting, all of USFM’s stockholders are urged to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 43 of the accompanying joint proxy statement/prospectus.
On October 7, 2026, after careful consideration, the board of directors of USFM determined that the Business Combination is advisable and fair to, and in the best interests of, USFM and its stockholders, and unanimously recommended that stockholders vote “FOR” each of the proposals presented at the USFM Special Meeting. When you consider the recommendation of the board of directors of USFM, you should keep in mind that USFM’s directors and officers may have interests in the Business Combination that conflict with your interests as a USFM stockholder. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination.”
The Business Combination is subject to the satisfaction or waiver of certain closing conditions, including the approval of the Merger Agreement and the transactions contemplated thereby by the Twin Vee stockholders, as described in the accompanying joint proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such condition, to the extent waivable.
Twin Vee Common Stock is currently traded on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “VEEE”. PubCo will apply to have the Combined Company Common Stock listed on the NYSE, NYSE American (or such other exchange as the parties to the Merger Agreement shall mutually agree including Nasdaq). It is a condition of the consummation of the Business Combination that PubCo receive confirmation from the NYSE, NYSE American (or such other exchange as the parties to the Merger Agreement shall mutually agree including Nasdaq) that the Combined Company Common Stock have been conditionally approved for listing on such exchange, but there can be no assurance such listing conditions will be met or that PubCo will obtain such confirmation from such exchange. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated as the parties do not intend to waive the applicable condition set forth in the Merger Agreement.
A majority of the votes entitled to be cast on the USFM Stockholder Proposals by the USFM stockholders constitutes a quorum of the USFM stockholders for action on the USFM Stockholder Proposals at the USFM Special Meeting.
The USFM Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the Merger Agreement by the holders of USFM Common Stock.
The USFM Adjournment Proposal will be approved if the votes cast by holders of USFM Common Stock favoring the action exceed the votes cast by holders of USFM Common Stock opposing the action.
Your vote is very important.   Whether or not you plan to attend the USFM Special Meeting, please vote as soon as possible by following the instructions in the accompanying joint proxy statement/prospectus to make sure that your shares are represented at the USFM Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the USFM Special Meeting.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the USFM Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the USFM Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the USFM Special Meeting and will not be voted. A failure to vote will have the same effect as a vote against the USFM Business Combination Proposal but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote against the USFM Business Combination Proposal but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established.

Your attention is directed to the remainder of the accompanying joint proxy statement/prospectus following this notice (including the Annexes and other documents referred to therein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying joint proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to therein. If you have any questions or need assistance voting your USFM Common Stock, please contact USFM’s proxy solicitor:
Advantage Proxy, Inc.
P.O. Box 10904 Yakima, WA 98909
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com
Thank you for your participation. USFM looks forward to your continued support.
/s/ Robert Price
Chief Executive Officer
USFM Corporation
[  ], 2026
****

TWIN VEE POWERCATS CO.
3101 S. US-1
Ft. Pierce, Florida 34982
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF TWIN VEE POWERCATS CO.
TO BE HELD ON [      ], 2026
TO THE STOCKHOLDERS OF TWIN VEE POWERCATS CO.:
NOTICE IS HEREBY GIVEN that a special meeting (the “Twin Vee Special Meeting”) of stockholders of Twin Vee PowerCats Co., a Delaware corporation (“we,” “us,” “our,” or “Twin Vee”), will be held on [     ], 2026, at 10 a.m. Eastern Time virtually via live webcast at www.virtualshareholdermeeting.com/[     ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. For purposes of attendance at the Twin Vee Special Meeting, all references in the accompanying joint proxy statement/ prospectus to “present in person” or “in person” shall mean virtually present at the Twin Vee Special Meeting. Twin Vee cordially invites you to attend the Twin Vee Special Meeting, which will be held for the following purposes:
•
Twin Vee Stockholder Proposal No. 1 — The Director Election Proposal — to consider and vote upon a proposal to elect five directors to serve on the Combined Company’s board of directors upon consummation of the Business Combination until the 2027 annual meeting of stockholders of the Combined Company, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death (the “Director Election Proposal”).

•
Twin Vee Stockholder Proposal No. 2 — The Twin Vee Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 7, 2026, by and among USFM Corporation, a Colorado corporation (“USFM”), Twin Vee Holdco Inc., a Texas corporation (“PubCo”), Twin Vee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub I”), USFM Merger Sub Inc., a Colorado corporation and wholly-owned subsidiary of PubCo (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee”) (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub I will merge with and into Twin Vee, in accordance with the applicable provisions of the DGCL (the “First Merger”), with Twin Vee continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Company”); and Merger Sub II will merge with and into USFM in accordance with the applicable provisions of the Colorado Act (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”), with USFM continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Corporation”) (the “Twin Vee Business Combination Proposal”). Immediately after the closing of the Business Combination, PubCo will be renamed “USFM Corporation” and the “Combined Company” shall refer to the combined company as so renamed.

•
Twin Vee Stockholder Proposal No. 3 — The Share Issuance Proposal — a proposal, for purposes of complying with the applicable listing rules of the Nasdaq, authorizing the issuance by PubCo of the Company Consideration Shares in connection with the First Merger and PubCo Common Shares in connection with the Second Merger (the “Share Issuance Proposal”).

•
Twin Vee Stockholder Proposal No. 4 — The Twin Vee Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Twin Vee Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Twin Vee Business Combination Proposal, the Share Issuance Proposal, or the Director Election Proposal at the Twin Vee Special Meeting (the “Twin Vee Adjournment Proposal,” and together with the Twin Vee Business Combination Proposal, the Share Issuance Proposal, and the Director Election Proposal, the “Twin Vee Stockholder Proposals”).

The Business Combination will be consummated only if the Twin Vee Business Combination Proposal and the Share Issuance Proposal are approved by the Twin Vee stockholders and the USFM Business

Combination Proposal is approved by the USFM stockholders. Accordingly, even if the Twin Vee Business Combination Proposal is approved, the Business Combination will not be consummated unless the Share Issuance Proposal and the USFM Business Combination Proposal are approved (unless waived by the parties to the Merger Agreement). The Twin Vee Adjournment Proposal and the Director Election Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying joint proxy statement/prospectus.
These items of business are described in the accompanying joint proxy statement/prospectus, which Twin Vee encourages you to read carefully and in its entirety before voting.
The holders of record of Twin Vee common stock, par value $0.001 per share (the “Twin Vee Common Stock”), at the close of business on [      ], 2026 are entitled to notice of and to vote and have their votes counted at the Twin Vee Special Meeting and any adjournment of the Twin Vee Special Meeting.
The accompanying joint proxy statement/prospectus and accompanying proxy card is being provided to holders of Twin Vee Common Stock in connection with the solicitation of proxies to be voted at the Twin Vee Special Meeting and at any adjournment of the Twin Vee Special Meeting. Whether or not you plan to attend the Twin Vee Special Meeting, all of Twin Vee’s stockholders are urged to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 43 of the accompanying joint proxy statement/prospectus.
On October 4, 2026, after careful consideration, the Twin Vee board of directors approved the Business Combination and recommended that its stockholders vote “FOR” each of the proposals presented at the Twin Vee Special Meeting. When you consider the recommendation of the board of directors of Twin Vee, you should keep in mind that Twin Vee’s directors and officers may have interests in the Business Combination that conflict with your interests as a stockholder of Twin Vee. See the section entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination.”
The presence, in person or by proxy, of holders of at least 1/3 of the shares of Twin Vee Common Stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum at the Twin Vee Special Meeting. The Twin Vee Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Twin Vee Common Stock entitled to vote thereon. An abstention will have the same effect as a vote against the Twin Vee Business Combination Proposal. Approval of the Share Issuance Proposal requires an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal. The five director nominees receiving the affirmative vote of a plurality of the voting power of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the Director Election Proposal shall be elected to the Combined Company’s board of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Twin Vee stockholder’s failure to vote by proxy or to vote in person at the Twin Vee Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. A WITHHOLD vote will have no effect on the outcome of the Director Election Proposal. For the Twin Vee Adjournment Proposal to be approved, it must receive an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Twin Vee Adjournment Proposal will have the same effect as a vote “AGAINST” the Twin Vee Adjournment Proposal. Because the Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares. If you are a stockholder of record and you attend the Twin Vee Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to Twin Vee or by attending the meeting and voting in person.

The Business Combination is subject to the satisfaction or waiver of certain closing conditions, including the approval of the Merger Agreement and the transactions contemplated thereby by the USFM stockholders, as described in the accompanying joint proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such condition, to the extent waivable.
Concurrently with entering into the Merger Agreement, a Twin Vee stockholder, in its capacity as a holder of shares or other equity interests of Twin Vee, entered into a Company Support Agreement with USFM (the “Support Agreement”) pursuant to which such stockholder agreed, among other things, to vote its shares of Twin Vee Common Stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. As of the record date for the Twin Vee Special Meeting, such Twin Vee stockholder accounted for approximately 5.47% of the number of then-outstanding shares of Twin Vee Common Stock and approximately 5.47% of the voting power of the then-outstanding shares of Twin Vee Common Stock.
Your vote is very important.   Whether or not you plan to attend the Twin Vee Special Meeting, please vote as soon as possible by following the instructions in the accompanying joint proxy statement/prospectus to make sure that your shares are represented at the Twin Vee Special Meeting.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Twin Vee Special Meeting. If you fail to return your proxy card and do not attend the Twin Vee Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Twin Vee Special Meeting. If you attend the Twin Vee Special Meeting in person and you fail to vote, your shares will be counted for purposes of determining whether a quorum is present.
Your attention is directed to the remainder of the accompanying joint proxy statement/prospectus following this notice (including the Annexes and other documents referred to therein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying joint proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to therein. If you have any questions or need assistance voting your Twin Vee Common Stock, please contact Twin Vee’s proxy solicitor:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Toll-Free: (800) 791-3320
E-mail: TwinVee@dfking.com
Thank you for your participation. Twin Vee looks forward to your continued support.
By Order of the Board of Directors of Twin Vee PowerCats Co.
[      ], 2026
/s/ Joseph C. Visconti

Joseph C. Visconti, Chairman of the Board of Directors of Twin Vee PowerCats Co.

i

EXPERTS	239
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	239
WHERE YOU CAN FIND MORE INFORMATION	241
INDEX TO FINANCIAL STATEMENTS	F-1
Annex A — Merger Agreement	A-1
Annex B — Form of Articles of Incorporation of the Combined Company	B-1
Annex C — Form of Bylaws of the Combined Company	C-1

ii

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by PubCo (File No. 333-[      ]), constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the shares of PubCo Common Stock to be issued pursuant to the Merger Agreement if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to (i) the USFM Special Meeting at which USFM stockholders will be asked to consider and vote upon a proposal to approve the Business Combination, among other matters, and (ii) the Twin Vee Special Meeting at which Twin Vee stockholders will be asked to consider and vote upon a proposal to approve the Business Combination, among other matters. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
This joint proxy statement/prospectus incorporates important business and financial information about Twin Vee from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus through the SEC website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:
if you are a USFM stockholder: USFM Corporation 1707 Cole Blvd., Suite 200 Golden, CO 80401, Attn: Chief Financial Officer (872) 216-1518	if you are a Twin Vee stockholder: Twin Vee PowerCats Co. 3101 S. US-1 Ft. Pierce, Florida 34982 Attn: Investor Relations (772) 429-2525
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the USFM Special Meeting or the Twin Vee Special Meeting, as applicable. This means that USFM stockholders requesting documents must do so by [       ], 2026, in order to receive them before the USFM Special Meeting, and Twin Vee stockholders requesting documents must do so by [      ], 2026, in order to receive them before the Twin Vee Special Meeting.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [       ], 2026, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to USFM stockholders or Twin Vee stockholders, nor the issuance by the Combined Company of shares of Combined Company Common Stock pursuant to the Merger Agreement, will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding Twin Vee has been provided by Twin Vee, and information contained in this joint proxy statement/prospectus regarding USFM has been provided by USFM.
In addition, if you have questions about the Business Combination or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Advantage Proxy, Inc., the proxy solicitor for USFM, Attn: Karen Smith, Toll Free Telephone: (877) 870-8565, Main Telephone: (206) 870-8565, E-mail: ksmith@advantageproxy.com, or D.F. King & Co., Inc., the proxy solicitor for Twin Vee, 28 Liberty Street, 53rd Floor, New York, New York 10005, or Toll-Free Telephone: (800) 791-3320 or E-mail: TwinVee@dfking.com. You will not be charged for any of these documents that you request.

See the section entitled “Where You Can Find More Information” for further information.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this joint proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. USFM and Twin Vee do not intend their use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of them by, any other companies.
MARKET, INDUSTRY AND OTHER DATA
Certain industry data and market data included in this joint proxy statement/prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of Twin Vee’s management’s estimates presented herein are based upon Twin Vee’s management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of USFM’s management’s estimates presented herein are based upon USFM’s management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. All the industry data, market data and related estimates used in this joint proxy statement/prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Although USFM and Twin Vee have no reason to believe that the information from these industry publications and surveys included in this joint proxy statement/prospectus is not reliable, USFM and Twin Vee have not independently verified this information and cannot guarantee its accuracy or completeness. In addition, USFM and Twin Vee believe that industry data, market data and related estimates provide general guidance, but are inherently imprecise. The industries in which USFM and Twin Vee operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by USFM and Twin Vee.
TECHNICAL REPORT SUMMARY
Information relating to the Project is derived from the technical report summary, entitled “Technical Report Summary for the Disko-Nuussuaq Project” (the “TRS”), issued on June 30, 2026, with an effective date of June 30, 2026, prepared by SRK Exploration Limited (“SRK”) and filed as an exhibit to the registration statement of which this prospectus forms a part. SRK is the qualified person with respect to the Project (the “Qualified Person”) under Subpart 1300 of Regulation S-K (“S-K 1300”) and meets all requirements of a qualified person under S-K 1300. All scientific and technical information that has been reproduced, referenced or otherwise derived from the TRS, has been approved, confirmed for completeness and accuracy and reviewed by the Qualified Person.

FREQUENTLY USED TERMS
In this joint proxy statement/prospectus:
“Agreement End Date” means December 31, 2026.
“Applicable Stock Exchange” means The Nasdaq Stock Market, LLC, the New York Stock Exchange, NYSE American, or any other national securities exchange on which the Twin Vee Common Stock or Combined Company Common Stock is listed.
“Assetco” means Twin Vee Bahama Group, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee.
“Business Combination” means the business combination contemplated by the Merger Agreement.
“Closing” means the closing of the Business Combination.
“Colorado Act” means the Colorado Business Corporation Act.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Combined Company” means PubCo after Closing.
“Combined Company Common Stock” means the common stock of the Combined Company, with a par value of $0.001 per share.
“Company Consideration Shares” means the number of shares of PubCo Common Stock that would result in the former holders of Twin Vee Common Stock collectively holding 7% of the issued and outstanding shares of PubCo Common Stock immediately following the Second Effective Time, calculated on a fully diluted basis.
“Continental” means Continental Stock Transfer & Trust Company.
“CVR” or “Contingent Value Right” means a contingent value rights interest in the CVR Trust distributed to holders of Twin Vee Common Stock in the Pre-Closing CVR Restructuring.
“CVR Trust” means the Delaware statutory trust to be formed by Twin Vee in connection with the Pre-Closing CVR Restructuring.
“DGCL” means the Delaware General Corporation Law.
“Director Election Proposal” means the proposal to elect five directors who, upon consummation of the Business Combination, will be the directors of the Combined Company.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing (i) the Company Consideration Shares by (ii) the total number of shares of Twin Vee Common Stock and shares of Twin Vee Common Stock subject to Twin Vee convertible securities outstanding immediately prior to the First Effective Time.
“First Effective Time” means the effective time of the First Merger.
“First Merger” means the merger of Merger Sub I with and into Twin Vee, in accordance with the applicable provisions of the DGCL.
“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger dated as of October 7, 2026, by and among USFM, PubCo, Merger Sub I, Merger Sub II and Twin Vee, as it may be amended, supplemented or otherwise modified from time to time.
“Merger Sub I” means Twin Vee Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of PubCo.
“Merger Sub II” means USFM Merger Sub Inc., a Colorado corporation and wholly owned subsidiary of PubCo.

“Merger Subs” means Merger Sub I and Merger Sub II.
“Mergers” means the First Merger and the Second Merger.
“Nasdaq” means The Nasdaq Stock Market, LLC.
“NYSE” means the New York Stock Exchange.
“PubCo” means Twin Vee Holdco Inc., a Texas corporation.
“PubCo Common Stock” means the common stock of PubCo, par value $0.01 per share.
“SEC” means the United States Securities and Exchange Commission.
“Second Effective Time” means the effective time of the Second Merger.
“Second Merger” means the merger of Merger Sub II with and into USFM, in accordance with the applicable provisions of the Colorado Act.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Share Issuance Proposal” means the proposal, for purposes of complying with the applicable listing rules of Nasdaq, to authorize the issuance by PubCo of the Company Consideration Shares in connection with the First Merger and PubCo Common Stock in connection with the Second Merger.
“Surviving Company” means Twin Vee, as the surviving entity of the First Merger.
“Surviving Corporation” means USFM, as the surviving entity of the Second Merger.
“Twin Vee” means Twin Vee PowerCats Co., a Delaware corporation.
“Twin Vee Adjournment Proposal” means the proposal to approve the adjournment of the Twin Vee Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.
“Twin Vee Business Combination Proposal” means the proposal to approve and adopt the Merger Agreement to be presented at the Twin Vee Special Meeting.
“Twin Vee Common Stock” means the common stock of Twin Vee, par value $0.001 per share.
“Twin Vee Stockholder Proposals” means the Twin Vee Business Combination Proposal, the Share Issuance Proposal, the Director Election Proposal and the Twin Vee Adjournment Proposal.
“Twin Vee Special Meeting” means the special meeting of the stockholders of Twin Vee, to be held on [     ], at 10:00 a.m., Eastern Time, via live webcast at https://www.virtualshareholdermeeting.com/[     ].
“USFM” means USFM Corporation, a Colorado corporation.
“USFM Adjournment Proposal” means the proposal to approve the adjournment of the USFM Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.
“USFM Business Combination Proposal” means the proposal to approve and adopt the Merger Agreement to be presented at the USFM Special Meeting.
“USFM Common Stock” means the common stock of USFM, no par value per share.
“USFM Stockholder Proposals” means the USFM Business Combination Proposal and the USFM Adjournment Proposal.
“USFM Special Meeting” means the special meeting of the stockholders of USFM, to be held on [      ], at 10:00 a.m., Eastern Time, via live webcast at https://www.cstproxy.com/[      ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects of USFM, Twin Vee, and the Combined Company. These statements are based on the beliefs and assumptions of the management of USFM, Twin Vee, and the Combined Company. Although USFM, Twin Vee, and the Combined Company believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of USFM, Twin Vee, or the Combined Company can assure you that they will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “continues,” “estimates,” “expects,” “may,” “might,” “will,” “should,” “could,” “seeks,” “plans,” “scheduled,” “possible,” “potential,” “predict,” “anticipates,” “intends,” “aims,” “works,” “focuses,” “aspires,” “strives” or “sets out” or similar expressions.
Forward-looking statements are not guarantees of performance, and the absence of these words does not mean that a statement is not forward looking. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this joint proxy statement/prospectus and the documents incorporated herein by reference, could affect the future results of USFM and Twin Vee prior to the Business Combination, and the Combined Company following the Business Combination, and could cause those results or other outcomes to differ materially and adversely from those expressed or implied in the forward-looking statements in this joint proxy statement/prospectus. Forward-looking statements in this joint proxy statement/prospectus may include, for example, statements about:
•
the occurrence of any event, change or other circumstances that could result in the failure to consummate the Business Combination;

•
the satisfaction or waiver of the conditions to the Business Combination including, among others: (i) obtaining the approval of the Business Combination and related agreements and transactions by the respective stockholders of USFM and Twin Vee; (ii) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; (iii) receipt of approval for listing on the Applicable Stock Exchange of the shares of Combined Company Common Stock to be issued in connection with the Business Combination; (iv) the performance in all material respects of the respective covenants of USFM, Twin Vee, and PubCo to be performed as of or prior to the Closing; (v) the absence of any injunctions prohibiting the consummation of the Business Combination and (vi) the representations and warranties of USFM, Twin Vee, and PubCo remaining accurate (to such standards described in the Merger Agreement) as of the effective time of the Mergers;

•
the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against USFM and/or Twin Vee following the announcement of the Merger Agreement and/or the transactions contemplated therein, that could give rise to the termination of the Merger Agreement;

•
the ability to meet and maintain the Applicable Stock Exchange’s listing standards following the consummation of the Business Combination, and the potential liquidity and trading of the Combined Company Common Stock;

•
the risk that the Business Combination disrupts current plans and operations of Twin Vee as a result of the announcement and consummation of the Business Combination;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Combined Company to grow and manage growth profitably and retain its key employees;

•
costs related to the Business Combination;

•
the Combined Company’s success in retaining or recruiting its officers, key employees or directors following the completion of the Business Combination;

•
USFM’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with USFM’s business;

•
Twin Vee’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with Twin Vee’s business;

•
the Combined Company’s ability to achieve and maintain profitability;

•
the Combined Company’s ability to successfully monetize projects;

•
the Combined Company’s ability to attract and maintain an adequate customer base;

•
the Combined Company’s ability to continue to develop and enhance existing technology;

•
the Combined Company’s ability to successfully, or profitably, compete with current and new competitors;

•
any significant disruption in or unauthorized access to USFM’s or Twin Vee’s computer systems or those of third parties that they utilize in their operations, including those relating to cybersecurity or arising from cyber-attacks;

•
the ability of the Combined Company to raise additional capital, if necessary, following the Closing; and

•
other factors detailed under the section entitled “Risk Factors” in this document and in the documents incorporated herein by reference.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this joint proxy statement/prospectus are more fully described under the heading “Risk Factors” in this document and in the documents incorporated herein by reference and elsewhere in this joint proxy statement/prospectus and in the documents incorporated herein by reference. The risks described under the heading “Risk Factors” in this joint proxy statement/prospectus and in the documents incorporated herein by reference are not exhaustive. Other sections of this joint proxy statement/prospectus and in the documents incorporated herein by reference describe additional factors that could adversely affect the business, financial condition or results of operations of USFM and Twin Vee prior to the Business Combination, and the Combined Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can USFM or Twin Vee assess the impact of all such risk factors on the business of USFM and Twin Vee prior to the Business Combination, and the Combined Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially and adversely from those contained in any forward-looking statements. All forward-looking statements attributable to USFM, Twin Vee, the Combined Company, or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. These statements speak only as of the date hereof, and USFM and Twin Vee prior to the Business Combination, and the Combined Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of USFM, Twin Vee, or the Combined Company, as applicable, on the relevant subject. These statements are based upon information available to USFM, Twin Vee, or the Combined Company, as applicable, as of the date of this joint proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that USFM, Twin Vee, or the Combined Company, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF USFM AND STOCKHOLDERS OF TWIN VEE
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the USFM Special Meeting and the Twin Vee Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to USFM’s stockholders and Twin Vee’s stockholders. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination.
Q:
Why am I receiving this joint proxy statement/prospectus?

A.
USFM stockholders are being asked to consider and vote upon, among other proposals, a proposal to approve the Merger Agreement. Pursuant to the Merger Agreement: (i) Merger Sub I will merge with and into Twin Vee, in accordance with the applicable provisions of the DGCL, with Twin Vee continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “First Merger”); and (ii) Merger Sub II will merge with and into USFM in accordance with the applicable provisions of the Colorado Act (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”), with USFM continuing as the surviving entity and a wholly owned subsidiary of PubCo. In connection with the Business Combination, PubCo will be renamed “USFM Corporation.” See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal” for more detail.

Twin Vee stockholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement. See the section entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal” for more detail.
A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated herein by reference. You are encouraged to read this joint proxy statement/prospectus and all documents referred to herein (including the Merger Agreement) and incorporated herein by reference carefully and in their entirety.
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF USFM AND TWIN VEE AND THE OTHER DOCUMENTS REFERRED TO HEREIN, CAREFULLY AND IN THEIR ENTIRETY.
Q:
What proposals are stockholders of USFM being asked to vote upon at the USFM Special Meeting?

A.
At the USFM Special Meeting, USFM is asking holders of USFM Common Stock to consider and vote upon:

•
USFM Stockholder Proposal No. 1 — The USFM Business Combination Proposal — a proposal to approve and adopt the Merger Agreement (the “USFM Business Combination Proposal”); and

•
USFM Stockholder Proposal No. 2 — The USFM Adjournment Proposal — a proposal to approve the adjournment of the USFM Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the USFM Business Combination Proposal at the USFM Special Meeting (the “USFM Adjournment Proposal”). See “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal” and “USFM Stockholder Proposal No. 2: The USFM Adjournment Proposal.”

USFM will hold the USFM Special Meeting to consider and vote upon these proposals. This joint proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the USFM Special Meeting. Stockholders of USFM should read it carefully.

On October 7, 2026, after careful consideration, the board of directors of USFM determined that the Business Combination is advisable and fair to, and in the best interests of, USFM and its stockholders, and recommended that stockholders vote “FOR” each of the proposals presented at the USFM Special Meeting.
The existence of financial and personal interests of one or more of USFM’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of USFM and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the USFM board of directors’ recommendation of these proposals, you should keep in mind that USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What proposals are stockholders of Twin Vee being asked to vote upon at the Twin Vee Special Meeting?

A.
At the Twin Vee Special Meeting, Twin Vee is asking holders of Twin Vee Common Stock to consider and vote upon:

•
Twin Vee Stockholder Proposal No. 1 — The Director Election Proposal — a proposal to elect five directors to serve on the Combined Company’s board of directors upon consummation of the Business Combination until the 2027 annual meeting of stockholders of the Combined Company, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death (the “Director Election Proposal”);

•
Twin Vee Stockholder Proposal No. 2 — The Twin Vee Business Combination Proposal — a proposal to approve and adopt the Merger Agreement (the “Twin Vee Business Combination Proposal”);

•
Twin Vee Stockholder Proposal No. 3 — The Share Issuance Proposal — a proposal authorizing the issuance by PubCo of the Company Consideration Shares in connection with the First Merger and PubCo Common Shares in connection with the Second Merger (the “Share Issuance Proposal”); and

•
Twin Vee Stockholder Proposal No. 4 — The Twin Vee Adjournment Proposal — a proposal to approve the adjournment of the Twin Vee Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Twin Vee Business Combination Proposal, the Share Issuance Proposal or the Director Election Proposal at the Twin Vee Special Meeting (the “Twin Vee Adjournment Proposal,” and together with the Twin Vee Business Combination Proposal, the Share Issuance Proposal and the Director Election Proposal, the “Twin Vee Stockholder Proposals”).

See “Twin Vee Stockholder Proposal No. 1: The Director Election Proposal,” “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal,” “Twin Vee Stockholder Proposal No. 3: The Share Issuance Proposal,” and “Twin Vee Stockholder Proposal No. 4: The Twin Vee Adjournment Proposal.”
Twin Vee will hold the Twin Vee Special Meeting to consider and vote upon these proposals. This joint proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Twin Vee Special Meeting. Stockholders of Twin Vee should read it carefully.
On October 4, 2026, after careful consideration, the Twin Vee board of directors approved the Business Combination and recommended that its stockholders vote “FOR” each of the proposals presented at the Twin Vee Special Meeting.

The existence of financial and personal interests of one or more of Twin Vee’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Twin Vee and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Twin Vee’s officers and directors have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence Twin Vee’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the Twin Vee board of directors when it approved the Business Combination. See the section entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Are the USFM Stockholder Proposals conditioned on one another?

A.
Unless waived by the parties to the Merger Agreement, each of the USFM Business Combination Proposal, the Twin Vee Business Combination Proposal and the Share Issuance Proposal is cross-conditioned on the approval of each other. The USFM Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus.

Q:
Are the Twin Vee Stockholder Proposals conditioned on any other proposal?

A.
The Business Combination will be consummated only if the Twin Vee Business Combination Proposal, USFM Business Combination Proposal, and the Share Issuance Proposal are approved by the USFM or Twin Vee stockholders, as the case may be. Accordingly, even if the Twin Vee Business Combination Proposal is approved, the Business Combination will not be consummated unless the USFM Business Combination Proposal and the Share Issuance Proposal are also approved (unless the applicable conditions are waived by the parties to the Merger Agreement). The Twin Vee Adjournment Proposal and the Director Election Proposal are not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus.

It is important for you to note that if USFM’s and Twin Vee’s stockholders do not approve each of the USFM Business Combination Proposal, the Twin Vee Business Combination Proposal and the Share Issuance Proposal, as the case may be, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.
Q:
Why is USFM proposing the Business Combination?

A.
On October 7, 2026, the USFM board of directors (i) approved the Merger Agreement and the transactions contemplated thereby (including the Business Combination), (ii) determined that the Business Combination is advisable and fair to, and in the best interests of, USFM and its stockholders and (iii) recommended that USFM’s stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby (including the Business Combination). In evaluating the Business Combination and making these determinations and this recommendation, the USFM board of directors consulted with USFM management and advisors and considered a number of factors, which are described in “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — USFM’s Board of Directors’ Reasons for the Business Combination” elsewhere in this joint proxy statement/prospectus.

Although the USFM board of directors believes that the Business Combination with Twin Vee presents a unique business combination opportunity and is in the best interests of USFM and its stockholders, the USFM board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business

Combination Proposal — USFM’s Board of Directors’ Reasons for the Business Combination,” as well as in the section entitled “Risk Factors.”
You should be aware that USFM’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of USFM’s stockholders generally. See the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination.”
Q:
Why is Twin Vee proposing the Business Combination?

A.
On October 4, 2026, the Twin Vee board of directors (i) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Business Combination), (ii) determined that the Business Combination is advisable and fair to, and in the best interests of, Twin Vee and its stockholders and (iii) recommended that Twin Vee stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby (including the Business Combination).

In evaluating the Business Combination, the Twin Vee board of directors consulted with Twin Vee management, business advisors, stockholders and legal advisors and considered a range of factors and risks. For a description of the Twin Vee board of directors’ reasons for approving the Business Combination, including factors and risks considered by the Twin Vee board of directors, see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — The Twin Vee Board of Directors’ Reasons for the Business Combination.”
Although the Twin Vee board of directors believes that the Business Combination with USFM presents a unique business combination opportunity and is in the best interests of Twin Vee and its stockholders, the Twin Vee board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — The Twin Vee Board of Directors’ Reasons for the Business Combination,” as well as in the section entitled “Risk Factors.”
You should be aware that Twin Vee’s directors and executive officers have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of Twin Vee’s stockholders generally. See the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination.”
Q:
Why is USFM providing stockholders with the opportunity to vote on the Business Combination?

A.
The approval of the Business Combination by USFM’s stockholders is a condition to the Closing under the Merger Agreement and stockholder approval of the Second Merger is required under the Colorado Act.

Q:
Why is Twin Vee providing stockholders with the opportunity to vote on the Business Combination?

A.
The approval of the Business Combination by Twin Vee’s stockholders is a condition to the Closing under the Merger Agreement and stockholder approval of the First Merger is required under the DGCL.

Q:
What will happen in the Business Combination?

A.
Pursuant to the Merger Agreement, among other things:

(i)
Merger Sub I will merge with and into Twin Vee, in accordance with the applicable provisions of the DGCL (the “First Merger”), with Twin Vee continuing as the surviving corporation (the “Surviving Company”) and a wholly owned subsidiary of PubCo; and

(ii)
Merger Sub II will merge with and into USFM in accordance with the applicable provisions of the Colorado Act (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”), with USFM continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Corporation”).

In connection with the Business Combination, PubCo will be renamed “USFM Corporation.” For further details, see “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement.”
Q:
What will Twin Vee stockholders receive in return for USFM’s acquisition of all of the issued and outstanding equity interests of Twin Vee?

A.
On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the First Merger (the “First Effective Time”), and as a result of the First Merger, each share of common stock, par value $0.001 per share, of Twin Vee (the “Twin Vee Shares”), that is issued and outstanding immediately prior to the First Effective Time, including Twin Vee Shares held as a result of the termination of Company Convertible Securities (other than Twin Vee common stock warrants), but excluding certain Shares to be canceled pursuant to the terms of the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive a pro rata portion of an aggregate number of shares of Combined Company Common Stock that represents 7% of the issued and outstanding Combined Company Common Stock immediately following the effective time of the Second Merger (the “Second Effective Time”), calculated on a fully diluted basis (the “Company Consideration Shares”).

In addition, pursuant to the Merger Agreement, prior to the closing of the Mergers, Twin Vee, Twin Vee Bahama Group, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee (“Assetco”), and a to be formed Delaware contingent value rights trust (the “CVR Trust”), must consummate the Pre-Closing CVR Restructuring (as defined below) pursuant to which such parties shall: (a) form Assetco as a wholly-owned subsidiary of the Company; (b) cause the contribution of all of the Company Assets and Liabilities (as defined in the Merger Agreement to generally include all of Twin Vee’s assets and liabilities other than $700,000 in cash and the liabilities related to the Delaware Matter (as defined in the Merger Agreement), which must be retained by Twin Vee as of the Closing) from Twin Vee to Assetco in exchange for all of Assetco’s issued and outstanding shares of capital stock (the “Assetco Contribution”), using a contribution agreement in a form reasonably satisfactory to USFM; (c) form the CVR Trust as a wholly-owned subsidiary of Twin Vee; (d) cause the contribution of all of the issued and outstanding shares of capital stock of Assetco from Twin Vee to the CVR Trust in exchange for all of the CVR Trust’s contingent value rights interests, using a contribution agreement in a form reasonably satisfactory to USFM; and (e) cause the distribution of the contingent value rights interests from Twin Vee to Twin Vee’s pre-Closing stockholders, using a distribution agreement in a form reasonably satisfactory to USFM, after which Twin Vee shall retain no ownership or other interest (whether in the form of stock, trust interests, or otherwise) in either the CVR Trust or Assetco (such steps collectively, the “Pre-Closing CVR Restructuring”). Following closing of the Mergers, the CVR Trust will seek to sell the Company Assets and Liabilities and any net proceeds received from such sales would ultimately accrue to the benefit of pre-Closing Twin Vee stockholders.
For further details, see the sections of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement” and “Risk Factors — Twin Vee stockholders may not receive any proceeds from the CVR Trust.”
Q:
What equity stake will current USFM stockholders and Twin Vee stockholders hold in the Combined Company immediately after the consummation of the Business Combination?

A.
Pre-Closing USFM stockholders will hold 93% of the fully diluted outstanding equity of the Combined Company and pre-Closing Twin Vee stockholders will hold 7% of the fully diluted outstanding equity of the Combined Company, in each case, as of immediately following the Second Effective Time.

Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:
Who will manage the Combined Company?

A.
[    ], [    ], [    ], [    ] and [    ] have each been nominated to serve as directors of the Combined Company immediately upon completion of the Business Combination. The existing senior executive officers of USFM will become the senior executive officers of the Combined Company immediately following Closing. See “Twin Vee Stockholder Proposal No. 1 — The Director Election Proposal” and “Management of the Combined Company Following the Business Combination.”

Q:
Are there any material U.S. federal income tax consequences to holders of Twin Vee Common Stock that are expected to result from the Business Combination?

A.
In general, it is intended that the Business Combination will qualify as a tax-deferred transaction. There is no authority directly on point addressing whether contingent value rights with characteristics similar to the CVRs should be treated for federal income tax purposes as a distribution of property with respect to Twin Vee Common Stock, as an “open transaction,” or in some other manner, and the proper characterization is inherently a factual question. Accordingly, holders of Twin Vee Common Stock are urged to consult their tax advisors regarding this issue. Twin Vee intends to report the issuance of the CVRs as a “closed transaction.” Under this construct, the CVRs would be treated either (i) as a distribution under Section 301 of the Code separate from the Business Combination, or (ii) as aggregated with, and treated as part of, the Business Combination, in which case the fair market value of the CVRs may be treated as taxable boot received by Twin Vee Stockholders in connection with the First Merger. You are strongly urged to read the sections of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences for Holders of Twin Vee Securities” and “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Related Agreements — Material U.S. Federal Income Tax Consequences of the CVRs to U.S. holders of Twin Vee Common Stock”, and to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Business Combination to you.

Q:
What are the material U.S. federal income tax consequences of the issuance of the CVRs, including any distributions under the CVRs?

A.
There is no authority directly on point addressing whether contingent value rights with characteristics similar to the CVRs should be treated for federal income tax purposes as a distribution of property with respect to Twin Vee Common Stock, as an “open transaction,” or in some other manner, and the proper characterization is inherently a factual question. Accordingly, holders are urged to consult their tax advisors regarding this issue. Twin Vee intends to report the issuance of the CVRs as a “closed transaction.” Under this construct, the CVRs would be treated either (i) as a distribution under Section 301 of the Code separate from the Business Combination, or (ii) as aggregated with, and treated as part of, the Business Combination, in which case the fair market value of the CVRs may be treated as taxable boot received by Twin Vee Stockholders in connection with the First Merger. Please review the information in the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Related Agreements — Material U.S. Federal Income Tax Consequences of the CVRs to U.S. holders of Twin Vee Common Stock.”

Q:
What are the U.S. Federal Income Tax consequences of the Business Combination to U.S. Holders of USFM Common Stock and USFM Warrants?

A.
Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations for holders of USFM securities,” it is intended that the exchange of USFM Common Stock for PubCo Common Stock pursuant to the Second Merger, taken together with the First Merger as integrated transactions, will qualify as an exchange of property described in Section 351(a) of the Code. Further, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations for holders of USFM securities,” it is intended that the Second Merger qualify as a “reorganization” under Section 368 of the Code (a “Reorganization”). However, the provisions of Section 351(a) of the Code are complex and qualification as a nonrecognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of USFM or PubCo. For example, if more than 20 percent of the PubCo Common

Stock were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would not be met. We do not expect that any of the PubCo Common Stock issued in the Business Combination will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination, but there can be no assurance in this regard.
Further, it is unclear whether the requirements of Section 368 of the Code can be satisfied and such qualification is not a condition of the Business Combination. There are many requirements that must be satisfied for the Second Merger to qualify as a Reorganization, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. However, due to the absence of guidance directly on point as to how certain requirements of Section 368 of the Code apply to USFM, the qualification of the Second Merger as a Reorganization is uncertain. For example, to qualify as a Reorganization, the Second Merger must satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. Because USFM was formed in late 2025 and does not have a long-established business history prior to entering into negotiations with Twin Vee, it is unclear as a matter of law whether its USFM’s business or assets would constitute a historic business or historic business assets for this purpose. In addition, Reorganization treatment could also be adversely affected by events or actions that occur prior to or at the time of the Second Merger, some of which are outside the control of USFM.
Accordingly, there are significant factual and legal uncertainties both as to whether the Mergers will qualify as an exchange as described in Section 351(a) of the Code and as to whether the Second Merger will qualify as a Reorganization. Any change that is made after the date hereof, including any inaccuracy of the facts or assumptions upon which such expectations were based, could adversely affect the intended tax treatment. Neither USFM nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and no assurance can be given that the Business Combination will qualify for the intended tax treatment described above, or that the IRS will not challenge this position and that a court will not sustain such a challenge by the IRS. Further, the Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the intended tax treatment described above.
The U.S. federal income tax treatment of the exchange of USFM Common Stock for PubCo Common Stock and the U.S. federal income tax treatment of the exchange of USFM Warrants for PubCo Warrants depends on whether the Mergers qualify as an exchange described in Section 351(a) of the Code and whether the Second Merger qualifies as a Reorganization.
Second Merger Qualifies as a Reorganization.   If the Second Merger qualifies as a Reorganization, whether or not the Mergers qualify as a transaction described in Section 351, a U.S. Holder that exchanges USFM Common Stock for PubCo Common Stock and/or USFM Warrants for PubCo Warrants is generally not expected to recognize any gain or loss upon such exchanges, the aggregate tax basis of such U.S. Holder’s PubCo Common Stock will be the same as the aggregate tax basis of such U.S. Holder’s USFM Common Stock immediately before the Second Merger, the aggregate tax basis of such U.S. Holder’s PubCo Warrants will be the same as the aggregate tax basis of such U.S. Holder’s USFM Warrants immediately before the Second Merger, and the holding periods for such PubCo Warrants and PubCo Common Stock will include the holding periods of the USFM Warrants and USFM Common Stock exchanged therefor, provided that the USFM Warrants or USFM Common Stock, as the case may be, are held as capital assets at the effective time of the Second Merger.
Mergers Qualify Under Section 351 and the Second Merger Does Not Qualify as a Reorganization.   If the Mergers qualify as a transaction described in Section 351 but the Second Merger does not qualify as a Reorganization, for a U.S. Holder that does not exchange USFM Warrants for PubCo Warrants but solely exchanges USFM Common Stock, the consequences are the same as described above in Second Merger Qualifies as a Reorganization. However, for a U.S. Holder that exchanges both USFM Common Stock and USFM Warrants, while the receipt of PubCo Common Stock in the Second Merger will be treated as tax-free consideration received in the exchange, the receipt of PubCo Warrants will be treated as taxable consideration received in the exchange. In such case, a U.S. Holder generally will be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the PubCo

Warrants treated as received by such holder and the PubCo Common Stock received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the USFM Warrants and USFM Common Stock, if any, exchanged therefor) and (ii) the fair market value of the PubCo Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Second Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of the PubCo Common Stock and the PubCo Warrants received by such U.S. Holder among the USFM Common Stock and the USFM Warrants owned by such U.S. Holder immediately prior to the Second Merger in proportion to their respective fair market values. Any loss realized by a U.S. Holder would not be recognized. In this case, the holding period of the PubCo Common Stock received in the Second Merger will include the holding period during which the USFM Common Stock exchanged therefor was held by such U.S. Holder, and the holding period of PubCo Warrants received in the Second Merger will begin on the day after the Second Merger. A U.S. Holder that exchanges only USFM Warrants for PubCo Warrants (and does not also exchange USFM Common Stock) generally would recognize gain or loss equal to the difference between the fair market value of the PubCo Warrants received and such holder’s adjusted tax basis in the USFM Warrants exchanged therefor.
Mergers Do Not Qualify Under Section 351 and the Second Merger Does Not Qualify as a Reorganization.   If the Second Merger qualifies neither as a Reorganization nor as part of an exchange under Section 351, U.S. Holders generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of PubCo Common Stock received by such U.S. Holders in the Second Merger and such U.S. Holders’ adjusted tax basis in the USFM Common Stock surrendered by such U.S. Holders in the Second Merger. Any gain or loss recognized would generally be long-term capital gain or loss if the U.S. Holder had held the USFM Common Stock for more than one year (or short-term capital gain or loss otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) are currently eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the PubCo Common Stock received in the Second Merger would equal the fair market value of such PubCo Common Stock on the Closing Date, and the U.S. Holder’s holding period in such PubCo Common Stock would not include the holding period for the USFM Common Stock surrendered in exchange therefor and would begin on the day following the Closing Date. The same general consequences would apply with respect to the exchange of the USFM Warrants for PubCo Warrants.
The rules governing the U.S. federal income tax treatment of the Business Combination are complex and will depend on a holder’s particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see the discussion herein under “Material U.S. Federal Income Tax Considerations.” All holders of USFM Common Stock and USFM Warrants are urged to consult with their tax advisors regarding the potential tax consequences to them of the Business Combination and the tax consequences if the Mergers were to fail to qualify as an exchange described in Section 351(a) of the Code or the Second Merger were to fail to qualify for Reorganization treatment as described above.
Q:
When do you expect the Business Combination to be completed?

A.
It is currently expected that the Business Combination will be consummated in the fourth quarter of 2026 or the first quarter of 2027. The date of Closing depends, among other things, on the approval of the proposals to be put to USFM stockholders at the USFM Special Meeting. However, such meeting could be adjourned if the USFM Adjournment Proposal is adopted by USFM’s stockholders at the USFM Special Meeting and USFM elects to adjourn the USFM Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the USFM Special Meeting. The date of Closing also depends, among other things, on the approval of the proposals to be put to Twin Vee stockholders at the Twin Vee Special Meeting. However, such meeting could be adjourned if the Twin Vee Adjournment Proposal is adopted by Twin Vee’s stockholders at the Twin Vee Special Meeting and Twin Vee elects to adjourn the Twin Vee Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Twin Vee Special Meeting. For a description of the conditions for the completion of the Business Combination, see “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement.”
Q:
What happens if the Business Combination is not consummated?

A.
If the Merger Agreement is not adopted by USFM stockholders and the Twin Vee stockholders or if the Business Combination is not completed for any other reason, Twin Vee stockholders will not receive any consideration for their Twin Vee Common Stock. Instead, Twin Vee and USFM will each remain independent companies, Twin Vee Common Stock is expected to continue to be traded on Nasdaq and to be registered under the Exchange Act and Twin Vee is expected to continue to file periodic reports with the SEC. See “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement — Termination Provisions.”

Q:
Do I have dissenter’s rights in connection with the proposed Business Combination?

A.
Yes. Under the Delaware General Corporation Law (the “DGCL”), Twin Vee stockholders have the right to dissent from the First Merger and to receive payment in cash for the fair value of their Twin Vee Common Stock as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, as determined by the Delaware Court, in lieu of the consideration such Twin Vee stockholder would otherwise be entitled to pursuant to the Merger Agreement. Twin Vee’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Under the Colorado Act, USFM stockholders have the right to dissent from the Second Merger and to receive payment in cash for the fair value of their USFM Common Stock as determined by the district court for the county in Colorado in which the street address of USFM’s principal office is located (the “Colorado Court”), together with interest, if any, as determined by the Colorado Court, in lieu of the consideration such USFM stockholder would otherwise be entitled to pursuant to the Merger Agreement. USFM Common Stock is not listed on a national securities exchange and is not otherwise traded in an organized market, so the market-out limitation on appraisal rights under the Colorado Act does not apply. USFM’s stockholders electing to exercise appraisal rights must comply with the provisions of Article 113 of the Colorado Act in order to perfect their rights. See the section of this joint proxy statement/prospectus entitled “Appraisal Rights and Dissenters’ Rights” elsewhere in this joint proxy statement/prospectus.

Q:
What do I need to do now?

A.
USFM and Twin Vee urge you to read this joint proxy statement/prospectus, including the Annexes and the documents referred to herein and incorporated herein by reference, carefully and in their entirety and to consider how the Business Combination will affect you. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy cards.

Q:
How do I vote?

A.
If you are a holder of record of USFM Common Stock on the record date for the USFM Special Meeting, you may vote in person at the USFM Special Meeting or by submitting a proxy for the USFM Special Meeting. If you are a holder of record of Twin Vee Common Stock on the record date for the Twin Vee Special Meeting, you may vote in person at the Twin Vee Special Meeting or by submitting a proxy for the Twin Vee Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your securities in “street name,” which means your securities are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the securities you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your securities or, if you wish to attend the USFM Special Meeting or the Twin Vee Special Meeting, as applicable, and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:
If my securities are held in “street name,” will my broker, bank or nominee automatically vote my securities for me?

A.
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this joint proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. If your broker, bank or other nominee were to submit a proxy with respect to your shares but not vote your shares on a particular proposal because it lacks discretionary authority and has not received voting instructions from you (a “broker non-vote”), that broker non-vote would be counted towards the quorum requirement (i) with respect to Twin Vee shares, and would have the same effect as a vote “AGAINST” the Twin Vee Stockholder Proposals so long as a quorum is established (other than the Director Election Proposal, which will have no effect), and (ii) with respect to USFM shares, and would have the same effect as a vote “AGAINST” the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting, so long as a quorum is established. However, none of the proposals at the Twin Vee Special Meeting or the USFM Special Meeting are routine matters, so your broker, bank or other nominee will not have discretionary authority to vote your shares on any proposal to be voted on at the Twin Vee Special Meeting or the USFM Special Meeting absent your instructions, and, because it has no routine matter on which it can exercise discretionary voting authority, if you do not provide voting instructions we do not expect your broker, bank or other nominee to submit a proxy with respect to your shares at all. As a result, we do not expect there to be any broker non-votes at the Twin Vee Special Meeting or the USFM Special Meeting; instead, uninstructed shares held in street name are expected to be treated the same as shares for which no proxy card is returned at all, which means such shares will not be counted for purposes of determining whether a quorum is present and will not be voted, which, (i) with respect to Twin Vee shares, like a broker non-vote, will have the same effect as a vote “AGAINST” the Twin Vee Business Combination Proposal, but no effect on any other proposal presented at the Twin Vee Special Meeting, so long as a quorum is established, and (ii) with respect to USFM securities, like a broker non-vote, will have the same effect as a vote “AGAINST” the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting, so long as a quorum is established. Your bank, broker or other nominee can vote your securities only if you provide instructions on how to vote. You should instruct your broker to vote your shares or securities in accordance with directions you provide.

Q:
What will happen if I abstain from voting or fail to vote at the USFM Special Meeting?

A.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the USFM Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the USFM Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the USFM Special Meeting and will not be voted. A failure to vote will have the same effect as a vote “AGAINST” the USFM Business Combination Proposal but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote “AGAINST” the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. If you are a stockholder of record and you attend the USFM Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to USFM or by attending the USFM Special Meeting and voting in person.

Q:
What will happen if I abstain from voting at the Twin Vee Special Meeting?

A.
The Twin Vee Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Twin Vee Common Stock entitled to vote thereon. An abstention will have the same effect as a vote against the Twin Vee Business Combination Proposal. Approval of the Share Issuance Proposal requires an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal. The five director nominees receiving the affirmative vote of a plurality of the voting power of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the Director Election Proposal shall be elected to the Combined Company’s board of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Twin Vee stockholder’s failure to vote by proxy or to vote in person at the Twin Vee Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. A “WITHHOLD” vote will have no effect on the outcome of the Director Election Proposal. For the Twin Vee Adjournment Proposal to be approved, it must receive an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Twin Vee Adjournment Proposal will have the same effect as a vote “AGAINST” the Twin Vee Adjournment Proposal. Because the Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies for the USFM Special Meeting received by USFM without an indication of how the USFM stockholder intends to vote on a proposal will be voted “FOR” each proposal presented at the USFM Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the USFM Special Meeting.

Signed and dated proxies for the Twin Vee Special Meeting received by Twin Vee without an indication of how the Twin Vee stockholder intends to vote on a proposal will be voted “FOR” each proposal presented at the Twin Vee Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Twin Vee Special Meeting.
Q:
When and where will the USFM Special Meeting be held?

A.
The USFM Special Meeting will be held on [       ], 2026 at 10:00 a.m. Eastern Time virtually via live webcast at https://www.cstproxy.com [      ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Q:
When and where will the Twin Vee Special Meeting be held?

A.
The Twin Vee Special Meeting will be held on [       ], 2026, at 10 a.m. Eastern Time virtually via live webcast at www.virtualshareholdermeeting.com/[       ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Q:
How do I attend the USFM Special Meeting virtually?

A.
If you are a registered USFM stockholder, you will receive a proxy card from Continental, USFM’s transfer agent. The form contains instructions on how to attend the virtual USFM Special Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental, USFM’s transfer agent, at (917) 262-2373 or proxy@continentalstock.com.
You can pre-register to attend the virtual USFM Special Meeting starting [       ] at 9:00 a.m. Eastern Time. Enter the URL address https://www.cstproxy.com/[      ] into your browser, enter your control number, name and email address. At the start of the USFM Special Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the USFM Special Meeting.
USFM stockholders who hold their shares through a bank, broker or other nominee will need to contact Continental to receive a control number. If you plan to vote at the USFM Special Meeting, you will need to have a legal proxy from your bank, broker or other nominee, or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. In either case, you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the USFM Special Meeting for processing your control number.
Q:
How do I attend the Twin Vee Special Meeting virtually?

A.
If you are a registered Twin Vee stockholder, you will receive a proxy card from Twin Vee. The form contains instructions on how to attend the virtual Twin Vee Special Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact D.F. King & Co., Inc., 28 Liberty Street, 53rd Floor, New York, New York 10005, Toll-Free: (800) 791-3320, E-mail: TwinVee@dfking.com.

You can pre-register to attend the virtual Twin Vee Special Meeting starting [       ] at 9 a.m. Eastern Time. Enter the URL address into your browser, www.virtualshareholdermeeting.com/[       ], enter your control number, name and email address. At the start of the Twin Vee Special Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Twin Vee Special Meeting.
Q:
Who is entitled to vote at the USFM Special Meeting?

A.
USFM has fixed [       ], 2026 as the record date for the USFM Special Meeting. If you were a stockholder of USFM at the close of business on the record date, you are entitled to vote on matters that come before the USFM Special Meeting. However, a USFM stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the USFM Special Meeting.

Q:
Who is entitled to vote at the Twin Vee Special Meeting?

A.
Twin Vee has fixed [       ], 2026 as the record date for the Twin Vee Special Meeting. If you were a holder of Twin Vee Common Stock at the close of business on the record date, you are entitled to vote on matters that come before the Twin Vee Special Meeting. However, a holder of Twin Vee Common Stock may only vote his or her shares if he or she is present in person or is represented by proxy at the Twin Vee Special Meeting.

Q:
How many votes do I have?

A.
USFM stockholders are entitled to one vote at the USFM Special Meeting for each share of USFM Common Stock held of record as of the record date. As of the close of business on the record date for the USFM Special Meeting, there were [      ] shares of USFM Common Stock issued and outstanding.

Holders of Twin Vee Common Stock are entitled to one vote at the Twin Vee Special Meeting for each share of Twin Vee Common Stock held of record as of the record date. As of the close of business on the record date for the Twin Vee Special Meeting, there were [      ] shares of Twin Vee Common Stock issued and outstanding.

Q:
What constitutes a quorum?

A.
A quorum of USFM stockholders is necessary to hold a valid meeting. A majority of the votes entitled to be cast on the USFM Stockholder Proposals by the USFM stockholders constitutes a quorum of the USFM stockholders for action on the USFM Stockholder Proposals at the USFM Special Meeting. As of the record date for the USFM Special Meeting, [ ] shares of USFM Common Stock would be required to achieve a quorum. An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote against the USFM Business Combination Proposal but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. A broker non-vote (to the extent there are any) will have the same effect as a vote against the USFM Business Combination Proposal.

A quorum of Twin Vee stockholders is necessary to hold a valid meeting. The holders of at least 1/3 of the shares of Twin Vee’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Twin Vee Special Meeting. As of the record date for the Twin Vee Special Meeting, shares of Twin Vee Common Stock constituting voting power of at least [      ] votes would be required to achieve a quorum. Abstentions will be considered present for the purposes of establishing a quorum.
Q:
What vote is required to approve each proposal at the USFM Special Meeting?

A.
The following votes are required for each proposal at the USFM Special Meeting:

•
The USFM Business Combination Proposal:   The USFM Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the Merger Agreement by the holders of USFM Common Stock.

•
The USFM Adjournment Proposal:   The USFM Adjournment Proposal will be approved if the votes cast by holders of USFM Common Stock favoring the action exceed the votes cast by holders of USFM Common Stock opposing the action.

Q:
What vote is required to approve each proposal at the Twin Vee Special Meeting?

A.
The following votes are required for each proposal at the Twin Vee Special Meeting:

•
The Twin Vee Business Combination Proposal:   The Twin Vee Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Twin Vee Common Stock entitled to vote thereon. An abstention will have the same effect as a vote against the Twin Vee Business Combination Proposal.

•
The Share Issuance Proposal:   Approval of the Share Issuance Proposal requires an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal.

•
The Director Election Proposal:   The five director nominees receiving the affirmative vote of a plurality of the voting power of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the Director Election Proposal shall be elected to the Combined Company’s board of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Twin Vee stockholder’s failure to vote by proxy or to vote in person at the Twin Vee Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. A “WITHHOLD” vote will have no effect on the outcome of the Director Election Proposal.

•
The Twin Vee Adjournment Proposal:   For the Twin Vee Adjournment Proposal to be approved, it must receive an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the

Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Twin Vee Adjournment Proposal will have the same effect as a vote “AGAINST” the Twin Vee Adjournment Proposal.
Because each of the aforementioned Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares.
Concurrently with entering into the Initial Merger Agreement on July 12, 2026, a Twin Vee stockholder, in its capacity as a holders of shares or other equity interests of Twin Vee, entered into a Company Support Agreement with USFM (the “Support Agreement”) pursuant to which such stockholder agreed, among other things, to vote their shares of Twin Vee Common Stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. As of the record date for the Twin Vee Special Meeting, such Twin Vee stockholder accounted for approximately 5.47% of the number of then-outstanding shares of Twin Vee Common Stock and approximately 5.47% of the voting power of the then-outstanding shares of Twin Vee Common Stock.
Q:
What are the recommendations of USFM’s board of directors?

A.
USFM’s board of directors believes that the USFM Business Combination Proposal and the other proposals to be presented at the USFM Special Meeting are advisable and fair to, and in the best interests of, USFM and its stockholders and unanimously recommends that its stockholders vote “FOR” the USFM Business Combination Proposal and “FOR” the USFM Adjournment Proposal.

The existence of financial and personal interests of one or more of USFM’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of USFM and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the USFM board of directors’ recommendation of these proposals, you should keep in mind that USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What interests does USFM’s management have in the Business Combination?

A.
Because the chief executive officer and sole member of the board of directors of USFM has interests that are different from, or in addition to (and which may conflict with), the interests of the other holders of USFM Common Stock, a conflict of interest may exist in determining whether the Business Combination with Twin Vee is appropriate. Such interests include that Mr. Robert Price, the Chief Executive Officer and sole member of the board of directors of USFM, beneficially owned approximately 15.26% of the outstanding USFM Common Stock as of October 26, 2026. When you consider the recommendation of the USFM board of directors in favor of approval of the USFM Business Combination Proposal and the other proposals, you should keep in mind that Mr. Price has interests in such proposals that are different from, or in addition to, your interests as a stockholder.

These interests may influence USFM’s sole director in making his recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled

“USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What are the recommendations of the Twin Vee board of directors?

A.
The Twin Vee board of directors believes that the Twin Vee Business Combination Proposal and the other proposals to be presented at the Twin Vee Special Meeting are in the best interests of Twin Vee and its stockholders and recommends that its stockholders vote “FOR” the Twin Vee Business Combination Proposal, “FOR” the Share Issuance Proposal, “FOR” each of the director nominees in the Director Election Proposal, and “FOR” the Twin Vee Adjournment Proposal.

The existence of financial and personal interests of one or more of Twin Vee’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Twin Vee and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that Twin Vee stockholders vote for the proposals. In addition, Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. These interests may influence Twin Vee’s directors in making their recommendation that you vote in favor of these proposals.
These interests were considered by the Twin Vee board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What interests do Twin Vee’s current officer and directors have in the Business Combination?

A.
Twin Vee’s officers and directors have interests that are different from, or in addition to (and which may conflict with), the interests of the other holders of Twin Vee Common Stock. The existence of financial and personal interests of Twin Vee’s directors and officers may result in a conflict of interest on the part of one or more of the directors or officers between what he, she or they may believe is in the best interests of Twin Vee and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals described below. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder.

These conflicts of interest include, among other things, the interests listed below:
•
Joseph C. Visconti (a) is the Chairman of the Board, Chief Executive Officer, and President of Twin Vee, (b) beneficially owned approximately 1.89% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

•
Preston Yarborough (a) is the Vice President and Director of Twin Vee, (b) beneficially owned approximately 0.18% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

•
Kevin Schuyler (a) is a member of the Twin Vee Board of Directors (the “Twin Vee Board”) and the Special Committee of the Twin Vee Board (the “Twin Vee Special Committee”), (b) beneficially owned approximately 0.16% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) may be appointed to the board of directors of the Combined Company upon closing of the Business Combination and may be entitled to certain compensation and other benefits in connection with such directorship.

•
Larry Swets Jr. (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) beneficially owned approximately 1.16% of the outstanding Twin Vee Common Stock as of October 26, 2026 and approximately 10.47% of the outstanding USFM Common Stock as of October 26, 2026, and (c) is the Chairman of the Board of Directors of Greenland Energy Company (“GEC”), whose Chief Executive Officer and Director (Mr. Robert Price) also serves as the Chief Executive Officer of USFM.

•
Carol Craig (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) may be appointed to the board of directors of the Combined Company upon closing of the Business Combination and may be entitled to certain compensation and other benefits in connection with such directorship, and (c) is a member of the Board of Directors of GEC.

•
Michael P. Dickerson, Twin Vee’s Interim Chief Financial Officer, beneficially owns approximately 0.72% of the outstanding shares of Twin Vee Common Stock as of October 26, 2026.

See the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.
Did USFM’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
No. USFM’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. USFM’s management and directors have substantial experience in evaluating the operating and financial merits of companies and concluded that their experience and backgrounds, together with the experience and expertise of USFM’s advisors and USFM’s due diligence investigation of Twin Vee, enabled them to make the necessary analyses and determinations regarding the Business Combination.

Q.
Did Twin Vee’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
Yes, Twin Vee’s board of directors received a fairness opinion from Houlihan Capital in connection with the Business Combination. However, Twin Vee has not obtained any third party valuation to determine the value of the Twin Vee Common Stock prior to the Closing or the value of the Company Consideration Shares or CVR Trust contingent value rights to be issued to the Twin Vee pre-Closing stockholders pursuant to the terms of the Merger Agreement.

Q:
What happens if I sell my USFM Common Stock before the USFM Special Meeting?

A.
The record date for the USFM Special Meeting is earlier than the date of the USFM Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of USFM Common Stock after the record date, but before the USFM Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the USFM Special Meeting.

Q:
May I change my vote after I have mailed my signed proxy card?

A.
Yes. If you have submitted a proxy to vote your securities and wish to change your vote, you may do so by delivering a later-dated, signed proxy card prior to the date of the USFM Special Meeting or the Twin Vee Special Meeting, as applicable, or by voting virtually at the USFM Special Meeting or the Twin Vee Special Meeting, as applicable. Attendance at the USFM Special Meeting or the Twin Vee Special Meeting alone will not change your vote. USFM stockholders may revoke their proxy by sending a notice of revocation to USFM at the address indicated on the accompanying proxy card, which must be received by USFM prior to the vote at the USFM Special Meeting. However, in the case of USFM stockholders, if your securities are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote. If you are a Twin Vee stockholder, to change how your Twin Vee shares are voted or to revoke your proxy if you are the record holder, you may (1) notify Twin Vee’s Corporate Secretary in writing at Twin Vee PowerCats

Co., 3101 S US Hwy 1, Fort Pierce, Florida 34982; (2) submit a later-dated proxy (either by mail, telephone or internet), subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable; or (3) deliver to Twin Vee’s Corporate Secretary another duly executed proxy bearing a later date. If you are attending the Twin Vee Special Meeting virtually, you may change your vote electronically during the virtual meeting. For Twin Vee shares you hold beneficially, you may change your voting instructions by following the instructions provided by your broker or bank.
Q:
What happens if I fail to take any action with respect to the USFM Special Meeting?

A.
If you fail to take any action with respect to the USFM Special Meeting and the Business Combination is approved by USFM stockholders and the Business Combination is consummated, you will become a stockholder of the Combined Company, unless you properly exercise and perfect your appraisal and dissenters’ rights. See the section entitled “Appraisal and Dissenters’ Rights” elsewhere in this joint proxy statement/ prospectus. If you fail to take any action with respect to the USFM Special Meeting and the Business Combination is not approved, you will remain a stockholder of USFM.

Q:
What happens if I fail to take any action with respect to the Twin Vee Special Meeting?

A.
If you fail to take any action with respect to the Twin Vee Special Meeting and the Business Combination is approved by Twin Vee stockholders and the Business Combination is consummated, you will become a stockholder of the Combined Company, unless you properly exercise and perfect your appraisal and dissenters’ rights. See the section entitled “Appraisal and Dissenters’ Rights” elsewhere in this joint proxy statement/ prospectus. If you fail to take any action with respect to the Twin Vee Special Meeting and the Business Combination is not approved, you will remain a stockholder of Twin Vee.

Q:
What should I do if I receive more than one set of voting materials?

A.
USFM stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your securities in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold securities. If you are a holder of record and your securities are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your securities.

Twin Vee stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a holder of record and your securities are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your securities.
Q:
Who will solicit and pay the cost of soliciting proxies for the USFM Special Meeting?

A.
USFM will pay the cost of soliciting proxies for the USFM Special Meeting. USFM has engaged Advantage Proxy, Inc. (“Advantage”) to assist in the solicitation of proxies for the USFM Special Meeting. USFM has agreed to pay Advantage a fee of $[      ], plus disbursements. USFM will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of USFM Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of USFM Common Stock, and in obtaining voting instructions from those owners. USFM’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who will solicit and pay the cost of soliciting proxies for the Twin Vee Special Meeting?

A.
The Twin Vee Board is making this solicitation on behalf of Twin Vee. Certain of the Twin Vee directors, officers, and employees, without any additional compensation, may also solicit your vote in person, virtually, by telephone or by email or other electronic communication. Twin Vee has also retained D.F. King & Co., Inc. to act as a proxy solicitor for a fee estimated to be $15,000, plus reimbursement of out-of-pocket expenses. On request, Twin Vee will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to Twin Vee stockholders. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, email, text messages, and advertisement in periodicals and postings. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. Twin Vee may request by telephone, text, mail, electronic mail or other means of communication the return of the proxy cards.
Q:
Where can I find the voting results of the USFM Special Meeting?

A.
The preliminary voting results are expected to be announced at the USFM Special Meeting. USFM intends to publish final voting results of the USFM Special Meeting in a press release to be issued promptly after the USFM Special Meeting.

Q:
Where can I find the voting results of the Twin Vee Special Meeting?

A.
The preliminary voting results are expected to be announced at the Twin Vee Special Meeting. Twin Vee will publish final voting results of the Twin Vee Special Meeting in a Current Report on Form 8-K within four business days of the Twin Vee Special Meeting.

Q:
Who can help answer my questions?

A.
If you are a USFM stockholder and you have questions about the Business Combination or if you need additional copies of the joint proxy statement/prospectus, any document incorporated by reference in this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

Advantage Proxy, Inc. P.O. Box 10904
Yakima, WA 98909
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com
If you are a Twin Vee stockholder and you have questions about the Business Combination or if you need additional copies of the joint proxy statement/prospectus, any document incorporated by reference in this joint proxy statement/prospectus or the enclosed proxy card, you should contact:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Toll Free Telephone: (800) 791-3320
TwinVee@dfking.com
You also may obtain additional information about Twin Vee from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the USFM Special Meeting or the Twin Vee Special Meeting, including the Business Combination, you should read this joint proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this joint proxy statement/prospectus in the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement.”
The Parties to the Business Combination
PubCo
Twin Vee Holdco Inc. (“PubCo”) is a Texas corporation that was formed on October 5, 2026 for the sole purpose of entering into a business combination. PubCo’s principal executive offices are located at c/o Twin Vee PowerCats Co., 3101 S. US-1, Ft. Pierce, Florida 34982, and its telephone number is (772) 429-2525.
USFM
USFM Corporation (“USFM”) is a private, US-based mineral exploration and investment company based in Golden, Colorado, and was established to focus on advancing drilling to develop world class tier-1 assets and develop a Western-backed pipeline of magmatic Ni-Cu-Co-PGE resources. USFM is an early stage and emerging growth company and, as such, USFM is subject to all of the risks associated with early stage and emerging growth companies.
USFM’s primary focus is the exploration potential of the Disko-Nuussuaq Project in West Greenland (the “Project”). The Project is an early-stage nickel-copper-cobalt-platinum group element (“Ni-Cu-Co-PGE”) +/- gold exploration project and does not contain mineral resources or mineral reserves. USFM was incorporated in Colorado on October 27, 2025. USFM’s principal executive offices are located at 1707 Cole Blvd., Suite 200, Golden, CO 80401, and its telephone number is (872) 216-1518.
Merger Sub I
Twin Vee Merger Sub Inc. (“Merger Sub I”) is a Delaware corporation and a wholly-owned subsidiary of PubCo that was formed on October 5, 2026 for the sole purpose of entering into a business combination. Merger Sub I has no assets, operations or liabilities. Merger Sub I’s principal executive offices are located at c/o Twin Vee PowerCats Co., 3101 S. US-1, Ft. Pierce, Florida 34982, and its telephone number is (772) 429-2525.
Merger Sub II
USFM Merger Sub Inc. (“Merger Sub II”) is a Colorado corporation and a wholly-owned subsidiary of PubCo that was formed on October 7, 2026 for the sole purpose of entering into a business combination. Merger Sub II has no assets, operations or liabilities. Merger Sub II’s principal executive offices are located at c/o Twin Vee PowerCats Co., 3101 S. US-1, Ft. Pierce, Florida 34982, and its telephone number is (772) 429-2525.
Twin Vee
Twin Vee PowerCats Co. (“Twin Vee”) is a designer, manufacturer and marketer of recreational and commercial power boats. Twin Vee’s common stock is listed on Nasdaq under the symbol “VEEE”. Twin Vee was incorporated in the State of Florida as Twin Vee Catamarans, Inc. on December 1, 2009 and reincorporated in Delaware on April 7, 2021 under the name Twin Vee PowerCats Co. ValueRich, Inc. was incorporated under the laws of the state of Florida on July 11, 2003 and reincorporated in Delaware on

March 3, 2006. On February 17, 2015 ValueRich, Inc. consummated the acquisition of Twin Vee Catamarans, Inc. On April 26, 2016, ValueRich, Inc. changed its name and began operating under the name Twin Vee PowerCats, Inc. On December 5, 2022, Twin Vee PowerCats, Inc. was merged into our company. Twin Vee manufactures a range of boats under the Twin Vee and Bahama Boat Works brands, designed for activities including fishing, cruising, and recreational use. Twin Vee PowerCats are recognized for their stable, fuel-efficient, and smooth-riding catamaran hull designs. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.” Bahama Boat Works is an iconic luxury brand long celebrated for its unmatched craftsmanship, timeless aesthetic, and dedication to producing some of the finest offshore fishing vessels. Twin Vee’s principal executive offices are located at 3101 South US Highway 1, Fort Pierce, Florida 34982, and its telephone number is (772) 429-2525.
USFM Stockholder Proposals
The following is a summary of the proposals to be put to the USFM Special Meeting and certain transactions contemplated by the Merger Agreement. Unless waived by the parties to the Merger Agreement, each of the USFM Business Combination Proposal, Twin Vee Business Combination Proposal, and Share Issuance Proposal is cross conditioned on the approval of each other. The USFM Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the USFM Business Combination Proposal is approved at the USFM Special Meeting and if the Twin Vee Business Combination Proposal and the Share Issuance Proposal are approved at the Twin Vee Special Meeting, which is in turn also cross-conditioned on the USFM Business Combination Proposal (unless waived by the parties).
On October 7, 2026, after careful consideration, USFM’s Board of Directors unanimously determined that the Business Combination is advisable and fair to, and in the best interests of, USFM and its stockholders, and recommended that USFM’s stockholders vote “FOR” the proposals presented to USFM’s stockholders in this joint proxy statement/prospectus. When you consider the USFM board of directors’ recommendation of these proposals, you should keep in mind that USFM’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder of USFM. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” in this joint proxy statement/prospectus for a further discussion of these considerations.
The USFM Business Combination Proposal
As discussed in this joint proxy statement/prospectus, USFM is asking its stockholders to approve and adopt the Merger Agreement.
On October 7, 2026, USFM, PubCo, Merger Sub I, Merger Sub II and Twin Vee entered into the Merger Agreement. The Merger Agreement amended and restated that certain Agreement and Plan of Merger, dated as of July 12, 2026 (the “Initial Merger Agreement”), by and among Twin Vee, USFM, and USFM Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of USFM. Pursuant to the Merger Agreement:
(i)
Merger Sub I will merge with and into Twin Vee, in accordance with the applicable provisions of the DGCL (the “First Merger”), with Twin Vee continuing as the surviving corporation and a wholly-owned subsidiary of PubCo (the “Surviving Company”); and

(ii)
Merger Sub II will merge with and into USFM in accordance with the applicable provisions of the Colorado Act (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”), with USFM continuing as the surviving entity and a wholly-owned subsidiary of PubCo (the “Surviving Corporation”).

In connection with the consummation of the Mergers, the Combined Company will change its name to “USFM Corporation.” The boards of directors of PubCo, USFM, Merger Sub I, Merger Sub II and Twin Vee have approved the Merger Agreement and the transactions contemplated thereby.

At the effective time of the First Merger (the “First Effective Time”), each share of Twin Vee Common Stock issued and outstanding immediately prior to the First Effective Time, including Twin Vee Common Stock held as a result of the termination of Company Convertible Securities (other than Twin Vee common stock warrants) (other than treasury shares and Dissenting Shares (as such term is defined in the Merger Agreement)), will be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of PubCo (the “PubCo Common Stock”) equal to the Exchange Ratio (the “Company Merger Consideration”), such that former holders of Twin Vee securities will collectively hold 7% of the issued and outstanding shares of PubCo Common Stock immediately following the Second Effective Time, calculated on a fully diluted basis. Outstanding Twin Vee equity awards, such as options and restricted stock units (the “Company Convertible Securities”) (other than Twin Vee common stock warrants), will be accelerated, fully vested and converted at the Exchange Ratio and then cancelled, and outstanding Twin Vee common stock warrants will instead be assumed by PubCo on the same terms and conditions (including vesting and exercisability), becoming exercisable for the number of shares of PubCo Common Stock determined by the Exchange Ratio. At the effective time of the Second Merger (the “Second Effective Time”), each share of common stock, no par value per share, of USFM (the “USFM Common Stock”) issued and outstanding immediately prior to the Second Effective Time (including, for the avoidance of doubt, any additional shares of USFM Common Stock issued prior to the Second Effective Time pursuant to the PIPE Investment (as such term is defined in the Merger Agreement) but excluding any USFM Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive a number of shares of PubCo Common Stock such that former holders of USFM Common Stock will collectively hold 93% of the issued and outstanding shares of PubCo Common Stock immediately following the Second Effective Time, calculated on a fully diluted basis. Each outstanding warrant issued in the PIPE Investment (a “PIPE Warrant”) will be terminated and exchanged for a warrant of PubCo (a “PubCo Warrant”) to acquire one share of PubCo Common Stock for each share of USFM Common Stock underlying such PIPE Warrant, on the same terms and conditions, including vesting and exercisability, as applied to the PIPE Warrant immediately before the Second Effective Time. The outstanding warrant held by FG Merchant Partners, LP (the “FG Warrant” and collectively with the PIPE Warrants, the “USFM Warrants”) will similarly be terminated and exchanged for a PubCo Warrant (the “FG Exchange Warrant”) to acquire one share of PubCo Common Stock for each share of USFM Common Stock underlying the FG Warrant. No fractional shares of PubCo Common Stock will be issued in the Mergers. In respect of any such fractional shares to which any Twin Vee stockholder or USFM stockholder would otherwise be entitled, such fractional shares shall be rounded down to the nearest whole number of shares of PubCo Common Stock. Prior to the First Effective Time, PubCo, USFM and Twin Vee will appoint an exchange agent to distribute the merger consideration, and promptly after the First Effective Time, the exchange agent will mail each holder of record of Twin Vee Common Stock a letter of transmittal and instructions for surrendering their certificates or book-entry shares in exchange for the applicable merger consideration. For additional information, see “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — The Merger Agreement.”
Prior to the Closing, Twin Vee will undertake a restructuring (the “Pre-Closing CVR Restructuring”) pursuant to which (i) Twin Vee will form Twin Vee Bahama Group, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee (“Assetco”), which was formed on July 16, 2026; (ii) Twin Vee will contribute to Assetco substantially all of its assets and liabilities other than $700,000 in cash and the liabilities related to the Delaware Matter (as defined in the Merger Agreement) (collectively, the “Company Assets and Liabilities”), which Company Assets and Liabilities relate principally to Twin Vee’s marine business, which is Twin Vee’s sole operating business, in exchange for all of the issued and outstanding capital stock of Assetco; (iii) Twin Vee will form a Delaware statutory trust (the “CVR Trust”) and contribute all of the outstanding equity interests of Assetco to the CVR Trust in exchange for all of the CVR Trust’s contingent value rights interests; and (iv) Twin Vee will distribute those contingent value rights interests to each holder of Twin Vee Common Stock as of a record date to be determined, on a pro rata basis (each such interest, a “Contingent Value Right” or “CVR”), after which Twin Vee will retain no ownership or other interest, whether in the form of stock, trust interests or otherwise, in either Assetco or the CVR Trust and Twin Vee’s sole asset shall be $700,000 in cash and sole liabilities shall relate to the Delaware Matter (as defined in the Merger Agreement). Each CVR will represent such holder’s indirect beneficial interest in Assetco and the Company Assets and Liabilities held by it. Following the Closing, the CVR Trust is expected to seek to sell the Company Assets and Liabilities, with any net proceeds of such sales to be distributed to CVR holders in accordance with the terms of the CVR Trust agreement and the CVR agreement, which have not yet been finalized. Neither Assetco nor the CVR Trust will be a subsidiary of PubCo, USFM or the Combined Company following the Closing. The CVRs will not be transferable except in limited circumstances, will not be listed for trading on any securities exchange and will not represent any right to receive shares of PubCo Common Stock or any other equity interest in the Combined Company. For more information, see “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Contingent Value Rights” and “Risk Factors — Risks Relating to Twin Vee and the Business Combination.” The CVR Trust will be a Delaware statutory trust. The Delaware trustee of the CVR Trust has not yet been designated, however, such trustee will be a United States-based trust company with a national or regional presence. The agreements governing the CVR and the CVR Trust have not yet been put in place, however, generally speaking the CVRs will be non-voting economic interests entitling the holder thereof to cash distributions following the liquidation of the Company Assets and Liabilities. The Management Committee of the CVR Trust, once appointed, will manage the liquidation and monetization of the CVR Trust’s assets, whether such assets will be held directly by the CVR Trust or indirectly through Assetco. The CVR Trust, once formed, will be the sole stockholder of Assetco. Assetco is currently a wholly owned subsidiary of Twin Vee. The CVR Trust’s trust agreement is not expected to provide for the compensation of the Management Committee members, but to the extent the members of the Management Committee are directors or employees of PubCo, he or she will each continue to be compensated in their capacity as director or employees of PubCo. Accordingly, it is not expected that the Management Committee members’ compensation will impact the value of the assets in the CVR Trust available to Twin Vee pre-closing stockholders.
Representations, Warranties, and Covenants
The Merger Agreement contains customary representations, warranties and covenants of Twin Vee, PubCo, the Merger Subs and USFM, including, among others, covenants that: (a) each party will conduct its business in the ordinary course of its business during the interim period between the execution of the Merger Agreement and the Second Effective Time or earlier termination of the A&R Merger Agreement, (b) each party will not engage in certain types of transactions or take certain actions outside the ordinary course during such period without the prior consent of the other party, and (c) USFM will use its reasonable best efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Investment (as such term is defined in the Merger Agreement). The Merger Agreement also requires each of Twin Vee and USFM to call and hold a stockholder meeting and for Twin Vee’s board of directors to recommend that Twin Vee’s stockholders approve the Merger Agreement.
In addition, Twin Vee is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the approval of the transactions contemplated by the Merger Agreement from Twin Vee’s stockholders, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows Twin Vee, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be a violation of Twin Vee’s board of directors’ fiduciary duties under applicable law. In addition, Twin Vee’s board of directors, after satisfying certain notice requirements to USFM, may change its recommendation with respect to the Mergers if it determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Merger Agreement would reasonably be expected to be a violation of Twin Vee’s board of directors’ fiduciary duties under applicable law.
Closing Conditions
Consummation of the Mergers is subject to various conditions, including (a) obtaining requisite approval of the Mergers from Twin Vee’s and USFM’s stockholders, (b) the Registration Statement (as defined in the Merger Agreement), of which this joint proxy statement/prospectus forms a part, filed by PubCo with the SEC becoming effective, (c) the absence of certain laws or orders issued by certain specified governmental entities making illegal or permanently enjoining or prohibiting the Mergers, (d) the Company Consideration Shares being approved for listing on an Applicable Stock Exchange, (e) the accuracy of the representations and warranties made by the parties, subject to certain exceptions, (f) the absence of a material adverse effect on either party that is continuing, (g) consummation of the Pre-Closing CVR Restructuring, and (h) delivery of a fairness opinion.
Termination Provisions
The Merger Agreement contains certain termination rights, and provides that, upon termination of the Merger Agreement under specified circumstances, USFM may be required to pay Twin Vee a termination fee of $500,000 and Twin Vee may be required to pay USFM a termination fee of $800,000. Specifically, if the Merger Agreement is terminated (a) in connection with a failure of USFM to obtain its stockholders’ approval of the Mergers or (b) subject to certain conditions, in the event the Mergers are not consummated prior to the “end date” of December 31, 2026, then, in either case, the $500,000 termination fee will be payable by USFM to Twin Vee upon termination of the Merger Agreement. In addition, if Twin Vee terminates the Merger Agreement (x) to accept a Superior Proposal (as defined in the Merger Agreement) in compliance with the terms of the Merger Agreement, (y) after Twin Vee shall have (i) within ten (10) Business Days of a tender or exchange offer relating to securities of Twin Vee having been commenced, failed to publicly recommend against such tender or exchange offer, (ii) Twin Vee shall have failed to publicly reaffirm its recommendation of the First Merger within 10 Business Days after the date any Acquisition Proposal (as such term is defined in the Merger Agreement) shall have been announced, or (iii) a willful or material breach by Twin Vee of the exclusivity provisions of the Merger Agreement shall have occurred, or (z) following USFM’s determination that Twin Vee will likely fail to resolve the Reincorporation Matter (as defined in the Merger Agreement) (i) prior to December 31, 2026 or (ii) in a manner satisfactory to USFM in its sole discretion, then, in any such case, the $800,000 termination fee will be payable by Twin Vee to USFM upon termination of the Merger Agreement.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.
The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Twin Vee, PubCo, the Merger Subs, or USFM. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. Neither Twin Vee’s nor USFM’s investors are third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Twin Vee’s, USFM’s or PubCo’s public disclosures.
For further details, see “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement.”
The USFM Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the USFM Special Meeting for the approval of one or more proposals at the USFM Special Meeting, USFM’s board of directors may submit a proposal to adjourn the USFM Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. In no event will USFM solicit proxies to adjourn the USFM Special Meeting or complete the Business Combination beyond the date by which it may properly do so. The USFM Adjournment Proposal is not conditioned upon the approval of any other proposal.
For additional information, see “USFM Stockholder Proposal No. 2: The USFM Adjournment Proposal.”

USFM’s Board of Directors’ Reasons for the Business Combination
On October 7, 2026, after careful consideration, USFM’s board of directors determined that the Business Combination is advisable and fair to, and in the best interests of, USFM and its stockholders, and recommended that USFM’s stockholders vote “FOR” the proposals presented to them in this joint proxy statement/prospectus. In evaluating the Business Combination, the USFM board of directors consulted with USFM’s management and considered a number of factors and risks. For a description of the USFM board of directors’ reasons for approving the Business Combination, including factors and risks considered by the USFM board of directors, see the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — USFM’s Board of Directors’ Reasons for the Business Combination.”
Twin Vee Stockholder Proposals
The following is a summary of the proposals to be put to the Twin Vee Special Meeting and certain transactions contemplated by the Merger Agreement. The Business Combination will be consummated only if the Twin Vee Business Combination Proposal and Share Issuance Proposal are approved by Twin Vee’s stockholders and the USFM Business Combination Proposal is approved by the USFM stockholders. Accordingly, even if the Twin Vee Business Combination Proposal is approved, the Business Combination will not be consummated unless the Share Issuance Proposal and the USFM Business Combination Proposal are approved. The Twin Vee Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus.
On October 4, 2026, after careful consideration, the Twin Vee board of directors approved the Business Combination and recommended that its stockholders vote “FOR” the proposals presented to its stockholders in this joint proxy statement/prospectus. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder of Twin Vee. See the section entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” in this joint proxy statement/prospectus for a further discussion of these considerations.
The Twin Vee Business Combination Proposal
Twin Vee is asking its stockholders to approve and adopt the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see the sections of this joint proxy statement/prospectus entitled “USFM Stockholder Proposals — The USFM Business Combination Proposal,” “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal” and “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal.”
The Share Issuance Proposal
Twin Vee’s stockholders are also being asked to approve the Share Issuance Proposal, authorizing the issuance of the Company Consideration Shares in connection with the First Merger and PubCo Common Shares in connection with the Second Merger. Unless waived by the parties to the Merger Agreement, approval of the Share Issuance Proposal is a condition to the consummation of the Business Combination and the Share Issuance Proposal is cross-conditioned on the approval of the USFM Business Combination Proposal and the Twin Vee Business Combination Proposal. For additional information, see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 3: The Share Issuance Proposal.”
The Director Election Proposal
The Twin Vee stockholders are also being asked to approve the Director Election Proposal. Upon the consummation of the Business Combination, the board of directors of the Combined Company will consist of five directors. Pursuant to the Merger Agreement, PubCo and Twin Vee agreed to take all such action within their power as may be necessary or appropriate such that immediately following the First Effective Time, the PubCo Board shall initially consist of five (5) directors, a majority of which will be independent under NYSE, NYSE American or such other applicable national securities exchange rules and regulations, and all five (5) directors nominees, shall be designated by USFM. However, the Director Election Proposal is not conditioned on any other proposal described in this joint proxy statement/prospectus. Approval of the Director Election Proposal is also not a condition to the consummation of the Mergers. For additional information, see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 1: The Director Election Proposal.”
The Twin Vee Adjournment Proposal
If, based on the tabulated vote, a quorum is present at the Twin Vee Special Meeting but there are not sufficient votes at the time of the Twin Vee Special Meeting for the approval of the Twin Vee Business Combination Proposal, the Share Issuance Proposal, or the Director Election Proposal, the Twin Vee board of directors may submit a proposal to adjourn the Twin Vee Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. This is separate from the Twin Vee board of directors’ ability to adjourn the Twin Vee Special Meeting for lack of a quorum, which does not require approval of the Twin Vee Adjournment Proposal and may occur regardless of whether that proposal is approved. In no event will Twin Vee solicit proxies to adjourn the Twin Vee Special Meeting or complete the Business Combination beyond the date by which it may properly do so. For additional information, see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 4: The Twin Vee Adjournment Proposal.”
The Twin Vee Board of Directors’ Reasons for the Business Combination
On October 4, 2026, the Twin Vee board of directors (i) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Business Combination), (ii) determined that the Business Combination is advisable and fair to, and in the best interests of, Twin Vee and its stockholders and (iii) recommended that Twin Vee stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby (including the Business Combination). After weighing various considerations, the Twin Vee board of directors determined that the Business Combination was in the best interests of Twin Vee and its stockholders and approved the Business Combination.
In evaluating the Business Combination, the Twin Vee board of directors consulted with Twin Vee management, business advisors, stockholders and legal advisors and considered a range of factors and risks. For a description of the Twin Vee board of directors’ reasons for approving the Business Combination, including factors and risks considered by the Twin Vee board of directors, see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — The Twin Vee Board of Directors’ Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Related Agreements.”
Support Agreement
Concurrently with entering into the Initial Merger Agreement on July 12, 2026, a Twin Vee stockholder, in its capacity as a holder of shares or other equity interests of Twin Vee, entered into a Company Support Agreement with USFM (the “Support Agreement”) pursuant to which such stockholder agreed, among other things, to vote its shares of Twin Vee Common Stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. As of the record date for the Twin Vee Special Meeting, such Twin Vee stockholder accounted for approximately 5.47% of the number of then-outstanding shares of Twin Vee Common Stock and approximately 5.47% of the voting power of the then-outstanding shares of Twin Vee Common Stock.
Registration Rights Agreement
At the Closing, USFM and Pubco will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the parties thereto will be granted certain registration rights with respect to the shares of Pubco Common Stock underlying the FG Exchange Warrant and PIPE Warrants.

The USFM Special Meeting
Date, Time and Place of the USFM Special Meeting
The USFM Special Meeting is to be held on [        ], at 10:00 a.m., Eastern Time, virtually via live webcast at https://www.cstproxy.com/[       ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Only stockholders who hold USFM Common Stock at the close of business on the record date will be entitled to notice of or vote at the USFM Special Meeting.
Voting Power; Record Date for the USFM Special Meeting
USFM stockholders will be entitled to vote or direct votes to be cast at the USFM Special Meeting if they owned USFM Common Stock at the close of business on [       ], which is the “record date” for the USFM Special Meeting. Stockholders will have one vote for each share of USFM Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were [       ] shares of USFM Common Stock issued and outstanding.
Quorum and Vote for the USFM Special Meeting
A quorum of USFM stockholders is necessary to hold a valid meeting. A majority of the votes entitled to be cast on the USFM Stockholder Proposals by the USFM stockholders constitutes a quorum of the USFM stockholders for action on the USFM Stockholder Proposals at the USFM Special Meeting. As of the record date for the USFM Special Meeting, [      ] shares of USFM Common Stock would be required to achieve a quorum. An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote against the USFM Business Combination Proposal but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. A broker non-vote, if one were to occur, would likewise be counted towards the quorum requirement and would have the same effect as a vote against the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting, so long as a quorum is established. However, because none of the proposals at the USFM Special Meeting are routine matters, brokers, banks and other nominees will have no discretionary authority to vote uninstructed shares held in “street name” on any proposal, and we therefore do not expect there to be any “broker non-votes” at the USFM Special Meeting. Shares held in “street name” for which no voting instructions are received are instead expected to be treated the same as shares for which no proxy card is returned: such shares will not be counted towards the quorum requirement.
The proposals presented at the USFM Special Meeting require the following votes:
•
The USFM Business Combination Proposal:   The USFM Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the Merger Agreement by the holders of USFM Common Stock.

•
The USFM Adjournment Proposal:   The USFM Adjournment Proposal will be approved if the votes cast by holders of USFM Common Stock favoring the action exceed the votes cast by holders of USFM Common Stock opposing the action.

If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the USFM Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the USFM Special Meeting and will not be voted. A failure to vote will have the same effect as a vote against the USFM Business Combination Proposal but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote against the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. A broker non-vote, if one were to occur, would likewise be counted towards the quorum requirement and would have the same effect as a vote against the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting, so long as a quorum is established. However, because none of the proposals at the USFM Special Meeting are routine matters, brokers, banks and other nominees will have no discretionary authority to vote uninstructed shares held in “street name,” and we therefore do not expect there to be any “broker non-votes” at the USFM Special Meeting; such uninstructed shares will instead be treated the same as shares for which no proxy card is returned and will not be counted towards the quorum requirement.
The Twin Vee Special Meeting
Date, Time and Place of the Twin Vee Special Meeting
The Twin Vee Special Meeting is to be held on [       ], at 10 a.m. Eastern Time virtually via live webcast at www.virtualshareholdermeeting.com/[       ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Only stockholders who hold Twin Vee Common Stock at the close of business on the record date will be entitled to notice of or vote at the Twin Vee Special Meeting.
Voting Power; Record Date for the Twin Vee Special Meeting
Twin Vee stockholders will be entitled to vote or direct votes to be cast at the Twin Vee Special Meeting if they owned Twin Vee Common Stock at the close of business on [       ], which is the “record date” for the Twin Vee Special Meeting. In respect to the Twin Vee Stockholder Proposals, each holder of Twin Vee Common Stock is entitled to one vote for each such share owned at the close of business on the record date. As of the close of business on the record date for the Twin Vee Special Meeting, there were [       ] shares of Twin Vee Common Stock.
Quorum and Vote for the Twin Vee Special Meeting
A quorum of Twin Vee stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of holders of at least 1/3 of the shares of Twin Vee Common Stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum at the Twin Vee Special Meeting. As of the record date for the Twin Vee Special Meeting, shares of Twin Vee Common Stock constituting voting power of at least [       ] votes would be required to achieve a quorum. Abstentions will be considered present for the purposes of establishing a quorum.
The proposals presented at the Twin Vee Special Meeting require the following votes:
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Twin Vee Business Combination Proposal:   The Twin Vee Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Twin Vee Common Stock entitled to vote thereon. An abstention will have the same effect as a vote against the Twin Vee Business Combination Proposal.

•
The Share Issuance Proposal:   Approval of the Share Issuance Proposal requires an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal.

•
The Director Election Proposal:   The five director nominees receiving the affirmative vote of a plurality of the voting power of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the Director Election Proposal shall be elected to the Combined Company’s board of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Twin Vee stockholder’s failure to vote by proxy or to vote in person at the Twin Vee Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. A “WITHHOLD” vote will have no effect on the outcome of the Director Election Proposal.

•
Twin Vee Adjournment Proposal:   For the Twin Vee Adjournment Proposal to be approved, it must receive an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Twin Vee Adjournment Proposal will have the same effect as a vote “AGAINST” the Twin Vee Adjournment Proposal.
Because each of the aforementioned Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares.
Concurrently with entering into the Merger Agreement, a Twin Vee stockholder, in its capacity as a holder of shares or other equity interests of Twin Vee, entered into a Company Support Agreement with USFM (the “Support Agreement”) pursuant to which such stockholder agreed, among other things, to vote its shares of Twin Vee Common Stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. As of the record date for the Twin Vee Special Meeting, such Twin Vee stockholder accounted for approximately 5.47% of the number of then-outstanding shares of Twin Vee Common Stock and approximately 5.47% of the voting power of the then-outstanding shares of Twin Vee Common Stock.
Appraisal Rights and Dissenter’s Rights
USFM Stockholders
Under applicable Colorado law concerning dissenting shareholder appraisal rights, holders of USFM Common Stock have the right to demand appraisal of their shares of USFM Common Stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights of appraisal and comply with Article 113 of the Colorado Act attached to this joint proxy statement/prospectus as Annex B.
Summarized below and in the section of this joint proxy statement/prospectus entitled “Appraisal Rights and Dissenters’ Rights — USFM Stockholder” are the dissenters’ rights of the holders of USFM Common Stock and the statutory procedures required to be followed in order to perfect such rights. Article 113 of the Colorado Act governs dissenters’ rights under the Colorado Act. The following summary is qualified in its entirety by reference to Article 113 of the Colorado Act, which should be reviewed carefully by holders of USFM Common Stock. Failure to comply strictly with all conditions for asserting rights as a dissenting shareholder, including the time limits, will result in loss of such dissenters’ rights by the dissenting USFM stockholder.
The Merger Agreement provides that shares of USFM Common Stock that are outstanding immediately prior to consummation of the Second Merger and have not been voted in favor of, or consented to, the Second Merger will not be entitled to receive shares of PubCo Common Stock if the holder of the shares of USFM Common Stock validly exercises and perfects statutory appraisal rights with respect to such shares. However, the shares of USFM Common Stock will be automatically converted into the right to receive the merger consideration on the same basis that all other shares of USFM Common Stock are converted in the Second Merger when and if the holder of those shares of USFM Common Stock withdraws his, her or its demand for appraisal or otherwise becomes legally ineligible to exercise appraisal rights.
Any holder of USFM Common Stock who wishes to exercise dissenter’s appraisal rights under Article 113 of the Colorado Act or who wishes to preserve his, her or its right to do so should review Article 113 of the Colorado Act carefully. Failure to comply with the procedures set forth therein will result in the loss of such rights.
Under Article 113 of the Colorado Act, you must follow the procedures set forth in Section 7-113-204 of the Colorado Act to receive a cash payment of the fair value of those shares of USFM Common Stock, together with interest, at the rate specified in Section 7-113-101 of the Colorado Act. For this purpose, “fair value” means the value of the shares immediately before the effectuation of the Second Merger, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction, and without discounting for lack of marketability or minority status. You should be aware that the fair value of your shares of USFM Common Stock as determined under Article 113 of the Colorado Act could be more than, the same as or less than the merger consideration you would have received in the Second Merger if you did not seek appraisal of your shares of USFM Common Stock.
To be entitled to exercise appraisal rights, a holder of USFM Common Stock must (i) not vote or cause or permit his or her shares of USFM Common Stock to be voted in favor of the Merger Agreement; and (ii) deliver written notice to USFM prior to the USFM Special Meeting of such USFM stockholder’s intent to demand payment for his or her shares if the Mergers are consummated. Any written intent to demand payment should be signed and addressed as follows: USFM Corporation, 1707 Cole Blvd, Suite 200, Golden, Colorado 80401 Attention: Hassan R. Baqar. A holder of USFM Common Stock that fails to satisfy the foregoing requirements is not entitled to demand payment under Article 113 of the Colorado Act. Additional information regarding the process to perfect dissenter’s appraisal rights under Article 113 is described in the section entitled “Appraisal Rights and Dissenters’ Rights — USFM Stockholder” elsewhere in this joint proxy statement/prospectus.
Twin Vee Stockholders
If the First Merger is consummated, Twin Vee stockholders of record and beneficial owners of shares of Twin Vee Common Stock who continuously hold such shares of Twin Vee Common Stock through the First Effective Time, who do not vote their shares in favor of the adoption of the Merger Agreement, who properly demand appraisal of such shares in accordance with Section 262 of the DGCL, and who otherwise comply with the statutory requirements of Section 262 of the DGCL will be entitled to seek appraisal by the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) of the “fair value” of their shares of Twin Vee Common Stock. The amount determined to be fair value by the court will be determined as of the First Effective Time and could be more than, the same as or less than the merger consideration payable to Twin Vee stockholders pursuant to the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.
This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL attached to this joint proxy statement/prospectus as Annex C. Due to the complexity of the appraisal process, Twin Vee stockholders and beneficial owners of shares of Twin Vee Common Stock who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review the section of this joint proxy statement/prospectus entitled “Appraisal Rights and Dissenters’ Rights — Twin Vee Stockholder” and the applicable provisions of Section 262 of the DGCL carefully and are encouraged to seek the advice of legal counsel and financial advisors with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.
Generally, to exercise appraisal rights, Twin Vee stockholders of record and beneficial owners of shares of Twin Vee Common Stock must (1) properly demand appraisal of such holder’s or owner’s shares of Twin Vee Common Stock, (2) not vote in favor of the adoption of the Merger Agreement (whether by voting against the Twin Vee Business Combination Proposal, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares of Twin Vee Common Stock through the First Effective Time, (4) not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262 of the DGCL, in which case, such Twin Vee stockholder may be entitled to have their shares of Twin Vee Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Twin Vee Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the First Effective Time through the date of payment of the judgment.

Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Twin Vee unless certain stock ownership conditions are satisfied by the Twin Vee stockholders and beneficial owners of shares of Twin Vee Common Stock seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this joint proxy statement/prospectus, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. If you hold your shares of Twin Vee Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.
See “Appraisal Rights and Dissenters’ Rights” elsewhere in this joint proxy statement/prospectus.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. USFM has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies. Twin Vee has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies.
If a USFM stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the USFM Special Meeting. A USFM stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Stockholders of USFM — Revoking Your Proxy.”
If a Twin Vee stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Twin Vee Special Meeting. A Twin Vee stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Stockholders of Twin Vee — Revoking Your Proxy.”
Interests of USFM’s Management in the Business Combination
Because the chief executive officer and sole member of the board of directors of USFM has interests that are different from, or in addition to (and which may conflict with), the interests of the other holders of USFM Common Stock, a conflict of interest may exist in determining whether the Business Combination with Twin Vee is appropriate. Such interests include that Mr. Robert Price, the Chief Executive Officer and sole member of the board of directors of USFM, beneficially owned approximately 15.26% of the outstanding USFM Common Stock as of October 26, 2026. When you consider the recommendation of the USFM board of directors in favor of approval of the USFM Business Combination Proposal and the other proposals, you should keep in mind that Mr. Price has interests in such proposals that are different from, or in addition to, your interests as a stockholder.
In light of the foregoing, USFM’s chief executive officer and sole director will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Twin Vee even if (i) Twin Vee is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, USFM’s chief executive officer and sole director may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.
These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Recommendation of the USFM Board of Directors to USFM Stockholders
USFM’s board of directors believes that the USFM Business Combination Proposal and the other proposals to be presented at the USFM Special Meeting are advisable and fair to, and in the best interests of, USFM and its stockholders and unanimously recommends that its stockholders vote “FOR” the USFM Business Combination Proposal and “FOR” the USFM Adjournment Proposal.
The existence of financial and personal interests of USFM’s chief executive officer and sole director may result in a conflict of interest on the part of such director between what he, she or they may believe is in the best interests of USFM and its stockholders and what he may believe is best for himself, in determining to recommend that stockholders vote for the proposals. In addition, USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the USFM board of directors’ recommendation of these proposals, you should keep in mind that USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
USFM’s board of directors has unanimously approved each of the USFM Stockholder Proposals.
USFM’s board of directors unanimously recommends that USFM stockholders:
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Vote “FOR” the USFM Business Combination Proposal; and

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Vote “FOR” the USFM Adjournment Proposal.

Interests of Twin Vee’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Twin Vee board of directors in favor of approval of the Twin Vee Business Combination Proposal, you should keep in mind that Twin Vee’s directors and executive officers have interests in such proposal that are different from, or in addition to (and which may conflict with), those of Twin Vee stockholders. These interests include, among other things, the interests listed below:
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Joseph C. Visconti (a) is the Chairman of the Board, Chief Executive Officer, and President of Twin Vee, (b) beneficially owned approximately 1.89% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

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Preston Yarborough (a) is the Vice President and Director of Twin Vee, (b) beneficially owned approximately 0.18% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

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Kevin Schuyler (a) is a member of the Twin Vee Board of Directors (the “Twin Vee Board”) and the Special Committee of the Twin Vee Board (the “Twin Vee Special Committee”), (b) beneficially owned approximately 0.16% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) may be appointed to the board of directors of the Combined Company upon closing of the Business Combination and may be entitled to certain compensation and other benefits in connection with such directorship.

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Larry Swets Jr. (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) beneficially owned approximately 1.16% of the outstanding Twin Vee Common Stock as of October 26, 2026 and approximately 10.47% of the outstanding USFM Common Stock as of October 26, 2026, and (c) is the Chairman of the Board of Directors of Greenland Energy Company (“GEC”), whose Chief Executive Officer and Director (Mr. Robert Price) also serves as the Chief Executive Officer of USFM.

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Carol Craig (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) may be appointed to the board of directors of the Combined Company upon closing of the Business

Combination and may be entitled to certain compensation and other benefits in connection with such directorship, and (c) is a member of the Board of Directors of GEC.
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Michael P. Dickerson, Twin Vee’s Interim Chief Financial Officer, beneficially owns approximately 0.72% of the outstanding shares of Twin Vee Common Stock as of October 26, 2026.

See the section entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” in this joint proxy statement/prospectus for a further discussion of these considerations.
Recommendation of the Twin Vee Board of Directors to Twin Vee Stockholders
The Twin Vee board of directors believes that the Twin Vee Business Combination Proposal and the other proposals to be presented at the Twin Vee Special Meeting are in the best interests of Twin Vee and its stockholders and recommends that its stockholders vote “FOR” the Twin Vee Business Combination Proposal, “FOR” the Share Issuance Proposal, “FOR” each of the director nominees in the Director Election Proposal, and “FOR” the Twin Vee Adjournment Proposal.
The existence of financial and personal interests of one or more of Twin Vee’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Twin Vee, its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that Twin Vee stockholders vote for the proposals. In addition, Twin Vee’s officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. These interests may influence Twin Vee’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the Twin Vee board of directors when it approved the Business Combination. See the section entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The Twin Vee board of directors has approved each of the Twin Vee Stockholder Proposals.
The Twin Vee board of directors recommends that Twin Vee stockholders:
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Vote “FOR” the Twin Vee Business Combination Proposal;

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Vote “FOR” the Share Issuance Proposal;

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Vote “FOR” each of the director nominees in the Director Election Proposal; and

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Vote “FOR” the Twin Vee Adjournment Proposal.

U.S. Federal Income Tax Considerations
For a more detailed discussion of the U.S. federal income tax consequences of the Business Combination, see “U.S. Federal Income Tax Consequences for holders of Twin Vee securities.”
Expected Accounting Treatment
The Mergers will be accounted for as a reverse recapitalization in accordance with GAAP. PubCo is a newly formed entity that does not meet the criteria to be the accounting acquirer under ASC 805-10-55-15. USFM has been determined to be the accounting acquirer based on the following factors:
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former USFM securityholders will hold 93% of Pubco on a fully diluted basis, and Company securityholders 7%;

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USFM will designate all five members of the Pubco board of directors;

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USFM’s senior management will comprise the senior management of Pubco, and all Company directors and officers will resign at closing; and

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USFM’s operations will constitute the only ongoing operations of Pubco.

Reverse recapitalization.   Following the Pre-Closing CVR Restructuring, the Company will hold no operations and only nominal assets, consisting of $700,000 of cash, and therefore will not meet the definition of a business under ASC 805. Accordingly, the Mergers are treated as the equivalent of USFM issuing shares for the net monetary assets of the Company, accompanied by a recapitalization. The consequences are:
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the Company’s net assets are stated at historical cost, with no goodwill or other intangible assets recorded;

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USFM is the predecessor, and its historical financial statements will become the historical financial statements of Pubco; and

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USFM’s equity will be retroactively restated to reflect the number of Pubco shares received by USFM stockholders.

Pre-Closing CVR Restructuring.   The Pre-Closing CVR Restructuring is a transaction of the Company, the accounting acquiree, and is completed before the Mergers. It is presented in a separate column and recorded at carrying amount as a non-reciprocal, pro rata distribution to the Company’s stockholders under ASC 505-60 and ASC 845-10-30-10, with no gain or loss recognized in the proforma financial statements.
PIPE Investment assumption.   The proforma financial information accounts for only the committed PIPE Investments as of the date of joint proxy/prospectus filing.
Emerging Growth Company
USFM and Twin Vee each qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and each may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Twin Vee is expected to cease to qualify as an emerging growth company as of December 31, 2026.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Each of USFM and Twin Vee has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, each of USFM and Twin Vee, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of USFM’s and Twin Vee’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
The Combined Company will qualify as an emerging growth company. The Combined Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing (b) in which the Combined Company has total annual gross revenue of at least $1.235 billion or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of the Combined Company’s common equity that is held by non-affiliates exceeds $700.0 million as of the end of the most recently completed fiscal year’s second fiscal quarter; and (ii) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary Risk Factors
You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 44. Some of these risks include, but are not limited to:
We will require significant additional capital to fund our business plan.
USFM and Twin Vee have a history of losses and expect to continue to incur losses in the future.
The Project is in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve at the Project or any other properties we may acquire or obtain rights to explore in commercially exploitable quantities. Unless and until we do so, we cannot earn any revenues from these properties and if we do not do so we will lose all of the funds that we expend on exploration. If we do not establish the existence of any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail, which would significantly reduce the value of the Combined Company Common Stock.
The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.
Commodity price volatility could have dramatic effects on our results of operations and our ability to execute our business plan.
Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.
We are subject to significant laws and governmental regulations that affect our operations and costs of conducting our business, and we may not be able to obtain all required permits and licenses to place our properties into production.
Land reclamation requirements for our properties may be burdensome and expensive.
We face intense competition in the mining industry.
We do not currently insure against all the risks and hazards of mineral exploration, development, and mining operations.
Geological complexity and data limitations in the Disko Island and the Nuussuaq Peninsula region may impair our ability to identify commercially viable prospects.
Our operations in Greenland are subject to unique regulatory, environmental, and political risks.
The Disko Island and the Nuussuaq Peninsula region is a high-risk, frontier exploration area with no prior successful commercial discoveries, and historical exploration efforts have been unsuccessful.
Operating in Greenland’s remote and harsh environment will result in significantly higher costs and logistical challenges compared to more developed regions.
Since Twin Vee’s directors and executive officers have interests that are different from, or in addition to (and which may conflict with), the interests of Twin Vee stockholders, a conflict of interest may have existed in determining whether the Business Combination with USFM is appropriate.
There has been no third-party valuation or appraisal of the shares of Twin Vee Common Stock, the Company Consideration Shares, or the CVRs.
If you are a Twin Vee stockholder, you must make your own decision with respect to whether you should or should not exercise appraisal rights in connection with the First Merger.
Twin Vee stockholders may not receive any proceeds from the CVR Trust.

Notwithstanding stockholder ratification of the Reverse Stock Split, residual legal and business uncertainty concerning Twin Vee’s corporate history could adversely affect Twin Vee, the Business Combination or the Combined Company.
The CVRs that pre-Closing Twin Vee stockholders will receive in the Pre-Closing CVR Restructuring will not be listed on any securities exchange, will be subject to significant transfer restrictions and may have little or no value.
The specific assets and liabilities to be held through Assetco, and the terms of the CVR Trust agreement and the CVR Agreement, have not yet been determined, which makes it difficult to evaluate the CVRs.
The CVRs may have no value, and Twin Vee stockholders may receive no payment in respect of their CVRs.
Payments on the CVRs, if any, will be made only after deduction of liabilities and expenses (including reserves for future expenses), and may be substantially less than the gross value of the Company Assets and Liabilities.
The CVRs are not transferable, will not be listed on any exchange, and there will be no market for the CVRs.
The CVRs do not represent an equity or ownership interest, and CVR holders will have no voting or other rights of an equityholder.
The trustee of the CVR Trust will control the disposition of the Company Assets and Liabilities, and CVR holders will have no consent or other right with respect to those decisions.
The tax treatment of the CVRs is uncertain, and Twin Vee stockholders may incur tax liability without receiving any corresponding cash distribution.
Subsequent to consummation of the Business Combination, the Combined Company may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.
The historical financial results of Twin Vee and unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been or will be in future periods.
The Applicable Stock Exchange may not list the Combined Company Common Stock on its exchange, which could limit investors’ ability to make transactions in the Combined Company Common Stock and subject the Combined Company to additional trading restrictions.
The market price of the Combined Company Common Stock could be volatile, and you could lose all or part of your investment.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Twin Vee’s common stock may decline before the closing, or the market price of the Combined Company Common Stock may decline after the closing.
The Combined Company does not intend to pay dividends on its common stock.
Any future sales or offerings of the Combined Company Common Stock may cause substantial dilution to the Combined Company’s stockholders and may cause the price of the Combined Company Common Stock to decline.

MARKET PRICE, TICKER AND DIVIDEND INFORMATION
Twin Vee
Twin Vee Common Stock is currently listed on Nasdaq under the symbol “VEEE.” The closing price of Twin Vee Common Stock on October 7, 2026, the last trading day before announcement of the execution of the Merger Agreement, was $10.35. As of the Record Date, the closing price for the Twin Vee Common Stock was $[      ].
PubCo intends to apply to list the shares of Combined Company Common Stock on an Applicable Stock Exchange upon the Closing.
Holders of Twin Vee Common Stock should obtain current market quotations for their securities. The market value of these securities could vary at any time before the Business Combination.
Holders
Twin Vee.   As of the record date for the Twin Vee Special Meeting, there were [      ] holders of record of Twin Vee Common Stock. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares of Twin Vee Common Stock are held of record by banks, brokers and other financial institutions. See “Beneficial Ownership of Securities.”
USFM.   As of the record date for the USFM Special Meeting, there were [      ] holders of record of USFM Common Stock. See “Beneficial Ownership of Securities.”
Dividend Policy
Twin Vee did not pay a cash dividend during the 2025 or 2024 fiscal years. Twin Vee presently intends to retain earnings, if any, to finance the development and growth of its business and operations and does not anticipate declaring or paying cash dividends on the Twin Vee Common Stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of the board of directors and will depend on then-existing conditions, including operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors the board of directors may deem relevant.
The Combined Company presently intends to retain earnings, if any, to finance the development and growth of its business and operations and does not anticipate declaring or paying cash dividends on the Combined Company Common Stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of the board of directors and will depend on then-existing conditions, including operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors the board of directors may deem relevant.
Price Range of USFM Securities
Historical market price information regarding USFM and the Combined Company is not provided because there is no public market for USFM’s or the Combined Company’s securities. For information regarding USFM’s liquidity and capital resources, see “USFM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS
The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of the Combined Company, in which event the market price of its common stock could decline, and you could lose part or all of your investment.
These risk factors are not exhaustive, and you are encouraged to perform your own investigation with respect to the business, prospects, financial condition and operating results of Twin Vee and USFM and the business, prospects, financial condition and operating results of the Combined Company following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” before deciding how to vote your USFM Common Stock or Twin Vee Common Stock. Twin Vee and USFM may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their or the Combined Company’s respective business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of PubCo, Twin Vee and USFM and the notes to the financial statements included therein
Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the Combined Company.
Risks Related to the Combined Company’s Business
Increased levels of volatility or a rapid destabilization of global economic conditions could have a material adverse effect on our operations and financial condition.
In recent years, global financial conditions have been characterized by increased volatility which has impacted many industries, including the mining industry. Global financial conditions are subject to sudden and rapid destabilization in response to current and future events, as governmental authorities may have limited resources to respond to such events. Global capital markets continue to experience increased volatility in response to global events such as the significant increase in the rate of inflation in recent years, and the effects of certain countermeasures taken by central banks including increased interest rates. Future economic crises may be precipitated by any number of causes, including natural disasters, epidemics (such as the COVID-19 virus pandemic), geopolitical instability and war (such as the Russian invasion of Ukraine, the Israel-Palestine conflict and the Israel/U.S. conflict with Iran), the failure of financial institutions, terrorism, material changes in the price of oil, the volatility of metal prices, and the volatility of global financial markets. Continued increased levels of volatility or a sudden or rapid destabilization of global economic conditions could negatively impact our ability to obtain equity or debt financing or to make other suitable arrangements to finance the Project which, in turn, could have a material adverse effect on our operations and financial condition.
Our ability to continue to operate as a going concern depends on our ability to obtain adequate financing in the future.
Our ability to continue as a going concern is dependent on our ability to maintain continued support from our stockholders and creditors and to raise additional capital and implement our business plan.
There is no assurance that we will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to us. However, management believes that we have sufficient working capital to meet our projected minimum financial obligations for the next fiscal year. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. We are an exploration stage company, and we have incurred losses since our inception.
We will require significant additional capital to fund our business plan.
We will be required to expend significant funds to determine whether proven and probable mineral reserves exist at properties we have rights to explore, to continue exploration and, if warranted, to develop existing properties we have rights to explore, and to identify and acquire additional properties to diversify our property portfolio. We anticipate that we will be required to make substantial capital expenditures for the continued exploration and, if warranted, development of the Project. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological, and geochemical analysis, assaying, permitting, and feasibility studies with regard to the results of our exploration at the Project. We may not benefit from some of these investments if we are unable to identify commercially exploitable mineral reserves. Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of metals. Capital markets worldwide were adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities, and remnants from those losses continue to impact the ability for us to raise capital. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us.
Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations, and prospects. Sales of substantial amounts of securities may have a highly dilutive effect on our ownership or share structure. Sales of a large number of shares of the Combined Company Common Stock in the public markets, or the potential for such sales, could decrease the trading price of those shares and could impair our ability to raise capital through future sales of Combined Company Common Stock. We have not yet commenced commercial production at any of the properties we have rights to explore and, therefore, have not generated positive cash flows to date and have no reasonable prospects of doing so unless successful commercial production can be achieved at the Project. We expect to continue to incur negative investing and operating cash flows until such time, if ever, that we are able to enter into successful commercial production. This will require us to deploy our working capital to fund such negative cash flow and to seek additional sources of financing. There is no assurance that any such financing sources will be available or sufficient to meet our requirements. There is no assurance that we will be able to continue to raise equity capital or to secure additional debt financing, or that we will not continue to incur losses.
We have a limited operating history on which to base an evaluation of our business and prospects.
Since our inception, we have had no revenue from operations. We have no history of producing products from the Project. We would require further exploration work in order to reach the development stage. Advancing the Project into the development stage will require significant capital and time, and successful commercial production from the Project will be subject to completing feasibility studies, permitting and re-commissioning of the mine, constructing processing plants, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:
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completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient ore reserves to support a commercial mining operation;

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the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

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the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;

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the availability and cost of appropriate smelting and/or refining arrangements, if required;

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compliance with stringent environmental and other governmental approval and permit requirements;

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the availability of funds to finance exploration, development, and construction activities, as warranted;

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potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;

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potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and

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potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of the Project and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction, and mine start-up. In addition, our management and workforce will need to be expanded, and sufficient support systems for our workforce will have to be established. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our current or future project, including the Project.
USFM and Twin Vee have a history of losses and the Combined Company expects to continue to incur losses in the future.
We have incurred losses since inception, have had negative cash flow from operating activities, and expect to continue to incur losses in the future.
We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations. We recognize that if we are unable to generate significant revenues from mining operations and/or dispositions of our properties or rights related thereto, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.
Damage to our reputation could adversely affect our company’s operations and financial condition.
Our relationship with the communities where we operate is critical to ensure the future success of our existing operations and the construction and development of the Project. Reputational damage can be the result of the actual or perceived occurrence of any number of events and could include any negative publicity, whether true or not. There is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Certain individuals and groups who oppose resource development can often be vocal critics of the mining industry and its practices, including the use of hazardous substances in processing activities and effects on the environment. The increased use of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for such individuals and groups to communicate and share their opinions and views regarding our company and our activities. Adverse publicity generated by such persons related to extractive industries generally, or our operations or development activities specifically, could have an adverse effect on our reputation. Reputation loss, including reputation loss by other similar mining companies, may result in decreased investor confidence, increased challenges in developing and maintaining community and stakeholder relations and an impediment to our overall ability to advance the Project, which could have a material adverse impact on our results of operations, financial condition and prospects. While we are committed to operating in a socially responsible manner, there is no guarantee that our efforts in this respect will mitigate this potential risk. We do not ultimately have direct control over how we are perceived by others, and reputational damage could adversely affect our operations and financial condition.
We rely on information systems that may become subject to security threats.
We have entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with our operations. Our operations depend, in part, on how well we and our suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, natural disasters, terrorism, fire, power loss, hacking, phishing schemes, computer viruses, vandalism, fraud and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as preemptive interventions and expenditures to mitigate the risks of failures and other IT system disruptions. Any of these and other events could result in information systems failures, delays and increases in capital expenses and which would negatively impact our ability to operate. The failure of any part of our information systems could, depending on the nature and degree of any such failure, adversely impact our reputation and results of operations. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cybersecurity and the continued development and enhancement of controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.
Although the Trump Administration has shifted the focus of the U.S. government away from environmental, social, and governance (ESG) matters, continuing efforts to address such matters may negatively impact our business.
While the current Trump Administration has sought to scale back and dismantle federal ESG policies and regulations, ongoing attention to ESG matters, including those related to climate change and sustainability, and increasing societal, and investor and legislative pressures on companies to address ESG matters may result in increased costs, increased investigations and litigation or threats thereof, negative impacts on our access to capital markets, and damage to our reputation. Increasing attention to climate change, for example, may result in additional governmental investigations and private litigation, or threats thereof, against our company. In addition, some organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters, including climate change and climate-related risks. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings may lead to negative investor sentiment toward our company and to the diversion of investment to other industries, which could have a negative impact on our access to and costs of capital. Additionally, evolving expectations on various ESG matters, including biodiversity, waste, and water, may increase costs, require changes in how we operate and lead to negative stakeholder sentiment.
Risks Related to Mining and Exploration
The Project is in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve at the Project or any other properties we may acquire or obtain rights to explore in commercially exploitable quantities. Unless and until we do so, we cannot earn any revenues from these properties and if we do not do so we will lose all of the funds that we expend on exploration. If we do not establish the existence of any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail, which would significantly reduce the value of the Combined Company Common Stock.
We have not established that any of our mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so. A mineral reserve is defined in subpart 1300 of Regulation S-K under the Securities Act and the Exchange Act (“Subpart 1300”) as an estimate of tonnage and grade or quality of “indicated mineral resources” and “measured mineral resources” (as those terms are defined in Subpart 1300) that, in the opinion of a “qualified person” (as defined in Subpart 1300), can be the basis of an economically viable project. In general, the probability of any individual prospect having a “reserve” that meets the requirements of Subpart 1300 is small, and our mineral properties may not contain any “reserves” and any funds that we spend on exploration could be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that our properties can be developed into producing mines or that we can extract those minerals. Both mineral exploration and mineral development involve a high degree of risk, and few mineral properties that are explored are ultimately developed into producing mines.
The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.
Exploration for and the production of minerals is highly speculative and involves greater risk than many other businesses. Most exploration programs do not result in mineralization that is of sufficient quantity and quality to be profitably mined. Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and developing mineral properties, such as, but not limited to:
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economically insufficient mineralized material;

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fluctuation in production costs that make mining uneconomical;

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labor disputes;

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unanticipated variations in grade and other geologic problems;

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environmental hazards;

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water conditions;

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difficult surface or underground conditions;

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industrial accidents;

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metallurgic and other processing problems;

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mechanical and equipment performance problems;

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failure of dams, stockpiles, wastewater transportation systems, or impoundments;

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unusual or unexpected rock formations; and

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personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. If we were to determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.
Commodity price volatility could have dramatic effects on our results of operations and our ability to execute our business plan.
The price of commodities varies daily. Our future revenues, if any, will likely be derived from the extraction and sale of base and precious metals. The price of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond our control, including economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of our business, could negatively affect our ability to secure financing and could negatively affect our results of operations.
Estimates of mineralized material and resources are subject to evaluation uncertainties that could result in project failure.
Our exploration and future mining operations, if any, are and will be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material and resources/reserves within the earth using statistical sampling techniques. Estimates of any mineralized material or resource/reserve on any of our properties would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties.

This could result in uncertainties that cannot reasonably be eliminated from the process of estimating mineralized material and resources/reserves. If such estimates proved to be unreliable, any plan implemented to exploit the mineralization based on those estimates may not lead to commercially viable operations.
Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.
As we have not completed feasibility studies on the Project and have not commenced actual production, we do not have mineral resources, and any estimates may require adjustments or downward revisions. In addition, the grade of mineral ore ultimately mined, if any, may differ from that indicated by future feasibility studies and drill results. Minerals recovered in small scale tests might not be duplicated in large scale tests under on-site conditions or in production scale.
Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration.
Our long-term success depends on our ability to identify mineral deposits at the Project and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of commodity exploration is determined in part by the following factors:
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the identification of potential mineralization;

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availability of government-granted exploration permits;

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the quality of our management and our geological and technical expertise; and

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the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. We may invest significant capital and resources in exploration activities and may find it necessary to abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.
We are subject to significant laws and governmental regulations that affect our operations and costs of conducting our business, and we may not be able to obtain all required permits and licenses to place our properties into production.
Our proposed operations, including exploration and, if warranted, development and operation of the Project, require permits from governmental authorities and will be governed by laws and regulations, including:
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laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;

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laws and regulations related to exports, taxes, and fees;

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labor standards and regulations related to occupational health and mine safety; and

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environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, and environmental protection.

Companies engaged in exploration and mining activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. We cannot predict if all permits that we may require for continued exploration, development, or construction of mining facilities and the conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. We may be required to compensate those suffering loss or damage by reason of our mineral exploration or our mining activities, if any, and may have civil or criminal fines or penalties imposed for violations of, or our failure to comply with, such laws, regulations, and permits.
Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation of such laws, regulations and permits, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration. The Project is located in Greenland, which has numerous clearly defined regulations with respect to permitting mines, which could potentially impact the total time to market for the project.
Land reclamation requirements for our properties may be burdensome and expensive.
Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.
Reclamation may include requirements to:
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control dispersion of potentially deleterious effluents;

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treat ground and surface water to drinking water standards; and

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reasonably re-establish pre-disturbance landforms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.
We face intense competition in the mining industry.
The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire rights to additional properties, if any, or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other companies that produce our planned commercial products for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop, or operate additional mining projects.
A shortage of equipment and supplies could adversely affect our ability to operate our business.
We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and could therefore limit, or increase the cost of, production.
Joint ventures and other partnerships, including offtake arrangements, may expose us to risks.
We may enter into joint ventures, partnership arrangements, or offtake agreements, with other parties in relation to the exploration, development, and production of the properties in which we have an interest.

Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on us, the development and production at our properties, including the Project, and on future joint ventures, if any, or their properties, and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the market value of the Combined Company Common Stock.
We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.
We are dependent on a relatively small number of key employees, including our Chief Executive Officer and Chief Financial Officer. The loss of any officer could have an adverse effect on us. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.
Our operations may be subject to litigation or other claims.
From time to time our operations may be subject to disputes that may result in litigation or other legal claims. We may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.
We do not currently insure against all the risks and hazards of mineral exploration, development, and mining operations.
Exploration, development, and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, and periodic interruptions due to inclement or hazardous weather conditions. These risks could result in damage to or destruction of mineral properties, facilities, or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses, and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. We may elect not to insure where premium costs are disproportionate to our perception of the relevant risks. The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.
We are a development-stage company with a limited operating history and no revenues.
We were formed in October 2025 and have not generated any revenues to date. Our business is subject to the risks inherent in the establishment of a new enterprise, including limited financial resources, lack of operating history, and unproven management systems. There can be no assurance that we will be successful in implementing our business plan, achieving commercial production, or generating positive cash flows.
We have not drilled any targets to date, and our business model is unproven in the Disko Island and the Nuussuaq Peninsula region.
We have not yet drilled any exploratory or development targets in the Disko Island and the Nuussuaq Peninsula region of Greenland. Our business strategy is focused on unlocking the high-quality mineral potential of this frontier basin through modern exploration techniques. There is no assurance that our planned drilling activities will result in discoveries or commercially viable production. Our ability to generate revenues and achieve profitability depends on our success in discovering and developing high quality minerals. If our exploration and development activities are unsuccessful, or if we are unable to execute them in a timely and cost-effective manner, our business, financial condition, and results of operations could be materially and adversely affected.
Risks Related to Greenland
Geological complexity and data limitations in the Disko Island and the Nuussuaq Peninsula region may impair our ability to identify commercially viable prospects.
The Disko Island and the Nuussuaq Peninsula region of Greenland is a frontier exploration area characterized by limited seismic data coverage and significant structural complexity. Current seismic data are reconnaissance-level only, with wide line spacing that limits the accuracy of trap definition and reservoir imaging. Pervasive igneous intrusions and faulting patterns may negatively affect trap integrity, migration pathways, and seismic interpretation. In addition, significant tertiary uplift and erosion have created uncertainty around thermal maturity, increasing the risk that certain formations may be gas-prone or non-prospective. These factors may result in unsuccessful drilling or lower-than-expected mineral recoveries, materially affecting our exploration program.
Our operations in Greenland are subject to unique regulatory, environmental, and political risks.
All of our license interests are located in Greenland, a jurisdiction with a developing regulatory framework for mineral exploration. Our operations are subject to local environmental and permitting regulations, including requirements related to exploration licenses, drilling approvals, and environmental protection. Changes in laws or regulations, delays in obtaining required permits, or increased environmental scrutiny could materially increase costs or delay our activities. In addition, Greenland’s political environment may evolve in ways that affect foreign investment, taxation, or licensing terms. Any adverse regulatory or political developments could materially and adversely affect our business.
Geopolitical tensions involving Greenland, including proposals for U.S. annexation, could create uncertainty and adversely affect our operations.
Greenland is an autonomous territory within the Kingdom of Denmark that has been the subject of significant geopolitical attention in recent years. The United States government has expressed interest in acquiring or annexing Greenland for strategic and military purposes, which has been met with opposition from both Greenland and Denmark. These geopolitical tensions could create regulatory uncertainty, affect our relationships with Greenlandic authorities, or result in changes to the investment climate in Greenland, in particular investment and operations by U.S. companies in Greenland. Additionally, Greenland’s internal political dynamics, including movements toward greater independence from Denmark, could result in changes to the regulatory framework governing natural resource extraction. Any significant geopolitical developments affecting Greenland could materially and adversely affect our business, operations, the value of our licenses and, consequently, the market value of the Combined Company Common Stock.
The Disko Island and the Nuussuaq Peninsula region is a high-risk, frontier exploration area with no prior successful commercial discoveries, and historical exploration efforts have been unsuccessful.
Despite decades of geological study and exploration interest dating back to the late 1800s, no commercial mineral discoveries have been made in the Disko Island and the Nuussuaq Peninsula regions of Greenland. Previous exploration efforts produced mixed and mostly unsuccessful results. While we believe recent assessments support a probability of success, investors should be aware that this is a high-risk, frontier exploration program with a significant possibility that our drilling efforts will not result in any commercial discoveries. If our exploration activities are unsuccessful, we may not be able to recover our investment, and the value of our securities could decline significantly or become worthless.
Operating in Greenland’s remote and harsh environment will result in significantly higher costs and logistical challenges compared to more developed regions.
The Disko Island and the Nuussuaq Peninsula region is located in a remote area of western Greenland with no existing infrastructure, limited local labor, and no locally available equipment or services. All drilling equipment, personnel, and supplies must be transported to the site by a combination of marine and air transport during limited seasonal windows, and any minerals produced would need to be exported internationally as there is no domestic market. These factors are expected to result in significantly higher operating costs compared to more developed mineral exploration regions. Industry analysts have noted that the high costs of establishing operations in a new, remote environment with harsh Arctic weather conditions, combined with the expenses of exporting production, present substantial economic challenges. If we are unable to manage these costs effectively our operations may not be economically viable.]
Our operations in Greenland may be subject to increased scrutiny, opposition, and reputational risks due to concerns about climate change and environmental impacts of fossil fuel development in the Arctic.
Greenland’s rapidly melting ice sheet has become a prominent symbol of global climate change, and fossil fuel development in the Arctic region faces increasing opposition from environmental groups,

institutional investors, and segments of the public. Our operations may be subject to protests, negative publicity campaigns, or other forms of opposition that could disrupt our activities, damage our reputation, or affect our ability to raise capital. Some institutional investors have adopted policies restricting or prohibiting investment in companies engaged in Arctic exploration. Additionally, any environmental incident or perceived harm to Greenland’s environment could result in significant reputational damage, regulatory action, and potential legal liability. These factors could materially and adversely affect our business, our ability to attract investment, and the trading price of our securities.
Risks Relating to Twin Vee and the Business Combination
Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to Twin Vee.
Since Twin Vee’s directors and executive officers have interests that are different from, or in addition to (and which may conflict with), the interests of Twin Vee stockholders, a conflict of interest may have existed in determining whether the Business Combination with USFM is appropriate.
When you consider the recommendation of the Twin Vee board of directors in favor of approval of the Twin Vee Business Combination Proposal, you should keep in mind that Twin Vee’s directors and executive officers have interests in such proposal that are different from, or in addition to (and which may conflict with), those of Twin Vee stockholders. These interests include, among other things, the interests listed below:
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Joseph C. Visconti (a) is the Chairman of the Board, Chief Executive Officer, and President of Twin Vee, (b) beneficially owned approximately 1.89% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

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Preston Yarborough (a) is the Vice President and Director of Twin Vee, (b) beneficially owned approximately 0.18% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

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Kevin Schuyler (a) is a member of the Twin Vee Board of Directors (the “Twin Vee Board”) and the Special Committee of the Twin Vee Board (the “Twin Vee Special Committee”), (b) beneficially owned approximately 0.16% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) may be appointed to the board of directors of the Combined Company upon closing of the Business Combination and may be entitled to certain compensation and other benefits in connection with such directorship.

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Larry Swets Jr. (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) beneficially owned approximately 1.16% of the outstanding Twin Vee Common Stock as of October 26, 2026 and approximately 10.47% of the outstanding USFM Common Stock as of October 26, 2026, and (c) is the Chairman of the Board of Directors of Greenland Energy Company (“GEC”), whose Chief Executive Officer and Director (Mr. Robert Price) also serves as the Chief Executive Officer of USFM.

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Carol Craig (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) may be appointed to the board of directors of the Combined Company upon closing of the Business Combination and may be entitled to certain compensation and other benefits in connection with such directorship, and (c) is a member of the Board of Directors of GEC.

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Michael P. Dickerson, Twin Vee’s Interim Chief Financial Officer, beneficially owns approximately 0.72% of the outstanding shares of Twin Vee Common Stock as of October 26, 2026.

See “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” in this joint proxy statement/prospectus for a further discussion of these considerations.

The exercise of Twin Vee’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Twin Vee’s stockholders’ best interests.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Twin Vee to agree to amend the Merger Agreement, to consent to certain actions taken by USFM or to waive rights that Twin Vee is entitled to under the Merger Agreement. Such events could arise because of changes in the course of USFM’s businesses or a request by USFM to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at Twin Vee’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this joint proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Twin Vee and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this joint proxy statement/prospectus, Twin Vee does not believe there will be any changes or waivers that Twin Vee’s directors and executive officers would be likely to make after stockholder approval of the Twin Vee Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Twin Vee will circulate a new or amended joint proxy statement/prospectus and resolicit Twin Vee’s common stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Twin Vee Business Combination Proposal.
There has been no third-party valuation or appraisal of the shares of Twin Vee Common Stock, the Company Consideration Shares, or the CVRs.
While a fairness opinion has been delivered to the Twin Vee Board in connection with the Business Combination, no independent party has been retained by Twin Vee or any other person to evaluate or render any appraisal with respect to the current or future projected value of Twin Vee Common Stock, the Company Consideration Shares, or the contingent value rights that will be issued to pre-Closing Twin Vee stockholders. The merger consideration as provided for in the Merger Agreement was determined based, in part, on the valuation of Twin Vee determined by the Twin Vee Board, which is based on criteria other than Twin Vee’s current or prospective asset value, earnings, net worth or other established criteria for value and therefore should not be considered a “market” or definitive valuation. While the Twin Vee Common Stock is traded on Nasdaq, trading volume has been unpredictable in recent months and on most days the trading volume is quite low. Therefore, trading prices of the Twin Vee Common Stock may not be indicative of the current or future fair market value thereof. No assurances can be provided that the merger consideration as provided for the in the Merger Agreement will have a value equal to or greater than the value of the Twin Vee Common Stock immediately prior to the Closing.
Twin Vee may complete another public offering or sell Twin Vee in the near future with a deemed value of the Twin Vee Common Stock that is higher than the value of the merger consideration as provided in the Merger Agreement.
From time to time, Twin Vee has conducted meetings and discussions with investment banking firms and other outside advisors regarding the prospects for successfully completing another public offering of Twin Vee’s equity or debt securities or a sale of Twin Vee to a third party other than USFM. If successful, such a hypothetical additional public offering may increase the liquidity and market value for the Twin Vee Common Stock. Our ability to successfully complete another public offering of our equity or debt securities is subject to a number of risks and contingencies (some of which are not within our control), including (i) the receptivity of the securities markets to offerings by companies in our line of business, (ii) our financial results, (iii) the absence of negative developments with respect to our business and (iv) successful completion of review of any registration statement by the Securities and Exchange Commission. Accordingly, we cannot guarantee or predict with a high degree of certainty if or when we may be able to successfully complete another public offering. Furthermore, in lieu of another public offering, we may agree to sell Twin Vee in the future to a third party other than USFM. Any such sale of Twin Vee may reflect a price per share that is higher than the value of the merger consideration as provided in the Merger Agreement. If Twin Vee stockholders approve the Business Combination and the Business Combination successfully closes, you will be giving up the opportunity to dispose of your shares of Twin Vee Common Stock at a possibly higher price following another public offering or sale of Twin Vee to a third party other than USFM. If the Business Combination does not successfully close, no assurance can be given that Twin Vee will in fact proceed with another public offering or sale of Twin Vee to a third party other than USFM, or that any such transaction would actually yield a price per share that is higher than the merger consideration as provided in the Merger Agreement.
The value of Twin Vee may increase in the future even if there is not a subsequent public offering or sale of Twin Vee to a third party other than USFM.
Even if we do not complete the Business Combination, other sale of Twin Vee, or subsequent public offering of our debt or equity securities, the value of the Twin Vee Common Stock could increase substantially in the future. If the Business Combination does not close, we intend to continue to pursue the growth of our business. The development of our business may be very successful and may result in a substantial increase in the value of Twin Vee in the future. Pursuant to the terms of the Merger Agreement, if the Twin Vee stockholders approve the Business Combination and the Business Combination actually closes, you will agree to sell your shares of Twin Vee Common Stock for the merger consideration as provided in the Merger Agreement. The value of such merger consideration may be less than the actual value of the Twin Vee Common Stock in the future in the event the Business Combination does not close. By voting “FOR” the Twin Vee Business Combination Proposal, assuming the Twin Vee stockholders approve the Business Combination and the Business Combination actually closes, you will irrevocably agree to sell your shares of Twin Vee Common Stock in exchange for the merger consideration as set forth in the Merger Agreement and you will irrevocably forego any future increase in the value of Twin Vee as a stand-alone public company with respect to those shares.
If you are a Twin Vee stockholder, you must make your own decision with respect to whether you should or should not exercise appraisal rights in connection with the First Merger.
You must make your own decision as to whether you should or should not exercise appraisal rights in connection with the First Merger pursuant to applicable Delaware law. Twin Vee and PubCo strongly urge you to consult your own financial, legal, accounting, tax, and other professional advisors regarding this joint proxy statement/prospectus, the Merger Agreement, the Mergers, and the other documents attached hereto or incorporated herein by reference before voting on the Business Combination or deciding to exercise statutory appraisal rights. While exercising statutory appraisal rights may ultimately yield a higher value for your shares of Twin Vee Common Stock, there are substantial costs and risks associated with pursuing such statutory appraisal rights. You must make your own determination whether or not to exercise statutory appraisal rights in connection with the First Merger.
The announcement of the proposed Business Combination could disrupt Twin Vee’s relationships with its stockholders, business partners, customers, and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Twin Vee’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect the Combined Company’s ability to retain and hire key personnel and other employees;

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stockholders, business partners, customers and other parties with which the Combined Company maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Twin Vee or fail to re-enroll or extend an existing relationship with Twin Vee; and

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Twin Vee has expended and Twin Vee will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the Combined Company’s results of operations and cash available to fund its businesses.

Twin Vee stockholders may not receive any proceeds from the CVR Trust.
While Twin Vee must transfer substantially all of its assets and liabilities, excluding $700,000 in cash, to Assetco prior to the consummation of the Business Combination as part of the Pre-Closing CVR Restructuring required by the terms of the Merger Agreement and the CVR Trust will seek to liquidate such assets and liabilities at the highest possible price, no assurances can be provided that the CVR Trust will generate any net liquid assets to distribute to the pre-closing Twin Vee stockholders through the CVR Trust. There are no assurances that the CVR Trust will be successful in seeking a buyer for such assets and liabilities or that proceeds received by the CVR Trust therefrom will exceed the CVR Trust’s costs and liabilities. The contingent value rights issued to the pre-closing Twin Vee stockholders pursuant to the Pre-Closing CVR Restructuring may ultimately have no value and may expire worthless pursuant to their terms with no cash or other items of value being distributed by the CVR Trust to pre-closing Twin Vee stockholders in respect of their contingent value rights interests. No assurances can be provided regarding the value, if any, of the contingent value rights interests issued to pre-closing Twin Vee stockholders as part of the Pre-Closing CVR Restructuring.
Notwithstanding stockholder ratification of the Reverse Stock Split, residual legal and business uncertainty concerning Twin Vee’s corporate history could adversely affect Twin Vee, the Business Combination or the Combined Company.
In April 2026, Twin Vee purported to reincorporate from Delaware to Nevada and its board of directors subsequently approved a 1-for-37 reverse stock split (the “Reverse Stock Split”) in purported reliance on Nevada law. Twin Vee later determined that the Nevada reincorporation had not received the stockholder approval required under the DGCL, that Twin Vee had therefore remained a Delaware corporation at all relevant times, and that the Reverse Stock Split, having been approved only by the board of directors, had not been validly authorized as a matter of Delaware law. At a Special Meeting of Stockholders held on September 8, 2026, Twin Vee stockholders ratified the Reverse Stock Split pursuant to Section 204 of the DGCL and approved a corresponding Certificate of Validation. Although Twin Vee believes that this ratification eliminates the uncertainty surrounding the validity of the Reverse Stock Split, Section 204 of the DGCL permits any claim that the ratified act is void or voidable due to a failure of authorization to be brought within 120 days from the date the Certificate of Validation became effective. Twin Vee cannot assure you that no such claim will be brought within that period or, if brought, that it will not be resolved adversely to Twin Vee. In addition, prior to ratification, Twin Vee disclosed that the failure to ratify the Reverse Stock Split could have exposed it to claims that its outstanding share numbers should revert to pre-split levels, that issuances of Common Stock after the purported Reverse Stock Split (including issuances of Twin Vee equity awards and warrants) might not be valid, and that Twin Vee might be unable to validate its total outstanding shares of Common Stock in connection with the Business Combination or other strategic transactions. In fact, Twin Vee has received threats of legal claims related to the defective reincorporation, including a written demand from USFM. Any future claim relating to these matters, or any failure of the share and other Twin Vee Common Stock information reflected in this joint proxy statement/prospectus to be accurate as a result, could delay or disrupt the Business Combination, result in disputes over the number of shares of PubCo Common Stock issuable as merger consideration, or otherwise have a material adverse effect on Twin Vee, USFM, PubCo or the Combined Company.
Separately, and regardless of the stockholder ratification described above, the Merger Agreement gives USFM broad, unilateral discretion over whether the matters described above — referred to in the Merger Agreement as the “Reincorporation Matter” — have been adequately resolved, and USFM may exercise that discretion to unilaterally terminate the Merger Agreement in its sole discretion. Under the Merger Agreement, it is a condition to USFM’s obligation to close the Business Combination that Twin Vee shall have resolved the Reincorporation Matter to the satisfaction of USFM, in USFM’s sole discretion, which includes both obtaining the Twin Vee stockholder ratification of the Reverse Stock Split described above (which has already occurred) and the resolution and release of all claims, liabilities, damages, penalties and fees arising out of Twin Vee’s prior defective Nevada reincorporation. In addition, USFM may terminate the Merger Agreement at any time if USFM determines that Twin Vee will likely fail to resolve the Reincorporation Matter (i) prior to the Agreement End Date or (ii) in a manner satisfactory to USFM, in each case in USFM’s sole discretion. Because these determinations are committed to USFM’s sole discretion, USFM could elect to terminate the Merger Agreement on this basis even though Twin Vee stockholders have ratified the Reverse Stock Split, including if USFM believes that residual claims, liabilities or litigation relating to the defective reincorporation have not been adequately resolved or released. If USFM terminates the Merger Agreement on this basis, pursuant to the terms of the Merger Agreement, Twin Vee would be required to pay USFM a termination fee of $800,000, and Twin Vee stockholders would not receive the benefits of the Business Combination. Any such set of circumstances would have a material and adverse impact on Twin Vee’s business, results of operations, and financial condition. See the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement — Termination Provisions” for more information.
The CVRs that pre-Closing Twin Vee stockholders will receive in the Pre-Closing CVR Restructuring will not be listed on any securities exchange, will be subject to significant transfer restrictions and may have little or no value.
While Twin Vee will transfer substantially all of its assets and liabilities, excluding $700,000 in cash, to Assetco prior to the consummation of the Business Combination as part of the Pre-Closing CVR Restructuring required by the terms of the Merger Agreement and the Trust will seek to liquidate such assets and liabilities at the highest possible valuation, no assurances can be provided that the Trust will generate any net liquid assets to distribute to the pre-closing Twin Vee stockholders through the Trust. The contingent value rights issued to the pre-closing Twin Vee stockholders pursuant to the Pre-Closing CVR Restructuring will not be listed for trading on any securities exchange, are expected to be subject to significant restrictions on transfer, and do not represent an equity interest in PubCo, USFM, Twin Vee or the Combined Company. As a result, there may be no market for the CVRs, and Twin Vee stockholders may be unable to sell or otherwise monetize their CVRs. Following the Closing, the CVR Trust is expected to seek to sell the Company Assets and Liabilities held through Assetco, and any net proceeds would be distributed to CVR holders in accordance with the CVR Trust agreement and the CVR Agreement. There are no assurances that the CVR Trust will be successful in finding a buyer for such assets and liabilities or that proceeds exceeding the CVR Trust’s costs and liabilities will be generated by the CVR Trust therefrom. Because the value of the CVRs will depend entirely on the amount and timing of net proceeds, if any, realized from the eventual sale of the Company Assets and Liabilities, Twin Vee stockholders cannot be certain of the value, if any, they will ultimately realize from the CVRs, and the CVRs may have little or no value.
The specific assets and liabilities to be held through Assetco, and the terms of the CVR Trust agreement and the CVR Agreement, have not yet been determined, which makes it difficult to evaluate the CVRs.
As of the date of this joint proxy statement/prospectus, the CVR Agreement and the CVR Trust agreement governing the CVRs have not been finalized or entered into, and the Company Assets and Liabilities to be contributed to Assetco have not all been transferred. As a result, Twin Vee stockholders are being asked to approve the Business Combination without complete information regarding the assets and liabilities underlying the CVRs or the mechanics by which, and the extent to which, any value may ultimately be realized from the CVRs.
The CVRs may have no value, and Twin Vee stockholders may receive no payment in respect of their CVRs.
The sale, monetization or other disposition of the Company Assets and Liabilities held through Assetco is the sole source of potential value for the CVRs. There can be no assurance that Assetco or the CVR Trust will be able to sell the Company Assets and Liabilities for any particular price, within any particular timeframe, or at all. If the Company Assets and Liabilities cannot be sold for an amount sufficient to exceed the liabilities assumed by Assetco and the expenses of operating and winding down Assetco and the CVR Trust, the CVRs will have no value, and Twin Vee stockholders will receive no payment in respect of their CVRs.
Payments on the CVRs, if any, will be made only after deduction of liabilities and expenses (including reserves for future expenses), and may be substantially less than the gross value of the Company Assets and Liabilities.
Any proceeds realized from the sale of the Company Assets and Liabilities will first be applied to satisfy the liabilities retained by Assetco and to pay the fees and expenses of operating, administering and winding down Assetco and the CVR Trust, including trustee and administrative fees and reserves for future expenses, before any amount is distributed to CVR holders. The amount available for distribution to CVR holders may therefore be substantially less than the gross value of the Company Assets and Liabilities, and may be zero.
The CVRs are not transferable, will not be listed on any exchange, and there will be no market for the CVRs.
The CVRs are expected to be subject to significant restrictions on transfer, except in limited circumstances to be set forth in the CVR Agreement. As a result, there will be no public or other trading market for the CVRs. Twin Vee pre-Closing stockholders will have no ability to monetize their CVRs prior to receipt of any payment thereon, if any, and will bear the risk of any reduction in the value of the Company Assets and Liabilities without the ability to dispose of their CVRs. The CVRs are not expected to be registered under the Securities Act or any state securities laws.
The CVRs do not represent an equity or ownership interest, and CVR holders will have no voting or other rights of an equityholder.
The CVRs are contractual beneficial trust interests only and do not represent any equity, ownership or other interest in PubCo, USFM, Twin Vee, Assetco, the CVR Trust or any of their respective affiliates. CVR holders will have no voting, dividend or other rights typically associated with equity ownership, including no right to receive financial statements or other reports except as may be expressly provided in the CVR Agreement, no right to inspect books and records, no right to attend meetings, and no right to direct or participate in the management of Assetco or the CVR Trust.
The trustee of the CVR Trust will control the disposition of the Company Assets and Liabilities, and CVR holders will have no consent or other right with respect to those decisions.
The trustees of the CVR Trust will have control over the timing, terms and structure of any sale, monetization or other disposition of the Company Assets and Liabilities, including the selection of any purchaser, financial advisor, broker or other intermediary. CVR holders will have no consent, approval, direction, veto or other right with respect to any of these decisions, which may be made in a manner that adversely affects the value ultimately realized by CVR holders, including by selling the Company Assets and Liabilities for less than their potential value or by incurring costs that reduce the amounts available for distribution.
The tax treatment of the CVRs is uncertain, and Twin Vee stockholders may incur tax liability without receiving any corresponding cash distribution.
The U.S. federal income tax consequences of the receipt of CVRs in the Pre-Closing CVR Restructuring and of any subsequent payments on the CVRs are uncertain and have not yet been finally determined. Depending on the tax treatment of the CVR Trust, a CVR holder may be required to take into account its allocable share of the CVR Trust’s income, gain, loss, deduction and credit for a given taxable year regardless of whether any cash distribution is made to CVR holders in that year. Twin Vee stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the receipt, ownership of, and any payment with respect to, the CVRs.
Please also carefully review the section entitled “Risk Factors” in Twin Vee’s Annual Report on Form 10-K filed by Twin Vee with the SEC on February 27, 2026, which is incorporated herein by reference, along with similarly titled sections in the other documents filed by Twin Vee with the SEC.
The Business Combination may be a taxable event for holders of Twin Vee Common Stock.
In general, it is intended that the Business Combination will qualify as a tax-deferred transaction. However, it is possible that the CVRs may be treated as taxable boot received by Twin Vee Stockholders in connection with the First Merger. You are strongly urged to read the sections of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” and “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Related Agreements — Material U.S. Federal Income Tax Consequences of the CVRs to U.S. holders of Twin Vee Common Stock”, and to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Business Combination to you.
The tax treatment of the CVRs is uncertain.
There is no authority directly on point addressing whether contingent value rights with characteristics similar to the CVRs should be treated for federal income tax purposes as a distribution of property with respect to Twin Vee Common Stock, as an “open transaction,” or in some other manner, and the proper characterization is inherently a factual question. Accordingly, holders of Twin Vee Common Stock are urged to consult their tax advisors regarding this issue. Twin Vee intends to report the issuance of the CVRs as a “closed transaction.” Under this construct, the CVRs would be treated either (i) as a distribution under Section 301 of the Code separate from the Business Combination, or (ii) as aggregated with, and treated as part of, the Business Combination, in which case the fair market value of the CVRs may be treated as taxable boot received by Twin Vee Stockholders in connection with the First Merger. There can be no assurance that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position that could result in adverse U.S. federal income tax consequences to holders of the CVRs. For more information regarding the U.S. federal income tax consequences of the CVRs, see the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Related Agreements — Material U.S. Federal Income Tax Consequences of the CVRs to U.S. holders of Twin Vee Common Stock.”
Risks Relating to USFM and the Business Combination
Unless the context otherwise requires, all references in this subsection to the “Company,” “USFM,” “we,” “us,” or “our” refer to USFM prior to the consummation of the Business Combination and the Combined Company after the consummation of the Business Combination.
Neither the USFM board of directors nor any committee thereof obtained a third-party valuation or opinion in determining whether or not to pursue the Business Combination.
Neither the USFM board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Twin Vee is fair to us from a financial point of view and no such third-party valuation or opinion was obtained in connection with the Business Combination. USFM’s management and directors have substantial experience in evaluating the operating and financial merits of companies and concluded that their experience and backgrounds, together with the experience and expertise of USFM’s advisors and USFM’s due diligence investigation of Twin Vee, enabled them to make the necessary analyses and determinations regarding the Business Combination. In analyzing the Business Combination, the USFM board of directors and management conducted due diligence on Twin Vee. The USFM board of directors reviewed comparisons of selected financial data of Twin Vee with its peers in the industry and the financial terms set forth in the Merger Agreement and concluded that the Business Combination was advisable and fair to, and in the best interests of, USFM and its stockholders. Accordingly, investors will be relying solely on the judgment of the USFM board of directors and management in valuing Twin Vee and assuming the risk that the USFM board of directors and management may not have properly valued Twin Vee and that certain members of USFM management may have interests that are different from, or in addition to (and which may conflict with) the interests of the unaffiliated stockholders.
The USFM board of directors has not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders of USFM for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination.
The USFM board of directors is not required to retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders of USFM for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination and has not retained such an unaffiliated representative or obtained a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. USFM’s management and directors have substantial experience in evaluating the operating and financial merits of companies and concluded that their experience and backgrounds, together with the experience and expertise of USFM’s advisors and USFM’s due diligence investigation of Twin Vee, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, USFM’s stockholders will be relying solely on the judgement of the USFM board of directors in valuing Twin Vee’s business and assuming the risk that the USFM board of directors may not have properly valued the Business Combination and that certain directors and officers of USFM may have interests that are different from, or in addition to (and which may conflict with) the interests of the unaffiliated stockholders. Not retaining such an unaffiliated representative may also lead an increased number of stockholders to vote against the Business Combination, which could potentially impact our ability to consummate the Business Combination.
Since USFM’s management has interests that are different from, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination with Twin Vee is appropriate as our initial business combination.
Because the chief executive officer and sole member of the board of directors of USFM has interests that are different from, or in addition to (and which may conflict with), the interests of the other holders of USFM Common Stock, a conflict of interest may exist in determining whether the Business Combination with Twin Vee is appropriate. Such interests include that Mr. Robert Price, the Chief Executive Officer and sole member of the board of directors of USFM, beneficially owned approximately 15.26% of the outstanding USFM Common Stock as of October 26, 2026. When you consider the recommendation of the USFM board of directors in favor of approval of the USFM Business Combination Proposal and the other proposals, you should keep in mind that Mr. Price has interests in such proposals that are different from, or in addition to, your interests as a stockholder.
As a result, our management may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.
These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The exercise of USFM’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in USFM’s stockholders’ best interests.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require USFM to agree to amend the Merger Agreement, to consent to certain actions taken by Twin Vee or to waive rights that USFM is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Twin Vee’s businesses or a request by Twin Vee to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at USFM’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this joint proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for USFM and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this joint proxy statement/ prospectus, USFM does not believe there will be any changes or waivers that USFM’s directors and executive officers would be likely to make after stockholder approval of the USFM Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, USFM will circulate a new or amended joint proxy statement/prospectus and resolicit USFM’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the USFM Business Combination Proposal.
We and Twin Vee will incur significant transaction and transition costs in connection with the Business Combination.
We and Twin Vee have both incurred and expect to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Twin Vee may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid out of the proceeds of the Business Combination or by the Combined Company following the Closing. However, if the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. A significant portion of such transaction costs will be incurred whether or not the Business Combination successfully closes. See “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement.”
Subsequent to consummation of the Business Combination, the Combined Company may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Twin Vee has identified all material issues or risks associated with Twin Vee, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Twin Vee’s and our control will not later arise. As a result of these factors, the Combined Company may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses.
Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Company’s financial condition and results of operations and could contribute to negative market perceptions about its securities. Additionally, we have no indemnification rights against Twin Vee stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any stockholders of USFM who choose to remain Combined Company stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the unexculpated breach by our directors or officers of a fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or joint proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of Twin Vee and unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been or will be in future periods.
The historical financial results included in this joint proxy statement/prospectus are not indicative of the financial condition, results of operations or cash flows that USFM, Twin Vee or the Combined Company may achieve in the future. This is primarily the result of the following factors: (i) the Combined Company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; (ii) Twin Vee will transfer substantially all of its assets ad liabilities (other than $700,000 in cash and liabilities associated with an ongoing legal action) to the Trust, whose contingence value rights interests will be distributed to pre-closing Twin Vee stockholders pursuant to the Pre-Closing CVR Restructuring, and (iii) the Combined Company’s capital structure will be different from that reflected in USFM’s and Twin Vee’s respective historical financial statements. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in the historical financial statements included elsewhere in this joint proxy statement/ prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information. If the actual facts are different than these assumptions, the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows will be different, and those changes could be material. See “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this joint proxy statement/prospectus.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The completion of the Business Combination is subject to a number of conditions set forth in the Merger Agreement, as described in the accompanying joint proxy statement/prospectus. Those conditions include, among other things, (i) approval of the Business Combination and related agreements and transactions by the respective stockholders of USFM and Twin Vee, (ii) effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, (iii) receipt of approval for listing on the Applicable Stock Exchange of the shares of Combined Company Common Stock to be issued in connection with the Mergers, (iv) the performance in all material respects of the respective covenants of USFM and Twin Vee to be performed as of or prior to the Closing, (v) the absence of any injunctions prohibiting the consummation of the Mergers and (vi) the representations and warranties of USFM and Twin Vee remaining accurate (to such standards described in the Merger Agreement) as of the effective time of the Mergers. If those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Applicable Stock Exchange may not list the Combined Company Common Stock on its exchange, which could limit investors’ ability to make transactions in the Combined Company Common Stock and subject the Combined Company to additional trading restrictions.
In connection with the Business Combination, we will apply to have the Combined Company Common Stock listed on an Applicable Stock Exchange upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if the Combined Company Common Stock is listed on an Applicable Stock Exchange, the Combined Company may be unable to maintain the listing of its securities in the future.
If the Combined Company fails to meet the listing requirements and an Applicable Stock Exchange does not list its securities on its exchange the Combined Company could face significant material adverse consequences, including:
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a limited availability of market quotations for the Combined Company Common Stock;

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reduced liquidity for the Combined Company Common Stock;

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a determination that the Combined Company Common Stock is a “penny stock” which will require brokers trading in the Combined Company Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company Common Stock;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Combined Company Common Stock is not listed on an Applicable Stock Exchange, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.
If we are deemed to be an investment company under the U.S. Investment Company Act of 1940, our activities may be restricted, including:
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restrictions on the nature of our investments;

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restrictions on the enforceability of agreements entered into by us, each of which may make it difficult for us to complete our initial business combination; and

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restrictions on the issuance of securities, each of which may make it difficult for us to complete our initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:
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registration as an investment company with the SEC (which may be impractical and would require significant changes in, among other things, our capital structure);

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy and disclosure requirements and compliance with other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
Changes in laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may materially and adversely affect us, including our ability to complete the Business Combination.
We are subject to laws and regulations, and interpretations and applications of such laws and regulations, enacted by national, regional and local governments. In particular, because we will be required to comply with certain SEC and other legal requirements, the Business Combination may be contingent on our ability to comply with certain laws, regulations, interpretations and applications and the Combined Company may be subject to additional laws, regulations, interpretations and applications. Compliance with, and monitoring of, applicable laws, regulations, interpretations and applications may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including as a result of changes in economic, political, social and governmental policies, and those changes could have a material adverse effect on our business, investments, financial condition, liquidity and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on us, including our ability to complete the Business Combination.
Risks if the USFM Adjournment Proposal or the Twin Vee Adjournment Proposal are Not Approved
If the USFM Adjournment Proposal is not approved, and, at a USFM Special Meeting at which a quorum is present, an insufficient number of votes have been obtained to approve the USFM Business Combination Proposal, the USFM board of directors will not have the ability to rely on stockholder approval of the USFM Adjournment Proposal to adjourn the USFM Special Meeting to a later date in order to solicit further votes on that proposal, and, therefore, the Business Combination may not be consummated. This is separate from, and does not affect, the USFM board of directors’ ability to adjourn the USFM Special Meeting if a quorum is not present, which the Merger Agreement permits irrespective of whether the USFM Adjournment Proposal is approved.
The USFM board of directors is seeking approval to adjourn the USFM Special Meeting to a later date or dates if, at the USFM Special Meeting, a quorum is present but, based upon the tabulated votes,

there are insufficient votes to approve the USFM Business Combination Proposal. If the USFM Adjournment Proposal is not approved, the USFM board of directors will not have the ability to rely on stockholder approval of that proposal to adjourn the USFM Special Meeting to solicit more votes to approve the USFM Business Combination Proposal in that circumstance, and, in such event, the Business Combination would not be completed. This is a distinct question from whether a quorum is present at the USFM Special Meeting in the first instance: if a quorum is not present, the USFM board of directors retains the ability to adjourn the USFM Special Meeting for that reason regardless of whether the USFM Adjournment Proposal is approved.
If the Twin Vee Adjournment Proposal is not approved, and, at a Twin Vee Special Meeting at which a quorum is present, an insufficient number of votes have been obtained to approve the Twin Vee Business Combination Proposal, the Twin Vee board of directors will not have the ability to rely on stockholder approval of the Twin Vee Adjournment Proposal to adjourn the Twin Vee Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination may not be consummated. This is separate from, and does not affect, the Twin Vee board of directors’ ability to adjourn the Twin Vee Special Meeting if a quorum is not present, which the Merger Agreement permits irrespective of whether the Twin Vee Adjournment Proposal is approved.
The Twin Vee board of directors is seeking approval to adjourn the Twin Vee Special Meeting to a later date or dates if, at the Twin Vee Special Meeting, a quorum is present but, based upon the tabulated votes, there are insufficient votes to approve the Twin Vee Business Combination Proposal, the Share Issuance Proposal, and the Director Election Proposal. If the Twin Vee Adjournment Proposal is not approved, the Twin Vee board of directors will not have the ability to rely on stockholder approval of that proposal to adjourn the Twin Vee Special Meeting to solicit more votes to approve the such proposals in that circumstance, and, in such event, the Business Combination would not be completed. This is a distinct question from whether a quorum is present at the Twin Vee Special Meeting in the first instance: if a quorum is not present, the Twin Vee board of directors retains the ability to adjourn the Twin Vee Special Meeting for that reason regardless of whether the Twin Vee Adjournment Proposal is approved.
Risks Relating to the Combined Company Common Stock Following the Business Combination
The market price of the Combined Company Common Stock could be volatile, and you could lose all or part of your investment.
Upon consummation of the Business Combination, the market value of the Combined Company Common Stock may fluctuate due to a variety of factors, including:
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changes in the industries in which the Combined Company and its customers operate;

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developments involving the Combined Company’s competitors;

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changes in laws and regulations affecting the Combined Company’s business;

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variations in the Combined Company’s operating performance and the performance of its competitors in general;

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actual or anticipated fluctuations in the Combined Company’s quarterly or annual operating results or the quarterly or annual operating results of companies perceived to be similar to the Combined Company;

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changes in the market’s expectations about the Combined Company’s operating results;

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publication of research reports by securities analysts about the Combined Company or its competitors or its industry;

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the public’s reaction to the Combined Company’s press releases, its other public announcements and its filings with the SEC;

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sales of substantial amounts of Combined Company Common Stock by the Combined Company’s directors, officers or significant stockholders or the perception that such sales could occur;

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actions by stockholders;

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additions and departures of key personnel or changes in the Combined Company’s board of directors;

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the Combined Company’s ability to market new and enhanced products on a timely basis;

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commencement of, or involvement in, litigation involving the Combined Company;

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changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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failure to comply with the requirements of the Applicable Stock Exchange;

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failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

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actual, potential or perceived control, accounting or reporting problems;

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changes in accounting principles, policies and guidelines;

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the volume of shares of the Combined Company Common Stock available for public sale;

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general economic and political conditions, such as the effects of pandemics, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism;

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the realization of any of the risk factors presented in this joint proxy statement/prospectus; and

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negative or unpredictable market reactions to the completion of the Business Combination, leading to significant price fluctuations.

These market and industry factors may materially reduce the market price of the Combined Company Common Stock regardless of its operating performance and you could lose all or part of your investment.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Twin Vee’s common stock may decline before the closing, or the market price of the Combined Company Common Stock may decline after the closing.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Twin Vee Common Stock prior to the closing of the Business Combination may decline. The market value of the Twin Vee Common Stock at the time of the Business Combination may vary significantly from its price on the date the Merger Agreement was executed, the date of this joint proxy statement/ prospectus or the date on which Twin Vee stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of the Combined Company Common Stock could contribute to the loss of all or part of your investment. Any of the factors listed above could have a material adverse effect on your investment, and the Twin Vee Common Stock before the closing of the Business Combination (or the Combined Company Common Stock after the closing) may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of the Twin Vee Common Stock before the closing (or the Combined Company Common Stock after the closing) may not recover and may experience a further decline.
Broad market and industry factors may materially harm the market price of the Combined Company Common Stock after the closing of the Business Combination, irrespective of the Combined Company’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company Common Stock, may not be predictable. A loss of investor confidence in the market for mineral exploration stocks or the stocks of other companies which investors perceive to be similar to the Combined Company could depress the Combined Company’s stock price regardless of its business, prospects, financial condition or results of operations. A decline in the market price for the Combined Company Common Stock also could adversely affect the Combined Company’s ability to issue additional securities and the Combined Company’s ability to obtain additional financing in the future.

Fluctuations in operating results, quarter-to-quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of the Combined Company Common Stock.
The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of the Combined Company Common Stock, and, as a result, there may be significant volatility in the market price of the Combined Company Common Stock. Separately, if we are unable to achieve profitability in line with investor expectations, the market price of the Combined Company Common Stock will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of our control could have an adverse effect on the price of the Combined Company Common Stock and increase fluctuations in our results. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in tax policies, the possible effects of war, terrorist and other hostilities, other factors affecting general conditions in the economy or the financial markets or other developments affecting the mineral exploration industry.
The Combined Company does not intend to pay dividends on its common stock.
Following the Business Combination, the Combined Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Combined Company’s board of directors and in accordance with its certificate of incorporation and applicable law, and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about the Combined Company’s business, the Combined Company’s stock price and trading volume could decline.
The trading market for the Combined Company Common Stock will depend in part on the research and reports that analysts publish about the Combined Company’s business. The Combined Company will not have any control over these analysts. If one or more of the analysts who cover the Combined Company downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover the Combined Company, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering the Combined Company in the future or fail to publish reports on the Combined Company regularly.
USFM’s failure to consummate the PIPE could have a material adverse effect on the Combined Company’s operations and financial condition.
Under the Merger Agreement, USFM must use reasonable best efforts to complete a private placement of up to $5,000,000 (the “PIPE”). In the PIPE, USFM will issue up to 20,833 shares of its common stock at $240 per share, plus two warrants for each share purchased, each exercisable for one share at $280 per share. The PIPE is to be funded in installments, and we expect to close the PIPE before the registration statement of which this joint proxy statement/prospectus forms a part becomes effective. As of October 26, 2026, investors had committed approximately $1,350,000, representing approximately 5,624 shares of USFM common stock at $240.00 per share and 11,248 PIPE Warrants. There can be no assurance that USFM will be able to consummate the entire PIPE which could have a material adverse effect on the Combined Company’s operations and financial condition.
The Combined Company will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the Combined Company’s Common Stock may be less attractive to investors.
The Combined Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the consummation of the Business Combination.

As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company’s stockholders may not have access to certain information they may deem important. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of Combined Company Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1.0 billion in non- convertible debt in the prior three-year period or (iv) the fifth anniversary of the Closing. We cannot predict whether investors will find the Combined Company Common Stock less attractive because it will rely on these exemptions. If some investors find the Combined Company Common Stock less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company Common Stock may be lower than they otherwise would be, there may be a less active trading market for the Combined Company Common Stock and the trading prices of the Combined Company Common Stock may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Combined Company does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Combined Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Combined Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
As an emerging growth company, the Combined Company may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of the Combined Company’s internal controls over financial reporting from the Combined Company’s independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company cannot predict if investors will find shares of Combined Company Common Stock less attractive because the Combined Company will rely on these exemptions. If some investors find shares of Combined Company Common Stock less attractive as a result, there may be a less active market for shares of Combined Company Common Stock and the share price may be more volatile.
An active market for the Combined Company Common Stock may not develop, which would adversely affect the liquidity and price of the Combined Company Common Stock.
The price of the Combined Company Common Stock may vary significantly due to factors specific to the Combined Company as well as to general market or economic conditions. Furthermore, an active trading market for the Combined Company Common Stock may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

There may be tax consequences of the Business Combination that may adversely affect holders of USFM Common Stock and USFM Warrants.
Although we intend for the Business Combination to qualify for nonrecognition treatment under Section 351 of the Code for U.S. federal income tax purposes, the requirements for nonrecognition treatment under Section 351 of the Code are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of USFM or PubCo. To the extent the Business Combination does not so qualify (and does not qualify as a Reorganization, as discussed below), it could result in the imposition of substantial taxes on the holders of USFM Common Stock and USFM Warrants.
The U.S. federal income tax treatment of the USFM Warrants in connection with the Business Combination is uncertain and depends on whether the Second Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a Reorganization. It is possible that a U.S. Holder of USFM Warrants could be treated as exchanging such USFM Warrants for PubCo Warrants pursuant to the Second Merger in a transaction that qualifies as a Reorganization. If the Second Merger qualifies as a Reorganization, a U.S. Holder of USFM Warrants generally should not recognize any gain or loss upon the exchange of the USFM Warrants for PubCo Warrants. Further, if the Second Merger qualifies as a Reorganization, a U.S. Holder exchanging USFM Common Stock for PubCo Common Stock is not expected to recognize gain or loss with respect to such exchange.
Alternatively, it is also possible that a U.S. Holder of USFM Warrants that also holds USFM Common Stock could be treated as transferring its USFM Warrants and USFM Common Stock to PubCo in an exchange qualifying only under Section 351 of the Code, in which case such U.S. Holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the PubCo Warrants treated as received by such holder and the PubCo Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the USFM Warrants and USFM Common Stock exchanged therefor) and (ii) the fair market value of the PubCo Warrants received by such holder in such exchange. Because warrants are not treated as stock for purposes of Section 351 of the Code, if the Second Merger does not qualify as a Reorganization, a U.S. Holder that exchanges only USFM Warrants (and does not also exchange USFM Common Stock) generally would recognize gain or loss equal to the difference between the fair market value of the PubCo Warrants received and such holder’s adjusted tax basis in the USFM Warrants exchanged therefor.
Lastly, it is possible that the Second Merger does not qualify for nonrecognition treatment under any provision of the Code with respect to the USFM Warrants. In such case, a U.S. Holder that exchanges its USFM securities for PubCo securities pursuant to the Business Combination generally will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in the USFM securities exchanged therefor.
There are many requirements that must be satisfied for the Second Merger to qualify as a Reorganization, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. However, due to the absence of guidance directly on point as to how certain requirements of Section 368 of the Code apply to USFM, the qualification of the Second Merger as a Reorganization is uncertain. For example, to qualify as a Reorganization, the Second Merger must satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. Because USFM was formed in late 2025 and does not have a long-established business history prior to entering into negotiations with Twin Vee, it is unclear as a matter of law whether USFM’s business or assets would constitute a historic business or historic business assets for this purpose. In addition, Reorganization treatment could also be adversely affected by events or actions that occur prior to or at the time of the Second Merger, some of which are outside the control of USFM.
Accordingly, there are significant factual and legal uncertainties as to whether the Mergers will qualify as an exchange described in Section 351(a) of the Code and as to whether the Second Merger will qualify as a Reorganization, and any change that is made after the date hereof, including any inaccuracy of the facts or assumptions upon which such expectations were based, could adversely affect the intended tax treatment. Neither USFM nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and no assurance can be given that the Business Combination will qualify for the intended tax treatment described above, or that the IRS will not challenge this position and that a court will not sustain such a challenge by the IRS. Further, the Closing is not conditioned upon the receipt of an opinion of counsel that the Second Merger will qualify for the intended tax treatment described above.
If the Mergers do not qualify as an exchange described in Section 351(a) of the Code, and unless the Second Merger qualifies for nonrecognition treatment under another provision of the Code (such as a Reorganization under Section 368 of the Code), then a U.S. Holder that exchanges its USFM Common Stock for PubCo Common Stock pursuant to the Business Combination generally will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Common Stock received and (ii) the U.S. Holder’s adjusted tax basis in the USFM Common Stock exchanged therefor.
For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see the discussion herein under “Material U.S. Federal Income Tax Considerations for holders of USFM securities.” If you are a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations for holders of USFM securities — U.S. Holders”) exchanging USFM Common Stock or USFM Warrants in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

SPECIAL MEETING OF STOCKHOLDERS OF USFM
Unless the context otherwise requires, all references in this subsection to the “Company,” “USFM,” “we,” “us,” or “our” refer to USFM prior to the consummation of the Business Combination.
USFM is furnishing this joint proxy statement/prospectus to USFM stockholders as part of the solicitation of proxies by our board of directors for use at the USFM Special Meeting, to be held on [    ], and at any adjournment thereof. This joint proxy statement/prospectus is first being furnished to USFM stockholders on or about [    ] in connection with the vote on the proposals described in this joint proxy statement/prospectus. This joint proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the USFM Special Meeting.
Date, Time and Place of the USFM Special Meeting
The USFM Special Meeting is to be held on [    ] at 10:00 a.m. Eastern Time virtually via live webcast at https://www.cstproxy.com/[    ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Only stockholders who hold USFM Common Stock at the close of business on the record date will be entitled to notice of or vote at the USFM Special Meeting. For purposes of attendance at the USFM Special Meeting, all references in this joint proxy statement/prospectus to “present in person” or “in person” shall mean virtually present at the USFM Special Meeting.
Stockholders who hold their investments through a bank or broker will need to contact Continental to receive a control number. If you plan to vote at the USFM Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at (917) 262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.
Purpose of the USFM Special Meeting
At the USFM Special Meeting, USFM is asking holders of USFM Common Stock to consider and vote on the following proposals:
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USFM Stockholder Proposal No. 1 — The USFM Business Combination Proposal — a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 7, 2026, by and among USFM Corporation, a Colorado corporation (“USFM”), Twin Vee Holdco Inc., a Texas corporation (“PubCo”), Twin Vee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub I”), USFM Merger Sub Inc., a Colorado corporation and wholly-owned subsidiary of PubCo (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee”) (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub I will merge with and into Twin Vee, in accordance with the applicable provisions of the DGCL (the “First Merger”), with Twin Vee continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Company”); and Merger Sub II will merge with and into USFM in accordance with the applicable provisions of the Colorado Act (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”), with USFM continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Corporation”).(the “USFM Business Combination Proposal”);

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USFM Stockholder Proposal No. 2 — The USFM Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the USFM Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the USFM Special Meeting (the “USFM Adjournment Proposal”).

See “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal” and “USFM Stockholder Proposal No. 2: The USFM Adjournment Proposal.”

Recommendation of USFM Board of Directors to USFM Stockholders
USFM’s board of directors believes that the USFM Business Combination Proposal and the USFM Adjournment Proposals are advisable and fair to, and in the best interests of, USFM and its stockholders and unanimously recommends that its stockholders vote “FOR” the USFM Business Combination Proposal and “FOR” the USFM Adjournment Proposal.
The existence of financial and personal interests of USFM’s chief executive officer and sole director may result in a conflict of interest on the part of such director between what he may believe is in the best interests of USFM and its stockholders and what he may believe is best for himself in determining to recommend that stockholders vote for the proposals. In addition, USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the USFM board of directors’ recommendation of these proposals, you should keep in mind that USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
USFM’s board of directors has unanimously approved each of the USFM Stockholder Proposals.
USFM’s board of directors unanimously recommends that stockholders:
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Vote “FOR” the USFM Business Combination Proposal; and

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Vote “FOR” the USFM Adjournment Proposal.

Interests of USFM’s Management in the Business Combination
Because the chief executive officer and sole member of the board of directors of USFM has interests that are different from, or in addition to (and which may conflict with), the interests of the other holders of USFM Common Stock, a conflict of interest may exist in determining whether the Business Combination with Twin Vee is appropriate. Such interests include that Mr. Robert Price, the Chief Executive Officer and sole member of the board of directors of USFM, beneficially owned approximately 15.26% of the outstanding USFM Common Stock as of October 26, 2026. When you consider the recommendation of the USFM board of directors in favor of approval of the USFM Business Combination Proposal and the other proposals, you should keep in mind that Mr. Price has interests in such proposals that are different from, or in addition to, your interests as a stockholder.
These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Voting Power; Record Date; Outstanding Shares; Stockholders Entitled to Vote
USFM stockholders will be entitled to vote or direct votes to be cast at the USFM Special Meeting if they owned USFM Common Stock at the close of business on [    ], which is the “record date” for the USFM Special Meeting. Stockholders will have one vote for each share of USFM Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were [    ] shares of USFM Common Stock issued and outstanding.
Quorum and Required Vote for Proposals for the USFM Special Meeting
A quorum of USFM stockholders is necessary to hold a valid meeting. A majority of the votes entitled to be cast on the USFM Stockholder Proposals by the USFM stockholders constitutes a quorum of the

USFM stockholders for action on the USFM Stockholder Proposals at the USFM Special Meeting. As of the record date for the USFM Special Meeting, [    ] shares of USFM Common Stock would be required to achieve a quorum. An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote against the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. A broker non-vote, if one were to occur, would likewise be counted towards the quorum requirement and would have the same effect as a vote against the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting, so long as a quorum is established. However, because none of the proposals at the USFM Special Meeting are routine matters, brokers, banks and other nominees will have no discretionary authority to vote uninstructed shares held in “street name” on any proposal, and we therefore do not expect there to be any “broker non-votes” at the USFM Special Meeting. Shares held in “street name” for which no voting instructions are received are instead expected to be treated the same as shares for which no proxy card is returned: such shares will not be counted towards the quorum requirement.
The proposals presented at the USFM Special Meeting require the following votes:
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The USFM Business Combination Proposal:   The USFM Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the Merger Agreement by the holders of USFM Common Stock.

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The USFM Adjournment Proposal:    The USFM Adjournment Proposal will be approved if the votes cast by holders of USFM Common Stock favoring the action exceed the votes cast by holders of USFM Common Stock opposing the action.

Unless waived by the parties to the Merger Agreement, each of the USFM Business Combination Proposal, the Twin Vee Business Combination Proposal, and the Share Issuance Proposal is cross-conditioned on the approval of each other. The USFM Adjournment Proposal is not conditioned upon the approval of any other proposal.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the existing stockholders of USFM, Twin Vee or our or their respective directors, officers, advisors or respective affiliates may (i) purchase USFM Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the USFM Business Combination Proposal, (ii) execute agreements to purchase such shares from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire USFM Common Stock or vote their USFM Common Stock in favor of the USFM Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) holders of USFM Common Stock voting in favor of the USFM Stockholder Proposals at the USFM Special Meeting and (2) the conditions to the consummation of the Business Combination being otherwise satisfied.
Entering into any such arrangements may have a depressive effect on the USFM Common Stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the USFM Special Meeting and would likely increase the chances that such proposals would be approved. USFM will disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the USFM Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Abstentions and Broker Non-Votes
An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote against the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting so long as a quorum is established. A broker non-vote, if one were to occur, would likewise be counted towards the quorum requirement and would have the same effect as a vote against the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting, so long as a quorum is established. However, because none of the proposals to be voted on at the USFM Special Meeting are routine matters under applicable stock exchange rules, brokers, banks and other nominees holding shares in “street name” will have no discretionary authority to vote those shares on any proposal absent instructions from the beneficial owner. As a result, we do not expect brokers, banks or other nominees to submit proxies with respect to uninstructed shares at all, and therefore do not expect any “broker non-votes” to occur at the USFM Special Meeting. Shares held in “street name” for which no voting instructions are provided are instead expected to be treated the same as shares for which no proxy is returned, and will not be counted towards the quorum requirement or voted on any proposal.
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because it lacks discretionary authority to vote on that proposal and has not received voting instructions from the beneficial owner. A broker non-vote, if one were to occur, would be counted towards the quorum requirement and would have the same effect as a vote “AGAINST” the USFM Business Combination Proposal, but no effect on any other proposal presented at the USFM Special Meeting, so long as a quorum is established. However, because none of the proposals at the USFM Special Meeting are routine matters, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee will have no discretionary authority to vote your shares on any proposal to be voted on at the USFM Special Meeting. As a result, we do not expect your broker, bank or other nominee to submit a proxy card with respect to your shares at all, and we therefore do not expect there to be any “broker non-votes” at the USFM Special Meeting. Shares held in “street name” for which no voting instructions are provided are instead expected to be treated the same as shares for which no proxy card is returned: such shares will not be counted towards the quorum requirement and will not be voted. You should instruct your broker to vote your shares in accordance with directions you provide. A failure to vote will have the same effect as a vote “AGAINST” the USFM Business Combination Proposal.
Voting Your Shares at the USFM Special Meeting
Each share of USFM Common Stock that you own in your name entitles you to one vote on the USFM Stockholder Proposals. Your proxy card shows the number of shares of USFM Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your USFM Common Stock at the USFM Special Meeting:
•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by USFM’s board of directors “FOR” the USFM Business Combination Proposal and “FOR” the USFM Adjournment Proposal. Votes received after a matter has been voted upon at the USFM Special Meeting will not be counted.

•
You may attend, vote and examine the list of holders entitled to vote at the USFM Special Meeting by visiting https://www.cstproxy.com/[ ] and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way USFM can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a USFM stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may send a notice of revocation to USFM at the address indicated on the accompanying proxy card, which must be received by USFM prior to the vote at the USFM Special Meeting; or

•
you may attend the USFM Special Meeting, revoke your proxy and vote online, as indicated above.

Attendance at the USFM Special Meeting alone will not change your vote. If your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your USFM Common Stock, you may contact USFM’s proxy solicitor as follows:
Advantage Proxy, Inc.
P.O. Box 10904 Yakima, WA 98909
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com
No Additional Matters May Be Presented at the USFM Special Meeting
The USFM Special Meeting has been called to consider only the approval of the USFM Stockholder Proposals. This joint proxy statement/prospectus, which serves as the notice of the USFM Special Meeting.
Dissenter’s Rights
Under applicable Colorado law concerning dissenting shareholder appraisal rights, holders of USFM Common Stock have the right to demand appraisal of their shares of USFM Common Stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights of appraisal and comply with Article 113 of the Colorado Act attached to this joint proxy statement/prospectus as Annex B.
Summarized below and in the section of this joint proxy statement/prospectus entitled “Appraisal Rights and Dissenters’ Rights — USFM Stockholder” are the dissenters’ rights of the holders of USFM Common Stock and the statutory procedures required to be followed in order to perfect such rights. Article 113 of the Colorado Act governs dissenters’ rights under the Colorado Act. The following summary is qualified in its entirety by reference to Article 113 of the Colorado Act, which should be reviewed carefully by holders of USFM Common Stock. Failure to comply strictly with all conditions for asserting rights as a dissenting shareholder, including the time limits, will result in loss of such dissenters’ rights by the dissenting USFM stockholder.
The Merger Agreement provides that shares of USFM Common Stock that are outstanding immediately prior to consummation of the Second Merger and have not been voted in favor of, or consented to, the Second Merger will not be entitled to receive shares of PubCo Common Stock if the holder of the shares of USFM Common Stock validly exercises and perfects statutory appraisal rights with respect to such shares. However, the shares of USFM Common Stock will be automatically converted into the right to receive the merger consideration on the same basis that all other shares of USFM Common Stock are converted in the Second Merger when and if the holder of those shares of USFM Common Stock withdraws his, her or its demand for appraisal or otherwise becomes legally ineligible to exercise appraisal rights.
Any holder of USFM Common Stock who wishes to exercise dissenter’s appraisal rights under Article 113 of the Colorado Act or who wishes to preserve his, her or its right to do so should review Article 113 of the Colorado Act carefully. Failure to comply with the procedures set forth therein will result in the loss of such rights.
Under Article 113 of the Colorado Act, you must follow the procedures set forth in Section 7-113-204 of the Colorado Act to receive a cash payment of the fair value of those shares of USFM Common Stock, together with interest, at the rate specified in Section 7-113-101 of the Colorado Act. For this purpose, “fair value” means the value of the shares immediately before the effectuation of the Second Merger, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction, and without discounting for lack of marketability or minority status. You should be aware that the fair value of your shares of USFM Common Stock as determined under Article 113 of the Colorado Act could be more than, the same as or less than the merger consideration you would have received in the Second Merger if you did not seek appraisal of your shares of USFM Common Stock.
To be entitled to exercise appraisal rights, a holder of USFM Common Stock must (i) not vote or cause or permit his or her shares of USFM Common Stock to be voted in favor of the Merger Agreement; and (ii) deliver written notice to USFM prior to the USFM Special Meeting of such USFM stockholder’s intent to demand payment for his or her shares if the Mergers are consummated. Any written intent to demand payment should be signed and addressed as follows: USFM Corporation, 1707 Cole Blvd, Suite 200, Golden, Colorado 80401 Attention: Hassan R. Baqar. A holder of USFM Common Stock that fails to satisfy the foregoing requirements is not entitled to demand payment under Article 113 of the Colorado Act. Additional information regarding the process to perfect dissenter’s appraisal rights under Article 113 is described in the section entitled “Appraisal Rights and Dissenters’ Rights — USFM Stockholder” elsewhere in this joint proxy statement/prospectus.
Proxy Solicitation Costs
USFM is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. USFM and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. USFM will bear the cost of the solicitation.
USFM has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. USFM will pay that firm a fee of $[    ] plus disbursements.
USFM will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. USFM will reimburse them for their reasonable expenses.

SPECIAL MEETING OF STOCKHOLDERS OF TWIN VEE
Unless the context otherwise requires, all references in this subsection to the “Company,” “Twin Vee,” “we,” “us,” or “our” refer to Twin Vee.
Twin Vee is furnishing this joint proxy statement/prospectus to Twin Vee stockholders as part of the solicitation of proxies by the Twin Vee board of directors for use at the Twin Vee Special Meeting, to be held on [       ], and at any adjournment thereof. This joint proxy statement/prospectus is first being furnished to Twin Vee stockholders on or about [       ] in connection with the vote on the proposals described in this joint proxy statement/prospectus. This joint proxy statement/prospectus provides Twin Vee stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Twin Vee Special Meeting.
Date, Time and Place of the Twin Vee Special Meeting
The Twin Vee Special Meeting is to be held on [       ] at 10 a.m. Eastern Time virtually via live webcast at www.virtualshareholdermeeting.com/[          ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Only stockholders who hold Twin Vee Common Stock at the close of business on the record date will be entitled to notice of or vote at the Twin Vee Special Meeting. For purposes of attendance at the Twin Vee Special Meeting, all references in this joint proxy statement/prospectus to “present in person” or “in person” shall mean virtually present at the Twin Vee Special Meeting.
If you are a registered Twin Vee stockholder, you will receive a proxy card from Twin Vee. The form contains instructions on how to attend the virtual Twin Vee Special Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Twin Vee’s Investor Relations at (772) 429-2525.
Purpose of the Twin Vee Special Meeting
At the Twin Vee Special Meeting, Twin Vee is asking holders of Twin Vee Common Stock to consider and vote on the following proposals:
•
Twin Vee Stockholder Proposal No. 1 — The Director Election Proposal — to consider and vote upon a proposal to elect five directors to serve on the Combined Company’s board of directors upon consummation of the Business Combination until the 2027 annual meeting of stockholders of the Combined Company, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death (the “Director Election Proposal”);

•
Twin Vee Stockholder Proposal No. 2 — The Twin Vee Business Combination Proposal — a proposal to approve and adopt the Merger Agreement (the “Twin Vee Business Combination Proposal”);

•
Twin Vee Stockholder Proposal No. 3 — The Share Issuance Proposal — a proposal authorizing the issuance of the Company Consideration Shares in connection with the First Merger and PubCo Common Shares in connection with the Second Merger (the “Share Issuance Proposal”); and

•
Twin Vee Stockholder Proposal No. 4 — The Twin Vee Adjournment Proposal — a proposal to approve the adjournment of the Twin Vee Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Twin Vee Business Combination Proposal at the Twin Vee Special Meeting (the “Twin Vee Adjournment Proposal”).

See the sections of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 1: The Director Election Proposal,” “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal,” “Twin Vee Stockholder Proposal No. 3: The Share Issuance Proposal,” and “Twin Vee Stockholder Proposal No. 4: The Twin Vee Adjournment Proposal” for more information.
Recommendation of the Twin Vee Board of Directors to Twin Vee Stockholders
The Twin Vee board of directors believes that the Twin Vee Business Combination Proposal, the Share Issuance Proposal, the Director Election Proposal, and the Twin Vee Adjournment Proposal are fair to and in the best interests of Twin Vee and its stockholders and recommends that its stockholders vote “FOR” the Twin Vee Business Combination Proposal, “FOR” the Share Issuance Proposal, “FOR” each of the director nominees in the Director Election Proposal, and “FOR” the Twin Vee Adjournment Proposal.
The existence of financial and personal interests of one or more of Twin Vee’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Twin Vee, its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that Twin Vee stockholders vote for the proposals. In addition, Twin Vee’s officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. These interests may influence Twin Vee’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the Twin Vee board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The Twin Vee board of directors has approved each of the Twin Vee Stockholder Proposals.
The Twin Vee board of directors recommends that Twin Vee stockholders:
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Vote “FOR” each of the director nominees in the Director Election Proposal

•
Vote “FOR” the Twin Vee Business Combination Proposal;

•
Vote “FOR” the Share Issuance Proposal; and

•
Vote “FOR” the Twin Vee Adjournment Proposal.

Voting Power; Record Date; Outstanding Shares; Stockholders Entitled to Vote
Twin Vee stockholders will be entitled to vote or direct votes to be cast at the Twin Vee Special Meeting if they owned Twin Vee Common Stock at the close of business on [    ], which is the “record date” for the Twin Vee Special Meeting. Twin Vee common stockholders are entitled to one vote at the Twin Vee Special Meeting for each share of Twin Vee Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date for the Twin Vee Special Meeting, there were [    ] shares of Twin Vee Common Stock issued and outstanding.
Quorum and Required Vote for Proposals for the Twin Vee Special Meeting
A quorum of Twin Vee stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of holders of at least 1/3 of the shares of Twin Vee Common Stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum at the Twin Vee Special Meeting. As of the record date for the Twin Vee Special Meeting, shares of Twin Vee Common Stock constituting voting power of at least [    ] votes would be required to achieve a quorum. Abstentions will be considered present for the purposes of establishing a quorum.
The proposals presented at the Twin Vee Special Meeting require the following votes:
•
Twin Vee Business Combination Proposal:   The Twin Vee Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Twin Vee Common Stock entitled to vote thereon. An abstention will have the same effect as a vote against the Twin Vee Business Combination Proposal.

•
Share Issuance Proposal:   Approval of the Share Issuance Proposal requires an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal.
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Director Election Proposal:   The five director nominees receiving the affirmative vote of a plurality of the voting power of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the Director Election Proposal shall be elected to the Combined Company’s board of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Twin Vee stockholder’s failure to vote by proxy or to vote in person at the Twin Vee Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. A “WITHHOLD” vote will have no effect on the outcome of the Director Election Proposal.

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Twin Vee Adjournment Proposal:   For the Twin Vee Adjournment Proposal to be approved, it must receive an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by a proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Twin Vee Adjournment Proposal will have the same effect as a vote “AGAINST” the Twin Vee Adjournment Proposal.

Because the Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares. If you are a stockholder of record and you attend the Twin Vee Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to Twin Vee or by attending the meeting and voting in person.
Concurrently with entering into the Initial Merger Agreement on July 12, 2026, a Twin Vee stockholder, in its capacity as holders of shares or other equity interests of Twin Vee, entered into a Company Support Agreement with USFM (the “Support Agreement”) pursuant to which such stockholder agreed, among other things, to vote its shares of Twin Vee Common Stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. As of the record date for the Twin Vee Special Meeting, such Twin Vee stockholder accounted for approximately 5.47% of the number of then-outstanding shares of Twin Vee Common Stock and approximately 5.47% of the voting power of the then-outstanding shares of Twin Vee Common Stock.
The Business Combination will be consummated only if the Twin Vee Business Combination Proposal and the Share Issuance Proposal is approved by the Twin Vee stockholders and the USFM Business Combination Proposal is approved by the USFM stockholders (unless waived by the parties). Accordingly, even if the Twin Vee Business Combination Proposal is approved, the Business Combination will not be consummated unless the Share Issuance Proposal and the USFM Business Combination Proposal are also approved (unless waived by the parties to the Merger Agreement). The Twin Vee Adjournment Proposal and the Director Election Proposal is not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus.
Voting Your Shares at the Twin Vee Special Meeting
Each holder of Twin Vee Common Stock is entitled to one vote for each share of Twin Vee Common Stock held as of the record date. Proxy cards or voting instruction forms are solicited on behalf of the Twin Vee board of directors.
There are two ways to vote your shares of Twin Vee Common Stock at the Twin Vee Special Meeting:
•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxyholder” (one of the individuals named on your proxy card) will vote your shares as you have instructed. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Twin Vee board of directors “FOR” the

Twin Vee Business Combination Proposal, “FOR” the Share Issuance Proposal, “FOR” each of the director nominees in the Director Election Proposal, and “FOR” the Twin Vee Adjournment Proposal. Votes received after a matter has been voted upon at the Twin Vee Special Meeting will not be counted.
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You may attend, vote and examine the list of Twin Vee stockholders entitled to vote at the Twin Vee Special Meeting by visiting www.virtualshareholdermeeting.com/[          ] and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy
If you are a Twin Vee stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may send a notice of revocation to Twin Vee at Twin Vee PowerCats Co., 3101 S US Hwy 1, Fort Pierce, Florida 34982, Attn: Corporate Secretary, which must be received by Twin Vee prior to the vote at the Twin Vee Special Meeting; or

•
you may attend the Twin Vee Special Meeting, and vote online, as indicated above. Attendance at the Twin Vee Special Meeting alone will not change your vote.

Who Can Answer Your Questions About Voting Your Shares of Twin Vee Common Stock
If you are a Twin Vee stockholder and have any questions about how to vote or direct a vote in respect of your Twin Vee Common Stock, please contact Twin Vee’s proxy solicitor, D.F. King & Co., Inc., 28 Liberty Street, 53rd Floor, New York, New York 10005, (800) 791-3320, or TwinVee@dfking.com.
Appraisal Rights
If the First Merger is consummated, Twin Vee stockholders of record and beneficial owners of shares of Twin Vee Common Stock who continuously hold such shares of Twin Vee Common Stock through the First Effective Time, who do not vote their shares in favor of the adoption of the Merger Agreement, who properly demand appraisal of such shares in accordance with Section 262 of the DGCL, and who otherwise comply with the statutory requirements of Section 262 of the DGCL will be entitled to seek appraisal by the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) of the “fair value” of their shares of Twin Vee Common Stock. The amount determined to be fair value by the court will be determined as of the First Effective Time and could be more than, the same as or less than the merger consideration payable to Twin Vee stockholders pursuant to the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.
This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL attached to this joint proxy statement/prospectus as Annex C. Due to the complexity of the appraisal process, Twin Vee stockholders and beneficial owners of shares of Twin Vee Common Stock who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review the section of this joint proxy statement/prospectus entitled “Appraisal Rights and Dissenters’ Rights — Twin Vee Stockholder” and the applicable provisions of Section 262 of the DGCL carefully and are encouraged to seek the advice of legal counsel and financial advisors with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.
Generally, to exercise appraisal rights, Twin Vee stockholders of record and beneficial owners of shares of Twin Vee Common Stock must (1) properly demand appraisal of such holder’s or owner’s shares of Twin Vee Common Stock, (2) not vote in favor of the adoption of the Merger Agreement (whether by voting against the Twin Vee Business Combination Proposal, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares of Twin Vee Common Stock through the First Effective Time,

(4) not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262 of the DGCL, in which case, such Twin Vee stockholder may be entitled to have their shares of Twin Vee Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Twin Vee Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the First Effective Time through the date of payment of the judgment.
Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Twin Vee unless certain stock ownership conditions are satisfied by the Twin Vee stockholders and beneficial owners of shares of Twin Vee Common Stock seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this joint proxy statement/prospectus, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. If you hold your shares of Twin Vee Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.
See “Appraisal Rights and Dissenters’ Rights” elsewhere in this joint proxy statement/prospectus
Proxy Solicitation Costs
The Twin Vee Board is making this solicitation on behalf of Twin Vee. Certain of Twin Vee’s directors, officers, and employees, without any additional compensation, may also solicit your vote in person, virtually, by telephone or by email or other electronic communication. Twin Vee has also retained D.F. King & Co., Inc. to act as a proxy solicitor for a fee estimated to be $15,000, plus reimbursement of out-of-pocket expenses. On request, Twin Vee will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to Twin Vee stockholders. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, email, text messages, and advertisement in periodicals and postings. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. Twin Vee may request by telephone, text, mail, electronic mail or other means of communication the return of the proxy cards.

USFM STOCKHOLDER PROPOSAL NO. 1: THE USFM BUSINESS COMBINATION PROPOSAL
Overview
The USFM Business Combination Proposal — USFM is asking its stockholders to approve and adopt the Merger Agreement. USFM stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Please see the subsection entitled “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because USFM is holding a stockholder vote on the Merger Agreement, USFM may consummate the Business Combination only if, among other things, it is approved by the affirmative vote of the holders of a majority of the outstanding shares of USFM Common Stock entitled to vote thereon.
The Merger Agreement
As discussed in this joint proxy statement/prospectus, USFM is asking its stockholders to approve and adopt the Merger Agreement.
On October 7, 2026, USFM Corporation, a Colorado corporation (“USFM”), Twin Vee Holdco Inc., a Texas corporation (“PubCo”), Twin Vee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub I”), USFM Merger Sub Inc., a Colorado corporation and wholly-owned subsidiary of PubCo (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee”), entered into that certain Amended and Restated Agreement and Plan of Merger (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), as more fully described elsewhere in the accompanying joint proxy statement/prospectus. The Merger Agreement amended and restated that certain Agreement and Plan of Merger, dated as of July 12, 2026 (the “Initial Merger Agreement”), by and among Twin Vee, USFM, and USFM Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of USFM. Pursuant to the Merger Agreement:
(i)
Merger Sub I will merge with and into Twin Vee, in accordance with the applicable provisions of the DGCL (the “First Merger”), with Twin Vee continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Company”); and

(ii)
Merger Sub II will merge with and into USFM in accordance with the applicable provisions of the Colorado Act (the “Second Merger” and, together with the First Merger, the “Mergers” or the “Business Combination”), with USFM continuing as the surviving entity and a wholly owned subsidiary of PubCo (the “Surviving Corporation”).

In connection with the Business Combination, PubCo will be renamed “USFM Corporation.” The “Combined Company” shall refer to PubCo, as so renamed, immediately after the closing of the Business Combination (the “Closing”).
At the First Effective Time, by virtue of the First Merger, each share of Twin Vee Common Stock issued and outstanding immediately prior to the First Effective Time, including Twin Vee Common Stock held as a result of the termination of Company Convertible Securities (other than Twin Vee common stock warrants), but excluding shares held in treasury and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of PubCo (the “PubCo Common Stock”) equal to the Exchange Ratio (the “Company Merger Consideration”). The “Exchange Ratio” is the quotient obtained by dividing (i) the Company Consideration Shares by (ii) the total number of shares of Twin Vee Common Stock and shares of Twin Vee Common Stock subject to Twin Vee convertible securities outstanding immediately prior to the First Effective Time. The “Company Consideration Shares” means the number of shares of PubCo Common Stock that would result in the former holders of Twin Vee securities collectively holding 7% of the issued and outstanding shares of PubCo Common Stock immediately following the Second Effective Time, calculated on a fully diluted basis.

Outstanding Twin Vee equity awards and warrants will also be converted by reference to the Exchange Ratio. Each other Twin Vee convertible security (such as options and restricted stock units) (the “Company Convertible Securities”) remaining outstanding immediately prior to the First Effective Time will be accelerated, fully vested and converted into the right to receive the number of shares of PubCo Common Stock equal to the number of shares of Twin Vee Common Stock subject to the award multiplied by the Exchange Ratio, after which such convertible securities will automatically be cancelled (the “Company Convertible Security Termination”). Each outstanding Twin Vee common stock warrant will instead be assumed by PubCo and become a corresponding PubCo warrant to acquire the number of shares of PubCo Common Stock equal to the number of shares of Twin Vee Common Stock subject to the warrant multiplied by the Exchange Ratio, on the same terms and conditions (including vesting and exercisability) that applied to the warrant immediately before the First Effective Time. In no event will the aggregate shares of PubCo Common Stock issued in respect of Twin Vee securities exceed the Company Consideration Shares.
At the Second Effective Time, by virtue of the Second Merger, each share of common stock, no par value per share, of USFM (the “USFM Common Stock”), issued and outstanding immediately prior to the Second Effective Time (including any additional shares issued pursuant to the PIPE Investment, but excluding USFM Dissenting Shares (as each such term is defined in the Merger Agreement)) will be converted into the right to receive a number of shares of PubCo Common Stock such that the aggregate shares issued to former holders of USFM Common Stock will equal 93% of the issued and outstanding shares of PubCo Common Stock immediately following the Second Effective Time, calculated on a fully diluted basis. Each outstanding PIPE Warrant will be terminated in exchange for a PubCo Warrant to acquire one share of PubCo Common Stock for each share of USFM Common Stock subject to the PIPE Warrant, and that certain warrant, dated as of July 7, 2026, issued by USFM to FG Merchant Partners, LP (the “FG Warrant”) held by FG Merchant Partners, LP will be terminated in exchange for a PubCo Warrant to acquire one share of PubCo Common Stock for each share of USFM Common Stock underlying the USFM Warrant (the “FG Exchange Warrant”).
No fractional shares of PubCo Common Stock will be issued in the Mergers. Any fractional share that a Twin Vee stockholder or USFM stockholder would otherwise be entitled to receive will be rounded down to the nearest whole number, and such fractional interests will not entitle the holder to vote or to any other rights as a PubCo stockholder.
The Company Consideration Shares and the other shares of PubCo Common Stock issuable as merger consideration will be equitably adjusted to reflect any stock split, reverse stock split, stock dividend, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or similar change affecting PubCo Common Stock between signing and Closing, provided that after any such adjustment the aggregate Company Consideration Shares may not exceed 7% of the shares of PubCo Common Stock issued and outstanding on a fully diluted basis immediately after the Closing.
Prior to the First Effective Time, PubCo, USFM and Twin Vee will appoint an exchange agent (the “Exchange Agent”) to distribute the Company Merger Consideration to Twin Vee stockholders, shares of PubCo Common Stock to USFM stockholders, PubCo Warrants to holders of PIPE Warrants, and the FG Warrants. Promptly after the First Effective Time, the Exchange Agent will mail each holder of record of Twin Vee Common Stock a letter of transmittal and instructions for surrendering their certificates or book-entry shares in exchange for the applicable merger consideration. No interest will be paid or will accrue on the merger consideration payable upon surrender. Any portion of the merger consideration that remains undistributed twelve months after the Closing Date will be delivered to PubCo, and former securityholders may thereafter look only to PubCo to claim their applicable merger consideration, subject to applicable abandoned property and escheat laws.
Pre-Closing CVR Restructuring
Prior to the Closing, Twin Vee will undertake a restructuring (the “Pre-Closing CVR Restructuring”) pursuant to which (i) Twin Vee will form Twin Vee Bahama Group, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee (“Assetco”), which was formed on July 16, 2026; (ii) Twin Vee will contribute to Assetco substantially all of its assets and liabilities other than $700,000 in cash and the liabilities related to the Delaware Matter (as defined in the Merger Agreement) (collectively, the “Company Assets and Liabilities”), which Company Assets and Liabilities relate principally to Twin Vee’s marine business, which is Twin Vee’s sole operating business, in exchange for all of the issued and outstanding capital stock of Assetco; (iii) Twin Vee will form a Delaware statutory trust (the “CVR Trust”) and contribute all of the outstanding equity interests of Assetco to the CVR Trust in exchange for all of the CVR Trust’s contingent value rights interests; and (iv) Twin Vee will distribute those contingent value rights interests to each holder of Twin Vee Common Stock as of a record date to be determined, on a pro rata basis (each such interest, a “Contingent Value Right” or “CVR”), after which Twin Vee will retain no ownership or other interest, whether in the form of stock, trust interests or otherwise, in either Assetco or the CVR Trust and Twin Vee’s sole asset shall be $700,000 in cash and sole liabilities shall relate to the Delaware Matter (as defined in the Merger Agreement). Each CVR will represent such holder’s indirect beneficial interest in Assetco and the Company Assets and Liabilities held by it. Following the Closing, the CVR Trust is expected to seek to sell the Company Assets and Liabilities, with any net proceeds of such sales to be distributed to CVR holders in accordance with the terms of the CVR Trust agreement and the CVR Agreement, which have not yet been finalized. Neither Assetco nor the CVR Trust will be a subsidiary of PubCo, USFM or the Combined Company following the Closing. The CVRs will not be transferable except in limited circumstances, will not be listed for trading on any securities exchange and will not represent any right to receive shares of PubCo Common Stock or any other equity interest in the Combined Company. For more information, see “— Contingent Value Rights” and “Risk Factors — Risks Relating to Twin Vee and the Business Combination.”
Contingent Value Rights
The following summary describes the anticipated material terms of the CVRs. The CVR Agreement and the CVR Trust agreement have not yet been finalized or entered into, and this summary is therefore qualified in its entirety by the actual terms of those agreements once available. Twin Vee stockholders are urged to read the final CVR Agreement and CVR Trust agreement in their entirety once they become available.
Each CVR will represent a beneficial interest in the CVR Trust and, indirectly, in Assetco and the Company Assets and Liabilities held by it. The CVRs will not represent, and will not be convertible into or exchangeable for, any equity interest in PubCo, USFM, Twin Vee or the Combined Company, and holders of CVRs will not become stockholders of PubCo, USFM, Twin Vee or the Combined Company as a result of holding CVRs.
Following the Closing, the CVR Trust is expected to seek to sell the Company Assets and Liabilities held through Assetco. Any net proceeds received from such a sale would be distributed to CVR holders in accordance with the terms of the CVR Trust agreement and the CVR Agreement, after payment of, or provision for, the liabilities assumed by Assetco and the fees and expenses of administering and winding down Assetco and the CVR Trust. The CVR Trust will be a Delaware statutory trust. The Delaware trustee of the CVR Trust has not yet been designated, however, such trustee will be a United States-based trust company with a national or regional presence. The agreements governing the CVR and the CVR Trust have not yet been put in place, however, generally speaking the CVRs will be non-voting economic interests entitling the holder thereof to cash distributions following the liquidation of the Company Assets and Liabilities. The Management Committee of the CVR Trust, once appointed, will manage the liquidation and monetization of the CVR Trust’s assets, whether such assets will be held directly by the CVR Trust or indirectly through Assetco. The CVR Trust, once formed, will be the sole stockholder of Assetco. Assetco is currently a wholly owned subsidiary of Twin Vee. The CVR Trust’s trust agreement is not expected to provide for the compensation of the Management Committee members, but to the extent the members of the Management Committee are directors or employees of PubCo, he or she will each continue to be compensated in their capacity as director or employees of PubCo. Accordingly, it is not expected that the Management Committee members’ compensation will impact the value of the assets in the CVR Trust available to Twin Vee pre-closing stockholders.
The value of the CVRs is inherently uncertain and cannot be determined as of the date of this joint proxy statement/prospectus. The amount, if any, and timing of any payment in respect of the CVRs will depend on, among other things: (i) whether Assetco and the CVR Trust are able to sell the Company Assets and Liabilities, and the price, terms and timing of any such sale; (ii) the amount of liabilities retained by or allocated to Assetco or the CVR Trust; (iii) the fees, costs and expenses of operating, administering and winding down Assetco and the CVR Trust; and (iv) the terms of the CVR Trust agreement and CVR Agreement governing distributions, none of which have been finalized as of the date of this joint proxy statement/prospectus. Neither Twin Vee, USFM nor PubCo has obtained, or intends to obtain, an appraisal, fairness opinion or other third-party valuation of the CVRs, and no value has been or will be assigned to the CVRs in the Merger Agreement. Twin Vee stockholders are urged not to attribute any specific value to the CVRs when evaluating the Twin Vee Business Combination Proposal.
There can be no assurance that the CVRs will have any value, and the CVRs may expire with no value. The reasons the CVRs may have no value include, but are not limited to: (i) Assetco or the CVR Trust may be unable to sell the Company Assets and Liabilities for any particular price or within any particular timeframe, or at all; (ii) the liabilities assumed by Assetco, including the costs of operating, maintaining and winding down the marine business pending sale, may exceed the proceeds ultimately realized; and (iii) the fees and expenses of administering Assetco and the CVR Trust may absorb some or all of any sale proceeds.
The CVRs are contractual and beneficial trust interests only. The CVRs are not expected to be registered under the Securities Act, the Exchange Act or any state securities laws, and will not be listed for trading on any securities exchange or other trading market. CVR holders should not expect periodic public reports regarding the CVRs, Assetco or the CVR Trust.
The CVRs will not be transferable, except in limited circumstances expected to be set forth in the CVR Agreement (such as transfers by will or intestacy, by operation of law, or certain other permitted transfers to be specified). As a result, there will be no public or other trading market for the CVRs.
The CVRs will not have any voting or dividend rights and will not represent any equity, ownership or other interest in PubCo, USFM, Twin Vee, Assetco, the CVR Trust or any of their respective affiliates. CVR holders will have no rights as stockholders, members, beneficiaries or other equityholders by virtue of holding CVRs, including no right to receive financial statements or other reports except as may be expressly provided in the CVR Agreement, no right to inspect books and records, no right to receive notice of or attend meetings, no right to vote on any matter, and no right to direct or participate in the management of Assetco or the CVR Trust.
Governance and Disposition of the Company Assets and Liabilities
The CVR Trust will be a Delaware statutory trust. The Delaware trustee of the CVR Trust has not yet been designated, however, such trustee will be a United States-based trust company with a national or regional presence. The agreements governing the CVR and the CVR Trust have not yet been put in place, however, generally speaking the CVRs will be non-voting economic interests entitling the holder thereof to cash distributions following the liquidation of the Company Assets and Liabilities. The Management Committee of the CVR Trust, once appointed, will manage the liquidation and monetization of the CVR Trust’s assets, whether such assets will be held directly by the CVR Trust or indirectly through Assetco. The CVR Trust, once formed, will be the sole stockholder of Assetco. Assetco is currently a wholly owned subsidiary of Twin Vee. The CVR Trust’s trust agreement is not expected to provide for the compensation of the Management Committee members, but to the extent the members of the Management Committee are directors or employees of PubCo, he or she will each continue to be compensated in their capacity as director or employees of PubCo. Accordingly, it is not expected that the Management Committee members’ compensation will impact the value of the assets in the CVR Trust available to Twin Vee pre-closing stockholders.
Payment of CVR Consideration
Any payments on the CVRs are expected to be made from the net proceeds, if any, realized from the sale or other disposition of the Company Assets and Liabilities, after payment of, or provision for, the liabilities assumed by Assetco and/or the CVR Trust and the fees, costs and expenses of administering and winding down Assetco and the CVR Trust. No interest is expected to accrue or be payable on any amounts that may become payable in respect of the CVRs.
Representations, Warranties, and Covenants
The Merger Agreement contains customary representations, warranties and covenants of Twin Vee, PubCo, the Merger Subs and USFM, including, among others, covenants that: (a) each party will conduct its business in the ordinary course of its business during the interim period between the execution of the Merger Agreement and the Second Effective Time or earlier termination of the Merger Agreement, (b) each party will not engage in certain types of transactions or take certain actions outside the ordinary course during such period without the prior consent of the other party, and (c) USFM will use its reasonable best efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Investment (as such term is defined in the Merger Agreement). The Merger Agreement also requires each of Twin Vee and USFM to call and hold a stockholder meeting and for Twin Vee’s board of directors to recommend that Twin Vee’s stockholders approve the Merger Agreement. The representations and warranties in the Merger Agreement will not survive the closing of the transaction.
In addition, Twin Vee is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the approval of the transactions contemplated by the Merger Agreement from Twin Vee’s stockholders, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows Twin Vee, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be a violation of Twin Vee’s board of directors’ fiduciary duties under applicable law. In addition, Twin Vee’s board of directors, after satisfying certain notice requirements to USFM, may change its recommendation with respect to the Mergers if it determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Merger Agreement would reasonably be expected to be a violation of Twin Vee’s board of directors’ fiduciary duties under applicable law.
Closing Conditions
Consummation of the Mergers is subject to various conditions, including (a) obtaining requisite approval of the Mergers from Twin Vee’s and USFM’s stockholders, (b) the Registration Statement (as defined in the Merger Agreement), of which this joint proxy statement/prospectus forms a part, filed by PubCo with the SEC becoming effective, (c) the absence of certain laws or orders issued by certain specified governmental entities making illegal or permanently enjoining or prohibiting the Mergers, (d) the Company Consideration Shares being approved for listing on an Applicable Stock Exchange, (e) the accuracy of the representations and warranties made by the parties, subject to certain exceptions, (f) the absence of a material adverse effect on either party that is continuing, (g) consummation of the Pre-Closing CVR Restructuring, and (h) delivery of a fairness opinion.
Termination Provisions
The Merger Agreement contains certain termination rights, and provides that, upon termination of the Merger Agreement under specified circumstances, USFM may be required to pay Twin Vee a termination fee of $500,000 and Twin Vee may be required to pay USFM a termination fee of $800,000. Specifically, if the Merger Agreement is terminated (a) in connection with a failure of USFM to obtain its stockholders’ approval of the Mergers or (b) subject to certain conditions, in the event the Mergers are not consummated prior to the “Agreement End Date” of December 31, 2026, then, in either case, the $500,000 termination fee will be payable by USFM to Twin Vee upon termination of the Merger Agreement. In addition, if Twin Vee terminates the Merger Agreement (x) to accept a Superior Proposal (as defined in the Merger Agreement) in compliance with the terms of the Merger Agreement, (y) after Twin Vee shall have (i) within ten (10) Business Days of a tender or exchange offer relating to securities of Twin Vee having been commenced, failed to publicly recommend against such tender or exchange offer, (ii) Twin Vee shall have failed to publicly reaffirm its recommendation of the First Merger within 10 Business Days after the date any Acquisition Proposal (as such term is defined in the Merger Agreement) shall have been announced, or (iii) a willful or material breach by Twin Vee of the exclusivity provisions of the Merger Agreement shall have occurred, or (z) following USFM’s determination that Twin Vee will likely fail to resolve the Reincorporation Matter (as defined in the Merger Agreement) (i) prior to December 31, 2026 or (ii) in a manner satisfactory to USFM in its sole discretion, then, in any such case, the $800,000 termination fee will be payable by Twin Vee to USFM upon termination of the Merger Agreement.

Upon termination, the Merger Agreement becomes void and has no further effect, except for certain provisions that expressly survive, and subject to liability for any willful and material breach or actual fraud occurring prior to termination. Each party is responsible for its own fees and expenses incurred in connection with the Merger Agreement and the contemplated transactions, except as otherwise provided.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.
The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Twin Vee, PubCo, the Merger Subs, or USFM. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. Neither Twin Vee’s nor USFM’s investors are third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Twin Vee’s, USFM’s or PubCo’s public disclosures.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this joint proxy statement/prospectus or as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the USFM Special Meeting and the Twin Vee Special Meeting.
Support Agreement
Concurrently with entering into the Initial Merger Agreement on July 12, 2026, a Twin Vee stockholder, in its capacity as holders of shares or other equity interests of Twin Vee, entered into a Company Support Agreement with USFM (the “Support Agreement”) pursuant to which such stockholder agreed, among other things, to vote its shares of Twin Vee Common Stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Support Agreement terminates upon the termination of the Merger Agreement in accordance with its terms. As of the record date for the Twin Vee Special Meeting, such Twin Vee stockholder accounted for approximately 5.47% of the number of then-outstanding shares of Twin Vee Common Stock and approximately 5.47% of the voting power of the then-outstanding shares of Twin Vee Common Stock.
PIPE Investment
Contemporaneously with the execution and delivery of the Merger Agreement, USFM and PubCo entered into securities purchase agreements (the “Securities Purchase Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase up to 20,833 shares of USFM Common Stock at US$240 per share for an aggregate purchase price equal to US$5,000,000 and be issued up to 41,667 warrants to purchase shares of USFM Common Stock at an exercise price of $280 per share (the “PIPE Warrants”), with such shares and the PIPE Warrants collectively constituting the “PIPE Investment”, in a private placement to be consummated contemporaneously with the Closing. As of October 26, 2026, investors had committed approximately $1,350,000, representing approximately 5,624 shares of USFM common stock at $240.00 per share and 11,248 PIPE Warrants.
Registration Rights Agreement
At the Closing, USFM, PubCo, and the other parties thereto will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the parties thereto will be granted certain registration rights with respect to the shares of Combined Company Common Stock underlying the FG Exchange Warrant and the PIPE Warrants.
Material U.S. Federal Income Tax Consequences for holders of Twin Vee securities
Subject to the limitations and qualifications set forth herein, the following is a discussion of the material U.S. federal income tax consequences of (a) the Business Combination, (b) the issuance of the CVRs in connection with the Pre-Closing CVR Restructuring and payments (if any) thereon, and (c) the post-Closing ownership and disposition of PubCo Common Stock and PubCo warrants (collectively, “PubCo securities”) acquired pursuant to the Business Combination, in each case, to holders of Twin Vee Common Stock and Twin Vee warrants. This discussion applies only to holders that hold their Twin Vee Common Stock and Twin Vee warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to be a complete analysis of all potential tax consequences, is general in nature and does not constitute tax advice or a tax opinion. This discussion is based upon current provisions of the Code, existing Treasury regulations, judicial decisions and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences described in this summary.
This discussion does not address all U.S. federal income tax consequences relevant to holders of Twin Vee Common Stock and Twin Vee warrants in light of their particular circumstances. In addition, it does not address consequences relevant to holders subject to particular U.S. or non-U.S. tax rules, including, without limitation, holders that are:
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persons who do not hold their Twin Vee Common Stock as a “capital asset” within the meaning of Section 1221 of the Code;

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brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;

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real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

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pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

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subject to the alternative minimum tax provisions of the Code;

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persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;

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persons that have a functional currency other than the U.S. dollar;

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traders in securities who elect to apply a mark-to-market method of accounting;

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persons who hold shares of Twin Vee Common Stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

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persons who acquired their shares of Twin Vee Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Twin Vee Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

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persons deemed to sell Twin Vee Common Stock under the constructive sale provisions of the Code;

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persons who acquired their shares of Twin Vee Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

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expatriates or former citizens or long-term residents of the United States.

Holders of Twin Vee Common Stock and Twin Vee warrants subject to particular U.S. or non-U.S. tax rules, including those described in the preceding paragraph, are urged to consult their own tax advisors regarding the consequences to them of the Business Combination and the CVRs.
If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Twin Vee Common Stock or Twin Vee warrants, the U.S. federal income tax treatment of a partner in the partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding Twin Vee Common Stock or Twin Vee warrants, and partners therein, should consult their own tax advisors regarding the particular U.S. federal income tax consequences to them of the Mergers and the CVRs.
ALL HOLDERS OF TWIN VEE COMMON STOCK AND TWIN VEE WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, INCLUDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND THE CVRS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of “U.S. Holder”
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Twin Vee Common Stock and/or Twin Vee warrants that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) is authorized or has the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

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an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Tax Treatment of the CVRs
There is no authority directly on point addressing whether contingent value rights with characteristics similar to the CVRs should be treated for federal income tax purposes as a distribution of property with respect to Twin Vee Common Stock, as an “open transaction,” or in some other manner, and the proper characterization is inherently a factual question. Accordingly, holders of Twin Vee Common Stock are urged to consult their tax advisors regarding this issue. Twin Vee intends to report the issuance of the CVRs as a “closed transaction.” Under this construct, the CVRs would be treated either (i) as a distribution under Section 301 of the Code separate from the Business Combination, or (ii) as aggregated with, and treated as part of, the Business Combination, in which case the fair market value of the CVRs may be treated as taxable boot received by Twin Vee Stockholders in connection with the First Merger.

Twin Vee’s views and actions (and the fair market value ascribed to the CVRs) are not dispositive with respect to the tax treatment or fair market value of the CVRs and are not binding on the IRS as to a U.S. holder’s tax treatment of the receipt of CVRs or the fair market value of the CVRs. The IRS and Treasury Department have expressly stated in Treasury Regulations that only in “rare and extraordinary cases” is the value of property so uncertain that “open transaction” treatment is available. Here, Twin Vee has determined that the value of the CVRs as of the Closing can be reasonably ascertained.
The following sections discuss the U.S. federal income tax consequences of the CVRs if treated as a closed transaction or, alternatively, as an open transaction. It is also possible that the issuance of the CVRs could be treated as one or more “debt instruments” or as a distribution of equity. U.S. holders are urged to consult their tax advisors regarding the tax consequences to them of the receipt of CVRs and payments on the CVRs.
Closed Transaction Treatment.
If treated as a distribution of property with respect to Twin Vee Common Stock consistent with a closed transaction, each U.S. holder of Twin Vee Common Stock will be treated as receiving a distribution in an amount equal to the fair market value of the CVR issued to such U.S. holder on the date of the issuance. This distribution generally should be treated first as a taxable dividend to the extent of the U.S. holder’s pro rata share of Twin Vee’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the U.S. holder’s basis in its Twin Vee Common Stock, and finally as capital gain from the sale or exchange of Twin Vee Common Stock with respect to any remaining value. The amount of the distribution treated as a taxable dividend may depend on the date on which the CVR is treated as distributed to Twin Vee stockholders for U.S. federal income tax purposes, which is not entirely certain. U.S. holders will receive a Form 1099-DIV notifying them of the portion of the CVR value that is reported by Twin Vee as a dividend for U.S. federal income tax purposes. Although Twin Vee will estimate the value of the CVRs for purposes of reporting on Form 1099-DIV to U.S. holders, the value of the CVRs is uncertain and the IRS or a court could determine that the value of the CVRs at the time of issuance was higher. In such case, the U.S. holders could be treated as having additional income or gain upon receipt of the CVRs as described above. A U.S. holder’s initial tax basis in such holder’s CVR should equal the fair market value of such CVR on the date of their issuance. The holding period of such CVR should begin on the date of issuance. It is also possible that the CVRs will be treated as aggregated with, and as part of, the Business Combination, in which case the fair market value of the CVRs may be treated as taxable boot received by Twin Vee Stockholders in connection with the First Merger.
The treatment of future payments received by a U.S. holder on a CVR is uncertain. It is possible that payments received with respect to a CVR up to the amount of the U.S. holder’s adjusted tax basis in the CVR, may be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the CVR, with any amount received in excess of such basis treated as gain from the disposition of the CVR. The CVR Trust intends to treat any payment made in respect of a CVR in a manner consistent with the foregoing, but such position is not dispositive with respect to the tax treatment of such payments and is not binding on the IRS. Assuming that this method of reporting is correct, the gain will be long-term capital gain if the U.S. holder has held the CVR for more than one year at the time of such payment. Payments with respect to a CVR could alternatively be treated as ordinary income. U.S. holders are urged to consult their tax advisors regarding the characterization of payments received with respect to the CVRs.
Open Transaction Treatment.
If the issuance of the CVRs is treated as an open transaction, (because, for example, the value of the CVRs as of the Closing cannot be “reasonably ascertained”), a U.S. holder should not immediately take the CVRs into account in determining whether such holder must recognize income, if any, on the receipt of the CVRs and such U.S. holder would take no tax basis in the CVRs. Rather, the U.S. holder’s U.S. federal income tax consequences would be determined at the time future payments, if any, with respect to the CVRs are received or deemed received, based on whether the CVRs are treated as a distribution of property or of equity, in accordance with the U.S. holder’s regular method of accounting. As discussed above, Twin Vee does not intend to report the issuance of the CVRs as an open transaction and the IRS may disagree with any U.S. holder reporting the CVR issuance as an open transaction.
U.S. Holders
The Receipt of PubCo Common Stock in the First Merger
Subject to the discussion below regarding the Twin Vee warrants, the surrender by a U.S. holder of the shares of Twin Vee Common Stock in exchange for the shares of PubCo Common Stock pursuant to the First Merger, when taken together with the other steps of the Business Combination, are intended to qualify as a non-recognition transaction pursuant to Section 351(a) of the Code. However, it is possible that the CVRs may be treated as taxable boot received by Twin Vee stockholders in connection with the First Merger and , in such event, holders of Twin Vee Common Stock who participate in the First Merger would recognize gain for U.S. federal income tax purposes equal to the lesser of (i) the amount of taxable boot received (which would include the fair market value of the CVRs) or (ii) the gain realized by such holder in connection with the First Merger. No loss would be recognized. See “— Tax Treatment of the CVRs” above. The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond our control. For example, if 20 percent or more of the PubCo Common stock were subject to an arrangement or agreement to be sold or disposed of at the time of its issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. We do not expect that any of the PubCo Common Stock issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.
In addition, the First Merger may qualify as a tax-deferred reorganization under Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the First Merger will qualify as a tax-deferred reorganization under Section 368(a) of the Code, including whether PubCo will continue a significant line of Twin Vee’s historic business or use a significant portion of Twin Vee’s historic business assets (which is unlikely due to the Pre-Closing CVR Restructuring). Moreover, qualification of the First Merger as a tax-deferred reorganization under Section 368(a) of the Code is based on facts which will not be known until or following the closing of the Business Combination. As a result, there is no assurance regarding whether the First Merger will constitute a reorganization under Section 368(a) of the Code.
If the Business Combination qualifies as an exchange pursuant to Section 351(a), the aggregate adjusted tax basis of the shares of PubCo Common Stock received by a U.S. holder of Twin Vee Common Stock in the First Merger should be equal to the aggregate adjusted tax basis of the shares of Twin Vee Common Stock surrendered by such U.S. holder in the First Merger. In addition, the holding period of such PubCo Common Stock should include the period during which the shares of Twin Vee Common Stock, surrendered in the First Merger, were held by such U.S. holder, although the running of the holding period for the shares of Twin Vee Common Stock may be suspended as a result of any redemption rights with respect thereto. Every “significant transferor” pursuant to the exchange must include a statement on or with such transferor’s income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person: (i) owns at least five percent (5%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least one percent (1%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. It is expected that the PubCo Common Stock will be publicly traded for this purpose.
In the event that the First Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code or as a reorganization pursuant to Section 368 of the Code, generally, the First Merger will be treated as a taxable sale or exchange of Twin Vee Common Stock by U.S. holders in exchange for PubCo Common Stock. In such case, subject to the discussion of backup withholding below, a U.S. holder of Twin Vee Common Stock generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its shares of Twin Vee Common Stock. Any such capital gain or loss generally will be long term capital gain or loss if the U.S.

holder’s holding period in the shares of Twin Vee Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. holder on a taxable sale or exchange of Twin Vee Common Stock is subject to certain limitations.
Generally the amount of gain or loss recognized by a U.S. holder on a taxable sale or exchange of Twin Vee Common Stock in connection with the First Merger will be an amount equal to the difference between (i) the fair market value of the PubCo Common Stock received by the U.S. holder in connection with the First Merger and (ii) the U.S. holder’s adjusted tax basis in Twin Vee Common Stock surrendered therefor. A U.S. holder’s adjusted tax basis in the shares of Twin Vee Common Stock generally will equal the U.S. holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.
We did not obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the First Merger, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.
The Receipt of PubCo Warrants in the First Merger
The appropriate U.S. federal income tax treatment of Twin Vee warrants in connection with the First Merger depends on whether the First Merger qualifies as a reorganization pursuant to Section 368 of the Code. In such case, a U.S. holder of Twin Vee warrants will not recognize gain or loss with respect to such warrants as a result of the First Merger, and the aggregate adjusted tax basis and holding period of the PubCo warrants of such U.S. holder immediately after the First Merger will be equal to the adjusted tax basis and holding period of such U.S. holder’s Twin Vee warrants immediately prior to the First Merger. But if the First Merger qualifies only for non-recognition treatment under Section 351 of the Code and not as a reorganization pursuant to Section 368 of the Code, the warrant-for-warrant exchange would be a taxable exchange.
If so treated, a U.S. holder of only Twin Vee warrants would realize and recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of PubCo warrants received by such U.S. holder in connection with the First Merger and the adjusted tax basis of Twin Vee warrants surrendered by such U.S. holder in connection with the First Merger. If such U.S. Holder surrenders both Twin Vee Common Stock and Twin Vee warrants in connection with the First Merger in exchange for both PubCo Common Stock and PubCo warrants, such U.S. holder of Twin Vee Common Stock and Twin Vee warrants should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. holder (generally, the excess of (x) the sum of the fair market value of the Twin Vee Common Stock and Twin Vee warrants over (y) such U.S. holder’s aggregate adjusted tax basis in the Twin Vee Common Stock and Twin Vee warrants) and (ii) the fair market value of the PubCo warrants received by such U.S. holder in connection with the First Merger. As a result of such exchange of securities in connection with the First Merger, such U.S. holder should have a tax basis in the PubCo Common Stock equal to the tax basis in the Twin Vee Common Stock and Twin Vee warrants surrendered, plus any gain recognized in the exchange, less the fair market value of the PubCo warrants received. In addition, such U.S. holder’s tax basis in the PubCo warrants should be fair market value determined on the date of the First Merger. And, the holding period for the PubCo Common Stock should include the period during which the U.S. holder held its Common Stock, and the holding period for the PubCo warrants should start on the day after the First Merger.
In the event that the First Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code or as a reorganization pursuant to Section 368 of the Code, generally, the First Merger will be treated as a taxable sale or exchange of Twin Vee warrants or Twin Vee warrants and Twin Vee Common Stock, as may be applicable to any particular U.S. holder, by U.S. holders in exchange for PubCo warrants or PubCo warrants and PubCo Common Stock, as may be applicable. In such case, the same rules as described above in the section of this joint proxy statement/prospectus entitled “— U.S. Holders — The Receipt of PubCo Common Stock in the First Merger,” the paragraphs describing U.S. federal income tax consequences in the event that the First Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code or as a reorganization pursuant to Section 368 of the Code, will apply to U.S. holders.
U.S. holders of Twin Vee warrants are urged to consult with their tax advisors regarding the treatment of their Twin Vee warrants in connection with the First Merger.
Taxation of Distributions on PubCo Common Stock
After the Mergers, PubCo may make dividend distributions with respect to its capital stock. Subject to the discussion of backup withholding below, a U.S. holder generally will be required to include in gross income as dividends the amount of any distribution paid on the PubCo Common Stock held by them. A distribution on such shares of PubCo Common Stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of PubCo’s current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). A portion of any such dividends paid to corporate U.S. holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code, and provided certain requirements are met, such dividend will be subject to tax at the maximum tax rate accorded to long-term capital gains.
Non-corporate U.S. holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.
Distributions in excess of PubCo’s current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares of PubCo (but not below zero) and any excess, will be treated as gain from the sale or exchange of such shares as described below under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Securities.”
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Securities
After the Mergers, U.S. holders of PubCo securities may sell or dispose of their PubCo securities. Subject to the discussion of backup withholding below, upon a sale or other taxable disposition of PubCo securities, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the applicable securities.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the PubCo securities exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. holder on a sale or other taxable disposition of PubCo securities is subject to certain limitations.
Generally, the amount of gain or loss recognized by a U.S. holder on a sale or other taxable disposition of the PubCo securities is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale or disposition and (ii) the U.S. holder’s adjusted tax basis in the applicable PubCo securities so sold or disposed. A U.S. holder’s adjusted tax basis in the shares of PubCo Common Stock or PubCo warrants generally will equal the U.S. holder’s acquisition cost of such shares or such warrants, subject to the discussion in “— U.S. Holders — The Receipt of PubCo Common Stock in the First Merger” above, or, as discussed below, the U.S. holder’s initial basis for PubCo Common Stock received upon exercise of PubCo warrants, less, in the case of PubCo Common Stock, any prior distributions treated as a return of basis.
Exercise or Lapse of a PubCo Warrant
Except as discussed below with respect to the cashless exercise of a PubCo warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of shares of PubCo Common Stock in connection with the exercise of PubCo warrants for cash. A U.S. holder’s adjusted tax basis in a PubCo Common Stock received upon exercise of the PubCo warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the PubCo warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for the shares of PubCo Common Stock received upon exercise of the PubCo warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo warrant and will not include the period during which the U.S. Holder held the PubCo warrant. If a PubCo warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax adjusted basis in the PubCo warrant.
The tax consequences of a cashless exercise of a PubCo warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because (i) the exercise is not a gain or loss realization event (a “non-realization event”) or (ii) the exercise is treated as a recapitalization for U.S. federal income tax purposes. In case of either a non-realization event or a recapitalization, a U.S. holder’s adjusted tax basis in the PubCo Common Stock received would equal such holder’s adjusted tax basis in the PubCo warrants exercised therefore. If the cashless exercise were treated a non-realization event, a U.S. holder’s holding period in the shares of PubCo Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo warrants. If the cashless exercise were treated as a recapitalization, the holding period in the shares of PubCo Common Stock would include the holding period of the PubCo warrants exercised therefore.
It is also possible that a cashless exercise of a PubCo warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised PubCo warrants treated as surrendered to pay the exercise price of the PubCo warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the shares of PubCo Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo warrants and (ii) the sum of the U.S. holder’s adjusted tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been actually exercised for cash). In this case, a U.S. holder’s adjusted tax basis in the shares of PubCo Common Stock received would equal the U.S. holder’s adjusted tax basis in the PubCo warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the shares of PubCo Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo warrants.
Adjustment to Exercise Price
Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares of PubCo Common Stock to be issued upon the exercise of a PubCo warrant or to the PubCo warrant’s exercise price, a U.S. holder may be deemed to have received a constructive distribution with respect to the PubCo warrant, which could result in adverse consequences for the U.S. holder, including the inclusion of dividend income. These rules governing constructive distributions are complex and U.S. holders should consult their tax advisors on the tax consequences of any such constructive distribution.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of the PubCo warrants.
Non-U.S. Holders
For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Twin Vee Common Stock and/or Twin Vee warrants that is, for U.S. federal income tax purposes, neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
The Receipt of PubCo Common Stock in the First Merger
As described above in the section of this joint proxy statement/prospectus entitled “— U.S. Holders — The Receipt of PubCo Common Stock in the First Merger,” the Mergers taken together are intended to qualify

(in whole or in part) as a tax-deferred transaction under Section 351 of the Code. Potentially adverse U.S. federal income tax consequences will apply to the non-U.S. holders as a result of the First Merger if Twin Vee is a “United States real property holding corporation” within the meaning of Section 897(c)(2) (“USRPHC”) at any time during the lesser of (i) the five-year period ending on the date the First Merger occurs and (ii) the period during which the non-U.S. holders held the shares of Twin Vee Common Stock ending on the date the First Merger occurs. Generally, if Twin Vee is a USRPHC during the lesser of the two time periods described above, a non-U.S. holder’s gain (or loss) realized on its transfer of the shares of Twin Vee Common Stock in exchange for the shares of PubCo Common Stock in connection with the First Merger would be subject to tax in the United States in the same manner as if such non-U.S. holder was engaged in a trade or business within the United States and such gain (or loss) was effectively connected with the conduct of such trade or business, unless certain exceptions apply. Twin Vee does not believe that it has been or will be a USRPHC, but there can be no assurance in this regard. Non-U.S. holders are urged to consult their tax advisors regarding Twin Vee’s status as a USRPHC and the U.S. federal income tax consequences of the First Merger to them if Twin Vee is a USRPHC.
In the event that the First Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code or as a reorganization pursuant to Section 368 of the Code, generally, the First Merger will be treated as a taxable sale or exchange of Twin Vee Common Stock by non-U.S. holders in exchange for the PubCo Common Stock. In such case, subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the taxable exchange of its Twin Vee Common Stock for the PubCo Common Stock in the First Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder), in which case the non-U.S. holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — The Receipt of PubCo Common Stock in the First Merger” in the event the First Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code or as a reorganization pursuant to Section 368 of the Code), and a corporate non-U.S. holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Twin Vee Merger occurs and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the taxable sale or exchange of Twin Vee Common Stock pursuant to the First Merger, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•
Twin Vee is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of the First Merger or the period that the non-U.S. holder held such securities disposed of, and, in the case where shares of Twin Vee Common Stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of Twin Vee Common Stock at any time within the shorter of the five-year period preceding the First Merger or such non-U.S. holder’s holding period for the shares of Twin Vee Common Stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. holder), gain recognized by such non-U.S. holder on the taxable sale or exchange of Twin Vee Common Stock pursuant to the First Merger will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, PubCo would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. holder. There can be no assurance that Twin Vee Common Stock will be treated as regularly traded on an established securities market.
We did not obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the First Merger, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

The Receipt of PubCo Warrants in the First Merger
U.S. federal income tax consequences to non-U.S. holders as a result of the First Merger with respect to Twin Vee warrants will be the same as to the U.S. holders as described in the section of this joint proxy statement/prospectus entitled “— U.S. Holders — The Receipt of PubCo Warrants in the First Merger,” except, if any gain or loss is required to be recognized with respect to Twin Vee warrants, such gain or loss will be subject to the rules described above in the section entitled “— Non-U.S. Holders — The Receipt of PubCo Common Stock in the First Merger,” the paragraphs describing U.S. federal income tax consequences in the event that the First Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code or as a reorganization pursuant to Section 368 of the Code. In addition, the rules described above regarding Twin Vee’s status as a USRPHC are equally applicable to non-U.S. holders of only Twin Vee warrants or Twin Vee warrants and Twin Vee Common Stock.
Gain or Loss on Sale, Taxable Exchange or Other Disposition of PubCo Securities
After the First Merger, non-U.S. holders of PubCo securities may sell or dispose of their PubCo securities. Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the taxable disposition of the PubCo securities generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder), in which case the non-U.S. holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Securities”), and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale or other taxable disposition of the PubCo securities occurs and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the sale or other taxable disposition of the PubCo securities, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•
PubCo is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of sale or other disposition (whether taxable or not) or the period that the non-U.S. holder held such securities disposed of, and, in the case where shares of PubCo Common Stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of the common stock of PubCo at any time within the shorter of the five-year period preceding the sale or other disposition or such non-U.S. holder’s holding period for the shares of PubCo Common Stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. holder), gain recognized by such non-U.S. holder on the sale or other taxable disposition of the PubCo securities will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, a purchaser of PubCo Common Stock from such non-U.S. holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. holder. There can be no assurance that PubCo Common Stock will be treated as regularly traded on an established securities market. PubCo does not believe that it has been or will be a “United States real property holding corporation” for U.S. federal income tax purposes but there can be no assurance in this regard.
Taxation of Distributions on PubCo Common Stock
After the First Merger, PubCo may make dividend distributions with respect to its capital stock. Subject to the discussion of backup withholding and FATCA below, in general, any distributions we make, to the extent paid from PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in the shares of PubCo Common Stock (and, subject to the discussion below under “— Information Reporting Requirements and Backup Withholding,” “— Foreign Account Tax Compliance Act,” and the third bullet point above under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Securities,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding). To the extent the distribution exceeds the non-U.S. holder’s adjusted tax basis, it will be treated as gain realized from the sale or exchange of PubCo Common Stock, which will be treated as described above under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Securities.” Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise or Lapse of PubCo Warrant
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a PubCo warrant, or the lapse of a PubCo warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a PubCo Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Disposition of PubCo Securities” above.
Information Reporting Requirements and Backup Withholding
A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. A U.S. holder may also be subject to backup withholding and may be required to provide certain certification that it is a United States person for U.S. federal income tax purposes in order to avoid such backup withholding. For example, a U.S. holder may be required to provide a valid IRS Form W-9. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by

U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend) and also include the entire gross proceeds from the sale or other disposition of stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of stock (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of Twin Vee Common Stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends) in respect of, Twin Vee Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Twin Vee Common Stock.
Background of the Business Combination
The following chronology summarizes the material meetings and events that led to the execution of the Merger Agreement. This chronology does not purport to catalogue every conversation of, or among, the Twin Vee Board, the USFM Board, members of Twin Vee’s senior management, members of USFM’s senior management or Twin Vee’s or USFM’s advisors and other parties.
The Twin Vee Board, together with Twin Vee’s senior management, regularly reviews Twin Vee’s performance, growth prospects and overall strategic direction and evaluates potential opportunities to strengthen Twin Vee’s business and enhance value for its stockholders. From time to time, these reviews and evaluations have included consideration of potential strategic alternatives, including potential strategic acquisitions and divestitures and other strategic transactions.
On December 1, 2025, a privately held US-based marine company (“Bidder A”) contacted Twin Vee to discuss a potential strategic transaction.
Also on December 1, 2025, a publicly traded US-based marine company (“Bidder B”) and Twin Vee entered into a non-disclosure and confidentiality agreement.
On February 20, 2026, Bidder B submitted an unsolicited letter of intent to Twin Vee regarding a potential strategic transaction.
On February 26, 2026, Twin Vee and Bidder A entered into a non-disclosure and confidentiality agreement.
On March 25, 2026, the Twin Vee Board held a meeting by means of remote communication during which, among other things, the Twin Vee Board established an ad-hoc committee of the Twin Vee Board designated as the “Strategic Inquiry Advisory Committee” (referred to herein as the “Twin Vee Special Committee”), consisting of Larry Swets Jr. (Chairman), Carol Craig, and Kevin Schuyler, in light of the inquiries periodically received by Twin Vee regarding potential strategic transactions, specifically reverse mergers or those related to the capital markets.
In April 2026, Larry Swets, a member of the Twin Vee Board and Twin Vee Special Committee, introduced the Twin Vee Special Committee to Robert Price of USFM.
On April 2, 2026, Twin Vee received written notice from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying Twin Vee that it no longer satisfied the $1.00 bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market.

On April 7, 2026, Twin Vee received a formal notice indicating that the Nasdaq Hearings Panel will consider Twin Vee’s appeal at an oral hearing to be held on May 7, 2026 and stating that, to the extent permitted by Nasdaq Listing Rules, the delisting action referenced in the April 2, 2026 notice letter has been stayed, pending a final written decision by the Nasdaq Hearings Panel.
On April 17, 2026, Twin Vee submitted a plan of compliance to the Nasdaq Hearings Panel. Among other things, the plan of compliance referred to the (then unknown) defective reincorporation of Twin Vee from the State of Delaware to the State of Nevada and the planned reverse stock split that was designed to increase the trading price of the Twin Vee Common Stock above the $1.00 per share bid price requirement.
On April 23, 2026, USFM sent a letter of intent to Twin Vee regarding a potential strategic transaction (“Initial USFM LOI”). Pursuant to the Initial USFM LOI, USFM proposed that USFM and Twin Vee would enter into a business combination transaction, with the combined company being owned 93% by pre-closing USFM shareholders and 7% by pre-closing Twin Vee shareholders (in each case, determined on a fully diluted basis). The Initial USFM LOI contemplated the creation of a contingent value rights trust, which would be established for the benefit of pre-closing Twin Vee stockholders and, following an assignment and transfer from Twin Vee, would hold all assets and liabilities of Twin Vee, which would include at least $2,000,000 of Twin Vee’s then cash on hand. The Initial USFM LOI further contemplated that the board of directors of the combined entity would consist of Kevin Schuyler, Carol Craig, and three members appointed by USFM, each of whom would be an independent director. The Initial USFM LOI contemplated that USFM management would be appointed as the executive officers of the combined entity. The Initial USFM LOI included a 30-day exclusivity period and other customary terms. The Initial USFM LOI was never executed by the parties. Please see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a discussion of certain conflicts of interest related to the USFM transaction.
On April 29, 2026, USFM and Twin Vee entered into a non-disclosure agreement.
On April 30, 2026, Robert Price and Olga Solovieva, the Chief Operating Officer of 80 Mile plc, led an on-line investor presentation with Carol Craig and Kevin Schuyler, during which Mr. Price and Ms. Solovieva presented the USFM investor deck presentation and spoke about the mineral and mining opportunities in Greenland, specifically with respect to the Disko Island project. They discussed the stock purchase agreement entered into between USFM and 80 Mile, the capital that USFM had raised to date, and USFM’s drilling plans.
Also on April 30, 2026, Bidder A submitted an unsolicited letter of intent to Twin Vee regarding a potential strategic transaction (the “Bidder A LOI”). The Bidder A LOI included a purchase price to be in the range of $4,000,000 to $5,000,000, pending due diligence and good faith negotiations. The Bidder A LOI also reflected that Bidder A would not assume any liabilities of Twin Vee. The Bidder A LOI was signed by a Chinese affiliate of Bidder A.
In late April 2026 or early May 2026, a privately held mining business (“Bidder C”) contacted Twin Vee regarding a potential business combination.
In late April 2026 or early May 2026, a non-US publicly traded marine business (“Bidder D”) contacted Twin Vee regarding a potential business combination.
On May 7, 2026, Twin Vee met with the Nasdaq Hearings Panel to discuss its appeal of Nasdaq’s April 2, 2026 delisting notice. During that meeting, Twin Vee made various representations regarding its purported Nevada reincorporation and purported 1-for-37 reverse stock split. Following its meeting with the Nasdaq Hearings Panel, Twin Vee was informed that Nasdaq would not pursue the proposed delisting of Twin Vee’s common stock.
On May 15, 2026, the Twin Vee Board held a meeting by means of remote communication during which, among other things, the Twin Vee Special Committee provided an update on recent potential strategic transaction activity and the Twin Vee Board adopted resolutions granting the Twin Vee Special Committee authority to engage legal counsel and other advisors for purposes of any potential strategic transaction.

On May 18, 2026, the Twin Vee management team (including Joseph C. Visconti, Preston Yarborough, and other unidentified employees of Twin Vee) (the “Management Team”), submitted a letter of intent to Twin Vee (the “Management LOI”). The Management LOI reflected no cash consideration but an agreement by the Management Team to assume all operational liabilities of Twin Vee. The Management LOI also contemplated a $1,000,000 working capital loan from Twin Vee to the Management Team. Under the Management LOI, Twin Vee would retain all cash and restricted cash, the North Carolina property note receivable (related to the October 2025 sale of certain real property in North Carolina previously owned by Twin Vee), the Twin Vee public shell entity, and the Forza class action litigation (referred to as the “Delaware Matter” in the Merger Agreement). Please see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a discussion of certain conflicts of interest related to the Management Team transaction.
On May 28, 2026, the Twin Vee Special Committee engaged Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) as outside legal counsel.
On June 2, 2026, USFM sent a revised letter of intent to Twin Vee (the “Second USFM LOI”). The Second USFM LOI continued to refer to a 93% (USFM) / 7% (Twin Vee) combined company equity split. The Second USFM LOI also reflected conveyance of 19.99% of the outstanding Twin Vee Common Stock to USFM in exchange for USFM’s agreement to reimburse Twin Vee for up to $250,000 of its legal expenses. The Second USFM LOI continued to contemplate a transfer of Twin Vee’s assets and liabilities to a contingent value rights trust, however, the amount of cash contributed to the contingent value rights trust was reduced from $2,000,000 in the Initial USFM LOI to $1,000,000 in the Second USFM LOI. The combined company board of directors and management were unchanged in the Second USFM LOI. The Second USFM LOI included a new 30 day exclusivity period and other customary terms.
On June 3, 2026, Mr. Schuyler informed Mr. Sajjad Baqar, the Chief Financial Officer of USFM, that he was in receipt of the Second USFM LOI and would revert with any questions.
On June 8, 2026, Mr. Schuyler sent comments to the Second USFM LOI to USFM, which included proposed changes to the post-merger company ownership split, a provision regarding the matter referred to as the Delaware Matter in the Merger Agreement to remain with the combined company post-closing, a 10-day exclusivity period and revised closing conditions, including a customary “fiduciary out” for Twin Vee, as well as a 30-day “go shop” provision, and an intervening event termination provision. Later that day, following further discussions amongst the parties, Sajjad Baqar sent an updated redline of the Second USFM LOI back to Mr. Schyler in which USFM rejected the go-shop provision, removed the requirement for Twin Vee to convey 19.9% of the Twin Vee Common Stock to USFM in exchange for an agreement by USFM to reimburse Twin Vee for up to $250,000 in legal expenses, added a fairness opinion condition, and updated the post-merger company ownership split from 93% (USFM) 7% (Twin Vee) to 91% (USFM) 9% (Twin Vee).
On June 12, 2026, following further discussion amongst the parties, Mr. Schuyler responded with a further revised version of the Second USFM LOI proposing an ownership split of 90% /10% and a 10-day exclusivity period. This final version of the Second USFM LOI (the “Final USFM LOI”) also reflected that a minimum of $1,000,000 in cash would be transferred to the contingent value rights trust but leaving no less than $1,500,000 in the remaining go forward public company and contemplated a break-up fee payable to Twin Vee by USFM in the amount of $500,000 if USFM breaches the definitive business combination agreement or if the parties fail to consummate the planned business combination agreement after the execution thereof solely due to reasons controlled by USFM. Mr. Schuyler indicated that the Twin Vee Special Committee was prepared to sign the Final USFM LOI if acceptable to USFM.
Later on June 12, 2026, the Twin Vee Special Committee held a meeting by means of remote communication to discuss the Final USFM LOI. During such meeting, the Twin Vee Special Committee approved the terms of the Final USFM LOI.
Later on June 12, 2026, the Final USFM LOI was executed and delivered by USFM and Twin Vee.
On June 15, 2026, the Twin Vee Board held a meeting by means of remote communication during which, among other things, the Twin Vee Board discussed the Final USFM LOI and the proposed next steps regarding the USFM transaction.

On June 19, 2026, Twin Vee and Bidder D entered into a non-disclosure agreement.
On June 19, 2026, Twin Vee engaged SMRH as its outside legal counsel for purposes of the potential strategic transaction.
On June 19, 2026, USFM instructed Loeb & Loeb LLP, outside legal counsel to USFM (“Loeb”), to organize an initial call between Loeb and SMRH to discuss topics related to the potential business combination between USFM and Twin Vee such as structure, timing, necessary documentation, and listing requirements.
Loeb and SMRH continued to discuss the proposed structure of the potential business combination and, on June 23, 2026, USFM and Loeb and Twin Vee and SMRH agreed upon the proposed structure and began working towards drafting the definitive documentation.
On June 24, 2026, the Final USFM LOI was amended to extend the exclusivity period to July 5, 2026 to provide the parties more time to negotiate the terms of the definitive business combination agreement.
On June 25, 2026, Mr. Schuyler introduced Michael Moscarelli from Houlihan Capital to Sajjad Baqar and Glenn Sonoda (Twin Vee’s in house counsel) and Twin Vee engaged Houlihan Capital with respect to the fairness opinion.
Also on June 25, 2026, the Management Team delivered a revised letter of intent to Twin Vee (the “Revised Management LOI”). Pursuant to the Revised Management LOI, the Management Team would pay $2,000,000 in cash at closing and an additional $1,000,000 in cash 12 months after closing, for the purchase of 100% of the operating business of Twin Vee.
On June 28, 2026, Bidder D submitted an unsolicited letter of intent to Twin Vee regarding a potential business combination.
Also on June 28, 2026, Loeb delivered an initial draft of the Initial Merger Agreement, on behalf of USFM, to SMRH.
On June 30, 2026, Mr. Schuyler contacted Bidder D to inform it that Twin Vee was under an exclusivity agreement with another party and was unable to pursue discussions with Bidder D regarding a potential business combination at that time.
On July 1, 2026, SMRH, on behalf of Twin Vee, sent a revised draft of the Initial Merger Agreement to Loeb.
On July 2, 2026, Loeb, on behalf of USFM, sent a revised draft of the Initial Merger Agreement to SMRH.
On July 2, 2026, Loeb, on behalf of USFM, sent an initial draft of the confidential USFM disclosure letter and the initial draft of the Support Agreement to SMRH.
On July 5, 2026, after the exclusivity period in the Final USFM LOI had expired, Mr. Schuyler contacted Bidder D to inform it that its letter of intent was not competitive with other letters of intent which Twin Vee had recently received.
On July 6, 2026, SMRH, on behalf of Twin Vee, sent a revised draft of the Initial Merger Agreement to Loeb.
On July 6, 2026, SMRH, on behalf of Twin Vee, sent an initial draft of the Twin Vee confidential disclosure letter to Loeb.
On July 7, 2026, a representative of Bidder D contacted Mr. Schuyler by email to suggest certain improvements to Bidder D’s letter of intent.
On July 7, 2026, USFM and Twin Vee amended the Final USFM LOI a second time to extend the exclusivity period to July 12, 2026 to provide the parties more time to negotiate the terms of the definitive business combination agreement.

On July 8, 2026, SMRH, on behalf of Twin Vee, sent a revised draft of the Support Agreement and the USFM disclosure letter to Loeb.
On July 9, 2026, Loeb, on behalf of USFM, sent a revised draft of the Initial Merger Agreement, confidential USFM disclosure letter and the Twin Vee confidential disclosure letter to SMRH.
On July 9, 2026, Twin Vee engaged Holland & Hart LLP (“HH”) as local Nevada counsel for purposes of the proposed business combination.
On July 10, 2026, following further correspondence between Loeb and SMRH regarding certain provisions of the Initial Merger Agreement, Loeb, on behalf of USFM, sent a further revised draft of the Initial Merger Agreement to SMRH.
Also on July 10, 2026, SMRH, on behalf of Twin Vee, sent a revised draft of the Twin Vee confidential disclosure letter to Loeb.
On July 12, 2026, the Twin Vee Board held a meeting by means of remote communication to discuss then current draft of the Initial Merger Agreement during which meeting, the Twin Vee Board received a presentation from Houlihan Capital regarding such firm’s fairness opinion, the Twin Vee Board received a presentation regarding Nevada fiduciary duties from its outside Nevada counsel, HH, and the Twin Vee Board delegated to the Twin Vee Special Committee authority to approve the final version of the Initial Merger Agreement. At the same meeting, following discussion among the Twin Vee Board, the Twin Vee Board, with Joseph C. Visconti and Preston Yarborough abstaining from the vote, (a) determined that the terms of the Initial Merger Agreement and the transactions contemplated thereby, including the Merger (as such term was defined in the Initial Merger Agreement), were fair to, and in the best interests of, Twin Vee and its stockholders; (b) determined that it was in the best interests of Twin Vee and its stockholders and declared it advisable to enter into the Initial Merger Agreement; (c) approved the execution and delivery by Twin Vee of the Initial Merger Agreement, the performance by Twin Vee of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Initial Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (d) resolved to recommend that the stockholders of Twin Vee approve the Merger and adopt the Initial Merger Agreement; and (e) directed that the Initial Merger Agreement be submitted to the stockholders of Twin Vee for its adoption. Please see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a discussion of certain conflicts of interest related to the USFM transaction. The Twin Vee Board was aware of such conflicts of interest prior to voting on approval of the Initial Merger Agreement.
Later on July 12, 2026, Loeb, on behalf of USFM, sent a proposed execution copy of the Initial Merger Agreement to SMRH, which the Twin Vee Special Committee reviewed and approved.
Later on July 12, 2026, USFM and Twin Vee exchanged signature pages to the Initial Merger Agreement and Support Agreement, and each of the Initial Merger Agreement and Support Agreement became effective.
Also on July 12, 2026, Twin Vee sent to the Management Team a revised version of the Revised Management LOI which reflected that the Management Team’s acquisition of the Twin Vee marine business would be through the CVR following consummation of the USFM business combination transaction.
On July 13, 2026, Twin Vee publicly announced the execution of the Initial Merger Agreement.
Later on July 13, 2026, Bidder D contacted Mr. Schuyler by email to reiterate Bidder D’s interest in continuing conversations regarding a potential acquisition of Twin Vee’s marine business.
On July 14, 2026, Mr. Schuyler and a representative from Bidder D discussed arranging a conference call that week to discuss a potential strategic transaction involving Twin Vee’s marine business as part of the restructuring described in the Initial Merger Agreement.
On July 16, 2026, the Twin Vee Special Committee met with Bidder B and its financial advisors to further discuss a potential strategic transaction involving Twin Vee’s marine business.

Also on July 16, 2026, Twin Vee formed Twin Vee Bahama Group, Inc., a Delaware corporation, as the “Assetco” contemplated by the Initial Merger Agreement (“Assetco”). Following the formation of Assetco, Twin Vee began to transfer certain assets and liabilities of Twin Vee to Assetco.
On July 17, 2026, Bidder D submitted a revised letter of intent to Twin Vee.
On or about July 20, 206, Twin Vee discovered that its purported reincorporation from the State of Delaware to the State of Nevada on April 10, 2026, purportedly approved by Twin Vee’s stockholders at its annual meeting of stockholders held on December 4, 2025, may have been defective. Following such discovery, Twin Vee directed SMRH and HH to investigate the matter and propose a corrective plan of action.
On July 22, 2026, the Twin Vee Special Committee held a meeting by means of remote communication during which, among other things, the Twin Vee Special Committee established an ad-hoc subcommittee, consisting of Kevin Schuyler and Carol Craig (the “Twin Vee Special Subcommittee”), for purposes of negotiating any revisions to the Initial Merger Agreement.
On July 23, 2026, the Management Team delivered a further revised draft of a letter of intent (the “Second Revised Management LOI”) which reflected total consideration for the Twin Vee marine assets of $4,000,000 in cash, $2,000,000 in cash to be paid at closing, $1,000,000 in cash to be paid on the 12 month anniversary of closing, and another $1,000,000 in cash to be paid on the 24 month anniversary of closing. The Second Revised Management LOI also reflected that the transactions contemplated thereby would be consummated through the CVR following consummation of the USFM business combination. The Second Revised Management LOI contemplated a 30 to 45 day exclusivity period.
On July 24, 2024, the Twin Vee Board held a meeting by means of remote communication to discuss, among other thing, approval of Twin Vee’s engagement of Potter Anderson & Corroon LLP (“PAC”) as local Delaware counsel for purposes of the Reincorporation Matter (as defined below).
Later on July 24, 2026, Twin Vee engaged PAC as local Delaware counsel for purposes of assisting with the investigation of the potentially defective reincorporation, reverse stock split and other related potential defective corporate acts. PAC was engaged by Twin Vee to, among other things, provide advice regarding ratification of the various defective corporate acts in compliance with Section 204 of the DGCL. Following the engagement of PAC and further investigation of the purported defective reincorporation and related matters by PAC, SMRH and HH, Twin Vee discovered that, in contravention of the requirement in DGCL Section 266, which requires approval by a majority of the outstanding shares, the purported reincorporation was approved by only a majority of the votes cast at the December 4, 2025 annual meeting of stockholders (which represented only 19.5% of the Twin Vee issued and outstanding stock then outstanding). Subsequent to the defective reincorporation, Twin Vee, acting by only Twin Vee Board action as permitted by applicable Nevada law, approved a 1-for-37 reverse stock split, effective May 4, 2026. In consultation with PAC, SMRH and HH, Twin Vee prepared a plan of action to rectify the defective reincorporation and other defective corporate acts. The matters described in this paragraph are referred to herein as the “Reincorporation Matter”.
On July 28, 2026, the Twin Vee Board held a meeting by means of remote communication to discuss, among other things, the Reincorporation Matter and the Second Revised Management LOI. During this meeting, PAC and SMRH provided an overview of the proposed course of action for Twin Vee to seek to rectify the Reincorporation Matter.
On July 31, 2026, the Twin Vee Board held a meeting by means of remote communication to discuss, among other things, an update on the USFM transaction and the Reincorporation Matter.
At the end of July 2026, Mr. Schuyler informed Bidder D’s financial advisors that Twin Vee had determined to pursue the sale of Twin Vee’s marine business with a different party.
On August 4, 2026, the Twin Vee Board, acting by unanimous written consent, adopted resolutions to, among other things, ratify the reverse stock split and other defective corporate acts as part of Twin Vee’s plan to seek to resolve the Reincorporation Matter.
Later on August 4, 2026, Twin Vee filed a Certificate of Correction to the Certificate of Conversion with the Secretary of State of the State of Delaware to reflect the removal of such certificate previously incorrectly filed in Delaware purporting to convert Twin Vee into a Nevada corporation.

On August 5, 2026, Twin Vee filed a preliminary proxy statement with the SEC related to a proposed Twin Vee stockholder meeting to vote on ratification of the reverse stock split and related matters at a special meeting of Twin Vee stockholders.
Also on August 5, 2026, Twin Vee filed a Certificate of Correction and other documents with the Secretary of State of the State of Nevada to reflect the correction of the corporate documents previously filed by Twin Vee related to the defective reincorporation in Nevada, the 1-for-37 reverse stock split, and related matters.
On August 12, 2026, the Twin Vee Board held a meeting by means of remote communication to discuss, among other things, the pending USFM business combination transaction. During this meeting, PAC provided the Twin Vee Board with an overview of the applicable fiduciary duties related to the pending USFM business combination under Delaware law. At the same meeting, the Twin Vee Board discussed a potential amendment to the Initial Merger Agreement in light of the discovery and pending resolution of the Reincorporation Matter. Furthermore, at the same meeting, the Twin Vee Board discussed the potential sale of the marine business to the Management Team.
On August 14, 2026, the Twin Vee Board held a meeting by means of remote communication to discuss, among other things, a proposal received from USFM management regarding proposed amendments to the Initial Merger Agreement.
On August 17, 2026, Twin Vee filed a definitive proxy statement related to a special meeting of Twin Vee stockholders to be held on September 8, 2026 for purposes of ratifying and approving, in accordance with Section 204 of the DGCL, the 1-for-37 reverse stock split and related defective corporate acts.
On September 2, 2026, USFM’s litigation counsel, Moirano Gorman Kenny, LLC, delivered to Twin Vee a notice of claim and demand for damages arising from Twin Vee’s defective reincorporation and resulting delay to the merger between Twin Vee and USFM.
On September 8, 2026, Twin Vee held the previously called special meeting of Twin Vee stockholders. At such meeting, a majority of the votes cast approved the ratification of the 1-for-37 reverse stock split in accordance with Section 204 of the DGCL and such proposal passed. Following such meeting, Twin Vee filed an amendment to its certificate of incorporation in the State of Delaware to reflect the ratification and approval of the reverse stock split.
Also on September 8, 2026, Twin Vee and USFM executed a consent, pursuant to which USFM consented to Twin Vee’s sale of certain operating assets and other certain monetization events in order to generate operating cash for Twin Vee pending consummation of the USFM business combination.
On September 14, 2026, the Twin Vee Board, acting by unanimous written consent, approved the filing of a legal complaint (the “SRFC Complaint”) against its former outside legal counsel, Sichenzia Ross Ference Carmel LLP (“SRFC”), in the United Stated District Court for the Southern District of New York (the “SDNY”) by Twin Vee’s outside litigation counsel, Ruberry Stalmack & Garvey, LLC (“Ruberry”) related to alleged malpractice committed by SRFC in connection with the Reincorporation Matter and related matters.
At various times following the execution of the Initial Merger Agreement on July 12, 2026, Twin Vee, USFM, and their respective legal and other advisors held various discussions and exchanged emails and other correspondence regarding potential changes to the terms of the Initial Merger Agreement to, among other things, reflect Twin Vee’s status as a Delaware corporation and to reflect a proposed “double dummy” transaction structure.
On September 16, 2026, following the discussions and correspondence referred to in the immediately preceding paragraph, Loeb, on behalf of USFM, delivered to SMRH an initial draft of an amended and restated merger agreement (which is referred to herein as the “Merger Agreement”). This draft of the Merger Agreement reflected, among other things, (a) USFM’s covenant to pursue the PIPE Investment, (b) a “double dummy” transaction structure contemplating the formation of PubCo and the Merger Subs, and (c) a reduction in the combined company share split to 8.391% (Twin Vee stockholders) / 91.609% (USFM stockholders). This draft of the Merger Agreement also required that $1,500,000 in cash remain with the combined company following closing.
On September 18, 2026, the SRFC Complaint was filed by Ruberry in the SDNY.
On September 23, 2026, SMRH, on behalf of Twin Vee, sent to Loeb a revised draft of the Merger Agreement.
On October 1, 2026, following further discussions and exchange of correspondence amongst the various transaction parties, Loeb, on behalf of USFM, sent to SMRH a revised draft of the Merger Agreement which, among other things, reflected a combined company stock split of 7% (Twin Vee) and 93% (USFM) and reduced the amount of cash that will be left with the combined company from $1,500,000 to $800,000.
On October 3, 2026, the Twin Vee Special Subcommittee held a meeting by means of remote communication to discuss the revised Merger Agreement. At that meeting, the Twin Vee Special Subcommittee resolved to recommend that the Twin Vee Board approve the revised Merger Agreement.
On October 4, 2026, following additional discussions and exchange of correspondence amongst the various transaction parties, Loeb, on behalf of USFM, sent to Twin Vee a further revised draft of the Merger Agreement which, among other things, reflected (a) a reduction in the amount of cash that will be left with the combined company from the original $1,500,000 to $700,000 and (b) a reduction in the break-up fee payable by Twin Vee to USFM in connection with certain terminations of the Merger Agreement from $1,500,000 to $800,000.
Later on October 4, 2026, the Twin Vee Board held a meeting by means of remote communication to discuss then proposed final version of the Merger Agreement during which meeting, the Twin Vee Board delegated to the Twin Vee Special Subcommittee authority to approve the final version of the Merger Agreement. At the same meeting, the Twin Vee Board, with Joseph C. Visconti and Preston Yarborough abstaining from the vote, (a) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Mergers, are fair to, and in the best interests of, Twin Vee and its stockholders; (b) determined that it is in the best interests of Twin Vee and its stockholders and declared it advisable to enter into the Merger Agreement; (c) approved the execution and delivery by Twin Vee of the Merger Agreement, the performance by Twin Vee of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, upon the terms and subject to the conditions set forth therein; (d) resolved to recommend that the stockholders of Twin Vee approve the Mergers and adopt the Merger Agreement; and (e) directed that the Merger Agreement be submitted to the stockholders of Twin Vee for its adoption. Please see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a discussion of certain conflicts of interest related to the USFM transaction. The Twin Vee Board was aware of such conflicts of interest prior to voting on approval of the Merger Agreement.
On October 7, 2026, Loeb, on behalf of USFM, delivered to SMRH a revised draft of the Merger Agreement, reflecting (a) a requirement for USFM and PubCo to enter into a registration rights agreement, and (b) clarification on certain mechanics regarding the conversion of the USFM Common Stock into 93% of the fully diluted Combined Company Common Stock.
Later on October 7, 2026, the Twin Vee Special Subcommittee reviewed and approved the final proposed changes to the Merger Agreement. Subsequently on October 7, 2026, USFM and Twin Vee exchanged signature pages to the Merger Agreement, and the Merger Agreement became effective.
On October 8, 2026, Twin Vee filed a Form 8-K with the SEC and, in conjunction with the filing of such 8-K, USFM and Twin Vee issued a joint press release to announce the execution of the Merger Agreement.
Later on October 8, 2026, following publicly disclosure of the Merger Agreement, Bidder D’s financial advisor contacted Mr. Schuyler. Mr. Schuyler reiterated in that discussion that Twin Vee had determined to pursue the sale of Twin Vee’s marine business with a different party.

USFM’s Board of Directors’ Reasons for the Business Combination
On October 7, 2026, the USFM board of directors (i) unanimously approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby (including the Business Combination), (ii) determined that the Business Combination is advisable and fair to, and in the best interests of, USFM and its stockholders, and (iii) recommended that USFM’s stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby (including the Business Combination). In evaluating the Business Combination and making these determinations and this recommendation, the USFM board of directors consulted with USFM’s management and advisors and considered a number of factors.
USFM’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, USFM’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of USFM’s board of directors may have given different weight to different factors.
Twin Vee and the Business Combination.
The USFM board of directors considered the following factors related to Twin Vee and the Business Combination:
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Strategic Opportunity in Critical Minerals.   The USFM board of directors considered the growing demand for critical minerals, the focus of U.S. and allied governments on developing secure supply chains for those minerals outside of non-allied jurisdictions, and the potential of USFM’s projects in Greenland, including the Disko-Nuussuaq Project, and believes that becoming a publicly listed company will better position USFM to pursue that opportunity.

•
Separation of the Marine Business.   Under the Pre-Closing CVR Restructuring, before the Closing, Twin Vee will transfer substantially all of its assets and liabilities, including its recreational marine business, to the CVR Trust. Twin Vee will retain only $700,000 of cash and liabilities in connection with the Delaware Matter. The USFM board of directors considered that, as a result, the Combined Company will be focused solely on USFM’s business and will not assume the operating risks or the liabilities of the marine business, other than those retained by Twin Vee.

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Access to the Public Capital Markets.   The USFM board of directors believes that the Business Combination will provide USFM with access to the U.S. public capital markets more efficiently, and with greater certainty, than a traditional initial public offering. It also believes that a listing on NYSE American will improve USFM’s ability to raise the capital needed to fund its exploration and development programs, provide a publicly traded equity currency, and give USFM’s stockholders a means to obtain liquidity.

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Continuity of USFM Management and Control.   Following the Closing, USFM’s current executive officers will continue to manage the Combined Company, and USFM will designate all five members of the Pubco board of directors. Former USFM securityholders, including the PIPE investors, are expected to hold approximately 93% of Pubco on a fully diluted basis.

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PIPE Investment.   Concurrently with the execution of the Merger Agreement, USFM entered into securities purchase agreements for up to approximately $5,000,000 of USFM common stock and warrants, to be funded in installments before the Closing. As of October 26, 2026, investors had committed approximately $1,350,000, representing approximately 5,624 shares of USFM common stock at $240.00 per share and 11,248 PIPE Warrants. The USFM board of directors considered that these proceeds, together with the $700,000 of cash to be retained by Twin Vee, will help fund the Combined Company’s near-term exploration program and public company costs.

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Valuation.   The USFM board of directors considered that former Twin Vee securityholders will receive 7% of Pubco on a fully diluted basis. Because Twin Vee’s operating business will be transferred to the CVR Trust, the USFM board of directors viewed this consideration as the cost of becoming a publicly listed company, and believes it offers an attractive valuation for USFM’s stockholders. See “— Background of the Business Combination” for further information.

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Results of Due Diligence.   The USFM board of directors considered the scope of the financial, commercial and legal due diligence investigation conducted by USFM’s management and outside advisors, including:

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meetings and calls with Twin Vee’s management team regarding its capitalization, SEC reporting and Nasdaq listing history, pending litigation (including the Delaware Matter), the Reincorporation Matter, the Pre-Closing CVR Restructuring and the proposed transaction; and

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review of materials related to Twin Vee and its business made available by Twin Vee, including financial statements, corporate documents and other legal and business diligence. For more information, please see the section entitled “— Background of the Business Combination.”

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Terms of the Merger Agreement.   The USFM board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See “— The Merger Agreement” and “— Related Agreements” for detailed descriptions of the terms and conditions of these agreements.

The USFM board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
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Potential Inability to Complete the Merger.   The USFM board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to USFM if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. The directors considered the uncertainty related to the Closing, including due to conditions primarily outside of the control of the parties to the transaction, such as the need for USFM stockholder approval, Twin Vee stockholder approval, the expiration or termination of any applicable waiting period under the HSR Act and the ability of the Combined Company to satisfy the initial listing requirements of NYSE American.

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Combined Company Business Risks.   The USFM board of directors considered that there were risks associated with successful implementation of the Combined Company’s long-term business plan and strategy and the Combined Company realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as the risks inherent in mineral exploration, the need for substantial additional financing, fluctuations in critical mineral prices, permitting and regulatory requirements in Greenland, changes in the stock market or the market for critical minerals generally and the potential negative impact of macroeconomic uncertainty. The USFM board of directors considered that any of these risks, if materialized, may decrease the actual benefits of the Business Combination and that USFM stockholders may not fully realize these benefits following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

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Limitations of Review.   The USFM board of directors considered that the USFM management and reviewed only certain materials in connection with their due diligence and valuation review of Twin Vee.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Twin Vee.   The USFM board of directors considered that the terms of the Merger Agreement provide that USFM will not have any surviving remedies against Twin Vee or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Twin Vee representations, warranties or covenants set forth in the Merger Agreement. As a result, USFM stockholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Twin Vee prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Combined Company will also bear any liabilities that Twin Vee retains, including liabilities in connection with the Delaware Matter, without recourse against Twin Vee’s former equity holders or the CVR Trust.

•
Retained Liabilities and the Reincorporation Matter.   The USFM board of directors considered that Twin Vee will retain the Delaware Matter and that the Closing is conditioned on resolving the

Reincorporation Matter. Following the Closing, any loss, settlement or defense costs related to either matter will be borne by the Combined Company. The USFM board of directors also considered that if the Reincorporation Matter is not resolved by December 31, 2026, or in a manner satisfactory to USFM, the Business Combination may not be completed.
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Termination Fee and End Date.   The USFM board of directors considered that USFM may be required to pay Twin Vee a termination fee of $500,000 in certain circumstances, including if the USFM shareholder approval is not obtained. It also considered that either party may terminate the Merger Agreement if the Closing has not occurred by December 31, 2026.

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Litigation.   The USFM board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

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Fees and Expenses.   The USFM board of directors considered the fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the USFM board of directors also considered other factors, including, without limitation:
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Interests of USFM Directors and Executive Officers.   USFM’s directors, executive officers and advisors may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of USFM’s stockholders. However, USFM’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests are disclosed in this joint proxy statement/prospectus, and (ii) the value of the equity interests in USFM held, directly or indirectly, by USFM’s directors, executive officers and advisors would fluctuate based on the future performance of the Combined Company Common Stock. See “— Interests of USFM’s Directors and Executive Officers in the Business Combination” for further information about the interests of the USFM directors and executive officers in the Business Combination.

Based on its review of the foregoing considerations, the USFM board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects USFM stockholders will receive as a result of the Business Combination. The USFM board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the USFM board of directors is not intended to be exhaustive but includes the material factors considered by the USFM board of directors. In view of the complexity and wide variety of factors considered by the USFM board of directors in connection with its evaluation of the Business Combination, the USFM board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the USFM board of directors may have given different weight to different factors. The USFM board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of reasons for the USFM board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and therefore subject to a number of risks and uncertainties and should be read in light of the factors discussed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” For information regarding the Twin Vee board of directors’ reasons for the Business Combination, see “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — The Twin Vee Board of Directors’ Reasons for the Business Combination.”
Interests of USFM’s Directors and Executive Officers in the Business Combination
Unless the context otherwise requires, all references in this subsection to the “Company,” “USFM,” “we,” “us,” or “our” refer to USFM prior to the consummation of the Business Combination.
Because the chief executive officer and sole member of the board of directors of USFM has interests that are different from, or in addition to (and which may conflict with), the interests of the other holders of

USFM Common Stock, a conflict of interest may exist in determining whether the Business Combination with Twin Vee is appropriate. Such interests include that Mr. Robert Price, the Chief Executive Officer and sole member of the board of directors of USFM, beneficially owned approximately 15.26% of the outstanding USFM Common Stock as of October 26, 2026. When you consider the recommendation of the USFM board of directors in favor of approval of the USFM Business Combination Proposal and the other proposals, you should keep in mind that Mr. Price has interests in such proposals that are different from, or in addition to, your interests as a stockholder.
These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination.
U.S. Federal Income Tax Considerations
For a more detailed discussion of the U.S. federal income tax consequences of the Business Combination, see “Material U.S. Federal Income Tax Considerations for holders of USFM securities.”
Expected Accounting Treatment of the Business Combination
The Mergers will be accounted for as a reverse recapitalization in accordance with GAAP. PubCo is a newly formed entity that does not meet the criteria to be the accounting acquirer under ASC 805-10-55-15. USFM has been determined to be the accounting acquirer based on the following factors:
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former USFM securityholders will hold 93% of Pubco on a fully diluted basis, and Company securityholders 7%;

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USFM will designate all five members of the Pubco board of directors;

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USFM’s senior management will comprise the senior management of Pubco, and all Company directors and officers will resign at closing; and

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USFM’s operations will constitute the only ongoing operations of Pubco.

Reverse recapitalization.   Following the Pre-Closing CVR Restructuring, the Company will hold no operations and only nominal assets, consisting of $700,000 of cash, and therefore will not meet the definition of a business under ASC 805. Accordingly, the Mergers are treated as the equivalent of USFM issuing shares for the net monetary assets of the Company, accompanied by a recapitalization. The consequences are:
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the Company’s net assets are stated at historical cost, with no goodwill or other intangible assets recorded;

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USFM is the predecessor, and its historical financial statements will become the historical financial statements of Pubco; and

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USFM’s equity will be retroactively restated to reflect the number of Pubco shares received by USFM stockholders.

Pre-Closing CVR Restructuring.   The Pre-Closing CVR Restructuring is a transaction of the Company, the accounting acquiree, and is completed before the Mergers. It is presented in a separate column and recorded at carrying amount as a non-reciprocal, pro rata distribution to the Company’s stockholders under ASC 505-60 and ASC 845-10-30-10, with no gain or loss recognized in the proforma financial statements.
PIPE Investment assumption.   The proforma financial information accounts for only the committed PIPE Investments as of the date of joint proxy/prospectus filing.
Board of Directors of the Combined Company Following the Business Combination
The Combined Company board of directors will consist of five members upon the Closing, with each director serving a [one-year term until the next annual general meeting of stockholders and their successors are duly elected and qualified or until their earlier death, resignation or removal.]

See the sections of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 1: The Director Election Proposal” and “Management of the Combined Company Following the Business Combination” for additional information.
Corporate Name and Headquarters
The name of the Combined Company after the Business Combination will be USFM Corporation and its headquarters will be located at 1707 Cole Blvd Ste 200, Golden, CO, 80401.
Vote Required for Approval
The USFM Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the Merger Agreement by the holders of USFM Common Stock.
An abstention will be counted towards the quorum requirement. An abstention will have the same effect as a vote against the USFM Business Combination Proposal. A broker non-vote will be counted towards the quorum requirement and will have the same effect as a vote against the USFM Business Combination Proposal.
Unless waived by the parties to the Merger Agreement, the USFM Business Combination Proposal is cross-conditioned on the approval of the Twin Vee Business Combination Proposal and the Share Issuance Proposal. Therefore, if either of such proposals is not approved, the USFM Business Combination Proposal will have no effect, even if approved by holders of USFM Common Stock.
The USFM board of directors has not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders of USFM for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination.
Recommendation of USFM’s Board of Directors
THE USFM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE USFM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE USFM BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of USFM’s chief executive officer and sole director may result in a conflict of interest on the part of such director between what he may believe is in the best interests of USFM and its stockholders and what he may believe is best for himself in determining to recommend that stockholders vote for the proposals. In addition, USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the USFM board of directors’ recommendation of these proposals, you should keep in mind that USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section entitled “— Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

USFM STOCKHOLDER PROPOSAL NO. 2: THE USFM ADJOURNMENT PROPOSAL
Overview
The USFM Adjournment Proposal — The USFM Adjournment Proposal allows USFM’s board of directors to submit a proposal to approve the adjournment of the USFM Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the USFM Special Meeting to approve one or more proposals at the USFM Special Meeting. The purpose of the USFM Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for USFM and Twin Vee and their respective stockholders to make purchases of USFM Common Stock or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the USFM Special Meeting. See the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination.”
Consequences if the USFM Adjournment Proposal Is Not Approved
If the USFM Adjournment Proposal is presented to the USFM Special Meeting and is not approved by the USFM stockholders, USFM’s board of directors may not be able to adjourn the USFM Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the USFM Special Meeting to approve the USFM Business Combination Proposal. In such events, the Business Combination would not be completed.
Vote Required for Approval
The USFM Adjournment Proposal will be approved if the votes cast by holders of USFM Common Stock favoring the action exceed the votes cast by holders of USFM Common Stock opposing the action.
An abstention will be counted towards the quorum requirement. An abstention will have no effect on the USFM Adjournment Proposal. A broker non-vote will be counted towards the quorum requirement. A broker non-vote will have no effect on the USFM Adjournment Proposal so long as a quorum is established. The USFM Adjournment Proposal is not conditioned upon any other proposal.
Recommendation of the USFM Board of Directors
THE USFM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USFM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of USFM’s chief executive officer and sole director may result in a conflict of interest on the part of such director between what he may believe is in the best interests of USFM and its stockholders and what he may believe is best for himself in determining to recommend that stockholders vote for the proposals. In addition, USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the USFM board of directors’ recommendation of these proposals, you should keep in mind that USFM’s management has interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence USFM’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the USFM board of directors when it approved the Business Combination. See the section entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — Interests of USFM’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

TWIN VEE STOCKHOLDER PROPOSAL NO. 1: THE DIRECTOR ELECTION PROPOSAL
Overview
The Director Election Proposal — the holders of Twin Vee Common Stock are being asked to consider and vote upon a proposal to elect five directors who, upon consummation of the Business Combination, will be the directors of the Combined Company. Each director shall hold office until the 2027 annual meeting of the Combined Company’s stockholders at which such director’s term expires and until his or her successor is duly elected and qualified, or until such director’s earlier death, disqualification, resignation, or removal.
Nominees
As contemplated by the Merger Agreement, following consummation of the Business Combination, the initial board of directors of the Combined Company will consist of five directors, all of whom were designated by USFM pursuant to the Merger Agreement, as follows:
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[      ];

•
[      ];

•
[      ];

•
[      ]; and

•
[      ].

each of whom will thereafter be designated, nominated and elected as contemplated by the Merger Agreement.
Accordingly, Twin Vee’s board of directors has nominated each of the individuals above to serve as directors of the Combined Company upon the consummation of the Business Combination. For more information on the experience of each of these director nominees, please see the section entitled “Management of the Combined Company Following the Business Combination” of this joint proxy statement/prospectus.
Vote Required for Approval
The five director nominees receiving the affirmative vote of a plurality of the voting power of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the Director Election Proposal shall be elected to the Combined Company’s board of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Twin Vee stockholder’s failure to vote by proxy or to vote in person at the Twin Vee Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. A “WITHHOLD” vote will have no effect on the outcome of the Director Election Proposal. Because the Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares. If you are a stockholder of record and you attend the Twin Vee Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to Twin Vee or by attending the meeting and voting in person.
The Director Election Proposal is not conditioned on any other proposal described in this joint proxy statement/prospectus.
Recommendation of the Twin Vee Board of Directors
THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS THAT TWIN VEE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Twin Vee’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Twin Vee and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence Twin Vee’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the Twin Vee board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

TWIN VEE STOCKHOLDER PROPOSAL NO.2: THE TWIN VEE BUSINESS COMBINATION PROPOSAL
Overview
The Twin Vee Business Combination Proposal — Twin Vee is asking its stockholders to approve and adopt the Merger Agreement. Twin Vee stockholders should read carefully this joint proxy statement/ prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Please see the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The Merger Agreement” for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
The Twin Vee Board of Directors’ Reasons for the Business Combination
On October 4, 2026, the Twin Vee board of directors (i) approved and adopted the Merger Agreement and related transaction agreements and the transactions contemplated thereby (including the Business Combination), (ii) determined that the Business Combination is advisable and fair to, and in the best interests of, Twin Vee and its stockholders and (iii) recommended that Twin Vee stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby (including the Business Combination). After weighing various considerations, the Twin Vee board of directors determined that the Business Combination was in the best interests of Twin Vee and its stockholders and approved the Business Combination.
In evaluating the Business Combination, the Twin Vee board of directors consulted with Twin Vee’s management, business advisors, stockholders and legal advisors and considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Twin Vee board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Twin Vee board of directors viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
In particular, the Twin Vee board of directors considered, among other things, the following factors, although not weighted or in any order of significance:
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Twin Vee’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of Twin Vee’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis;

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several potential alternatives to the Business Combination, including the possibility of continuing to operate Twin Vee as an independent entity and combinations with other merger partners, the possibility of issuing additional equity or debt in a public or private offering the possibility of certain asset sales and the desirability and perceived risks of these and other alternatives, as well as the range of potential benefits to Twin Vee’s stockholders of each of these alternatives and Twin Vee Board’s belief, after a review of potential strategic alternatives and based on, among other things, Twin Vee’s ability to execute its strategic plan, the potential for significant dilution to the stockholders in any equity offering, the uncertain debt and capital markets, the potential inability to fund Twin Vee’s capital expenditures and the value offered to stockholders in the Business Combination was more favorable to the Twin Vee stockholders than the potential value that might have resulted from other strategic opportunities reasonably available to Twin Vee, including remaining an independent company;

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the opinion and financial presentation of Houlihan Capital, LLC to the Twin Vee Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the First Merger by Twin Vee’s stockholders;

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the fact that Twin Vee’s stockholders will be entitled to receive an aggregate of 7% of the shares of the Combined Company upon closing of the Business Combination;

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the fact that the Twin Vee stockholders will also be entitled to receive any net proceeds that may result from the continued operation and/or sale of Twin Vee’s legacy marine business through post-closing sale transactions involving the contingent value right trust that will be established prior to the Closing;

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the termination fee that USFM must pay to Twin Vee under certain circumstances if the Merger Agreement is terminated in the amount of $500,000;

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the fact that there is no financing condition under the Merger Agreement;

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the fact that Twin Vee does not believe there will be a Hart-Scott Rodino anti-trust filing required in connection with the Merger Agreement;

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the ability of Twin Vee to furnish information to and engage in discussions or negotiations with a third party under certain circumstances described in the Merger Agreement as well as the ability to withdraw or modify its recommendation regarding the Merger under certain circumstances; and

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certain other provisions in the Merger Agreement, including the termination provisions.

The Twin Vee board of directors also identified and considered the following factors and risks weighing against pursuing the Business Combination, although not weighted or in any order of significance:
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the fact that, subsequent to the completion of the Business Combination, Twin Vee would no longer exist as an independent public company;

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the potential limitations on Twin Vee’s pursuit of business opportunities due to pre-Closing covenants in the Merger Agreement whereby Twin Vee agreed that it will carry on its business in the ordinary course in substantially the same manner as previously conducted and, subject to specified exceptions, will not take a number of actions related to certain assets or the conduct of its business without the prior written consent of USFM;

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the gains, if any, from the contemplated transactions generally would be taxable to Twin Vee’s stockholders for federal income tax purposes;

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the potential effect of a public announcement of the Merger Agreement on Twin Vee’s operations, stock price, customers and employees and its ability to attract and retain key management and employees;

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Twin Vee would have to pay a termination fee of $800,000 if it terminated the Merger Agreement in accordance with its terms in certain circumstances, including in order to enter into a Superior Proposal (as defined in the Merger Agreement) or in the event USFM unilaterally determines to terminate the Merger Agreement in connection with Twin Vee’s defective reincorporation;

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the potential conflicts of interest between Twin Vee, on the one hand, and certain of Twin Vee’s executive officers and directors, on the other hand, as a result of the transactions contemplated by the Merger including, without limitation, the potential conflicts of interest described herein;

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the effect of disruption that may be caused by unexpected bidders or the failure to complete the Merger;

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that the Merger is subject to certain conditions to closing that are beyond Twin Vee’s control;

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the possibility that the Business Combination may not be completed and the potential adverse consequences to Twin Vee if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. The Twin Vee board of directors considered the uncertainty related to the Closing, including due to conditions primarily outside of the control of the parties to the transaction, such as the need for USFM stockholder approval, Twin Vee stockholder approval, and the ability of the Combined Company to satisfy the initial listing requirements of the selected stock exchange. The Merger Agreement also includes provisions that prohibit Twin Vee from initiating or soliciting other business combination proposals on behalf of Twin Vee, which restricts Twin Vee’s ability to consider other potential business combinations or similar transactions until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination;

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the terms of the Merger Agreement provide that Twin Vee will not have any surviving remedies against USFM or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of USFM representations, warranties or covenants set forth in the Merger Agreement. As a result, Twin Vee stockholders could be adversely affected by, among other things, an inaccuracy in USFM’s disclosures. The Twin Vee board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms;

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the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination;

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the fees and expenses associated with completing the Business Combination, most of which will be due and payable whether or not the Business Combination is successfully consummated; and

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the potential for diversion of Twin Vee’s management and employee attention and resources during the period prior to the completion of the Business Combination and the potential negative effects thereof on Twin Vee’s business.

The Twin Vee board of directors concluded that the potential benefits that it expected Twin Vee and its stockholders to receive as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Twin Vee board of directors determined that the Merger Agreement and Business Combination contemplated therein were advisable, fair to and in the best interests of Twin Vee and its stockholders.
The preceding discussion of the information and factors considered by the Twin Vee board of directors is not intended to be exhaustive but includes the material factors considered by the Twin Vee board of directors. In view of the complexity and wide variety of factors considered by the Twin Vee board of directors in connection with its evaluation of the Business Combination, the Twin Vee board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Twin Vee board of directors may have given different weight to different factors. The Twin Vee board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of reasons for the Twin Vee board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and therefore subject to a number of risks and uncertainties and should be read in light of the factors discussed under the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” For information regarding the USFM board of directors’ reasons for the Business Combination, see the section of this joint proxy statement/prospectus entitled “USFM Stockholder Proposal No. 1: The USFM Business Combination Proposal — The USFM Board of Directors’ Reasons for the Business Combination.”
Interests of Twin Vee’s Directors and Executive Officers in the Business Combination
Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of Twin Vee.
When you consider the recommendation of the Twin Vee board of directors in favor of approval of the Twin Vee Business Combination Proposal and the other Twin Vee Stockholder Proposals, you should keep in mind that Twin Vee’s directors and executive officers have interests in such proposals that are different from, or in addition to (and which may conflict with), those of Twin Vee stockholders. These interests include, among other things, the interests listed below:
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Joseph C. Visconti (a) is the Chairman of the Board, Chief Executive Officer, and President of Twin Vee, (b) beneficially owned approximately 1.89% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

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Preston Yarborough (a) is the Vice President and Director of Twin Vee, (b) beneficially owned approximately 0.18% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) submitted a non-binding letter of intent with other members of Twin Vee’s management, to enter into a strategic business transaction with Twin Vee, prior to Twin Vee’s execution of the Initial Merger Agreement.

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Kevin Schuyler (a) is a member of the Twin Vee Board of Directors (the “Twin Vee Board”) and the Special Committee of the Twin Vee Board (the “Twin Vee Special Committee”), (b) beneficially owned approximately 0.16% of the outstanding Twin Vee Common Stock as of October 26, 2026, and (c) may be appointed to the board of directors of the Combined Company upon closing of the Business Combination and may be entitled to certain compensation and other benefits in connection with such directorship.

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Larry Swets Jr. (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) beneficially owned approximately 1.16% of the outstanding Twin Vee Common Stock as of October 26, 2026 and approximately 10.47% of the outstanding USFM Common Stock as of October 26, 2026, and (c) is the Chairman of the Board of Directors of Greenland Energy Company (“GEC”), whose Chief Executive Officer and Director (Mr. Robert Price) also serves as the Chief Executive Officer of USFM.

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Carol Craig (a) is a member of the Twin Vee Board and the Twin Vee Special Committee, (b) may be appointed to the board of directors of the Combined Company upon closing of the Business Combination and may be entitled to certain compensation and other benefits in connection with such directorship, and (c) is a member of the Board of Directors of GEC.

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Michael P. Dickerson, Twin Vee’s Interim Chief Financial Officer, beneficially owns approximately 0.72% of the outstanding shares of Twin Vee Common Stock as of October  26, 2026.

Vote Required for Approval
The Twin Vee Business Combination Proposal requires approval by the affirmative vote of the holders of a majority of the outstanding shares of Twin Vee Common Stock entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Twin Vee Business Combination Proposal. Because the Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares. If you are a stockholder of record and you attend the Twin Vee Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to Twin Vee or by attending the meeting and voting in person.
The Business Combination will be consummated only if the Twin Vee Business Combination Proposal, the USFM Business Combination Proposal and the Share Issuance Proposal are approved. Accordingly, even if the Twin Vee Business Combination Proposal is approved, the Business Combination will not be consummated unless the USFM Business Combination Proposal and the Share Issuance Proposal are also approved (unless waived by the parties to the Merger Agreement).
Recommendation of the Twin Vee Board of Directors
THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS THAT THE TWIN VEE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE TWIN VEE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Twin Vee directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the interests of Twin Vee and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that Twin Vee stockholders vote for the proposals. In addition, Twin Vee officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. These interests may influence Twin Vee’s directors in making their recommendation that you vote in favor of this proposal. These interests were considered by the Twin Vee board of directors when it approved the Business Combination. See the section entitled “— Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

TWIN VEE STOCKHOLDER PROPOSAL NO. 3: THE SHARE ISSUANCE PROPOSAL
Overview
The Share Issuance Proposal — Twin Vee’s stockholders are also being asked to consider and vote upon a proposal to approve the issuance by Pubco of the Company Consideration Shares in connection with the First Merger and PubCo Common Shares in connection with the Second Merger, in each case, pursuant to the Merger Agreement.
Twin Vee Common Stock is currently listed for trading on Nasdaq under the ticker symbol “VEEE” and its shares are expected to be delisted from Nasdaq in connection with the Closing. PubCo will apply to have the Combined Company Common Stock listed on an Applicable Stock Exchange at the Closing. The Share Issuance Proposal is intended, among other things, to satisfy any requirement for Twin Vee stockholder approval under Nasdaq Listing Rule 5635, including Nasdaq Listing Rule 5635(b), which states that shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Nasdaq-listed company.
Stockholder approval of the Share Issuance Proposal is a condition to the Closing under the Merger Agreement.
Effect of Proposal on Current Stockholders
If the Share Issuance Proposal is adopted, and assuming the Twin Vee Business Combination Proposal and the USFM Business Combination Proposal are also approved and the Business Combination is consummated, Twin Vee currently expects that PubCo will issue up to [ ] shares of Combined Company Common Stock in connection with the consummation of the Business Combination. For further details, see the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — The Merger Agreement.” The issuance of such shares would result in significant dilution to Twin Vee’s stockholders, and would afford Twin Vee’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Company.
In the event that this proposal is not approved by Twin Vee stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by the Twin Vee stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Combined Company Common Stock pursuant to the Merger Agreement, such shares of Combined Company Common Stock will not be issued.
Vote Required for Approval
Approval of the Share Issuance Proposal requires an affirmative vote of the holders of shares of Twin Vee Common Stock having a majority of the voting power of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on the matter. Accordingly, abstentions on the Share Issuance Proposal will have the same effect as a vote “AGAINST” the Share Issuance Proposal. Because the Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares. If you are a stockholder of record and you attend the Twin Vee Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to Twin Vee or by attending the meeting and voting in person.
The Share Issuance Proposal is conditioned on the approval of the Twin Vee Business Combination Proposal and the USFM Business Combination Proposal. Therefore, if the Twin Vee Business Combination Proposal or the USFM Business Combination Proposal is not approved, the Share Issuance Proposal will have no effect, even if approved by the holders of Twin Vee Common Stock.

Recommendation of the Twin Vee Board of Directors
THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS THAT TWIN VEE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of Twin Vee’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Twin Vee and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Twin Vee’s directors, officers and advisors have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a stockholder. These interests may influence Twin Vee’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the Twin Vee board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

TWIN VEE STOCKHOLDER PROPOSAL NO. 4: THE TWIN VEE ADJOURNMENT PROPOSAL
Overview
The Twin Vee Adjournment Proposal — The Twin Vee Adjournment Proposal allows the Twin Vee board of directors to submit a proposal to approve the adjournment of the Twin Vee Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Twin Vee Special Meeting to approve the Twin Vee Business Combination Proposal, the Share Issuance Proposal and/or the Director Election Proposal.
Consequences if the Twin Vee Adjournment Proposal Is Not Approved
If the Twin Vee Adjournment Proposal is presented to the Twin Vee Special Meeting and is not approved by the Twin Vee stockholders, the Twin Vee board of directors may not be able to rely on stockholder approval of that proposal to adjourn the Twin Vee Special Meeting to a later date in the event that, based on the tabulated votes, a quorum is present but there are not sufficient votes at the time of the Twin Vee Special Meeting to approve the Twin Vee Business Combination Proposal, the Share Issuance Proposal and/or the Director Election Proposal. In such events, the Business Combination would not be completed. This consequence is separate from, and does not affect, the Twin Vee board of directors’ ability to adjourn the Twin Vee Special Meeting if a quorum is not present, which does not depend on approval of the Twin Vee Adjournment Proposal.
Vote Required for Approval
For the Twin Vee Adjournment Proposal to be approved, it must receive the affirmative vote “FOR” the proposal from the holders of a majority of the voting power of the Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Special Meeting and entitled to vote on this proposal. Accordingly, abstentions on the Twin Vee Adjournment Proposal will have the same effect as a vote “AGAINST” the Twin Vee Adjournment Proposal. Because the Twin Vee Stockholder Proposals are considered non-routine matters, brokers may not exercise their discretion to vote uninstructed shares on any of the Twin Vee Stockholder Proposals. If the broker or nominee that holds your shares of Twin Vee Common Stock does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares. If you are a stockholder of record and you attend the Twin Vee Special Meeting and wish to vote in person, you may revoke your proxy by transmitting a revocation to Twin Vee or by attending the meeting and voting in person.
The Twin Vee Adjournment Proposal is not conditioned upon any other proposal described in this joint proxy statement/prospectus.
Recommendation of the Twin Vee Board of Directors
THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS THAT TWIN VEE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE TWIN VEE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Twin Vee’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the interests of Twin Vee and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that Twin Vee stockholders vote for the proposals. In addition, Twin Vee’s officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. When you consider the Twin Vee board of directors’ recommendation of these proposals, you should keep in mind that Twin Vee’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a Twin Vee stockholder. These interests may influence Twin Vee’s directors in making their recommendation that you vote in favor of these proposals. These interests were considered by the Twin Vee board of directors when it approved the Business Combination. See the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS
USFM Stockholders
Under applicable Colorado law concerning dissenting shareholder appraisal rights, holders of USFM Common Stock have the right to demand appraisal of their shares of USFM Common Stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights of appraisal and comply with Article 113 of the Colorado Act attached to this joint proxy statement/prospectus as Annex B.
Summarized below are the dissenters’ rights of the holders of USFM Common Stock and the statutory procedures required to be followed in order to perfect such rights. Article 113 of the Colorado Act governs dissenters’ rights under the Colorado Act. The following summary is qualified in its entirety by reference to Article 113 of the Colorado Act, which should be reviewed carefully by holders of USFM Common Stock. Failure to comply strictly with all conditions for asserting rights as a dissenting shareholder, including the time limits, will result in loss of such dissenters’ rights by the dissenting shareholder.
Under Section 7-113-102(1)(a) of the Colorado Act, a shareholder is entitled to appraisal rights in the event of a merger to which the corporation is a party if shareholder approval of the merger is required and the shareholder is entitled to vote on the merger, except with respect to shares of any class or series that remain outstanding after the merger. Appraisal rights are not available, however, for shares of any class or series that is a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act or that, while not a covered security, is traded in an organized market and has a market value of at least $20 million, in each case determined as of the record date for the USFM Special Meeting. USFM Common Stock is not listed on a national securities exchange and is not traded in an organized market, and accordingly this limitation is not expected to apply to holders of USFM Common Stock in connection with the Second Merger.
The Merger Agreement provides that shares of USFM Common Stock that are outstanding immediately prior to the consummation of the Second Merger and have not been voted in favor of, or consented to, the Second Merger will not be entitled to receive shares of PubCo Common Stock if the holder of the shares of USFM Common Stock validly exercises and perfects statutory appraisal rights with respect to the shares. However, the shares of USFM Common Stock will be automatically converted into the right to receive the merger consideration on the same basis that all other shares of USFM Common Stock are converted in the Second Merger when and if the holder of those shares withdraws his, her or its demand for appraisal or otherwise becomes legally ineligible to exercise appraisal rights.
Any holder of USFM Common Stock who wishes to exercise dissenter’s appraisal rights under Article 113 of the Colorado Act or who wishes to preserve his, her or its right to do so should review Article 113 of the Colorado Act carefully. Failure to comply with the procedures set forth therein will result in the loss of such rights.
Under Article 113 of the Colorado Act, you must follow the procedures set forth in Section 7-113-204 of the Colorado Act to receive a cash payment of the fair value of those shares of USFM Common Stock, together with interest, at the rate specified in Section 7-113-101 of the Colorado Act. For this purpose, “fair value” means the value of the shares immediately before the effectuation of the Second Merger, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction, and without discounting for lack of marketability or minority status. You should be aware that the fair value of your shares of USFM Common Stock as determined under Article 113 of the Colorado Act could be more than, the same as or less than the merger consideration you would have received in the Mergers if you did not seek appraisal of your shares of USFM Common Stock.
To be entitled to exercise appraisal rights, a holder of USFM Common Stock must (i) not vote or cause or permit his or her shares of USFM Common Stock to be voted in favor of the Merger Agreement; and (ii) deliver written notice to USFM prior to the USFM Special Meeting of such USFM stockholder’s intent to demand payment for his or her shares if the Mergers are consummated. Any written intent to demand payment should be signed and addressed as follows: USFM Corporation, 1707 Cole Blvd, Suite 200, Golden, Colorado 80401 Attention: Hassan R. Baqar. A holder of USFM Common Stock that fails to satisfy the foregoing requirements is not entitled to demand payment under Article 113 of the Colorado Act.

If the Merger Agreement is approved by the USFM stockholders, USFM is obligated to deliver to all USFM stockholders that may be entitled to assert appraisal rights a written appraisal notice (the “Dissenters’ Notice”) and form within 10 days after the Mergers are effected. The Dissenters’ Notice must state (i) where the form must be sent, where certificates for certificated shares must be deposited, and the date by which those certificates must be deposited, which may not be fewer than 40 days and no more than 60 days after the appraisal notice and form must be sent; (ii) a date by which USFM must receive the form, which must not be fewer than 40 nor more than 60 days after the date the appraisal notice and form must be sent; (iii) USFM’s estimate of the fair value of the share; (iv) that, if requested in writing, USFM will provide to the USFM stockholder so requesting, within 10 days after the date required for receipt of the form by the USFM stockholder, a statement of the number of USFM stockholders that returned the forms by the specified date and the total number of shares owned by them; and (v) a date that the notice to withdraw must be received, which must be within 20 days from the date that the appraisal form must be sent by the USFM stockholder.
The form to be delivered with the Dissenters’ Notice (the “Demand Notice”) (i) must specify the first date of any announcement to shareholders that discusses the principal terms of the proposed action that was made before the date the mergers became effective; (ii) if such a statement was made, requires the shareholders asserting appraisal rights to certify whether they had beneficial ownership of their shares before the announcement; and (iii) requires those shareholders asserting appraisal rights to certify that they did not vote for or consent to the action. The Dissenter’s Notice must be accompanied by a copy of Article 113 of the Colorado Act.
A USFM stockholder asserting appraisal rights must, by the date set forth in the Dissenters’ Notice, return the Demand Notice to demand payment and send his, her or its stock certificates, if certificated, to the address provided in the Dissenters’ Notice. USFM may restrict the transfer of any shares not represented by a certificate from the date the demand for cash payment is received. The USFM stockholder demanding a cash payment in accordance with Section 7-113-204 of the Colorado Act shall retain all rights of a USFM stockholder, except the right to transfer shares, until the Second Effective Time. A USFM stockholder who does not provide demand for a cash payment by the dates set forth in the Dissenter’s Notice and in accordance with Section 7-113-204 of the Colorado Act will not be entitled to a cash payment for his, her or its shares of USFM Common Stock as provided in the Colorado Act.
Pursuant to Sections 7-113-205 of the Colorado Act, upon the Second Effective Time or upon receipt of a cash payment demand, whichever is later, USFM must pay each dissenter who complied with Section 7-113-204 of the Colorado Act the amount of cash that USFM estimates to be the fair value of the shares of USFM Common Stock, plus accrued interest. The cash payment must be accompanied by (i) certain financial information regarding USFM; (ii) a statement of USFM’s estimate of the fair value of the shares of USFM Common Stock; and (iii) a statement of the dissenter’s right to demand a cash payment under Section 7-113-207 of the Colorado Act and that if any USFM stockholder does not object within the specified period under Section 7-113-207(2) of the Colorado Act the USFM stockholder shall be deemed to have accepted the payment in full satisfaction.
Section 7-113-203 of the Colorado Act permits USFM to require each holder of USFM Common Stock to certify in writing, or in the dissenter’s cash payment demand, whether or not the dissenter acquired beneficial ownership of his, her or its shares of USFM Common Stock before July 13, 2026, when the Mergers were announced. If any dissenter does not so certify in writing, USFM may offer to make a cash payment if the dissenter agrees to accept such payment in full satisfaction of the demand for a cash payment.
Under Section 7-113-207 of the Colorado Act, if a dissenter believes that the amount paid by USFM is less than the “fair value” of his, her or its shares or that the interest due was incorrectly calculated, the USFM stockholder shall notify USFM in writing of the USFM stockholder’s estimate of the fair value and demand payment for that estimate, plus interest, less any payments made. Failure to notify USFM within 30 days after receiving the payment or offer of payment will waive any right to demand additional payment.
If a demand for a cash payment under Section 7-113-207 of the Colorado Act remains unresolved, USFM is required, within 60 days after receiving the cash payment demand, to petition the court to determine the fair value of the shares of USFM Common Stock and accrued interest. All dissenters whose demands remain unsettled would be made a party to such a proceeding. Each dissenter is entitled to judgment for the amount the court finds to be the fair value of the shares of USFM Common Stock, plus interest, less any amount paid by USFM. The costs associated with this proceeding shall be assessed against USFM, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding cash payment under Section 7-113-207 of the Colorado Act, in which case the court may assess the costs in the amount the court finds equitable against some or all of the dissenters. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable, against USFM or the dissenters. If USFM does not commence a proceeding within the 60-day period, USFM must pay each dissenter whose demand remains unsettled the amount of cash demanded.
Under Section 7-113-401 of the Colorado Act, after USFM stockholders have approved the Second Merger, the legality of the Second Merger may not be contested, and the Second Merger may not be enjoined, set aside or rescinded, in a legal or equitable proceeding by a USFM stockholder, except where the corporate action was not authorized and approved in accordance with the applicable provisions of the Colorado Act, the USFM Articles or the USFM Bylaws, was procured as a result of fraud, a material misrepresentation or an omission of a material fact necessary to make statements made not misleading, or is an interested transaction that was not approved in the manner required by the Colorado Act.
Twin Vee Stockholders
If the First Merger is consummated, holders of record and beneficial owners of shares of Twin Vee Common Stock who (1) do not vote in favor of the adoption of the Merger Agreement (whether by voting against the adoption of the Merger Agreement, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement), (2) properly and validly demand an appraisal of their shares of Twin Vee Common Stock in writing, (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Twin Vee Common Stock through the First Effective Time, (4) strictly comply with the statutory requirements of Section 262 of the DGCL and (5) do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, will be entitled to seek appraisal of their shares of Twin Vee Common Stock in connection with the First Merger under Section 262 of the DGCL. Unless the context requires otherwise, all references in Section 262 of the DGCL and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Twin Vee Common Stock. Unless the context requires otherwise, all references in Section 262 of the DGCL and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Twin Vee Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 of the DGCL and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.
Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the pro rata portion of the Company Consideration Shares they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Twin Vee Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Twin Vee Common Stock determined under Section 262 of the DGCL could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 of the DGCL is required. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262 of the DGCL, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
The following is a summary of the procedures to be followed by stockholders who wish to exercise their appraisal rights under Section 262 of the DGCL. The full text of the version of Section 262 of the DGCL applicable to the Merger Agreement is attached as Annex C to this joint proxy statement/prospectus and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that the Twin Vee stockholders or beneficial owners exercise their appraisal rights under Section 262 of the DGCL. Holders of record and beneficial owners of shares of Twin Vee Common Stock should carefully review the full text of Section 262 of the DGCL as well as the information discussed below. Failure to follow the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights will result in the loss of such rights.
Under Section 262 of the DGCL, if the First Merger is completed, holders of record or beneficial owners of shares of Twin Vee Common Stock who (1) properly demand appraisal of such holder’s or owner’s shares of Twin Vee Common Stock, (2) do not vote in favor of the adoption of the Merger Agreement (whether by voting against the Twin Vee Business Combination Proposal, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares of Twin Vee Common Stock through the First Effective Time, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) strictly comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262 of the DGCL, may be entitled to have their shares of Twin Vee Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Twin Vee Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the First Effective Time through the date of payment of the judgment. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on the amount determined to be fair value will accrue and compound quarterly from the First Effective Time through the date of payment of the judgment at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Company makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Company is under no obligation to make such voluntary cash payment prior to such entry of judgment.
However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of Twin Vee Common Stock entitled to appraisal exceeds one percent of the outstanding shares of the class of Company Common Stock eligible for appraisal (as measured in accordance with subsection (g) of Section 262 of the DGCL), or (2) the aggregate merger consideration in respect of the shares of Twin Vee Common Stock for which appraisal rights have been pursued and perfected exceeds $1,000,000. Twin Vee refers to these conditions as the “ownership thresholds.”
Under Section 262 of the DGCL, where the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of the Twin Vee stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders of record as of the close of business on the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL or information directing the Twin Vee stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This joint proxy statement/prospectus constitutes Twin Vee’s notice to the Twin Vee stockholders that appraisal rights are available in connection with the First Merger, and the full text of Section 262 of the DGCL is attached hereto as Annex C and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the First Merger, any holder of record or beneficial owner of Twin Vee Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 of the DGCL carefully. Failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the merger consideration described in the Merger Agreement, without interest and less any required withholding tax. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Twin Vee Common Stock, Twin Vee believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Twin Vee stockholders and beneficial owners wishing to exercise appraisal rights with respect to their shares of Twin Vee Common Stock must do ALL of the following:
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the Twin Vee stockholder or beneficial owner must deliver to Twin Vee a written demand for appraisal of such holder’s or owner’s shares of Twin Vee Common Stock before the vote on the adoption of the Merger Agreement at the Twin Vee Special Meeting;

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the Twin Vee stockholder or beneficial owner must not vote in favor of the adoption of the Merger Agreement;

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the Twin Vee stockholder must continuously hold or the beneficial owner must continuously own the shares of Twin Vee Common Stock from the date of making the demand through the First Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the First Effective Time); and

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strictly comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

Any holder of record or beneficial owner of shares of Twin Vee Common Stock who has complied with the applicable requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights or the Surviving Company may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within one hundred twenty (120) days after the First Effective Time. The Surviving Company is under no obligation to file any petition and has no intention of doing so.
In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.
For Twin Vee stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, each Twin Vee stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares of Twin Vee Common Stock.
Written Demand
A Twin Vee stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Twin Vee, before the vote on the adoption of the Merger Agreement at the Twin Vee Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Twin Vee Common Stock. In addition, such stockholder or beneficial owner must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, at the Twin Vee Special Meeting or by proxy (whether by mail or via the Internet or telephone), will result in loss of appraisal rights in respect of the shares of Twin Vee Common Stock so voted and will nullify any previous written demands for appraisal with respect to such stockholder’s or beneficial owner’s shares of Twin Vee Common Stock. A stockholder exercising appraisal rights must hold of record the shares of Twin Vee Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Twin Vee Common Stock of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Twin Vee Common Stock on the date the written demand for appraisal is made and must continue to own such shares of Twin Vee Common Stock through the effective date of the Merger. For a Twin Vee stockholder, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A Twin Vee stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the adoption of the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A Twin Vee stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Twin Vee Special Meeting will constitute a waiver of appraisal rights.
A holder of record of shares of Twin Vee Common Stock is entitled to demand appraisal for the shares of Twin Vee Common Stock registered in that holder’s name. A demand for appraisal in respect of shares of Twin Vee Common Stock by a holder of record must reasonably inform Twin Vee of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of Twin Vee Common Stock.
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Twin Vee Common Stock. A demand for appraisal in respect of shares of Twin Vee Common Stock should be executed by or on behalf of the beneficial owner and must reasonably inform Twin Vee of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares of Twin Vee Common Stock. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Twin Vee Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s continuous ownership of the stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Company and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL. If the shares of Twin Vee Common Stock are owned of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner or beneficial owner, and if the shares of Twin Vee Common Stock are owned of record or beneficially owned by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint record holders or beneficial owners. An authorized agent, including an authorized agent for two (2) or more joint record holders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record owner or owners or beneficial owner or owners, respectively, and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners or beneficial owner or owners, as applicable. All written demands for appraisal pursuant to Section 262 of the DGCL must be mailed or delivered to:
Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
Attention: Glenn Sonoda
(772) 429-2525
investor@twinvee.com
At any time within sixty (60) days after the effective date of the Merger (or thereafter, with written approval from Twin Vee), any holder of record or beneficial owner of shares of the Twin Vee Common Stock who has submitted a demand for appraisal who has not commenced an appraisal proceeding or otherwise joined such proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the merger consideration as provided in the Merger Agreement, without interest and less any required withholding tax, by delivering to Twin Vee, as the Surviving Company, a written withdrawal of the demand for appraisal. Once a petition for appraisal is filed, an appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262 of the DGCL (a “Reservation”); provided, however, that this will not affect the right of any such person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration as provided in the Merger Agreement within sixty (60) days after the First Effective Time. Except with respect to any holder of record or beneficial owner of shares of the Twin Vee Common Stock who withdraws such person’s demand in accordance with the provision in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to such person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration as provided in the Merger Agreement.

Notice by the Surviving Corporation
If the First Merger is completed, within ten (10) days after the First Effective Time, the Surviving Company will notify each record holder of shares of Twin Vee Common Stock who has properly and validly made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the adoption of the Merger Agreement and any beneficial owner who has demanded appraisal in accordance with Section 262 of the DGCL that the First Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within one hundred twenty (120) days after the First Merger Effective Time, but not thereafter, the Surviving Company or any holder of record or beneficial owner of shares of the Twin Vee Common Stock who has complied with Section 262 of the DGCL and who is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Company in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Twin Vee Common Stock held by all such persons entitled to appraisal. The Surviving Company is under no obligation, and has no present intention, to file a petition, and holders of record and beneficial owners of shares of Twin Vee Common Stock should not assume that the Surviving Company will file a petition or initiate any negotiations with respect to the fair value of the shares of Twin Vee Common Stock. Accordingly, any such persons who desire to have their shares of Twin Vee Common Stock appraised should take all actions necessary to perfect their appraisal rights in respect of their shares of Twin Vee Common Stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure to file such a petition within the period specified in Section 262 of the DGCL will nullify a previous written demand for appraisal.
Within one hundred twenty (120) days after the First Effective Time, any holder or beneficial owner of shares of the Twin Vee Common Stock who has complied with the requirements for an appraisal of such person’s shares of Twin Vee Common Stock pursuant to Section 262 of the DGCL and who is entitled to appraisal rights under Section 262 of the DGCL will be entitled, upon written request, to receive from the Surviving Company a statement setting forth the aggregate number of shares of Twin Vee Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Twin Vee has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of Twin Vee Common Stock (provided that, where a beneficial owner makes a demand pursuant to Section 262 of the DGCL, the holder of record of such shares of Twin Vee Common Stock will not be considered a separate stockholder holding such shares of Twin Vee Common Stock for purposes of such aggregate number). The Surviving Company must send this statement to the requesting person within ten (10) days after receipt by the Surviving Company of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a holder or beneficial owner of shares of the Twin Vee Common Stock and a copy thereof is served upon the Surviving Company, the Surviving Company will then be obligated within twenty (20) days after such service to file with the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all such persons who have demanded appraisal for their shares of Twin Vee Common Stock and with whom agreements as to the value of their shares of Twin Vee Common Stock have not been reached. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by mail to the Surviving Company and to the persons shown on such list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by the Surviving Company.
After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 of the DGCL and who are entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. Accordingly, persons seeking appraisal of their shares of Twin Vee Common Stock are cautioned to retain their Twin Vee Common Stock certificates pending resolution of the appraisal proceedings.
The Delaware Court of Chancery will dismiss appraisal proceedings as to all holders or beneficial owners of shares of the Twin Vee Common Stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of Twin Vee Common Stock entitled to appraisal exceeds one percent of the outstanding shares of the class of Twin Vee Common Stock eligible for appraisal (as measured in accordance with subsection (g) of Section 262 of the DGCL) or (2) the value of the consideration provided in the Merger for such total number of shares of Twin Vee Common Stock entitled to appraisal exceeds $1,000,000.
Determination of Fair Value
After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one (1) of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Twin Vee Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the First Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the First Effective Time and the date of payment of the judgment. However, the Surviving Company has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Company makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL to each person entitled to appraisal, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Company in such voluntary cash payment and the fair value of the shares of Twin Vee Common Stock as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time.
In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of Twin Vee Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Twin Vee Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. Although Twin Vee believes that the merger consideration as provided in the Merger Agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Twin Vee Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration as provided in the Merger Agreement. Neither Twin Vee, PubCo, nor USFM anticipates offering more than the merger consideration as provided in the Merger Agreement to any Twin Vee stockholder or beneficial owner exercising appraisal rights, and the Surviving Company reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Twin Vee Common Stock is less than the merger consideration as provided in the Merger Agreement.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Company pursuant to Section 262(f) of the DGCL who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares of Twin Vee Common Stock entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 of the DGCL or subject to such an award pursuant to a Reservation. In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Twin Vee Common Stock under Section 262 of the DGCL fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Twin Vee Common Stock will be deemed to have been converted at the First Effective Time into the right to receive the merger consideration as provided in the Merger Agreement, without interest and less any required withholding tax. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the First Effective Time, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or if the person delivers to the Surviving Company a written withdrawal of such person’s demand for appraisal and an acceptance of the merger consideration as provided in the Merger Agreement in accordance with Section 262 of the DGCL.
From and after the First Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Twin Vee Common Stock in compliance with Section 262 of the DGCL will be entitled to vote such shares of Twin Vee Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the First Effective Time). If a person who has made a demand for an appraisal in accordance with Section 262 of the DGCL delivers to the Surviving Company a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares, either within sixty (60) days after the First Effective Time or thereafter with the Surviving Company’s written approval, then the right of such person to an appraisal of the shares subject to the withdrawal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a Reservation; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration as provided in the Merger Agreement within sixty (60) days after the First Effective Time. If a petition for an appraisal is not filed within the time provided in accordance with Section 262 of the DGCL, the right to appraisal with respect to all shares of Twin Vee Common Stock will cease.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a person’s appraisal rights under Section 262 of the DGCL. In that event, such person will be entitled to receive the merger consideration as provided in the Merger Agreement for such person’s shares of Twin Vee Common Stock in accordance with the Merger Agreement, without interest and less any required withholding tax. Consequently, any holder of record or beneficial owner of shares of the Twin Vee Common Stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

STOCKHOLDERS OR BENEFICIAL OWNERS OF SHARES OF TWIN VEE COMMON STOCK WHO VOTE SHARES OF TWIN VEE COMMON STOCK IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF USFM SECURITIES
This section describes certain material U.S. federal income tax considerations generally applicable to (i) holders of USFM Common Stock who exchange their USFM Common Stock for PubCo Common Stock pursuant to the Business Combination, (ii) holders of USFM Warrants who exchange their USFM Warrants for PubCo Warrants pursuant to the Business Combination, and (iii) the ownership and disposition of PubCo Common Stock and PubCo Warrants (collectively, “PubCo securities”) acquired pursuant to the Business Combination. This discussion applies only to USFM Common Stock and USFM Warrants (collectively, “USFM securities”), and PubCo securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:
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brokers, dealers and other investors that do not own their USFM securities or PubCo securities as capital assets;

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government organizations;

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cooperatives;

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grantor trusts;

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persons that have a functional currency other than the U.S. dollar;

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personal holding companies;

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subchapter S corporations;

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taxpayers that elect to use a mark-to-market method of accounting for their securities holdings;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

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banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

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U.S. expatriates or former long-term residents of the United States;

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persons that own (directly, indirectly, or constructively) 5% or more (by vote or value) of the USFM Common Stock or PubCo Common Stock (except as specifically addressed herein);

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partnerships (including any entities or arrangements treated as a partnership) for U.S. federal income tax purposes or beneficial owners of such partnerships;

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persons holding USFM securities or PubCo securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

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persons required to accelerate the recognition of any item of gross income with respect to USFM securities or PubCo securities as a result of such income being recognized on an applicable financial statement;

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persons that received USFM securities or PubCo securities as compensation for services; or

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controlled foreign corporations or passive foreign investment companies.

If a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes holds USFM Common Stock or USFM Warrants, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding USFM Common Stock or USFM Warrants, and partners therein, should consult their own tax advisors regarding the particular U.S. federal income tax consequences to them of the Business Combination.
This discussion is based on the Code, its legislative history, final, temporary, and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of USFM securities or PubCo securities. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.
ALL HOLDERS OF USFM SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
This section applies to you if you are a U.S. Holder. For purposes of this discussion, a U.S. Holder means a beneficial owner of USFM securities or PubCo securities that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination — Consequences to U.S. Holders of USFM Common Stock and of USFM Warrants
The exchange of USFM Common Stock for PubCo Common Stock pursuant to the Second Merger, taken together with the First Merger as integrated transactions, is intended to qualify as an exchange described in Section 351(a) of the Code. However, the provisions of Section 351(a) of the Code are complex and qualification as a nonrecognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of USFM or PubCo. For example, if more than 20 percent of the PubCo Common Stock were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would not be met. We do not expect that any of the PubCo Common Stock issued in the Business Combination will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination, but there can be no assurance in this regard.
It is further intended that the Second Merger qualify as a “reorganization” under Section 368 of the Code (a “Reorganization”). However, it is unclear whether the requirements of Section 368 of the Code can be satisfied and such qualification is not a condition of the Business Combination. There are many requirements that must be satisfied for the Second Merger to qualify as a Reorganization, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. However, due to the absence of guidance directly on point as to how certain requirements of Section 368 of the Code apply to USFM, the qualification of the Second Merger as a Reorganization is uncertain. For example, to qualify as a Reorganization, the Second Merger must satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. Because USFM was formed in late 2025 and does not have a long-established business history prior to entering into negotiations with Twin Vee, it is unclear as a matter of law whether USFM’s business or assets would constitute a historic business or historic business assets for this purpose. In addition, Reorganization treatment could also be adversely affected by events or actions that occur prior to or at the time of the Second Merger, some of which are outside the control of USFM.

Accordingly, there are significant factual and legal uncertainties both as to whether the Mergers will qualify as an exchange as described in Section 351(a) of the Code and as to whether the Second Merger will qualify as a Reorganization. Any change that is made after the date hereof, including any inaccuracy of the facts or assumptions upon which such expectations were based, could adversely affect the intended tax treatment. Neither USFM nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and no assurance can be given that the Business Combination will qualify for the intended tax treatment described above, or that the IRS will not challenge this position and that a court will not sustain such a challenge by the IRS. Further, the Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the intended tax treatment described above.
The U.S. federal income tax treatment of the exchange of USFM Common Stock for PubCo Common Stock and the U.S. federal income tax treatment of the exchange of USFM Warrants for PubCo Warrants depends on whether the Mergers qualify as an exchange described in Section 351(a) of the Code and whether the Second Merger qualifies as a Reorganization.
Second Merger Qualifies as a Reorganization
If the Second Merger qualifies as a Reorganization, whether or not the Mergers qualify as a transaction described in Section 351, a U.S. Holder that exchanges USFM Common Stock for PubCo Common Stock and/or USFM Warrants for PubCo Warrants is generally not expected to recognize any gain or loss upon such exchanges, the aggregate tax basis of such U.S. Holder’s PubCo Common Stock will be the same as the aggregate tax basis of such U.S. Holder’s USFM Common Stock immediately before the Second Merger, the aggregate tax basis of such U.S. Holder’s PubCo Warrants will be the same as the aggregate tax basis of such U.S. Holder’s USFM Warrants immediately before the Second Merger, and the holding periods for such PubCo Warrants and PubCo Common Stock will include the holding periods of the USFM Warrants and USFM Common Stock exchanged therefor, provided that the USFM Warrants or USFM Common Stock, as the case may be, are held as capital assets at the effective time of the Second Merger.
Mergers Qualify Under Section 351 and the Second Merger Does Not Qualify as a Reorganization
If the Mergers qualify as a transaction described in Section 351 but the Second Merger does not qualify as a Reorganization, the consequences are the same as described above in Second Merger Qualifies as a Reorganization for a U.S. Holder that does not exchange USFM Warrants for PubCo Warrants but solely exchanges USFM Common Stock. However, for a U.S. Holder that exchanges both USFM Common Stock and USFM Warrants, while the receipt of PubCo Common Stock in the Second Merger will be treated as tax-free consideration received in the exchange, the receipt of PubCo Warrants will be treated as taxable consideration received in the exchange. In such case, a U.S. Holder generally will be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the PubCo Warrants treated as received by such holder and the PubCo Common Stock received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the USFM Warrants and USFM Common Stock, if any, exchanged therefor) and (ii) the fair market value of the PubCo Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Second Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of the PubCo Common Stock and the PubCo Warrants received by such U.S. Holder among the USFM Common Stock and the USFM Warrants owned by such U.S. Holder immediately prior to the Second Merger in proportion to their respective fair market values. Any loss realized by a U.S. Holder would not be recognized. In this case, the aggregate tax basis of the PubCo Common Stock received in the Second Merger generally will equal the aggregate adjusted tax basis of the USFM securities exchanged therefor, decreased by the fair market value of the PubCo Warrants received and increased by the amount of gain recognized, if any, and the tax basis of the PubCo Warrants received will equal their fair market value. The holding period of the PubCo Common Stock received in the Second Merger will include the holding period during which the USFM Common Stock exchanged therefor was held by such U.S. Holder, and the holding period of PubCo Warrants received in the Second Merger will begin on the day after the Second Merger. A U.S. Holder that exchanges only USFM Warrants for PubCo Warrants (and does not also exchange USFM Common Stock) generally would recognize gain or loss equal to the difference between the fair market value of the PubCo Warrants received and such holder’s adjusted tax basis in the USFM Warrants exchanged therefor.
Mergers Do Not Qualify Under Section 351 and the Second Merger Does Not Qualify as a Reorganization
If the Second Merger qualifies neither as a Reorganization nor as part of an exchange under Section 351, U.S. Holders generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of PubCo Common Stock received by such U.S. Holders in the Second Merger and such U.S. Holders’ adjusted tax basis in the USFM Common Stock surrendered by such U.S. Holders in the Second Merger. Any gain or loss recognized would generally be long-term capital gain or loss if the U.S. Holder had held the USFM Common Stock for more than one year (or short-term capital gain or loss otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) are currently eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the PubCo Common Stock received in the Second Merger would equal the fair market value of such PubCo Common Stock on the Closing Date, and the U.S. Holder’s holding period in such PubCo Common Stock would not include the holding period for the USFM Common Stock surrendered in exchange therefor and would begin on the day following the Closing Date. The same general consequences would apply with respect to the exchange of the USFM Warrants for PubCo Warrants.
The rules governing the U.S. federal income tax treatment of the Business Combination are complex and will depend on a holder’s particular circumstances. All holders of USFM Common Stock and USFM Warrants are urged to consult with their tax advisors regarding the potential tax consequences to them of the Business Combination and the tax consequences if the Mergers were to fail to qualify as an exchange described in Section 351(a) of the Code or the Second Merger were to fail to qualify for Reorganization treatment as described above.
Ownership of PubCo Common Stock and PubCo Warrants
Distributions on PubCo Common Stock
The gross amount of any distribution on PubCo Common Stock that is made out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will be taxable to a U.S. Holder as dividend income on the date such distribution is directly or constructively received. To the extent that the amount of the distribution exceeds PubCo’s current and accumulated earnings and profits, such excess amount generally will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its PubCo Common Stock, and thereafter as capital gain recognized on a sale or exchange as described under “Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Common Stock and PubCo Warrants,” below.
Dividends paid by PubCo to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period and other requirements are met, dividends paid by PubCo to a non-corporate U.S. Holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. Assuming the Business Combination qualifies for the intended nonrecognition tax treatment described above, a U.S. Holder’s holding period in its PubCo Common Stock received in the Business Combination should include such U.S. Holder’s holding period in its USFM Common Stock exchanged therefor. If the holding period requirements are not satisfied at the time PubCo pays a dividend, then a corporation will not qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders would be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Common Stock and PubCo Warrants
A U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of PubCo Common Stock or PubCo Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares or warrants, as the case may be. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Common Stock or PubCo Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Common Stock or PubCo Warrants generally will be treated as U.S. source gain or loss for U.S. federal income tax purposes.
Exercise or Lapse of a PubCo Warrant
Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of PubCo Common Stock on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in PubCo Common Stock received upon exercise of the PubCo Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for the PubCo Common Stock received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant and will not include the period during which the U.S. Holder held the PubCo Warrant. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.
The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization under Section 368(a) of the Code for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the PubCo Common Stock received would equal the holder’s basis in the PubCo Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the PubCo Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Common Stock would include the holding period of the PubCo Warrants exercised therefor.
It is also possible that a cashless exercise of a PubCo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Common Stock received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.
Possible Constructive Distributions
The terms of each PubCo Warrant provide for an adjustment to the number of shares of PubCo Common Stock for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a PubCo Warrant would, however, be treated as receiving a constructive distribution from PubCo under Section 305 of the Code if, for example, the adjustment increases the holder’s proportionate interest in PubCo’s assets or earnings and profits (e.g., through an increase in the number of shares of PubCo Common Stock that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the PubCo Common Stock which is taxable to the U.S. Holders of such shares as described under “— Distributions on PubCo Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from PubCo equal to the fair market value of such increased interest.
Non-U.S. Holders
This section applies to you if you are a Non-U.S. Holder. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes) of USFM securities, Twin Vee Common Stock, or PubCo securities that is not a U.S. Holder, including:
•
a nonresident alien individual, other than certain former citizens and residents of the United States;

•
a non-U.S. corporation; or

•
a non-U.S. estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of USFM securities, Twin Vee Common Stock, or PubCo securities.
The Business Combination
The characterization for U.S. federal income tax purposes of the Business Combination to a Non-U.S. Holder generally will correspond to the U.S. federal income tax characterization of the Business Combination to a U.S. Holder, as described above under “U.S. Holders — The Business Combination — Consequences to U.S. Holders of USFM Common Stock and of USFM Warrants,” and, to the extent that the Business Combination results in a taxable event, the U.S. federal income tax consequences of the Business Combination to a Non-U.S. Holder with respect to the exchange of the USFM Common Stock or USFM Warrants in the Second Merger will generally be as described below under “Non-U.S. Holders — Ownership of PubCo Common Stock and PubCo Warrants — Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Common Stock and PubCo Warrants.”
However, if USFM is or has been a “U.S. real property holding corporation” during the applicable testing period, a Non-U.S. Holder could be required to recognize gain on the exchange of USFM securities even if the Business Combination otherwise qualifies for nonrecognition treatment, unless certain exceptions apply. For this purpose, references to PubCo in the discussion of “U.S. real property holding corporations” below should be read as references to USFM. Because USFM Common Stock is not regularly traded on an established securities market, the exception for holders of 5% or less of a regularly traded class of stock would not be available with respect to USFM Common Stock. USFM does not believe that it is or has been a U.S. real property holding corporation, but there can be no assurance in this regard.
Ownership of PubCo Common Stock and PubCo Warrants
Distributions on PubCo Common Stock
In general, any distributions made by PubCo to a Non-U.S. Holder of PubCo Common Stock, to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent generally will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Because it may not be possible to determine at the time of a distribution whether such distribution will exceed PubCo’s current and accumulated earnings and profits, the applicable withholding agent may withhold on the entire amount of a distribution, in which case a Non-U.S. Holder may be entitled to a refund of any excess tax withheld by timely filing a claim with the IRS. Any distribution not constituting a dividend generally will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its PubCo Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of its PubCo Common Stock, which will be treated as described under “Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Common Stock and PubCo Warrants” below.
Such withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Common Stock and PubCo Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of PubCo securities, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

•
PubCo is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held PubCo Common Stock, and, in the case where PubCo Common Stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of all outstanding PubCo Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the PubCo Common Stock. Special rules apply in determining whether this 5% threshold is satisfied with respect to PubCo Warrants. It is intended that the PubCo Common Stock will be treated as regularly traded on an established securities market for this purpose, but there can be no assurance in this regard.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a non-U.S. corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of PubCo securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of PubCo securities from such Non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. It is not expected that PubCo will be treated as a U.S. real property holding corporation, but there can be no assurance in this regard.
Exercise or Lapse of a PubCo Warrant
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a PubCo Warrant, or the lapse of a PubCo Warrant held by a Non-U.S. Holder will correspond to the U.S. federal income tax treatment of a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of a PubCo Warrant” above, although to the extent a cashless exercise of a warrant results in a taxable exchange, the consequences would be similar to those described above in “Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Common Stock and PubCo Warrants.”
Possible Constructive Distributions
Any constructive distribution with respect to a PubCo Warrant held by a Non-U.S. Holder, as described above under “U.S. Holders — Possible Constructive Distributions,” generally would be treated as described above under “Non-U.S. Holders — Ownership of PubCo Common Stock and PubCo Warrants —

Distributions on PubCo Common Stock.” Because a constructive distribution does not give rise to any cash payment, the applicable withholding agent may withhold any U.S. federal tax required in respect of such constructive distribution from cash or other property (including shares of PubCo Common Stock or sales proceeds) subsequently paid or credited to such Non-U.S. Holder.
Information Reporting and Backup Withholding
Information reporting requirements may apply to dividends received by U.S. Holders of PubCo Common Stock, and the proceeds received on the disposition of PubCo securities effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of their USFM securities or their PubCo securities, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to PubCo Common Stock and proceeds from the sale or other disposition of PubCo Common Stock received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Any amounts withheld as backup withholding may be credited against the holder’s U.S. federal income tax liability, if any, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose withholding at a rate of 30% on dividends paid on PubCo Common Stock to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of PubCo securities, proposed Treasury Regulations, on which taxpayers may rely until final Treasury Regulations are issued, eliminate FATCA withholding on payments of gross proceeds. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in PubCo securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The following unaudited pro forma condensed combined balance sheet is presented as of June 30, 2026, and the pro forma condensed combined statement of operations is presented for the six-month period ended June 30, 2026 and for the year ended December 31, 2025.
The following unaudited pro forma condensed combined financial information of Twin Vee PowerCats Co. (the “Company” or “Twin Vee”), Twin Vee Holdco Inc. (“PubCo”), USFM Corporation (“USFM”), gives effect to the Business Combination described in the joint proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of June 30, 2026, gives pro forma effect to the Business Combination as if it was completed on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the six months ending June 30, 2026, gives effect to the Business Combination as if they had occurred on January 1, 2026.
This information should be read together with Company, USFM and Pubco historical audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Business Combination described in the prospectus had been completed as of the dates set forth above, nor is it indicative of the future consolidated results of operations of the Pubco. Further, pro forma adjustments represent management’s best estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available.
The unaudited proforma condensed combined balance sheet and statement of operations as of June 30, 2026 has been prepared using the following:
•
USFM’s unaudited balance sheet as of June 30, 2026;

•
the Company’s unaudited condensed consolidated balance sheet as of June 30, 2026; and

•
Pubco’s audited balance sheet as of October 6, 2026. PubCo was formed on October 5, 2026.

The unaudited proforma condensed combined statement of operations for the six months ended June 30, 2026 combines the historical results of USFM, the Company and PubCo. It gives effect to the Transactions as if they had been consummated on January 1, 2026.
•
USFM’s unaudited statement of operation for six-month period as of June 30, 2026

•
PubCo’s unaudited statement of operation for the period October 5, 2026 (inception) to October 6, 2026

The unaudited proforma condensed combined statement of operations for the year ended December 31, 2025 combines the historical results of USFM, the Company and PubCo. It gives effect to the Transactions as if they had been consummated on January 1, 2025.
•
USFM’s audited statement of operation for the year ended December 31, 2025

•
PubCo’s audited statement of operation for the period October 5, 2026 (inception) to October 6, 2026

TWIN VEE HOLDCO INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026
	PubCo (Historical)	Twin Vee (Historical)	USFM (Historical)	CVR restructuring adjustments		Merger and PIPE transaction adjustments		Pro Forma Combined
	(Audited)	(Unaudited)	(Unaudited)
	As of October 6, 2026
ASSETS
Current Assets:
Cash and cash equivalents	10	3,721,284	$5,346,131	(1,438,771)	A	(1,632,000)	D	$2,952,314
				(1,582,513)	B	1,350,000	E
						(2,811,827)	I
Restricted cash	—	208,143	—	(208,143)	A	—		—
Accounts receivable	—	243,147	—	(243,147)	A	—		—
Inventories, net	—	3,168,767	—	(3,168,767)	A	—		—
Prepaid expenses and other current assets	—	263,080	932,911	(263,080)	A	(862,166)	I	70,745
Note receivable, current portion	—	971,725	—	(971,725)	A	0		—
Receivable from subsidiary	—	—	—			1,713	C	1,713
Total current assets	10	8,576,146	6,279,042	(7,876,146)		(3,954,280)		3,024,772
Property and equipment, net	—	6,952,481	—	(6,952,481)	A	—		—
Operating lease right of use asset, net	—	2,519,284	—	(2,519,284)	A	—		—
Note receivable less current portion, net of discount	—	2,577,684	—	(2,577,684)	A	—		—
Security deposit	—	26,193	—	(26,193)	A	—		—
Deposit on investment	—	—	500,000	—		—		500,000
Total Assets	$10	$20,651,788	$6,779,042	$(19,951,788)		$(3,954,280)		$3,524,772
Liabilities and Stockholders’ Equity
Current Liabilities:
Due to parent	1,713	—	—	—		—		1,713
Note payable – related party	—	—	300,000	—		—		300,000
Accrued interest	—	—	7,521	—		—		7,521
Accounts payable	—	1,225,431	162,011	(1,225,431)	A	1,143,641	I	1,305,652
Accrued liabilities	—	1,411,806	—	(1,411,806)	A	—		—
Contract liabilities	—	525,800	—	(525,800)	A	—		—
Finance lease liabilities	—	17,445	—	(17,445)	A	—		—
Operating lease liabilities	—	453,498	—	(453,498)	A	—		—
Total current liabilities	1,713	3,633,980	469,532	(3,633,980)		1,143,641		1,614,886
Economic Injury Disaster Loan	—	499,900	—	(499,900)	A	—		—
Finance lease liabilities – noncurrent	—	13,504	—	(13,504)	A	—		—
Operating lease liabilities – noncurrent	—	2,098,848	—	(2,098,848)	A	—		—
Total Liabilities	1,713	6,246,232	469,532	(6,246,232)		1,143,641		1,614,886

	PubCo (Historical)	Twin Vee (Historical)	USFM (Historical)	CVR restructuring adjustments		Merger and PIPE transaction adjustments		Pro Forma Combined
	(Audited)	(Unaudited)	(Unaudited)
	As of October 6, 2026
Stockholders’ equity:
Preferred stock	—	—	—	—				—
common stock	10	571	8,265,263	(571)	A	1,350,000	E	15,687
				—		1,181	F
				—		14,506	G
				—		(9,615,273)	H
Subscription receivable	—	—	(33)	—		—		(33)
Additional paid-in capital	—	53,397,503	—	(53,397,503)	A	1,713	C	10,301,299
				700,000	A
						(1,181)	F
						(14,506)	G
						9,615,273	H
Accumulated deficit	(1,713)	(38,992,518)	(1,955,720)	38,992,518	A	(4,817,634)	I	(8,407,067)
				(1,582,513)	B	(1,632,000)	D
				1,582,513	A
Total stockholders’ equity	(1,703)	14,405,556	6,309,510	(13,705,556)		(5,097,921)		1,909,886
Total Liabilities and Stockholders’ Equity	$10	$20,651,788	$6,779,042	$(19,951,788)		$(3,954,280)		$3,524,772

TWIN VEE HOLDCO INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
	PubCo (Historical)	Twin Vee (Historical)	USFM (Historical)	CVR restructuring adjustments		Merger and PIPE transaction adjustments		Pro Forma Combined
	For the period from October 5, 2026 (inception) through October 6, 2026
	(Audited)	(Unaudited)	(Unaudited)
Net sales	$—	$7,093,080	$—	$(7,093,080)	J	$—		$—
Cost of products sold (excluding depreciation & amortization)	—	7,079,411	—	(7,079,411)	J	—		—
Gross profit	—	13,669	—	(13,669)		—		—
Operating expenses:
Formation cost	1,713	—	—	—		—		1,713
Exploration and project cost	—	—	1,715,264	—		4,817,634	K	6,532,898
Consulting and management fees	—	—	194,184	—		—		194,184
Operating expenses	—	—	36,295	—				36,295
Selling, general and administrative	—	1,460,657	—	(1,460,657)	J	—		—
Salaries and wages	—	1,708,483	—	(1,708,483)	J	—		—
Professional fees	—	376,043	—	(376,043)	J	—		—
Impairment of property & equipment	—	699,711	—	(699,711)	J	—		—
Depreciation and amortization	—	926,246	—	(926,246)	J	—		—
Total operating expenses	1,713	5,171,140	1,945,743	(5,171,140)		4,817,634		6,765,090
Loss from operations	(1,713)	(5,157,471)	(1,945,743)	5,157,471		(4,817,634)		(6,765,090)
Other income expense:
Other expense	—	—	(2,345)	—				(2,345)
Interest expense	—	(19,875)	(7,521)	19,875	J	—		(7,521)
Interest income	—	185,056	—	(185,056)	J	—		—
Total other income	—	165,181	(9,866)	(165,181)		—		(9,866)
Loss before income tax	(1,713)	(4,992,290)	(1,955,609)	4,992,290		(4,817,634)		(6,774,956)
Income tax provision	—	—	—	—		—
Net loss	(1,713)	(4,992,290)	(1,955,609)	4,992,290		(4,817,634)		(6,774,956)
Basic and diluted loss per share of common stock	$(1.71)	$(12.85)	$(12.91)					(0.43)
Weighted average number of shares of common stock outstanding	1,000	388,473	151,490					15,687,207

TWIN VEE HOLDCO INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED December 31, 2025
	PubCo (Historical)	Twin Vee (Historical)	USFM (Historical)	CVR restructuring adjustments		Merger and PIPE transaction adjustments	Pro Forma Combined
	For the period from October 5, 2026 (inception) through October 6, 2026
	(Audited)	(Audited)	(Audited)
Net sales	$—	$14,819,130	$—	$(14,819,130)	J	—	$—
Cost of products sold (excluding depreciation & amortization)	—	13,562,025	—	(13,562,025)	J	—	—
Gross profit	—	1,257,105	—	(1,257,105)		—	—
Operating expenses:
Formation cost	1,713	—	—	—		—	1,713
Exploration and project cost	—	—	—	—		—	—
Consulting and management fees	—	—	—	—		—	—
operating expenses	—	—	111	—			111
Selling, general and administrative	—	2,502,402	—	(2,502,402)	J	—	—
Salaries and wages	—	4,325,348	—	(4,325,348)	J	—	—
Professional fees	—	867,090	—	(867,090)	J	—	—
Impairment of property & equipment	—	418,416	—	(418,416)	J	—	—
Loss on lease termination	—	57,903	—	(57,903)	J	—	—
Loss on sale of property & equipment	—	133,015	—	(133,015)	J	—	—
Depreciation and amortization	—	1,734,230	—	(1,734,230)	J	—	—
Total operating expenses	1,713	10,038,404	111	(10,038,404.0)		—	1,824
Loss from operations	(1,713)	(8,781,299)	(111)	8,781,299		—	(1,824)
Other income expense:
Other income (expense)	—	56,612	—	(56,612)	J	—	—
Interest expense	—	(81,229)	—	81,229	J	—	—
Interest income	—	198,643	—	(198,643)	J	—	—
Total other income	—	174,026	—	(174,026)		—	—
Loss before income tax	(1,713)	(8,607,273)	(111)	8,607,273		—	(1,824)
Income tax provision	—	—	—	—		—
Net loss	(1,713)	(8,607,273)	(111)	8,607,273		—	(1,824)
Basic and diluted loss per share of common stock	$(1.71)	$(4.37)	$(0.01)				$(0.00)
Weighted average number of shares of common stock outstanding	1,000	1,968,121	21,970				52,295,787

Note 1 — Description of the Business Combination Transactions
On July 12, 2026, Company entered into an Agreement and Plan of Merger with USFM. The agreement was amended and restated on October 7, 2026 (as amended and restated, the “Merger Agreement”). The other parties are Twin Vee Holdco Inc., a Texas corporation and wholly owned subsidiary of the Company (“Pubco”), and two wholly owned subsidiaries of Pubco, Twin Vee Merger Sub Inc. (“Merger Sub I”) and USFM Merger Sub In. (“Merger Sub II”). The Merger Agreement provides for the following transactions (collectively, the “Transactions”).
Pre-Closing CVR Restructuring.   Before closing, the Company will contribute all of its assets and liabilities (the “Company Assets and Liabilities”) to a newly formed subsidiary (“Assetco”). It will then contribute the Assetco shares to a Delaware statutory trust (the “CVR Trust”) in exchange for contingent value rights (“CVRs”). Excluded from the contribution are:
•
$700,000 of cash; and

•
any liabilities in connection with the legal proceeding Youseph, et al. v. Visconti, et al., Case No. 2025-026 (the “Delaware Matter”).

The Company will distribute the CVRs pro rata to its stockholders of record as a special distribution. Each CVR entitles its holder to future distributions from the CVR Trust generated by the Company’s recreational marine business (the “Marine Business”). After the distribution, neither the Company nor Pubco will hold any interest in the CVR Trust or Assetco.
The Mergers.   Merger Sub I will merge with and into the Company (the “First Merger”), and Merger Sub II will merge with and into USFM (the “Second Merger” and, together with the First Merger, the “Mergers”). The Company and USFM will each survive as wholly owned subsidiaries of PubCo. At closing Pubco is expected to be renamed as USFM Corporation.
•
Company holders.   Each share of Company common stock outstanding immediately before the First Merger converts into Pubco common stock ( “PubCo Common Stock”) at the exchange ratio of approximately two for 1, determined as described in the Merger Agreement. This includes shares issued on the acceleration and settlement of Company restricted stock units and options. Company warrants will be converted into Pubco warrants (“PubCo Warrant”). In total, former Company securityholders will hold 7% of fully diluted Pubco Common Stock, or [1,180,758] PubCo Common Stock and [15,452] PubCo Warrants.

•
USFM holders.   Each share of USFM common stock, including shares issued in the PIPE Investment (defined below), converts into PubCo Common Stock. The outstanding warrant held by FG Merchant Partners, LP (the “FG Warrant” and the PIPE Warrants (defined below), are exchanged for PubCo Warrants at an exchange ratio of approximately [60.72]. In total, former USFM securityholders will hold 93% of fully diluted Pubco Common Stock, or [14,506,449] PubCo Common Stock and [1,386,055] PubCo Warrants.

PIPE Investment.   Pursuant to securities purchase agreements entered into in connection with the Merger Agreement USFM will issue up to approximately 20,833 shares of USFM common stock (“PIPE Shares)” at $240 per share, for aggregate gross proceeds of up to approximately $5,000,000 (the “PIPE Investment”). Investors will also receive warrants to purchase approximately 41,667 shares of USFM common stock at an exercise price of $280 per share (the “PIPE Warrants” and collectively with the FG Warrant, the “USFM Warrants”). The PIPE Investment will be funded in installments before closing. The pro forma financial information accounts for [$1,350,000] PIPE Investments committed as of the date of joint proxy/prospectus filing which includes 5,624 PIPE Shares and [11,248] PIPE Warrants.

Post-closing ownership.   Upon consummation of the Transactions, PubCo’s capitalization is expected to be as follows (fully diluted basis):
Holders	Shares of PubCo common stock	Warrants of PubCo	Fully diluted total	Ownership %
USFM stockholders (including, USFM Warrants, PIPE shares and PIPE Warrants)	14,506,449	1,386,055	15,892,504	93%
Company stockholders (including settled RSUs and options)	1,180,758	15,452	1,196,210	7%
Total	15,687,207	1,401,507	17,088,714	100%
Termination provision
The Merger Agreement may be terminated before closing under specified circumstances, including by mutual consent, a final order prohibiting the Transactions, failure to obtain the required stockholder approvals, an uncured material breach, or failure to close by December 31, 2026. USFM must pay the Company a termination fee of $500,000 if the Company terminates because USFM’s shareholder approval is not obtained, because of an uncured breach by USFM, or because the end date passes solely due to USFM’s actions or inactions. The Company must pay USFM a termination fee of $800,000 if USFM terminates because (i) the Company fails to recommend against a tender or exchange offer within ten business days, fails to reaffirm its recommendation within ten business days after an Acquisition Proposal is announced, or willfully or materially breaches its exclusivity obligations; (ii) a Company Triggering Event occurs as defined in the Merger Agreement; or (iii) USFM determines that the Company will likely fail to resolve the Reincorporation Matter before December 31, 2026 or in a manner satisfactory to USFM. The unaudited proform condensed combined financial information assumes the Transactions are consummated and does not reflect any termination fee.
Note 2 — Accounting for the Transactions.
The Mergers will be accounted for as a reverse recapitalization in accordance with GAAP. PubCo. is a newly formed entity that does not meet the criteria to be the accounting acquirer under ASC 805-10-55-15. USFM has been determined to be the accounting acquirer based on the following factors:
•
former USFM securityholders will hold 93% of PubCo on a fully diluted basis, and Company securityholders 7%;

•
USFM will designate all five members of the PubCo board of directors;

•
USFM’s senior management will comprise the senior management of Pubco, and all Company directors and officers will resign at closing; and

•
USFM’s operations will constitute the only ongoing operations of PubCo.

Reverse recapitalization.   Following the Pre-Closing CVR Restructuring, the Company will hold no operations and only nominal assets, consisting of $700,000 of cash, and therefore will not meet the definition of a business under ASC 805. Accordingly, the Mergers are treated as the equivalent of USFM issuing shares for the net monetary assets of the Company, accompanied by a recapitalization. The consequences are:
•
the Company’s net assets are stated at historical cost, with no goodwill or other intangible assets recorded;

•
USFM is the predecessor, and its historical financial statements will become the historical financial statements of PubCo; and

•
USFM’s equity will be retroactively restated to reflect the number of PubCo shares received by USFM stockholders.

Pre-Closing CVR Restructuring.   The Pre-Closing CVR Restructuring is a transaction of the Company, the accounting acquiree, and is completed before the Mergers. It is presented in a separate column and recorded at carrying amount as a non-reciprocal, pro rata distribution to the Company’s stockholders under ASC 505-60 and ASC 845-10-30-10, with no gain or loss recognized. PubCo has no obligation to make any payment in respect of the CVRs and holds no interest in the CVR Trust. Accordingly, no CVR liability is reflected in the pro forma financial information.
PIPE Investment assumption.   The pro forma financial information accounts for only the committed PIPE Investments as of the date of joint proxy/prospectus filing which includes [5,624] PIPE Shares and [11,248] PIPE Warrants.
Limitations.
The pro forma financial information:
•
is presented for illustrative purposes only;

•
is not necessarily indicative of the financial position or results of operations that would have been achieved had the Transactions occurred on the dates indicated; and

•
does not purport to project the future financial position or operating results of PubCo.

The proform adjustments are based on currently available information and on assumptions that management believes are reasonable. Actual results may differ materially. The pro-form financial information should be read together with the historical financial statements and related notes of USFM, the Company and PubCo included elsewhere in this proxy statement/prospectus.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026
A.
Represents the contribution of Company’s assets and liabilities to the CVR Trust in exchange for contingent value rights (“CVRs”) and the distribution of the CVRs to the Company’s stockholders, excluding $700,000 of cash and any liabilities in connection with the Delaware Matter, pursuant to the Merger Agreement.

B.
Represents the payment of Company transaction costs.

C.
Represents the adjustment to show the formation cost of PubCo paid by the Company.

D.
Represents the payment of USFM transaction costs.

E.
Represents the [$1,350,000] out of up to $5,000,000 PIPE raise by USFM prior to merger closing. [$1,350,000] represents the amount committed thus far. It includes [5,624] PIPE common shares (no par value) issued at $240 per shares and [11,248] PIPE warrants.

F.
Represents the issuance of [1,180,758] common share, par value $0.01 per common share of PubCo in exchange for all outstanding common shares and RSUs and Options) of the Company prior to the merge at an exchange ratio of two for 1. The exchange is such that the Company shareholder owns 7% of total outstanding shares of the PubCo at Merger closing.

G.
Represents the issuance of [ 14,506,449] common share, par value $0.01 per common share of PubCo in exchange for the total outstanding common shares of USFM prior to merger at and exchange ratio of approximately 60.72. The exchange is such that the USFM shareholder owns 93% of the PubCo total outstanding common shares at Merger closing.

H.
Represents the reclassification of pre-merger common share amount reporter by USFM into additional paid in capital

I.
Represents the expenses paid by USFM since July 1, 2026 and amortization of prepaid expenses till the Merger closing.

Note 4 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2026 and for the year ended December 31, 2025
J.
Reflects the elimination of Company revenue and expenses giving the effect that the Merger was completed as of January 1, 2026 and January 1, 2025 respectively.

K.
Reflects the estimated expenses USFM incurred from July 1, 2026 till the Merger closing.

Note 5 — Net loss per share
Represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2026. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.
Holders	Shares of PubCo common stock	Warrants of PubCo	Fully diluted total	Ownership %
Former USFM stockholders (including PIPE shares and PIPE Warrants)	14,506,449	1,386,055	15,892,504	93%
Former Company stockholders (including settled RSUs and options)	1,180,758	15,452	1,196,210	7%
Total	15,687,207	1,401,507	17,088,714	100%
Proforma net loss	$(6,774,956)
Proforma weighted PubCo common shares outstanding – basic and diluted	15,687,207
Net loss per share – basic and diluted	$(0.43)

THE BUSINESS OF USFM CORPORATION
Overview
USFM Corporation is a private, US-based mineral exploration and investment company based in Golden, Colorado, and was established to focus on advancing drilling to develop world class tier-1 assets and develop a Western-backed pipeline of magmatic Ni-Cu-Co-PGE resources.
USFM’s primary focus is the exploration potential of the Disko-Nuussuaq Project in West Greenland (the “Project”). The Project is an early-stage nickel-copper-cobalt-platinum group element (“Ni-Cu-Co-PGE”) +/- gold exploration project and does not contain Mineral Resources or Mineral Reserves.
The Disko-Nuussuaq Project comprises six mineral exploration licenses covering approximately 3,015 km2 on Disko Island and the Nuussuaq Peninsula in west-central Greenland. The licenses are held by Nikkeli Greenland A/S, a wholly owned subsidiary of 80 Mile PLC. Under a definitive share purchase agreement signed in May 2026, USFM may earn a 51% interest in the Project through exploration expenditures of up to US$30 million over three years, while 80 Mile PLC remains project operator and retains a 49% interest. The Project is located approximately 150 km northwest of the town of Ilulissat and is accessible by fixed-wing aircraft, helicopter, and seasonal maritime transport.
The Project lies within the Palaeogene West Greenland Flood basalt Province, part of the North Atlantic Igneous Province. Exploration is focused on magmatic Ni-Cu-Co-PGE sulphide mineralization associated with mantle-derived picritic magmas emplaced through feeder conduits, dykes, sills and intrusive complexes within the Cretaceous Nuussuaq sedimentary basin.
The exploration model is based on geological similarities with globally significant magmatic sulphide districts, particularly the Norilsk-Talnakh district in Russia. The two projects share key geological characteristics such as primitive metal-rich magmas, evidence of crustal contamination by sulphide-rich and carbonaceous sediments, major crustal scale corridors, and occurrences of nickel-bearing intrusions. Recent geochemical studies identified surface anomalies displaying indications of the existence of prospective systems, including elevated Ni-Cu-PGE signatures, indications of sulphide saturation and metal transport.
Exploration within the district has been undertaken intermittently since the late 19th century and includes modern exploration activities conducted for both hydrocarbon and metals exploration. These activities include mapping, surface geochemical sampling, multiple phases of airborne and ground geophysical surveys, as well as seismic and gravity modelling. To date, several early-stage targets have been identified with only limited preliminary follow-up drill testing. Historical drilling successfully intersected anomalous intrusive bodies but has not identified economic concentrations of Ni-Cu-Co-PGE sulphide mineralization. Recent exploration has worked to advance the understanding of the project through the acquisition of high-quality geophysical data, and application of modern re-processing techniques. This has resulted in delineation of targets which are planned for drill testing in the 2026 field season.
USFM considers the Disko-Nuussuaq Project to represent a geologically compelling and underexplored magmatic sulphide exploration opportunity. The Project contains many of the geological, geochemical, structural and geophysical characteristics associated with major conduit-hosted Ni-Cu-Co-PGE sulphide systems elsewhere in the world.
The Project remains at an early exploration stage with multiple prospective targets warranting drill testing with much ground that remains under- or unexplored. Historical exploration has demonstrated strong indications of the presence of a fertile magmatic system that has not been adequately tested. Several robust drill targets exist at Qullissat, the Aaffarsuaq Valley and the Kuugannguaq structural corridor, and in western Nuussuaq.
At the time of this report there is insufficient information to support the estimation of Mineral resources under the SEC Regulation S-K 1300. However, the absence of economic mineralization identified reflects the limited extent of deep drilling, rather than a lack of mineral potential.
During the 2026 field season, USFM funded a diamond drilling program across the Disko-Nuussuaq Project as part of its earn-in commitment. The program tested priority targets across Disko Island and the

Nuussuaq Peninsula and represents an important step in evaluating the mineral potential of the Project. Information generated from the program is being integrated with the existing geological, geochemical and geophysical datasets to guide follow-up work and future exploration.
History of the Project
The area has been explored since the late 1800s, and early exploration activities are well summarized in Larsen and Pedersen1 (2009). Various onshore and offshore surveys were undertaken following this during several phases of hydrocarbon exploration dating from the 1980s to modern times.
In September 2016, the project was purchased by Bluejay Mining (then FinnAust Mining), from Cairn Energy and Bluejay carried out exploration under its wholly-owned subsidiary, Disko Exploration Ltd. Licenses were also acquired from Coastal Ventures A/S in 2017.
In August 2021, Bluejay entered into a joint venture agreement with KoBold Metals through its wholly-owned subsidiary, Disko Exploration Ltd. Under the terms of the agreement, KoBold could earn 51% operating interest through a $15 million investment in exploration.
In February 2022, Bluejay formally incorporated Nikkeli Greenland A/S as the Greenlandic operating entity and legal holder of the exploration licenses. Furthermore, Bluejay rebranded as 80 Mile PLC in July 2024.
During the Joint Venture with KoBold, roughly $13.4 million was spent on geophysical surveys, data processing, artificial intelligence and exploration tools but exploration failed to progress to drilling. In May 2025, the agreement was terminated early, returning full project interests to 80 Mile PLC while KoBold went on to focus on copper assets in Zambia. Under the terms of this agreement, KoBold retains a net smelter return royalty on future production.
After regaining full control, 80 Mile PLC restructured its asset ownership to fund further exploration and entered a joint venture agreement with USFM Corporation in late 2025. Under the terms of the agreement, USFM commits to raise US$30 million to earn a 51% interest in the project while 80 Mile maintains operator status and a 49% free-carried stake. Under the terms of the agreement, USFM bears 100% of site restoration and rehabilitation costs.
80 Mile Plc is an exploration and development company listed on the London AIM, Frankfurt and US OTC stock markets. The company holds a portfolio of nickel, copper, cobalt and PGM projects across Greenland, Finland, and Italy. 80 Mile wholly owns local subsidiary Nikkeli Greenland A/S.
During the dissolution of the 80 Mile — Kobold joint venture in 2025, KoBold has retained a net smelter return royalty on future production however the details of this are unknown.
Mineral Tenure
Between 2011 and 2022, 80 Mile acquired mineral exploration licenses under its Greenlandic-based, wholly-owned subsidiary Nikkeli Greenland A/S to explore for Ni-Cu-PGE-Au deposits in West Greenland. There are six licenses, totaling a combined area of 3,015 square kilometers (approximately 1,164 square miles). Three of the licenses comprise two separate areas.
Mineral exploration licenses are issued for a period of five years and are renewable up to a total duration of 22 years. The project license areas will be renewable until the earliest reaches expiry in 2036, posing little risk to exploration activity.
Permits and Authorizations
The Ministry of Mineral Resources (“MMR”) is responsible for mineral resources policy and the administration of mineral exploration and mining activities in Greenland.

1
Dam, G., Pedersen, G.K., Sønderholm, M., Midtgaard, H.H., Larsen, L.M., Nøhr-Hansen, H. and Pedersen, A.K. (2009) Lithostratigraphy of the Cretaceous-Paleocene Nuussuaq Group, Nuussuaq Basin, West Greenland. Geological Survey of Denmark and Greenland Bulletin 19. Copenhagen: Geological Survey of Denmark and Greenland.

Prospecting, exploration and mining licenses are administered by the Mineral License and Safety Authority (“MLSA”), which sits within the MMR. The MLSA is also responsible for technical and safety oversight and may conduct inspections of activities carried out under mineral licenses.
There is no private ownership of land in Greenland, and rights to use land are administered by the Government of Greenland. Mineral rights are similarly administered by the Government of Greenland under the Mining Act.
Exploration license holders are required to obtain approval for applicable field activities and to submit reports and associated geological, geochemical, geophysical and other exploration data in accordance with the terms of their licenses and applicable regulations.
Environmental Considerations
Environmental matters related to mining and mineral exploration are administered by the Environmental Agency for the Mineral Resources Area (“EAMRA”). The body sits with the Ministry for Environment and Nature and monitors activities related to environmental liability and environmental impact assessments.
Mining Rights in Greenland
Mineral resources in Greenland are administered by the Government of Greenland. There is no private ownership of land in Greenland, and rights to use land and explore for and exploit mineral resources are granted by the Government.
Since January 1, 2024, mineral exploration and exploitation activities in Greenland have principally been governed by the Greenland Parliament Act on Mineral Activities (the “Mining Act”). The Mining Act establishes the framework for the granting and administration of mineral licenses and regulates matters including exploration, exploitation, safety, environmental protection and social sustainability.
Commercial mineral licenses include prospecting licenses, exploration licenses, special exploration licenses and exploitation licenses. Exploration licenses grant exclusive exploration rights over defined areas, are generally granted for an initial five-year period and may be renewed up to a total period of twenty-two years.
Exploration and prospecting licenses are also subject to applicable license terms, including the Government of Greenland’s Application Procedures and Standard Terms for Mineral Exploration and Prospecting Licenses and subsequent addenda, as well as the specific terms of each license.
Greenland prohibits the prospecting, exploration and exploitation of uranium as a target mineral. Exploration and exploitation of other mineral resources is also restricted where the average uranium content of the total mineral resource is 100 ppm by weight or greater.
Accessibility, Climate, Local Resources, Infrastructure And Physiography.
The Disko-Nuussuaq Project is on the central west coast of Greenland, within the administrative regions of Qeqertalik and Avannaata. It comprises ten areas held under six mineral exploration licenses, (MEL 2018-16; MEL 2012-29; MEL 2020-10; MEL 2024-30; MEL 2017-01, MEL 2019-116) on both Disko Island and the Nuussuaq Peninsula.
Regional Access
International access to West Greenland is typically via scheduled commercial flights to Nuuk or Ilulissat. From these hubs, fixed-wing domestic flights connect to Qaarsut (70 km northeast) or Aasiaat (170 km south) airports, depending on service schedule.
Access by boat via the Vaigat Strait is permissible for nine months of the year and requires an ice-strengthened vessel. There is a ferry to Disko Island which operates during summer requiring advance booking, and Air Greenland operates commercial helicopter flights between Ilulissat/Aasiaat and Qeqertarsuaq on the south side of the island.

Local Access
Local access to the license areas is by Air Greenland helicopter from various heliports in the vicinity including Qaarsut, Uummannaq (75 km northeast), Sarqaq (70 km east), Qeqertarsuaq (100 km south) and Ilulissat (120 km southeast). There are no roads to or within the project area.
Inside the license areas, movement is constrained due to the absence of developed tracks/roads and by severe topography.
Climate
The Project lies in an Arctic maritime climate typical of west Greenland. An ice cap climate is present in the center of Disko Island. Winters are long and cold, with mean monthly temperatures well below 0 °C and minimum temperatures commonly falling below -20 °C. Summers are short and cool; average temperatures in July can reach over 5°C. Climate data are available for the regional hub Ilulissat.
Precipitation occurs throughout the year, mostly falling as snow from late autumn through to spring, while rain and mixed precipitation are more common during the summer months. Fog, low cloud and blowing snow are frequent, and these conditions can significantly affect both aviation and marine operations. The area is sea ice free for 9 months of the year, with sea ice being more common in late winter and early spring, which may restrict marine access.
Daylight conditions are highly seasonal, ranging from very short days in mid-winter to continuous daylight in mid-summer, and this must be taken into account in planning and scheduling exploration activities.
Local Resources and Infrastructure
There is little infrastructure available to the project and all materials need to be transported in. The abandoned town of Qullissat on the northeast coast of Disko Island is the site of 80 Mile’s exploration camp during field campaigns, and remote field work is often either helicopter-based or uses short-term fly camps.
Settlements and Workforce
The nearest population and service centers are coastal towns and settlements along the west coast of Greenland, particularly Qeqertarsuaq (on Disko Island itself; pop. 800), Ilulissat (pop. 5,150), and Uummannaq (pop. 1,380), which can provide local labor, boat services and limited supplies. There are no permanent settlements within any of the license areas. The history of coal mining in the area has left several previous settlements, particularly at Qullissat, on the island.
Goods and provisions can be sourced from the main towns Ilulissat, Aasiaat, and Uummannaq. Technical supplies require import via air or sea, and container vessels can dock these towns. These towns include shops, guesthouses, and small hospitals/health clinics.
Power and Water
There is no grid power in the area. Exploration at this stage requires off-grid power sources, likely diesel generators.
Water for the area and drilling would likely be obtained from local stream sources, snow melt and ice cap runoff within the license areas, subject to appropriate treatment and permitting.
Physiography
The physiography of Disko Island and the Nuussuaq Peninsula comprises basalt plateaus incised by U-shaped glacial valleys, fjords and narrow coastal plains. Peaks rise to over 1,500 m and remain covered by snow, ice and glaciers throughout the year.

There has been no systematic mapping of the permafrost or permafrost-related terrain features in this part of West Greenland, although Disko Island has been placed in a zone of continuous permafrost as supported by the open system pingos and numerous rock glaciers.
Exploration History
Modern mineral exploration at Disko-Nuussuaq began in the 1980s, building on more than a century of geological investigation in the region. Successive exploration programs have progressively developed the geological model and generated an extensive geological, geochemical and geophysical dataset.
Cominco conducted regional exploration between 1985 and 1990 and recognized the geological similarities between Disko-Nuussuaq and the Norilsk-Talnakh nickel-copper sulfide district. Falconbridge and Platinova subsequently undertook extensive exploration between 1991 and 1998, focused on volcanic stratigraphy and exposed intrusive systems. This work included detailed geophysical surveys and 17 shallow drill holes. While the program significantly advanced understanding of the geology, a number of drill holes encountered technical difficulties and the deeper exploration model remained largely untested.
Exploration by Vismand between 2003 and 2007 focused increasingly on deeper targets associated with major fault and volcanic feeder systems. Titan24 geophysical surveys were used to define targets and three holes were subsequently drilled; however, technical drilling difficulties prevented the intended target depths from being reached. Avannaa Resources, with funding from Cairn Energy, continued exploration between 2012 and 2015, undertaking ZTEM and vibroseismic surveys and reprocessing earlier geophysical datasets to further refine the geological and targeting model.
Since acquiring the Project, 80 Mile has undertaken a systematic reassessment and reprocessing of the historical dataset together with new geological mapping, geochemical sampling and geophysical surveys. This work was substantially expanded during the 2022 exploration program, which included airborne gravity, electromagnetic and magnetic surveys together with geological mapping and extensive surface geochemical sampling. The combined historical and modern datasets have resulted in the identification and refinement of multiple exploration targets across Disko Island and the Nuussuaq Peninsula.
USFM believes that historical exploration on Disko Island and the Nuussuaq Peninsula has been of value in increasing the geological understanding of this area and generated targets that are worth further investigation. Although none of the work identified direct evidence of magmatic nickel sulphide mineralization, USFM believes this is not a reflection of the area’s prospectivity; many targets were not tested properly due to a high rate of drillhole abandonment related to difficult ground conditions, loss of equipment in the holes, and the presence of over-pressured gas-cut water impacting the circulating drill fluids. Approximately 60% of all drillholes were either abandoned or terminated before the target depth.
In 2026, USFM funded a diamond drilling program to test priority geological and geophysical targets across the Project. Data generated from the program are being incorporated into the broader Project dataset to further refine the geological model and guide future exploration.
Disko Share Purchase Agreement
On May 8, 2026, USFM executed a definitive share purchase agreement (the “Disko SPA”) with 80 Mile PLC and Disko Exploration Limited (a wholly-owned subsidiary of 80 Mile). Under the Disko SPA, USFM will acquire 51% of the issued share capital of Nikkeli Project Company Ltd (a Cayman Islands entity that indirectly holds six mineral exploration licenses in the Disko Nuussuaq Basin of Greenland through a Greenland subsidiary) in exchange for:
•
A funding commitment of $30,000,000 over a three-year period ($7,500,000 in Year 1, $12,500,000 in Year 2, and $10,000,000 in Year 3) toward the exploration and development of the licenses, which cover approximately 3,015 square kilometers;

•
A cash payment of $500,000 to 80 Mile ($250,000 within ten business days of execution and $250,000 within two months); and

•
A 10% management fee payable to 80 Mile as operator of the project, which is applied as a deduction from the funding commitment.

The Disko SPA is subject to certain conditions precedent, including government consents from the Government of Greenland. 80 Mile is appointed as technical and operational manager of the Project during the three-year funding commitment period. USFM’s chair will hold a casting vote on the boards of both Nikkeli Project Company and Nikkeli Greenland A/S. Additionally, 80 Mile has the right to appoint two directors to the USFM board until USFM becomes a public company, with such 80 Mile-appointed directors required for quorum. The long stop date for closing is four months from execution of the Disko SPA. If USFM defaults on its funding commitment and the default is not cured within twenty business days, it must transfer an 11% interest in Nikkeli Project Company back to Disko Exploration Limited, reducing USFM’s interest from 51% to 40%. USFM’s interest cannot fall below 40% under any circumstances.
Vessel Charter Contract
On March 18, 2026, USFM entered into a charter contract with KJ Greenland Construction A/S for the use of the vessel KJ Endeavour and a 600-tonne barge to provide maritime mobilization, transport, standby, and demobilization services in support of the Greenland field program. The charter period runs from June 19, 2026 through September 20, 2026, with a minimum of 7.5 chargeable days. The contract provides for a non-refundable deposit of DKK 430,000 payable on signing, with the balance payable within 14 days of a concluding invoice following completion of the charter. The contract is governed by Greenlandic law.
USFM may be subject to various legal proceedings and claims that arise in the ordinary course of business. As of June 30, 2026, there were no pending or threatened legal proceedings against USFM.
Technical Report Summary
On April 28, 2026, USFM engaged SRK Exploration Limited (“SRK EX”), a Cardiff, United Kingdom-based independent mineral exploration consultancy, to prepare a Technical Report Summary (“TRS”) for the Project. The TRS is to be prepared in accordance with SEC Regulation S-K 1300 for potential use in connection with a listing on a U.S. securities exchange. The mineral licenses covering the project are held by Nikkeli Greenland A/S which is a wholly owned subsidiary of 80 Mile PLC, which owns and operates the Project. USFM agreed to a target price of GBP 60,600 for the commission. The engagement was accepted by USFM on May 12, 2026 and the TRS was delivered to USFM on June 30, 2026.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF USFM
The following discussion and analysis should be read together with USFM’s audited financial statements for the period from October 27, 2025 (inception) through December 31, 2025, its unaudited interim financial statements for the three and six months ended June 30, 2026, and the related notes included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially because of the factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
USFM Corporation (“USFM,” “we,” “our” or “us”) is an exploration-stage mineral company incorporated in Colorado on October 27, 2025. We were formed to participate in the exploration and development of mineral concessions in the Disko-Nuussuaq region of Greenland, an area with copper, nickel, platinum group element and cobalt occurrences.
On May 8, 2026, we signed a share purchase agreement (the “Disko SPA”) with 80 Mile PLC (“80 Mile”) and its wholly owned subsidiary Disko Exploration Limited (“Disko Exploration”) to acquire 51% of Nikkeli Project Company Ltd (“Nikkeli Project Company”) in exchange for a commitment to fund $30,000,000 of project costs over three years and a $500,000 cash payment to 80 Mile. Nikkeli Project Company indirectly holds six mineral exploration licences covering approximately 3,015 square kilometres in the Disko-Nuussuaq Basin through a Greenland subsidiary. Closing is conditioned on consents from the Government of Greenland. Our application is under review, and we expect the Disko SPA to close by the end of 2026.
We have not generated revenue and do not expect to for the foreseeable future. No mineral reserves or resources have been established on the project. Our activities to date have consisted of raising capital, negotiating the Disko SPA, and funding the 2026 field program, which began during the three months ended June 30, 2026. Drilling commenced on July 1, 2026 with two diamond drill rigs from Forage Fusion Drilling. 80 Mile is the technical and operational manager of the project during the three-year funding commitment period.
SRK Exploration Limited (“SRK”) prepared a technical report summary on the project under Subpart 1300 of Regulation S-K, effective June 30, 2026. SRK classifies the project as an early-stage exploration property with no mineral resources or mineral reserves. Exploration in the district dates to the late 1800s; historical drilling was largely shallow and did not identify economic concentrations of nickel-copper-cobalt-PGE sulphide mineralization. SRK identified drill targets in five areas: Qullissat, Kuugannguaq North, Kuugannguaq Southeast, the Aaffarsuaq Valley and the Nuussuaq Peninsula.
Basis of Presentation
Because we were incorporated on October 27, 2025, there is no comparable prior-year period. This discussion covers the period from October 27, 2025 (inception) through December 31, 2025, a period of about two months with minimal activity, and the three and six months ended June 30, 2026. Most of our spending to date occurred in the three months ended June 30, 2026. The periods are not of equal length, and the inception period is not a meaningful basis for comparison.
Recent Developments
Disko Share Purchase Agreement
Under the Disko SPA we will acquire 51% of Nikkeli Project Company at closing, with Disko Exploration holding the remaining 49%. The consideration is:
•
a commitment to fund $30,000,000 of project costs over three years: $7,500,000 in Funding Year 1, $12,500,000 in Funding Year 2 and $10,000,000 in Funding Year 3. Funding Year 1 began November 1, 2025 and ends October 31, 2026;

•
a cash payment of $500,000 to 80 Mile, paid in two $250,000 installments, both paid as of June 30, 2026; and

•
a management fee to 80 Mile, as operator, equal to 10% of the costs it incurs on the project, which counts toward the funding commitment.

If we fail to pay any amount of the funding commitment, the unpaid amount accrues interest at 5% per year. If we do not cure the default within 20 business days after 80 Mile delivers a default notice, we must transfer an 11% interest in Nikkeli Project Company to Disko Exploration, reducing our interest to 40%. Our interest cannot fall below 40% under the agreement.
2026 Field Program
The 2026 exploration program at the Disko — Nuussuaq Project commenced during the three months ended June 30, 2026, with the mobilization of drilling equipment, personnel and associated supplies to Disko Island. Diamond drilling commenced on July 1, 2026, utilizing two drill rigs, with exploration activities conducted across the Qullissat, Aaffarsuaq Valley, Kuugannguaq, Igdlukunguaq and western Nuussuaq target areas on Disko Island and the Nuussuaq Peninsula.
The 2026 drilling program has concluded, with a total of ten diamond drill holes completed, totaling 3,926 meters. Demobilization activities have been substantially completed, with the exception of the two Forage Fusion drill rigs, which will remain on site in preparation for the planned 2027 drilling program. Core samples collected during the program are currently in transit to ALS laboratories, with delivery anticipated within approximately two weeks of the filing date. Analytical results are expected within four to six weeks following receipt of the samples by the laboratory.
The drilling program was undertaken with technical support from SRK. Follow-up drilling is planned for the 2027 field season, with the scope and selection of targets to be informed by the analytical results and geological interpretation of the 2026 drilling program. The 2027 exploration program and associated budget remain subject to further technical evaluation and the funding arrangements established under the Disko SPA.
Equity Financings
During the six months ended June 30, 2026, we issued 183,252 shares of common stock for $8,265,113, of which $8,265,080 was received in cash by June 30, 2026 and $33 was a subscription receivable.
Period	Shares issued	Consideration
Three months ended March 31, 2026	130,000	$1,050,080
Three months ended June 30, 2026	53,252	7,215,033
Six months ended June 30, 2026	183,252	$8,265,113
Issuances in the three months ended March 31, 2026 consisted principally of a $1,000,000 round closed March 19, 2026. The second-quarter issuances consisted principally of a round of $7,215,000 that closed in tranches between May 12 and June 5, 2026. Our director received 50,000 shares in 2025.
FG Nexus Promissory Note
On May 1, 2026 we issued a $300,000 promissory note to FG Nexus Inc. (“FG Nexus”), which together with an affiliate held approximately 6.2% of our common stock at June 30, 2026. The note bears simple interest at 15% per year. The full balance becomes due at the earlier of the closing of our next priced equity financing or November 1, 2026. The minimum cash repayment is $330,000. At the next priced equity financing we must also issue FG Nexus shares with a value of $300,000 at that round’s price, in addition to the cash repayment. We recorded interest expense of $7,521 on the note through June 30, 2026.
Warrants Issued to FG Merchant Partners, LP
On July 7, 2026, we issued to FG Merchant Partners, LP, for $23.15, warrants to purchase 11,576 shares of common stock at $128.62 per share. The warrants become exercisable 30 days after we complete a business combination, subject to an effective registration statement for the underlying shares, and expire ten years after the business combination. Full exercise would provide gross proceeds of approximately $1,488,905.
Proposed Business Combination with Twin Vee PowerCats Co.
On July 12, 2026, we entered into a merger agreement with Twin Vee PowerCats Co. (“Twin Vee”). On October 7, 2026, the parties entered into an amended and restated merger agreement (the “Merger Agreement”). Under the Merger Agreement, Twin Vee Holdco Inc. (“Pubco”) will own USFM and Twin Vee as separate wholly owned subsidiaries. Pre-closing USFM stockholders will own 93% of Pubco and pre-closing Twin Vee stockholders will own 7%. Before closing, Twin Vee will transfer its marine business to a contingent value rights trust for its pre-closing stockholders. Under the Merger Agreement, we must use reasonable best efforts to complete a private placement of up to $5,000,000 (the “PIPE”). In the PIPE, we will issue up to 20,833 shares of our common stock at $240 per share, plus two warrants for each share purchased, each exercisable for one share at $280 per share. The PIPE is to be funded in installments, and we expect to close the PIPE before the registration statement of which this joint proxy statement/prospectus forms a part becomes effective.
The parties expect the Business Combination to close in the fourth quarter of 2026 or the first quarter of 2027, subject to stockholder approval, effectiveness of the registration statement, listing approval and other conditions.
The Merger Agreement contains certain termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, USFM may be required to pay Twin Vee a termination fee of $500,000 and Twin Vee may be required to pay USFM a termination fee of $800,000. Specifically, if the Merger Agreement is terminated (a) in connection with a failure of USFM to obtain its stockholders’ approval of the business combination or (b) subject to certain conditions, because the business combination has not been consummated before the “Agreement End Date” of December 31, 2026, then, in either case, USFM will pay the $500,000 termination fee to Twin Vee upon termination of the Merger Agreement. In addition, if Twin Vee terminates the Merger Agreement (x) to accept a Superior Proposal (as defined in the Merger Agreement) in compliance with the terms of the Merger Agreement, (y) after Twin Vee has (i) failed to publicly recommend against a tender or exchange offer relating to Twin Vee securities within ten business days after the offer is commenced, (ii) failed to publicly reaffirm its recommendation of the business combination within ten business days after any Acquisition Proposal (as defined in the Merger Agreement) is announced, or (iii) committed a willful or material breach of the exclusivity provisions of the Merger Agreement, or (z) following USFM’s determination that Twin Vee will likely fail to resolve the Reincorporation Matter (as defined in the Merger Agreement) (i) before December 31, 2026 or (ii) in a manner satisfactory to USFM in its sole discretion, then, in any such case, Twin Vee will pay the $800,000 termination fee to USFM upon termination of the Merger Agreement.
Results of Operations
Our net loss was $1,677,366 for the three months ended June 30, 2026, $1,955,609 for the six months ended June 30, 2026 and $111 for the period from inception through December 31, 2025. The 2026 loss reflects the start of the field program; the 2025 period had almost no activity.
	Three months ended June 30, 2026	Six months ended June 30, 2026	Period from inception through December 31, 2025
	(unaudited)	(unaudited)	(audited)
Revenue	$—	$—	$—
Exploration and project expenses	1,544,805	1,715,264	—
Consulting and management fees	95,500	194,184	—
Operating expenses	27,195	36,295	111
Loss from operations	1,667,500	1,945,743	111
Interest expense	7,521	7,521	—

	Three months ended June 30, 2026	Six months ended June 30, 2026	Period from inception through December 31, 2025
	(unaudited)	(unaudited)	(audited)
Other expense	2,345	2,345	—
Total other expense	9,866	9,866	—
Provision for income taxes	—	—	—
Net loss	$1,677,366	$1,955,609	$111

Revenue
We had no revenue in either period. We do not expect revenue until a mineral deposit is developed and placed into production. A successful mineral discovery may also provide an opportunity to realize significant value through the sale of our interest in the project.
Exploration and Project Expenses
Exploration and project expenses were $1,715,264 for the six months ended June 30, 2026, of which $1,544,805 was incurred in the three months ended June 30, 2026 as crews, camps and drilling equipment were mobilized to Greenland ahead of the July 1, 2026 drilling start. We had no exploration expenses in the 2025 period. We expense all exploration costs and work program costs as incurred, including drilling, logistics, camp infrastructure, geological services, mobilization and equipment. We do not own the camp or drilling equipment we fund; it is held at the project level, and if the acquisition does not close we do not retain it.
By category, exploration and project expenses consisted of:
	Three months ended June 30, 2026	Six months ended June 30, 2026
Transportation	$608,212	$617,639
Camp infrastructure and provisions	283,339	440,154
Drilling operations and contractors	293,847	293,847
Freight and shipping	203,768	203,768
Other general expenses	155,639	159,856
Total exploration and project expenses	$1,544,805	$1,715,264
Transportation consisted mainly of the first installment of aircraft and helicopter charter costs for the Qullissat camp ($525,015) and crew travel and accommodation. Camp costs covered containers, generators, kitchen equipment, water systems and food provisions for the field camps. Drilling costs were mainly the drilling contractor’s mobilization, equipment, training and flights. Freight covered shipping of containers and drilling equipment from Denmark to Greenland. Other general expenses included medical and safety services and supplies, geological consulting and mobilization fees, and field personnel costs.
At June 30, 2026 we also held $932,911 of prepaid expenses, consisting of a prepaid drilling contract ($589,740), fuel inventory ($264,245) and other prepaid expenses ($78,926). Under our policy, these amounts will be expensed as the related services are received and the fuel is used, so exploration expense in the second half of 2026 will include them.
Consulting and Management Fees
Consulting and management fees for the three months ended June 30, 2026 consisted of consulting fees of $50,500 and Chief Executive Officer fees of $45,000. For the six months ended June 30, 2026, they consisted of consulting fees of $134,184 and fees of $60,000 paid to our Chief Executive Officer under a contractor agreement at $15,000 per month beginning March 2026. The consulting fees were for technical advisory and fundraising advisory services. There were no such fees in the 2025 period.

Operating Expenses
Operating expenses were $36,295 for the six months ended June 30, 2026, compared with $111 for the 2025 period. The 2026 amount consisted mainly of accounting, audit and tax fees of $24,938 and investor relations costs of $9,690. Operating expenses were $27,195 for the three months ended June 30, 2026, consisting mainly of the $24,938 of accounting, audit and tax fees. Operating expenses of $111 for the 2025 period were filing fees.
Interest Expense
Interest expense of $7,521 for the three and six months ended June 30, 2026 was accrued on the $300,000 FG Nexus note from its May 1, 2026 issue date at 15% per year. It was unpaid at June 30, 2026. The note’s $330,000 minimum cash repayment exceeds principal plus interest accrued at June 30, 2026.
Income Taxes
We recorded no income tax benefit in either period. We have recorded a full valuation allowance against our deferred tax asset of $478,682 at June 30, 2026, which arises from net operating losses, because we have no history of taxable income.
Liquidity and Capital Resources
At June 30, 2026, we had cash of $5,346,131 and a working capital surplus of $5,809,510, compared with cash of $39 at December 31, 2025. Our existing cash is not sufficient to fund our obligations under the Disko SPA beyond Funding Year 1, and we will need to raise substantial additional capital.
Sources of Liquidity
Since inception we have funded operations through sales of common stock and one related-party loan. Through June 30, 2026 we received $8,265,230 in cash from common stock issuances ($150 in 2025 and $8,265,080 in 2026) and $300,000 from the FG Nexus note. We have no revenue and no credit facility. Our cash is held in business checking accounts at two U.S. banks; at June 30, 2026 balances exceeded federally insured limits by approximately $5,096,000.
Current liabilities at June 30, 2026 were $469,532, consisting of accounts payable of $162,011, the $300,000 FG Nexus note and $7,521 of accrued interest on it.
Cash Flows
	Six months ended June 30, 2026	Period from inception through December 31, 2025
Net cash used in operating activities	$(2,718,988)	$(111)
Net cash used in investing activities	(500,000)	—
Net cash provided by financing activities	8,565,080	150
Net increase in cash	$5,346,092	$39
Operating activities.   Net cash used in operating activities was $2,718,988 for the six months ended June 30, 2026. It reflects our net loss of $1,955,609 and $932,911 of cash paid for prepaid drilling costs, fuel and other prepaid items that will be expensed in later periods, partly offset by a $162,011 increase in accounts payable and $7,521 of unpaid interest. Cash used in the 2025 period was $111.
Investing activities.   Net cash used in investing activities of $500,000 for the six months ended June 30, 2026 was the cash payment to 80 Mile under the Disko SPA, which we carry as a deposit on investment. There was no investing activity in the 2025 period.
Financing activities.   Net cash provided by financing activities of $8,565,080 for the six months ended June 30, 2026 consisted of $8,265,080 from common stock issuances and $300,000 from the FG Nexus note. Financing activities in the 2025 period were the founder’s $150 share purchase.

Funding Requirements
Our principal cash requirements over the next 12 months are:
•
Disko SPA funding.   We must fund $7,500,000 of project costs by, October 31, 2026 (Funding Year 1), of which $4,862,755 remained unfunded at June 30, 2026. We must also fund $12,500,000 during the year beginning November 1, 2026 (Funding Year 2). We have raised $8,265,113 as of June 30, 2026, which covered all the spending under Fund Year 1 commitments.

•
Operator management fee.   10% of 80 Mile’s project costs, payable quarterly. We paid $264,881 in July 2026 and were invoiced a further $318,399 in September 2026.

•
FG Nexus note.   At least $330,000 in cash due by November 1, 2026, plus $300,000 of shares at our next priced equity financing.

•
Merger-related costs.   We estimate approximately $1.6 million of legal, accounting, filing, listing and printing costs, which we bear under the Merger Agreement.

•
Corporate costs.   Approximately $54,000 per month, including Chief Executive Officer fees of $15,000 per month.

Our funding obligations are governed by the Disko SPA. The approximately $10 million estimated cost of the 2026 exploration program does not alter these obligations. Any expenditure beyond the agreed funding commitments requires approval by the Nikkeli Project Company board. After closing, if we fail to meet a funding obligation and do not cure the failure within the notice periods in the agreement, our interest in Nikkeli Project Company would be reduced from 51% to 40%.
We expect to fund these requirements through private placements of equity and, once the proposed business combination with Twin Vee is consummated and USFM becomes part of a publicly listed company, public capital raises. Under the Merger Agreement, we have committed to use reasonable best efforts to raise up to $5,000,000 in the PIPE.
Commitments and Contractual Obligations
Our largest commitment is the $30,000,000 Disko SPA funding obligation; our other commitments are the operator management fee and the FG Nexus note. Although, as a smaller reporting company, we are not required to provide a contractual obligations table, we have summarized these obligations below.
Obligation	Amount	Timing
Disko SPA funding commitment, Funding Year 1	$7,500,000, of which $2,637,245 credited at June 30, 2026	By October 31, 2026
Disko SPA funding commitment, Funding Year 2	$12,500,000	November 1, 2026 to October 31, 2027
Disko SPA funding commitment, Funding Year 3	$10,000,000	November 1, 2027 to October 31, 2028
80 Mile operator management fee	10% of 80 Mile’s project costs	Quarterly
FG Nexus note	At least $330,000 cash, plus $300,000 of shares at next priced equity financing	No later than November 1, 2026
There were no pending or threatened legal proceedings against us as of June 30, 2026.
Critical Accounting Estimates
Our most significant judgments are whether closing under the Disko SPA is probable, whether the $500,000 deposit on investment is recoverable, and how we will account for Nikkeli Project Company after closing. Our significant accounting policies are described in Note 2 to the financial statements.

Deposit on Investment
We capitalize only cash paid directly to 80 Mile toward the 51% interest. At June 30, 2026 this was $500,000. Work program funding is expensed as incurred, even though it counts toward our funding commitment. On closing, the deposit will become part of our initial cost basis in the acquired interest under ASC 805-50.
We review the deposit for recoverability when events suggest it may not be recoverable, including a change in our assessment that closing is probable. Recoverability depends on the 51% interest having a value at closing at least equal to the deposit, not on the project reaching production. If we conclude closing is no longer probable, or the interest is worth less than the deposit, we would write it down and record a loss. Closing depends on consents from the Government of Greenland, which remain under review, and on our continuing to meet the funding commitment.
Following closing, we must determine whether to consolidate Nikkeli Project Company as a majority-owned subsidiary or as a variable interest entity of which we are the primary beneficiary. Central to that assessment are our 51% interest, which under the Disko SPA cannot fall below 40% and may change after the funding period based on each party’s contributions, and the casting vote that the chairman we appoint will hold on the Nikkeli boards after closing. Under either model, Disko Exploration’s interest would be presented as a noncontrolling interest.
Exploration and Project Costs
We expense exploration costs as incurred, including geological work, drilling, sampling, logistics, camp costs and general and administrative costs, and capitalize only the cost of acquiring mineral property rights. We will begin capitalizing development costs only if technical feasibility and commercial viability are demonstrated. Because we expense work program funding, our reported losses will rise with field activity and our balance sheet will not reflect the $2,637,245 we had funded toward Funding Year 1 at June 30, 2026, other than prepaid amounts not yet consumed.
Under the Disko SPA we are responsible, at our sole cost, for environmental liabilities on the licences during the funding commitment period. We had not recorded any liability for site restoration or rehabilitation at June 30, 2026. Management has concluded that no such liability existed at that date.
Income Taxes
We have recorded a full valuation allowance against our deferred tax assets because, given our exploration stage and history of losses, it is more likely than not that they will not be realized.
Off-Balance Sheet Arrangements
We had no off-balance sheet arrangements as of June 30, 2026 or December 31, 2025.
Foreign Currency
Our functional and reporting currency is the U.S. dollar, but a substantial portion of our vendor obligations are in Danish kroner, Canadian dollars and British pounds. Exchange rate changes affect the U.S. dollar cost of our field program. We do not hedge currency exposure.
Quantitative and Qualitative Disclosures About Market Risk
As a smaller reporting company we are not required to provide this information.
Recent Accounting Pronouncements
We do not expect recently issued accounting pronouncements to have a material effect on our financial statements.

MANAGEMENT OF USFM
The following table provides information regarding our executive officers and members of the USFM board of directors:
Name	Age	Position(s)
Robert Price	65	Chief Executive Officer and Sole Director
Sajjad Baqar	40	Chief Financial Officer

Executive Officers
Robert Price
Robert B. Price, our Chief Executive Officer and sole director, is a seasoned energy executive and entrepreneur with more than three decades of experience developing exploration and production ventures, manufacturing operations, and strategic acquisitions. He has led multiple companies across the energy, real estate, and industrial sectors. Since 1991, Mr. Price has also been the founder and president of Brooks Energy Company, an oil and natural gas exploration and production company in the mid-Continent and Rocky Mountain regions in the U.S. Mr. Price was previously a founding member and majority owner of Escalante H2 Power, a hydrogen electrical generation business in New Mexico, which sold to Tallgrass Energy. From 2022 to 2025, Mr. Price served as managing partner of LN Energy, which owns a proven 68 BCF natural gas field in Italy. From 2021 to 2023, Mr. Price served as Chief Executive Officer of Total Helium (now Altura Energy Corp), a company engaged in helium exploration, production, and storage, serving as a domestic supplier of helium which was funded in part by The Linde Group. From 2015 to 2020, Mr. Price served as Chief Executive Officer of Highlands Natural Resources, which focused on developing horizontal oil and gas wells in the DJ Basin of Colorado through a development agreement with ConocoPhillips and funding from private equity groups including Siguler Guff and Halliburton. Highlands Natural Resources subsequently sold to the True Companies in Casper, Wyoming. From 2007 to 2013, Mr. Price served as founder and chairman of Zeledyne, which acquired and operated Ford Motor Company’s glass division. From 2005 to 2008, Mr. Price also served as the owner and manager of S&R Compression, a natural gas compressor manufacturing and rental business. From 1989 to 2001, Mr. Price served as Vice President, Trust Officer, and Oil & Gas Trust Energy Department Manager at First National Bank & Trust Company in Tulsa (now JPMorgan Chase). In addition to his corporate roles, Mr. Price has served in public service and regulatory capacities. He has served on the U.S. Department of Interior’s Royalty Policy Committee (formerly Mineral Management Service) and on the Tulsa Technology Center governing board. He also served as a Commissioner of the State of Colorado Economic Development Commission. Mr. Price holds a B.A. from the University of Colorado at Denver and a J.D. from the University of Tulsa.
Hassan Sajjad Baqar
Hassan Sajjad Baqar has served as Chief Financial Officer of USFM since May 2026. Since February 2026, Mr. Baqar has served as Chief Financial Officer of B-Scada Inc (OTC: SCDA). Since January 2021, Mr. Baqar has served as senior analyst in the merchant banking division at FG Nexus Inc. (NASDAQ: FGNX) (formerly known as Fundamental Global Inc., FG Financial Group, Inc. and as 1347 Property Insurance Holdings, Inc.), which operates as an Ethereum Treasury Company and previously as a reinsurance and asset management company. Since February 2026, Mr. Baqar serves as Chief Financial Officer of Innovative Digital Investors Acquisition Corp., a special purpose acquisition company in process of completing its IPO. Previously, from September 2013 until December 2020, Mr. Baqar served as a senior analyst at Kingsway Financial Services Inc. ( NYSE: KFS). From September 2009 until September 2013, Mr. Baqar served as a fund analyst at Citco Fund Services. Mr. Baqar earned a bachelor’s degree in economics and business administration from Monmouth College in 2008.

Directors
Robert Price is the sole director of USFM. He is also the Chief Executive Officer. There are no committees of the board of directors of USFM. Mr. Price is not compensated as a director of USFM. On March 1, 2026, USFM entered into a contractor agreement (“Contractor Agreement”) with Robert Price to provide chief executive officer services. USFM pays $180,000 per year to Robert Price for such services.

INFORMATION ABOUT TWIN VEE
General
Twin Vee PowerCats Co. (“Twin Vee,” “we,” “us” or the “Company”) designs, manufactures and markets recreational and commercial powerboats. We are incorporated in Delaware and headquartered in Fort Pierce, Florida. Our common stock is listed for trading on Nasdaq under the ticker symbol “VEEE”.
Twin Vee products are marketed under two brands: Twin Vee and Bahama Boat Works. We currently have over a dozen gas-powered models in production, ranging in size from our 22-foot single engine BayCat center console to our flagship 40-foot offshore 400 GFX2.
Revenue from the sale of our boats accounted for 100% of our net revenue for the years ended December 31, 2024 and 2023.
During the 2023 and 2024 fiscal years, we focused our efforts on our gas-powered boat business following the November 2024 merger of Forza X1, Inc. (“Forza”) into Twin Vee, as more fully described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated herein by reference, under “Certain Relationships and Related Party Transactions — Twin Vee — Merger with Forza.” We are no longer developing electric-powered boats.
During the year ended December 31, 2024, three individual dealers represented approximately 40% of our consolidated revenues on a combined basis, and each of those three dealers individually accounted for more than 10% of our consolidated revenues.
Wizz Banger
We are developing Wizz Banger, a technology-enabled marine retail and valuation platform intended to modernize and streamline the process of buying, selling, trading, and financing recreational boats. This initiative represents the evolution of our prior Pro Direct platform concept and consists of two primary components: (i) the Wizz Banger Value App, which utilizes artificial intelligence (“AI”) and multi-source data inputs to generate independent, condition-specific valuation assessments of new and used boats, and (ii) Wizz Banger Boats, a related physical retail location intended to be established at our Fort Pierce, Florida headquarters.
The Wizz Banger Value App is designed to incorporate:
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Current listings across national and regional marketplaces;

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AI-based visual assessments, including of hull surfaces, gelcoat oxidation, cushions and upholstery, hardtops and T-tops, trailer condition, and visible aftermarket components such as radar, sonar, GPS, cameras, power poles, and battery systems; and

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Comparative equipment and configuration adjustments based on historical market behavior.

The AI component utilizes image-recognition models to evaluate visual condition factors with greater consistency than traditional manual inspections. While the system does not measure engine hours or identify internal mechanical issues, it is designed to significantly narrow valuation ranges by eliminating subjective variability and inconsistent dealer or third-party assessments. By standardizing the valuation input process, the Wizz Banger Value App seeks to provide lenders, insurers, dealers, and customers with a more reliable, condition-specific, and data-supported valuation reference point.
As part of the Wizz Banger initiative, we plan to launch Wizz Banger Boats, a physical retail location situated directly on our U.S. Highway 1 frontage at our Fort Pierce, Florida headquarters. This site is expected to function as the initial operational deployment location for the Wizz Banger Value App, where we will integrate the valuation system into live retail, trade-in, and resale activities.
Our Strategy
We intend to capitalize on the thriving broader marine industry through the following strategies:
Develop New and Innovative Products in Our Core Market. As an innovator, designer, manufacturer, and marketer of catamaran powerboats, we strive to design new and inventive products that appeal to a broad customer base. We currently have over a dozen gas-powered models in production ranging in size from our 22-foot single engine BayCat center console to our flagship 40-foot offshore 400 GFX2.
Increase the Power Boat Category Segment. Our near-term product development strategy is to develop a new product line to reach underserved segments of the catamaran and monohull powerboat category that are distinct from our traditional customer base.
Capture Additional Market Share from Adjacent Boating Categories. Another strategy for growing our market share is to introduce new products with increased versatility, functionality, and performance that can appeal to a more expansive customer base.
Effectively Manage Dealer Inventory and Further Strengthen Our Dealer Network. We currently have a network of 17 independent boat dealer locations across North America, Hawaii, and Australia.
Design and Introduce a First of a Kind in the Marine Market Pro-Direct Platform. We hope to revolutionize the marine industry with Wizz Banger, a technology-enabled marine retail and valuation platform intended to modernize and streamline the process of buying, selling, trading, and financing recreational boats.
Increase Our Sales in International Markets. We believe we have a brand that will have natural growth in international markets, including Australia, Europe, Israel, Dubai and Brazil.
Our Strengths and Competitive Advantages
We believe that the following are the key investment attributes of our company:
Recognized Brands.   We believe the Twin Vee and Bahama Boat Works brands are well-known among boating enthusiasts for performance, quality, and value.
Diverse Product Offering.   We currently have over a dozen models in production that range from our 22-foot single engine BayCat to our flagship 40-foot offshore 400GFX, offered at retail prices that start at approximately $90,000 and go up to $900,000.
Focus on Innovative Product Offerings.   We are currently designing numerous new boat models to meet market demand and grow our business, with a current focus on bringing a full line of monohull boats to market under the Bahama Boat Works brand.
Price Point.   Twin Vee has made investments in infrastructure and engineering that have resulted in lower material waste, reduced labor hours per boat, reduced re-work, and increased production efficiencies, allowing us to offer favorable pricing while increasing margins.
Our Markets
According to SSI data (Statistical Surveys Incorporated), 179,168 new watercraft were sold in the U.S. in 2024, a decline of 9.59% across the entire industry compared to 2023. Our core market corresponds most directly with the saltwater outboard market defined by SSI and is further categorized by the power catamaran segment. The saltwater outboard market experienced a decline of 9.26% in 2024 compared to 2023, with a total of 18,684 new units sold in the United States during 2024.
Our Dealer Network
We primarily sell our gas-powered boats through a network of 17 independent boat dealer locations across North America, Hawaii, and Australia. For the year ended December 31, 2024, our top three dealers on a consolidated basis accounted for approximately 40% of our consolidated revenues, with each dealer individually accounting for more than 10% of our consolidated revenues. For the year ended December 31, 2023, our top five dealers on a consolidated basis accounted for approximately 35% of our consolidated revenues, with one individual dealer representing 10% of our total sales.
We do not have written agreements with our dealers generally. Beginning in early 2025, as a condition to participate in various programs, we are requiring new dealers to sign a dealer agreement, provide a non-binding Annual Purchase Target, register new boat owners’ warranty information and meet various other requirements.

Floor Plan Financing
Our North American dealers often purchase boats through floor plan financing programs with third-party floor plan financing providers. As is typical in our industry, we have entered into repurchase agreements with certain floor plan financing providers to our dealers, under which we are obligated to repurchase a repossessed boat from the lender in certain circumstances, subject to reduction or limitation based on the age and condition of the boat and, in certain cases, an aggregate cap on repurchase obligations. To date, we have not been required to repurchase any boats under repurchase agreements.
Competition
The powerboat industry, including the performance sport boat category, is highly competitive for consumers and dealers. We compete with several large manufacturers that may have greater financial, marketing and other resources than we do, as well as with a wide variety of small, independent manufacturers. Competition in our industry is based primarily on brand name, price and product performance. We also face competition for employees with experience designing, manufacturing and servicing boats.
Raw Materials, Principal Suppliers, and Customers
We purchase a number of our product parts and components from third-party suppliers, including fiberglass, hydrocarbon feedstocks and steel, as well as engines and electronic controls. The most significant component used in manufacturing a gas-powered boat, based on cost, is the engine. We maintain a strong and long-standing relationship with our main supplier of engines, Suzuki Motor of America, Inc. We do not maintain long-term contracts with preferred suppliers and have not experienced any material shortages in product parts or components.
A few customers have in the past, and may in the future, account for a significant portion of our revenues. For the year ended December 31, 2024, three dealers represented 40% of our sales, while for the year ended December 31, 2023, five dealers represented 35% of our sales.
Intellectual Property
We have not protected our intellectual property rights for our gas-powered motor products through patents or formal copyright registration. Instead, we rely on trade secrets, know-how, technology and confidentiality agreements to protect our proprietary technology and processes. Although we do have patents to protect our intellectual property rights for electric-powered motor products, we are no longer developing electric-powered boats.
Insurance and Product Warranties
We carry various insurance policies, including policies to cover general products liability, directors and officers, workers’ compensation and other casualty and property risks. We provide limited product warranties, generally covering periods of ten years for the hull, with motors covered under warranty by their manufacturer. In addition, we provide a three-year limited fiberglass small parts warranty on some parts and components, and gelcoat is covered for up to one year.
Environmental, Safety and Regulatory Matters
Certain materials used in our manufacturing, including resins, are classified by federal and state governments as “hazardous materials” and are regulated by the Environmental Protection Agency and state pollution control agencies, as well as under the Clean Air Act and OSHA standards. Powerboats sold in the United States must be manufactured to meet the standards of certification required by the United States Coast Guard, and boats manufactured for sale in the European Community must be certified to meet applicable European Community standards. We believe our facility and products comply in all material respects with applicable regulations.
Employees/Human Capital
We currently employ approximately 70 employees, all of whom are full-time employees. None of our employees are represented by a labor union.

Legal Proceedings
From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Except as disclosed below, we are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.
On March 10, 2025, shareholders Nabeel Youseph and Marisa Hardyal-Youseph (“Plaintiffs”), who are former holders of common stock of Forza, commenced an action in the Court of Chancery in the State of Delaware, captioned Youseph, et al. v. Visconti, et al., Case No. 2025-0262, by filing a putative class action complaint against Joseph Visconti, Kevin Schuyler, Neil Ross, Twin Vee PowerCats Co. and Twin Vee PowerCats, Inc. (collectively, “Defendants”), related to Forza’s merger with Twin Vee, seeking an unspecified award of damages, plus interest, costs, and attorneys’ fees. Plaintiffs’ complaint asserts claims (1) against Defendants for breach of fiduciary duty in their capacities as controlling shareholders of Forza, (2) against Messrs. Visconti, Schuyler, and Ross for breach of fiduciary duty in their capacities as directors of Forza, and (3) against Mr. Visconti for breach of fiduciary duty in his capacity as an officer of Forza. Defendants deny the allegations and intend to vigorously defend against the claims. As the matter is in its early stages, Twin Vee is unable to estimate or project the ultimate outcome of this matter. This matter is the “Delaware Matter” described in the Merger Agreement. Pursuant to the terms of the Merger Agreement, the liabilities associated with this matter will remain with Twin Vee following the Closing and will not be transferred to the CVR Trust or Assetco.
Corporate Information
Our principal executive office is located at 3101 S. US-1, Ft. Pierce, Florida 34982 and our telephone number is (772) 429-2525. We maintain our corporate website at www.twinvee.com. The reference to our website is an inactive textual reference only and none of the information on or accessible through our website is incorporated by reference herein.
We were incorporated in the State of Florida as Twin Vee Catamarans, Inc. on December 1, 2009 and reincorporated in Delaware on April 7, 2021 under the name Twin Vee PowerCats Co. Forza X1, Inc. was initially incorporated as Electra Power Sports, Inc. on October 15, 2021, and its name was subsequently changed to Forza X1, Inc. on October 29, 2021. On November 26, 2024, Forza was merged into Twin Vee PowerCats Co. and became a wholly-owned subsidiary of Twin Vee. In April 2026, Twin Vee purported to reincorporate from Delaware to Nevada, and the Company’s board of directors subsequently approved a 1-for-37 reverse stock split of Twin Vee’s Common Stock (the “Reverse Stock Split”), purportedly effective as of 12:01 a.m. Eastern Time on May 4, 2026, based on Nevada law standards that would not have required a stockholder vote. Twin Vee subsequently discovered that the Nevada reincorporation had not received the stockholder approval required under the DGCL and was therefore invalid, with the result that Twin Vee had remained a Delaware corporation at all relevant times and the Reverse Stock Split, which had been approved only by the Twin Vee board of directors in purported reliance on Nevada law, had not been validly authorized under the DGCL. Twin Vee filed corrective filings with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada to revoke the defective reincorporation filings and confirm that Twin Vee remained a Delaware corporation throughout. At a Special Meeting of Stockholders held on September 8, 2026, Twin Vee stockholders ratified and approved the Reverse Stock Split pursuant to Section 204 of the DGCL, together with a corresponding Certificate of Validation, with the result that the Reverse Stock Split is deemed to have been effective under Delaware law as of 12:01 a.m. Eastern Time on May 4, 2026. For more information, see “Risk Factors — Risks Relating to Twin Vee and the Business Combination” elsewhere in this joint proxy statement/prospectus.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We have elected to use the extended transition period for complying with new or revised accounting standards under the JOBS Act. We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Twin Vee is expected to cease to qualify as an emerging growth company as of December 31, 2026.

TWIN VEE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included in this Quarterly Report on Form 10-Q. The following discussion contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this Quarterly Report on Form 10-Q. This discussion should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and notes thereto. You should also review the disclosure under the heading “Risk Factors” in this Quarterly Report on Form 10-Q and under Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of important factors that could cause our actual results to differ materially from those anticipated in these forward-looking statements.
All share amounts and exercise or conversion prices in this Quarterly Report on Form 10-Q have been adjusted retrospectively for our 1-for-10 reverse stock split (the “2025 Reverse Stock Split”), which was effective on April 7, 2025 and our 1-for-37 reverse stock split (the “2026 Reverse Stock Split” and together with the 2025 Reverse Stock Split, the “Reverse Stock Split”), which was effective on May 4, 2026.
OVERVIEW
Twin Vee PowerCats Co. (“Twin Vee”, “we”, “us” or the “Company”) is a designer, manufacturer and marketer of recreational and commercial power boats. We believe our company, founded in 1996, has been an innovator in the recreational and commercial power catamaran industry. Our twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency and offering users a stable riding boat. Our home base operations in Fort Pierce, Florida is a 7.5-acre facility with several buildings totaling approximately 100,000 square feet, including a recently completed 30,000 square foot expansion which began in mid-2024. We currently employ approximately 80 people.
Our products are marketed under two brands: Twin Vee for our catamarans, or dual hull vessels, and Bahama Boats and Bimini for our “V”-hull boats. Consumers can use our boats for a wide range of recreational activities including fishing, diving and water skiing and commercial activities including transportation, eco tours, fishing and diving expeditions. We believe that the performance, quality and value of our boats position us to achieve our goal of increasing our market share and expanding the power-boat market. We currently primarily sell our boats through a network of 22 independent boat dealers across North America, the Caribbean and Central America who resell our boats to the end user Twin Vee customers. We continue efforts to recruit high quality boat dealers to join our network and seek to establish new dealers and distributors domestically and internationally to distribute our boats as we grow our production and introduce new models. Our boats are currently outfitted with gas-powered outboard combustion engines. During 2024, Forza X1, Inc. (“Forza”), our then minority owned electric boat subsidiary, determined to cease production of electric boats, and on November 26, 2024, Forza was merged into Twin Vee Merger Sub, Inc., our wholly-owned subsidiary, and became a wholly owned subsidiary.
Revenue from the sale of our boats accounted for nearly 100% of our net revenue in the second quarter of 2026 and 2025. Our boats are manufactured in Fort Pierce, Florida. We believe our company has been an innovator in the recreational and commercial power boat industry. We currently have 11 Twin Vee models in production ranging in size from 22-foot to 40-foot, and 6 monohull Bahama models in or nearing production ranging in size from 31-foot to 41-foot, and three Bimini monohull models ranging in size from 21-foot to 29-foot.
During the quarter ended June 30, 2026, four individual dealers each represented over 10% of our total sales and together represented 88% of total sales. During the quarter ended June 30, 2025, three individual dealers each represented over 10% of our total sales and together represented 70% of total sales.
Our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2026 were prepared under the assumption that we will continue as a going concern; however, we have incurred significant losses from operations to date and we expect our expenses to increase in connection with our ongoing activities. These factors raise substantial doubt about our ability to continue as a going concern for one year after the condensed consolidated financial statements included in this Quarterly Report are issued.
Recent Developments
Nasdaq Compliance
As previously disclosed, on April 2, 2026, the Company received written notice (the “Notification Letter”) from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it no longer satisfies the $1.00 bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days (collectively, the “Bid Price Rule”). Based on the closing bid price of the Company’s common stock for the thirty (30) consecutive business days from February 18, 2026 to March 31, 2026, the Company no longer satisfied the Bid Price Rule. While companies are typically afforded a 180-calendar day compliance period to comply with the Bid Price Rule, the Notification Letter stated that, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iv), the Company was not eligible for any compliance period specified in Nasdaq Listing Rule 5810(c)(3)(A) due to the fact that the Company effected a reverse stock split over the prior one-year period. The Company effected a 1-for-10 reverse stock split on April 7, 2025. The Notification Letter stated that the Company’s securities will be subject to delisting from Nasdaq unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”), which was timely requested and subsequently scheduled for May 7, 2026.
To that end, on April 30, 2026, the Company filed a Certificate of Change with the Nevada Secretary of State (the “Certificate of Change”) to amend its Nevada Articles of Incorporation to effect a 1-for-37 reverse stock split of the Company’s authorized shares of common stock, accompanied by a corresponding decrease in the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”), effective as of 12:01 a.m. Eastern Time on May 4, 2026, purportedly pursuant to Nevada Revised Statutes (“NRS”) 78.207. On June 17, 2026, the Panel found that Twin Vee is in compliance with the Listing Rules of The Nasdaq Stock Market.
In light of the Company’s defective reincorporation from Delaware to Nevada (see “Defective State of Nevada Reincorporation” below) the Company is in process of seeking stockholder approval for ratification of the Reverse Stock Split in the State of Delaware, which Reverse Stock Split is expected to remain effective as of 12:01 a.m. Eastern Time on May 4, 2026 following such ratification. The ratification of the defective corporate acts is being pursued pursuant to Section 204 of the Delaware General Corporation Law and will not be effective unless and until the Company’s stockholders approve such ratification. See “Defective Reverse Stock Split” below and “PART II. OTHER INFORMATION — ITEM 1A. RISK FACTORS — We are seeking stockholder approval to ratify certain actions pursuant to Section 204 of the Delaware General Corporation Law and expect to file a Certificate of Validation with the Secretary of State of the State of Delaware in the event stockholders provide such approval” in Twin Vee’s Quarterly Report on Form 10-Q for the period ending June 30, 2026, which was filed with the SEC on August 6, 2026 and is incorporated herein by reference.
Defective State of Nevada Reincorporation
On April 10, 2026, the Company purported to complete its reincorporation from the State of Delaware to the State of Nevada. On August 4, 2026, after discovering that the reincorporation was not approved by a sufficient vote of shares of the Company’s common stock, the Company filed Certificates of Correction (a) in the State of Nevada to revoke the previously filed Nevada Articles of Conversion/Exchange/Merger and Nevada Articles of Incorporation and (b) in the State of Delaware to revoke the previously filed Delaware Certificate of Conversion. Separately, the Company is seeking stockholder approval to ratify the articles of incorporation amendment, which were filed with the State of Nevada on April 30, 2026 with an effective date of May 4, 2026, to effect the reverse stock split referred to elsewhere in this Quarterly Report. In light of the defective corporate acts referred to above, the Company did not effectively reincorporate to Nevada. See “PART II. OTHER INFORMATION — ITEM 1A. RISK FACTORS — We are seeking stockholder approval to ratify certain actions pursuant to Section 204 of the Delaware General Corporation Law and expect to file a Certificate of Validation with the Secretary of State of the State of Delaware in the event stockholders provide such approval” in Twin Vee’s Quarterly Report on Form 10-Q for the period ending June 30, 2026, which was filed with the SEC on August 6, 2026 and is incorporated herein by reference.
Executive Compensation
On April 21, 2026, the Compensation Committee of the Board of Directors (the “Committee”) of the Company approved an increase in the base salary of Preston Yarborough, the Company’s Vice President, to $250,000 per annum, and on April 22, 2026, the Company entered into an amendment (the “Yarborough Amendment”) to the employment agreement, effective as of July 23, 2021, by and between the Company and Preston Yarborough, reflecting such increase in base salary.
On May 17, 2026, the Company delivered a notice of non-renewal pursuant to the terms of the Employment Agreement, effective as of July 23, 2021, with Joseph Visconti. The non-renewal was not due to any disagreement between Mr. Visconti and the Company on any matter. Following July 23, 2026, Mr. Visconti will continue to serve as the Company’s Chief Executive Officer and President on an at-will basis.
Defective Reverse Stock Split
On April 30, 2026, the Company filed a Certificate of Change with the Nevada Secretary of State (the “Certificate of Change”) to amend its invalidly filed Nevada Articles of Incorporation to effect a 1-for-37 reverse stock split of the Company’s authorized shares of common stock, accompanied by a corresponding decrease in the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”), effective as of 12:01 a.m. Eastern Time on May 4, 2026, purportedly pursuant to Nevada Revised Statutes (“NRS”) 78.207. Because the Nevada reincorporation was not validly approved by the requisite vote of Company stockholders, as described more fully elsewhere in this Quarterly Report, the Company never legally became a Nevada corporation. The Company is in process of seeking stockholder approval of the ratification of the Reverse Stock Split and the Reverse Stock Split is expected to remain effective as of 12:01 a.m. Eastern Time on May 4, 2026 under applicable Delaware law. The ratification of the defective corporate act is being pursued pursuant to Section 204 of the Delaware General Corporation Law and will not be effective unless and until the Company’s stockholders approve such ratification. See “PART II. OTHER INFORMATION — ITEM 1A. RISK FACTORS — We are seeking stockholder approval to ratify certain actions pursuant to Section 204 of the Delaware General Corporation Law and expect to file a Certificate of Validation with the Secretary of State of the State of Delaware in the event stockholders provide such approval” in Twin Vee’s Quarterly Report on Form 10-Q for the period ending June 30, 2026, which was filed with the SEC on August 6, 2026 and is incorporated herein by reference.
On April 10, 2026, the board of directors of the Company approved the Reverse Stock Split by unanimous written consent. Since the Reverse Stock Split was purportedly effectuated pursuant to NRS 78.207 by a proportionate decrease in both the authorized and issued and outstanding shares of the entire class, no stockholder approval of the Reverse Stock Split was required under the NRS. After the effective time of the Reverse Stock Split, the Company’s common stock began trading under the existing trading symbol “VEEE” on the Nasdaq Capital Market on a reverse split-adjusted basis when the market opened on May 4, 2026. At the effective time of the Reverse Stock Split, every 37 shares of common stock issued and outstanding automatically converted into one issued and outstanding share of common stock and the total number of shares of common stock authorized for issuance under the Articles of Incorporation was reduced by a corresponding proportion from approximately 19.6 million shares to approximately 0.5 million shares.
In addition, as a result of the Reverse Stock Split, proportionate adjustments were made to the number of shares of common stock underlying the Company’s outstanding equity awards and warrants. The total number of shares of the Company’s preferred stock authorized for issuance under the Articles of Incorporation remained at 10,000,000.
Results of Operations
Comparison of the Three Months Ended June 30, 2026 and 2025.

The following table provides certain selected financial information for the periods presented:
	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Net sales	$3,128,374	$4,755,618	$(1,627,244)	(34)%
Cost of products sold (excluding depreciation & amortization)	$3,311,042	$4,101,565	$(790,523)	(19)%
Gross (loss) profit	$(182,668)	$654,053	$(836,721)	(128)%
Operating expenses	$2,838,869	$2,329,859	$509,010	22%
Loss from operations	$(3,021,537)	$(1,675,806)	$(1,345,731)	80%
Other income	$123,525	$21,735	$101,790	468%
Net loss	$(2,898,012)	$(1,654,071)	$(1,243,941)	75%
Basic and dilutive loss per share of common stock	$(5.07)	$(32.22)	$27.14	(84)%
Weighted average number of shares of common stock outstanding	571,161	51,339
Net Sales and Cost of Sales
Our net sales decreased by $1,627,244, or 34%, to $3,128,374 for the three months ended June 30, 2026, from $4,755,618 for the three months ended June 30, 2025. This decrease was due primarily to market conditions of elevated interest rates and higher gas prices impacting consumer behavior and demand. During the second quarter of 2026, we sold 15 boats at an average selling price of approximately $209,000 per unit, compared to 31 units in the second quarter of 2025 with an average selling price of approximately $153,000. The increase in the average sales price is primarily due to a change in the product mix of boats sold, specifically, in the second quarter of 2025, 18 boats of 24 feet or less were sold versus in the second quarter of 2026 8 boats of 24 feet or less were sold.
Gross profit
Gross profit declined by $836,721, or 128%, to a negative $182,668 for the three months ended June 30, 2026, from $654,053 for the three months ended June 30, 2025. Gross (loss) profit as a percentage of sales for the three months ended June 30, 2026 was -5.8% compared to 13.8% in the second quarter of 2025. The decline in gross profit of 19.6 percentage points, is primarily due to an increase in labor related to the completion and re-launch of the new Bahama Boat line of boats at the Palm Beach International Boat Show and the unfavorable leverage effect of lower boat sales on fixed overhead costs.
During the second quarter of 2026, the Company recorded a non-cash impairment charge of approximately $701,223 related to capitalized software development costs. The software platform was developed and commercialized during 2025 with the expectation of generating future revenues through licensing, subscription arrangements, customer access fees, and other commercialization opportunities. Following commercialization, management actively pursued customer adoption, strategic partnerships, and other monetization initiatives. After evaluating market demand, expected future investment requirements, strategic priorities, and the absence of supportable future revenue opportunities, management determined during the second quarter of 2026 to discontinue commercialization efforts and abandon the software as a revenue-generating initiative. As a result, the Company concluded that the carrying value of the software was no longer recoverable and recorded a full impairment charge of approximately $701,223, representing the remaining net book value of the asset.
Operating Expenses
During the three months ended June 30, 2026 and 2025, total operating expenses were $2,838,869 and $2,329,859, respectively, an increase of $509,010, or 22%. Second quarter of 2026 includes an impairment charge related to capitalized software of $701,223. Before the impact of this charge, operating expenses would be down $192,213 or 8.2% Selling, general, and administrative expenses decreased by approximately 1%, or $5,167, to $600,106 for the three months ended June 30, 2026, compared to $605,273 for the three months ended June 30, 2025.

Salaries and wage related expenses decreased 22%, or $232,125, to $822,978 for the three months ended June 30, 2026, compared to $1,055,103 for the three months ended June 30, 2025. The decrease in salaries and wages is across the board, including salaries, director expenses, and benefits due to ongoing resource management, in addition, the retirement of our prior CFO resulted in a reduction in salaries, bonus accruals as well as stock based compensation expenses.
Professional fees increased by 35%, or $66,482, to $256,989 for the three months ended June 30, 2026, compared to $190,507 for the three months ended June 30, 2025, primarily due to expenses related to the proposed merger with USFM.
Depreciation and amortization expense increased by 8%, or $33,534 to $459,085 for the three months ended June 30, 2026, as compared to $425,551 for the three months ended June 30, 2025. This increase is due to the capitalization of Ft. Pierce building expansion and the 5-axis C&C machine installed in late 2025.
Other income increased by $101,789 to $123,524 for the three months ended June 30, 2026, as compared to $21,735 for the three months ended June 30, 2025. This increase was due primarily to an increase in dividend and interest income from higher cash and cash equivalent balances, following the three equity sale transactions in the first quarter of 2026 and interest income related to the Company’s note receivable on the former building in North Carolina.
Net Loss
Net loss for the three months ended June 30, 2026 was $2,898,012, as compared to $1,654,071 for the three months ended June 30, 2025, a reduction of $1,243,941 or 75%. The overall year-over-year increase in the reported loss for the period was primarily due to the reduction in gross margin and an increase in SG&A as described above, which included the write off of capitalized software of $701,223. Basic and dilutive loss per share of Common Stock for the three months ended June 30, 2026, adjusted for the May 4, 2026 1 for 37 reverse stock split, was ($5.07), as compared to ($32.22) for the three months ended June 30, 2025, an improvement of 84%.
Comparison of the Six Months Ended June 30, 2026 and 2025
The following table provides certain selected financial information for the periods presented:
	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Net sales	$7,093,080	$8,367,909	$(1,274,829)	(15)%
Cost of products sold (excluding depreciation & amortization)	$7,079,411	$7,176,742	$(97,331)	(1)%
Gross profit	$13,669	$1,191,167	$(1,177,498)	(99)%
Operating expenses	$5,171,140	$4,546,067	$625,073	14%
Loss from operations	$(5,157,471)	$(3,354,900)	$(1,802,571)	54%
Other income	$165,181	$90,589	$74,592	82%
Net loss	$(4,992,290)	$(3,264,311)	$(1,727,979)	53%
Basic and dilutive loss per share of common stock	$(12.85)	$(71.27)	$58.42	(82)%
Weighted average number of shares of common stock outstanding	388,473	45,801
Net Sales and Cost of Sales
Our net sales decreased by $1,274,829, or 15% to $7,093,080 for the six months ended June 30, 2026 from $8,367,909 for the six months ended June 30, 2025. This decrease was due primarily to market conditions of elevated interest rates and higher gas prices impacting consumer behavior and demand. We sold 36 and 45 boats during the first six months of 2026 and 2025, respectively. The average unit price per boat was approximately $197,000 in the first six months of 2026 compared to $186,000 in the first six months of 2025. This increase is due primarily to the sale of a 35’ and a 37’ Bahama in 2026 versus none in 2025.

Gross Profit
Gross profits decreased by $1,177,498 or 99%, to $13,669 for the six months ended June 30, 2026, from $1,191,167 for the six months ended June 30, 2025. Gross profit as a percentage of sales, for the six months ended June 30, 2026 and 2025, was 0.2% and 14.2% respectively. The decline in gross profit of 14 percentage points, is primarily due to an increase in labor related to the completion and re-launch of the new Bahama Boat line of boats at the Palm Beach International Boat Show and the unfavorable leverage effect of lower boat sales on fixed overhead costs.
During the second quarter of 2026, the Company recorded a non-cash impairment charge of approximately $701,223 related to capitalized software development costs. The software platform was developed and commercialized during 2025 with the expectation of generating future revenues through licensing, subscription arrangements, customer access fees, and other commercialization opportunities. Following commercialization, management actively pursued customer adoption, strategic partnerships, and other monetization initiatives. After evaluating market demand, expected future investment requirements, strategic priorities, and the absence of supportable future revenue opportunities, management determined during the second quarter of 2026 to discontinue commercialization efforts and abandon the software as a revenue-generating initiative. As a result, the Company concluded that the carrying value of the software was no longer recoverable and recorded a full impairment charge of approximately $701,223, representing the remaining net book value of the asset.
Operating Expenses
During the six months ended June 30, 2026, operating expenses were $5,171,140 compared to $4,546,067 in the same period in 2025, an increase of $625,073 or 14%. The six month period ended June 30, 2026 includes an impairment charge related to capitalized software of $701,223. Before the impact of this charge, operating expenses would be down $76,150 or 2.0%
Selling, general, and administrative expenses increased by approximately 21%, or $256,832, to $1,460,657 for the six months ended June 30, 2026, compared to $1,203,825 for the six months ended June 30, 2025. The increase was driven by both property taxes and Delaware franchise taxes as well as approximately $168,000 of penalties assessed by the Internal Revenue Service related to section 6721 and 6722 for the tax year 2022. The Company is actively seeking to resolve this disagreement with the IRS. Included in salaries and wage related expenses for the six months ended June 30, 2026 and 2025 was stock-based compensation expense of $130,010 and $115,597, respectively.
Salaries and wage related expenses decreased 15%, or $313,582, to $1,708.483 for the six months ended June 30, 2026, compared to $2,022,065 for the six months ended June 30, 2025. The decrease in salaries and wages is across the board, including salaries, director expenses, and benefits due to ongoing resource management, in addition, the retirement of our prior CFO resulted in a reduction in salaries and bonus accruals.
Professional fees increased by 12% or $39,525, to $376,043 for the six months ended June 30, 2026, compared to $336,518 for the six months ended June 30, 2025. This increase is primarily due to expenses related to the proposed merger with USFM.
Depreciation and amortization expense increased by 7%, or $59,023, to $926,246 for the six months ended June 30, 2026, as compared to $867,223 for the six months ended June 30, 2025. This increase is due to the capitalization of Ft. Pierce building expansion and the 5-axis C&C machine installed in late 2025.
Other income increased by $74,591 to $165,180 for the six months ended June 30, 2026, as compared to $90,589 for the six months ended June 30, 2025. This increase was due primarily to an increase in dividend and interest income from higher cash and cash equivalent balances, following the three equity sale transactions in the first quarter of 2026 and interest income related to the Company’s note receivable on the former building in North Carolina.
Net Loss
Net loss for the six months ended June 30, 2026 was $4,992,290, as compared to $3,264,311 for the six months ended June 30, 2025, a reduction of $1,727,979 or 53%. The overall year-over-year increase in the reported loss for the period was primarily due to the reduction in gross margin and an increase in SG&A as described above, which included the write off of capitalized software of $701,223. Basic and dilutive loss per share of Common Stock for the six months ended June 30, 2026, adjusted for the May 4, 2026 1 for 37 reverse stock split, was ($12.85), as compared to ($71.27) for the six months ended June 30, 2025, an improvement of 82%.
Liquidity
Going Concern
For the year ended December 31, 2025, we incurred a loss from operations of $8,781,299 and a net loss of $8,607,273. For the six months ended June 30, 2026, we incurred a loss from operations of $5,157,471 and a net loss of $4,992,290. As of June 30, 2026, we had accumulated deficits of $38,992,518. To address these conditions:
•
We closed three equity offerings during the first quarter of 2026 totaling 468,863 shares of common stock for total net proceeds of $5,800,025.

•
As of June 30, 2026, we maintain a cash, cash equivalents and restricted cash balance of $3,929,427.

•
During the fourth quarter of 2025, we completed the sale of our Marion, North Carolina facility, generating $500,000 in cash in the fourth quarter of 2025, and expected cash payments of $500,000 in 2026 and $3,250,000 in 2027, plus interest at 5%.

•
Management continues to implement cost controls, operational improvements, and revenue initiatives to further strengthen our financial position.

Despite our ongoing efforts to mitigate these conditions, there can be no assurance that our expenses will not increase in future periods or that the cash generated from operations in future periods will be sufficient to satisfy our operating needs. If we need to raise additional capital to fund our continued operations, there can be no assurance that funding will be available on acceptable terms on a timely basis, or at all. The various ways that we could raise capital carry potential risks. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct our business. If we do not succeed in raising additional funds on acceptable terms or at all, we may be unable to fill new orders and develop new products. As such, we cannot conclude that such plans will be effectively implemented within one year after the date that the condensed consolidated financial statements included in this Quarterly Report are filed with the SEC, and there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern. If we are unable to generate sufficient revenue from operations and/or raise capital when needed or on attractive terms, we may be forced to delay, reduce or eliminate efforts to expand our dealer network or develop new models and may be forced to cease operations or liquidate assets.
A primary source of funds for the three and six months ended June 30, 2026 was net cash received from our three follow-on equity offerings closed during the first quarter of 2026, and revenue generated from operations. Our primary use of cash was related to funding our operations including capital improvements, and development of the Bahama Boat lineup.
During the six months ended June 30, 2026, the Company completed multiple equity offerings resulting in aggregate gross proceeds of $7,192,640 and aggregate net proceeds of $5,800,025, after deducting placement agent fees and expenses and the Company’s offering expenses.
In connection with these offerings, the Company issued as compensation to the placement agent warrants to purchase shares of its common stock. The warrants are exercisable immediately and are classified as equity instruments. As a result, the issuance of these warrants did not result in any remeasurement adjustments or impact to the Company’s statements of operations.
The Company intends to use the net proceeds from these offerings for working capital and general corporate purposes.

Selected Balance Sheet Information
The following table provides selected financial data about us as of June 30, 2026 and December 31, 2025.
	June 30, 2026	December 31, 2025	Change	% Change
Cash and cash equivalents	$3,721,284	$1,431,578	$2,289,706	159.9%
Restricted cash	$208,143	$215,117	$(6,974)	(3.2)%
Current assets	$8,576,146	$4,897,217	$3,678,929	75.1%
Current liabilities	$3,633,980	$2,244,513	$1,389,467	61.9%
Working capital	$4,942,166	$2,652,704	$2,289,462	86.3%
As of June 30, 2026, we had $3,929,427 of cash, cash equivalents, and restricted cash, total current assets of $8,576,146 and total assets of $20,651,788. Our total liabilities were $6,246,232. Our total liabilities were comprised of current liabilities of $3,633,980, which included accounts payable and accrued liabilities of $2,637,237, lease liabilities of $470,943 and contract liability of $525,800. Long term liabilities were $2,612,252. As of December 31, 2025, we had $1,646,695 of cash, cash equivalents, and restricted cash, total current assets of $4,897,217 and total assets of $16,234,369. Our total current liabilities were $2,244,513 and total liabilities were $2,766,558.
The accumulated deficit was $38,992,518 as of June 30, 2026 compared to accumulated deficit of $34,000,228 as of December 31, 2025.
Our working capital increased by $2,289,462 to $4,942,166 as of June 30, 2026, compared to $2,652,704 on December 31, 2025 primarily due to the three first quarter 2026 equity offerings totaling 468,863 shares, netting approximately $5,800,025 after fees and expenses, partially offset by continued operating losses incurred in the period.
Cash Flow
	Six Months Ended June 30,
	2026	2025	Change	% Change
Cash used in operating activities	$(3,271,122)	$(2,481,889)	$(789,233)	32%
Cash used in investing activities	$(235,477)	$(1,497,435)	$1,261,958	(84)%
Cash provided by financing activities	$5,789,331	$2,449,992	$3,339,339	136%
Cash Flow from Operating Activities
For the six months ended June 30, 2026 net cash used in operating activities was $3,271,122, compared to $2,481,889 during the six months ended June 30, 2025. The use of cash in operating activities for the six months ended June 30, 2026 was due primarily to a $5,157,471 operating loss adjusted for non-cash depreciation and amortization of $926,246, stock-based compensation of $130,010, and asset impairment losses of $699,711.
Cash Flow from Investing Activities
During the six months ended June 30, 2026, cash used in investing activities was $235,477, due to investments in property, plant and equipment, primarily related to contingent consideration capitalized as Bahama Boat Works boat hulls. This compares to use of cash in investing activities of $1,497,435 in the six months ended June 30, 2025 resulting from purchase of property and equipment.
Cash Flows from Financing Activities
For the six months ended June 30, 2026, net cash provided by financing activities was approximately $5,789,331 due primarily to the three first quarter 2026 equity offerings totaling 468,863 shares, netting approximately $5,800,025 after fees and expenses. For the six months ended June 30, 2025, net cash used in financing activities was approximately $2,449,992.

USFM Merger Impact to Our Liquidity
As described in note 15 to our condensed consolidated financial statements included in this Quarterly Report on Form 10-Q, the Company entered into the USFM Merger Agreement on July 12, 2026, which sets forth the terms associated with the USFM Merger. Among other things, pursuant to the USFM Merger Agreement, the Company must consummate the Pre-Closing CVR Restructuring, pursuant to which the Company must to transfer all of the Company Assets and Liabilities (which includes all of the Company’s cash in excess of $700,000) to Assetco.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
We believe that several accounting policies are important to understanding our historical and future performance. We refer to these policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates — which also would have been reasonable — could have been used, which would have resulted in different financial results.
Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and make various assumptions, which management believes to be reasonable under the circumstances, which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
The notes to our unaudited condensed consolidated financial statements contained herein contain a summary of our significant accounting policies. We consider the following accounting policies critical to the understanding of the results of our operations:
Revenue Recognition
The Company accounts for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 which was adopted at the beginning of fiscal year 2018 using the modified retrospective method. The Company did not recognize any cumulative-effect adjustment to retained earnings upon adoption as the effect was immaterial.
Payment received for the future sale of a boat to a customer is recognized as a customer deposit, which is included in contract liabilities on the condensed consolidated balance sheets. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about allowances for inventory obsolescence, useful life of fixed assets, and warranty reserves.
Inventories
Inventories are valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method on a first-in first-out basis. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to cost of products sold. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

Product Warranty Costs
As required by FASB ASC Topic 460, Guarantees, the Company is including the following disclosure applicable to its product warranties.
The Company accrues for warranty costs based on the expected material and labor costs to provide warranty replacement products. The methodology used in determining the liability for warranty cost is based upon historical information and experience. The Company’s warranty reserve is calculated as the gross sales multiplied by the historical warranty expense return rate.
OFF-BALANCE SHEET ARRANGEMENTS
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION
Directors and Executive Officers
The following table sets forth certain information concerning the individuals who are anticipated, as of the date of this joint proxy statement/prospectus, to be the directors and executive officers of the Combined Company following the Closing:
Directors
Name	Position	Age

Executive Officers
Name	Position	Age

Biographical Information
Biographical information regarding the expected directors and executive officers of the Combined Company is set forth below.
Directors
Committees of the Board of Directors
The Combined Company’s board of directors will establish two standing committees: an audit committee and a compensation committee. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee will operate under a charter approved by the board and have the composition and responsibilities described below.
Audit Committee
The Combined Company’s board of directors will establish an audit committee of the board of directors. [      ], [      ] and [      ] will serve as the members of the audit committee. Under the NYSE listing standards and applicable SEC rules, the Combined Company is required to have three members of the audit committee, all of whom must be independent. [      ], [      ] and [      ] are each independent.
[      ] will serve as the chair of the audit committee. Each member of the audit committee will be financially literate and the board of directors is expected to determine that [      ] qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The Combined Company’s board of directors will adoptan audit committee charter, which details the principal functions of the audit committee, including:
•
assisting board oversight of (1) the integrity of financial statements, (2) compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by the Combined Company;

•
pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to the Combined Company entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and the Combined Company’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The Combined Company’s board of directors will establish a compensation committee of the board of directors. The members of the compensation committee are expected to be [      ], [      ] and [      ]. [      ] will serve as chair of the compensation committee. Under the NYSE listing standards and applicable SEC rules, the Combined Company is required to have a compensation committee of at least two members, all of whom must be independent. [      ] and [      ] are each independent. The Combined Company will adopta compensation committee charter, which will detail the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to the chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the chief executive officer’s based on such evaluation;

•
reviewing and making recommendations to the board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•
reviewing executive compensation policies and plans;

•
implementing and administering any incentive compensation equity-based remuneration plans;

•
assisting management in complying with proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the executive officers and employees;

•
producing a report on executive compensation to be included in the annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.
Director Nominations
The Combined Company does not expect to have a standing nominating committee though it intends to form a nominating/corporate governance committee as and when required to do so by law or NYSE rules. In accordance with Rule 303A.04 of the NYSE rules, a nominating/corporate governance committee must be composed entirely of independent directors. The Combined Company expects the members of the nominating/corporate governance committee will be [      ] and [      ]. In accordance with Rule 303A.04 of the NYSE rules, all such directors will be independent. As there is no standing nominating committee, the Combined Company will not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by the shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Shareholders that wish to nominate a director for appointment to the board of directors should follow the procedures set forth in the amended and restated memorandum and articles of association.
The Combined Company has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors is expected to consider educational background, diversity of professional experience, knowledge of the company’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of the shareholders. Holders of Combined Company common stock will have the right to recommend director candidates for nomination to the board of directors.
Compensation Committee Interlocks and Insider Participation
None of the expected members of the Compensation Committee has ever been an officer or employee of USFM. None of the expected executive officers of the Combined Company serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of the directors of the Combined Company.
Clawback Policy
The Combined Company will adopt a compensation recovery policy that is compliant with NYSE listing rules as required by the Dodd-Frank Act.
Code of Conduct
The Combined Company will adopt a Code of Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing, the Code of Ethics will be available on the website of the Combined Company at https://www.[      ]. Information contained on or accessible through such website is not a part of this joint proxy statement/prospectus, and the inclusion of the website address in this joint proxy statement/prospectus is an inactive textual reference only. The Combined Company intends to disclose any amendments to the Code of Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.
Limitation on Liability and Indemnification of Officer and Directors
Pursuant to the TBOC, a corporation has the power to indemnify its directors and officers against judgments and certain expenses other than judgments that are actually and reasonably incurred in connection with a proceeding, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. Such determination will be made, in the case of an individual who is a director or officer at the time of such determination:
•
by a majority of the disinterested and independent directors, even though less than a quorum;

•
by a majority vote of a committee of the directors if the committee is designated by a majority vote of the directors, who at the time of the vote are disinterested and independent, even though less than a quorum, and is composed solely of one or more directors who are disinterested and independent;

•
by special legal counsel selected by the directors, or selected by a committee of the directors as described in the preceding two subparts above;

•
by the owners or members of the corporation in a vote that excludes the ownership or membership interests held by each director who is not disinterested and independent; or

•
by a unanimous vote of the owners or members of the corporation.

The TBOC requires indemnification of directors and officers for reasonable expenses actually incurred relating to a wholly successful defense on the merits or otherwise in defense of a proceeding. The TBOC permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon, among other things, such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified. No indemnification may be made in respect of any proceeding in which such individual is liable to the corporation or improperly received a personal benefit and is found liable for willful misconduct, breach of the duty of loyalty owed to the corporation, or an act or omission deemed not to be committed in good faith.
The Proposed Charter and Proposed Bylaws will provide for indemnification by the Combined Company of its directors and officers to the fullest extent permitted by Texas law.
Indemnification Agreements
The Combined Company intends to enter into an indemnification agreement with each of its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Combined Company, the Combined Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Limitations on Liability of Officers and Directors
The TBOC provides that a corporation’s certificate of formation may include a provision limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for an act or omission as a director or officer. However, no such provision can eliminate or limit the liability of a director or officer for:
•
any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

•
acts or omissions not in good faith (i) that constitute a breach of a duty owed to the corporation or (ii) involve intentional misconduct or a knowing violation of the law;

•
violation of certain provisions of Texas law; or

•
any transaction from which the director or officer received an improper benefit.

The Proposed Charter will provide that, to the fullest extent permitted by the TBOC, a director or officer of the Combined Company will not be personally liable to the Combined Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, and that, unless otherwise required by the TBOC, any repeal or amendment of this provision will be prospective only (except to the extent such amendment or change in law permits the Combined Company to further limit or eliminate the liability of directors or officers). The Combined Company believes that these limitation of liability, indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Charter and the Proposed Bylaws may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company and its shareholders. In addition, a shareholder’s investment may be adversely affected to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
USFM
On March 1, 2026, USFM entered into a contractor agreement (“Contractor Agreement”) with Robert Price to provide chief executive officer services. USFM pays $180,000 per year to Robert Price for such services. No other person is compensated by USFM in their capacities as a director or officer.
Twin Vee
Information regarding the Twin Vee executive officer and director compensation is set forth in Item 11 “Executive Compensation” in Twin Vee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated herein by reference

BENEFICIAL OWNERSHIP OF SECURITIES
Pre-Business Combination.
USFM.   The following table sets forth information regarding the beneficial ownership of USFM Common Stock as of October 26, 2026 which is prior to the consummation of the Business Combination (pre- Business Combination), by:
•
each person who is known to be the beneficial owner of more than 5.0% of any class of USFM Common Stock;

•
each of USFM’s current executive officers and directors; and

•
all executive officers and directors of USFM as a group pre-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of USFM Common Stock pre-Business Combination is based on 238,876 shares of USFM Common Stock issued and outstanding as of October 26, 2026.
Unless otherwise indicated, USFM believes that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to the voting securities beneficially owned by them.
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Approximate Percentage of Outstanding Shares of Common Stock
Executive Officers and Directors of USFM
Robert Price	36,441	15.26%
Hassan Sajjad Baqar	1,000	*
All USFM directors and executive officers as a group (2 individuals)	37,441	15.67%
5% Holders of USFM Common Stock
Eric Sondergaard	18,000	7.54%
Robert McIllree	15,000	6.28%
Larry G. Swets, Jr.	25,000	10.47%
Hassan Raza Baqar	25,000	10.47%
Eagle Ridge West, LLC(2)	15,000	6.28%
DJ&D Investments, LLC(3)	27,693	11.59%
FG Nexus Inc.	14,423	6.04%

*
Less than 1.0%.

(1)
Unless otherwise noted, the business address of each of the following is 1707 Cole Blvd., Suite 200, Golden, CO 80401.

(2)
Eagle Ridge West, LLC is the record holder of such shares. Charles McDowell, the manager, holds voting and investment discretion with respect to the common stock held of record by Eagle Ridge West, LLC. Mr. McDowell disclaims any beneficial ownership of the securities held by Eagle Ridge West, LLC other than to the extent of any pecuniary interest they may individually have therein, directly or indirectly.

(3)
DJ&D Investments, LLC is the record holder of such shares. Don Pickering holds voting and investment discretion with respect to the common stock held of record by DJ&D Investments, LLC. Mr. Pickering disclaims any beneficial ownership of the securities held by DJ&D Investments, LLC other than to the extent of any pecuniary interest they may individually have therein, directly or indirectly.
Twin Vee.   The following table sets forth information regarding the beneficial ownership of Twin Vee Common Stock as of [      ], which is prior to the consummation of the Business Combination (pre-Business Combination), by:
•
each person who is known to be the beneficial owner of more than 5.0% of any class of Twin Vee Common Stock;

•
each of Twin Vee’s executive officers and directors; and

•
all executive officers and directors of Twin Vee as a group pre-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Twin Vee Common Stock pre-Business Combination is based on [      ] shares of Twin Vee Common Stock issued and outstanding as of [      ], which consists of an aggregate of [      ] outstanding as of such date.
Unless otherwise indicated, Twin Vee believes that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to the voting securities beneficially owned by them.
Name and Address of Beneficial Owner	Shares of Twin Vee Common Stock	% of Twin Vee Common Stock	% of Voting Power
Directors and Executive Officers of Twin Vee
Joseph C. Visconti(1)	10,916	1.9%	1.9%
Preston Yarborough(2)	1,026	*	*
Michael P. Dickerson	4,188	*	*
Kevin W. Schuyler(3)	963	*	*
Larry Swets, Jr.	6,757	1.2%	1.2%
Carol Craig	0	0%	0%
All Twin Vee directors and executive officers as a group (6 individuals)	23,850	4.1%	4.1%
5% Holders of Twin Vee Common Stock
Lincoln Alternative Strategies LLC 404 Washington Ave., Suite 650 Miami Beach, FL 33139(4)	37,606	6.5%	6.5%
Clamantis Holdings LLC 270 Taconic Rd Greenwich, CT 06831(5)	31,937	5.6%	5.6%

*
Represents beneficial ownership of less than 1.0%.

(1)
Mr. Visconti owns an aggregate of 7,106 shares of common stock and options to purchase an aggregate of 4,471 shares of common stock, of which options to purchase an aggregate of 3,810 shares of common stock will vest and be exercisable within 60 days of August 10, 2026.

(2)
Mr. Yarborough owns an aggregate of 104 shares of common stock and options to purchase an aggregate of 1,042 shares of common stock, of which options to purchase an aggregate of 922 shares of common stock will vest and be exercisable within 60 days of August 10, 2026.

(3)
Mr. Schuyler owns an aggregate of 845 shares of common stock and options to purchase an aggregate of 118 shares of common stock, all of which will vest and be exercisable within 60 days of August 10, 2026.

(4)
Based on information contained in a Schedule 13G filed with the SEC by Lincoln Alternative Strategies

LLC on March 25, 2026 with respect to holdings of Twin Vee Common Stock as of March 23, 2026, Lincoln Alternative Strategies LLC had sole voting and sole dispositive power over 1,391,430 shares (or 37,606 shares after reflecting the 1-for-37 reverse stock split) and shared voting and shared dispositive power over 0 shares.
(5)
Based on information contained in a Schedule 13G filed with the SEC by Clamantis Holdings LLC on March 24, 2026 with respect to holdings of Twin Vee Common Stock as of March 2, 2026, Clamantis Holdings LLC had sole voting and sole dispositive power over 0 shares and shared voting and shared dispositive power over 1,181,674 shares (or 31,937 after reflecting the 1-for-37 reverse stock split).

Post-Business Combination
The following tables set forth information regarding the expected beneficial ownership of shares of the Combined Company Common Stock immediately following consummation of the Business Combination by:
•
each person who is expected to be the beneficial owner of more than 5.0% of shares of the Combined Company Common Stock post-Business Combination;

•
each person who is expected to become an executive officer or director of the Combined Company post-Business Combination; and

•
all executive officers and directors of the Combined Company as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The expected beneficial ownership of shares of Combined Company Common Stock assumes certain exchange ratios in the Business Combination. The final exchange ratios, which may be different from the assumed exchange ratios, will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement. If the actual facts are different from the foregoing assumptions, ownership figures in the Combined Company and the tables that follows could differ.
Unless otherwise indicated, USFM and Twin Vee believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to the voting securities beneficially owned by them.
Name and Address of Beneficial Owner(1)
All directors and executive officers as a group ([X] individuals)
5% Holders of Combined Company Common Stock

*
Less than 1.0%.

(1)
Unless otherwise noted, the business address of each of the following is 1707 Cole Blvd., Suite 200, Golden, CO 80401.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions-USFM
Related Party Promissory Note
On January 16, 2026, USFM issued a promissory note in the principal amount of $11,000 to Robert B. Price, USFM’s President and sole director. The note bears no interest and is payable on demand.
On May 1 2026, USFM issued a promissory note in the principal amount of $300,000 to FG Nexus Inc., a stockholder of the Company. The note bears interest at 15% per annum. The promissory note holds the obligation to issue $300,000 worth of USFM shares in the next equity raise by USFM.
Contractor Agreement
On March 1, 2026, USFM entered into a contractor agreement (“Contractor Agreement”) with Robert Price to provide chief executive officer services. USFM shall pay $180,000 per year to Robert Price for such services.
Disko SPA
During the six months ended June 30, 2026, USFM incurred a management fee of $264,000 in connection with the Greenland project. Certain of USFM’s investors are affiliated with 80 Mile, USFM’s counterparty under the Disko SPA.
Certain Relationships and Related Person Transactions-Twin Vee
Each of the related party transactions described below was negotiated on an arm’s length basis. Twin Vee believes that the terms of such agreements are as favorable as those it could have obtained from parties not related to it. The following are summaries of certain provisions of Twin Vee’s related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements.
The following is a description of each transaction since January 1, 2024 or any currently proposed transaction in which (i) Twin Vee has been or is to be a party, (ii) the amount involved exceeded or exceeds $120,000 or 1% of the average of Twin Vee’s total assets as of the end of the last two completed fiscal years, and (iii) any of Twin Vee’s directors, executive officers or holders of more than 5% of its outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Lease Agreement with Visconti Holdings
Twin Vee leases its facility from Visconti Holdings, LLC (“Visconti Holdings”), an entity owned and controlled by its Chief Executive Officer, President and Chairman of the Board, Joseph Visconti, pursuant to a lease agreement (the “Lease Agreement”), dated January 1, 2021, by and among Twin Vee, Visconti Holdings and Twin Vee Inc., its former majority shareholder company. The Lease Agreement has a five-year term, expiring on December 31, 2025, with an option to renew for an additional five-year term, which Twin Vee exercised. Twin Vee currently pays Visconti Holdings $36,456 per month plus applicable sales and use tax, which is currently 6.5% in St. Lucie County.
Forza Management Services
In connection with the closing of Forza’s initial public offering, Twin Vee entered into a transition services agreement (the “Transition Services Agreement”), dated August 16, 2022, with Forza, pursuant to which Twin Vee agreed to provide Forza, at its cost, with certain services, such as procurement, shipping, receiving, and storage and use of its facility, until Forza’s own planned facility was completed. The Transition Services Agreement operated on a month-to-month basis. During the year ended December 31, 2024, Twin Vee received a variable average monthly fee pursuant to the Transition Services Agreement of $41,593 for the period from January 1, 2024 through the date of the Forza merger, November 26, 2024, at which point the fee ceased. Since the merger of Forza and Twin Vee on November 26, 2024, Twin Vee no longer receives a management fee under this arrangement.
Black Mountain Lease Agreement
In August 2022, Forza signed a six-month lease for a duplex on a property in Black Mountain, North Carolina, to be used by its traveling employees during construction of its new manufacturing facility, for $2,500 per month. After the initial term, the lease was extended on a month-to-month basis. In August 2023, the president of Forza, James Leffew, purchased the property, and Forza executed a new lease agreement with Mr. Leffew on the same month-to-month terms. For the years ended December 31, 2025 and 2024, lease expense was $0 and $7,500, respectively, paid to Mr. Leffew. The Black Mountain lease ended in 2024.
Merger with Forza
On November 26, 2024, Twin Vee’s merger subsidiary merged with and into Forza, with Forza surviving as a wholly-owned subsidiary of Twin Vee. At the effective time of the merger, (a) each outstanding share of Forza common stock (other than shares held by Twin Vee) was converted into the right to receive 0.611666275 shares of Twin Vee Common Stock, (b) each outstanding Forza stock option was converted into an option to purchase 0.611666275 shares of Twin Vee Common Stock per share of Forza common stock covered by such option, (c) each outstanding Forza warrant was assumed by Twin Vee and converted into a warrant to purchase 0.611666275 shares of Twin Vee Common Stock per share of Forza common stock for which such warrant was exercisable, and (d) the 7,000,000 shares of Forza common stock held by Twin Vee were cancelled. The issuance of Twin Vee Common Stock to former Forza shareholders was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (File No. 333-281788), as amended, declared effective on October 10, 2024. In connection with the merger, the size of Twin Vee’s board of directors was set at five: Joseph Visconti, Preston Yarborough, Neil Ross and Kevin Schuyler remained as directors, and Marcia Kull was appointed as a director, while Bard Rockenbach and James Melvin resigned as directors.
Indemnification
The information included under the heading “Management of the Combined Company Following the Business Combination — Limitation of Liability and Indemnification” elsewhere in this joint proxy statement/prospectus is incorporated by reference into this section.
Twin Vee’s Policy Regarding Related Party Transactions
Twin Vee’s board of directors recognizes that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Twin Vee’s board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock listed on the Nasdaq Stock Market. Under the policy, any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Audit Committee, which may approve or disapprove such transactions. In connection with the review and approval or ratification of a related person transaction, management must disclose to the committee, among other information, the name of the related person and the basis on which the person is a related person, the material terms of the transaction, including the approximate dollar value of the amount involved, and all material facts as to the related person’s direct or indirect interest in, or relationship to, the transaction.
See also the section of this joint proxy statement/prospectus entitled “Twin Vee Stockholder Proposal No. 2: The Twin Vee Business Combination Proposal — Interests of Twin Vee’s Directors and Executive Officers in the Business Combination.”

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES
Upon the consummation of the Business Combination, the authorized capital stock of the Combined Company will consist of [•] shares of Combined Company Common Stock, par value $0.001 per share, and [•] shares of preferred stock, par value $0.001 per share. Immediately following the Closing, the Combined Company expects that approximately [•] shares of Combined Company Common Stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.
The following summary of the capital stock of the Combined Company, the proposed amended and restated certificate of formation of the Combined Company (the “Proposed Charter”), the proposed amended and restated bylaws of the Combined Company (the “Proposed Bylaws”) and certain provisions of applicable law does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Proposed Charter and the Proposed Bylaws, copies of which are attached to this joint proxy statement/prospectus as Annexes B and C, respectively.
Common Stock
Holders of shares of Combined Company Common Stock will be entitled to one vote for each share held of record on all matters on which shareholders of Combined Company Common Stock are entitled to vote generally, including the election of directors or removal of directors elected by shareholders. The holders of Combined Company Common Stock will not have cumulative voting rights in the election of directors.
Subject to the rights of the holders of any outstanding preferred stock, holders of shares of Combined Company Common Stock will be entitled to receive ratably such dividends and other distributions (payable in cash, property or capital stock of the Combined Company) when, as and if declared by the Combined Company’s board of directors from time to time out of any assets or funds legally available therefor. The Combined Company does not intend to pay dividends on the Combined Company Common Stock for the foreseeable future. See the section titled “Risk Factors” for more details.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Combined Company, after payment of the debts and other liabilities of the Combined Company, and subject to the rights of the holders of any outstanding preferred stock, holders of shares of Combined Company Common Stock will be entitled to receive all remaining assets of the Combined Company available for distribution to its shareholders, ratably in proportion to the number of shares of Combined Company Common Stock held by them.
All shares of Combined Company Common Stock to be issued in the Mergers will, when issued, be fully paid and non-assessable. Holders of Combined Company Common Stock will not have preemptive, subscription, redemption or conversion rights, and there will be no redemption or sinking fund provisions applicable to the Combined Company Common Stock. The rights, powers, preferences and privileges of holders of Combined Company Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Combined Company may designate and issue in the future.
Preferred Stock
No shares of preferred stock will be issued or outstanding immediately following the Closing. The Proposed Charter will authorize the Combined Company’s board of directors, subject to limitations prescribed by law, to issue preferred stock from time to time in one or more series and to fix by resolution, and set forth in a statement of resolution filed pursuant to the Texas Business Organizations Code (the “TBOC”), the powers, designations, preferences, limitations and relative rights, including voting rights, of any wholly unissued series of preferred stock, including, without limitation, dividend rights, dividend rate, conversion rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any such series. Unless required by law or the rules of the Applicable Stock Exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of Combined Company Common Stock. Subject to the

Proposed Charter and applicable law, the board of directors will be able to determine, with respect to any series of preferred stock, the terms and rights of such series, including, without limitation:
•
the designation of the series;

•
the number of shares of the series, which, to the extent permitted by the TBOC and except where otherwise provided in the applicable statement of resolution, the board of directors may increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•
whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•
the dates at which dividends, if any, will be payable;

•
the redemption or repurchase rights and price or prices, if any, for shares of the series;

•
the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•
the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Combined Company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Combined Company and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
to the extent permitted by applicable law, restrictions on the issuance of shares of the same series or of any other class or series; and

•
the voting rights, if any, of the holders of the series.

Warrants
FG Warrants
Pursuant to a subscription agreement and a Warrant Agreement dated as of July 7, 2026 (the “Warrant Agreement”), USFM issued an aggregate of 11,576 warrants to an investor (the “Holder”) at a price of approximately $0.002 per Warrant. At the closing of the Business Combination, these warrants will be terminated and exchanged for an aggregate of 702,895 Combined Company warrants (the “FG Warrants”)
Each FG Warrant will entitle the Holder to purchase one share of Combined Company Common Stock at an exercise price of $2.12 per share, subject to adjustment (as described below). The Combined Company may, in its sole discretion, lower the exercise price for a period of not less than 20 Business Days upon at least 20 days’ prior written notice, provided the reduction is identical among all FG Warrants. The FG Warrants will become exercisable on the date that is 30 days after the Business Combination and will expire at the earlier of 5:00 p.m. (New York City time) on the date that is ten years after Business Combination and the liquidation of the Combined Company. The Combined Company may, in its sole discretion, extend the expiration date upon at least 20 days’ prior written notice. FG Warrants not exercised by the expiration date will become void.
The FG Warrants may be exercised by surrender of the FG Warrant (if certificated) with a duly executed subscription form and payment of the exercise price and applicable taxes, either in cash (by certified check or bank draft) or on a “cashless” basis based on the 10-day average closing price of Combined Company Common Stock. The Combined Company is not obligated to deliver common stock upon exercise unless a registration statement covering the underlying common stock is effective and a prospectus is current, or a valid exemption from registration is available, and the shares are registered, qualified or exempt under the securities laws of the Holder’s state of residence; if these conditions are not satisfied, the FG Warrants may expire worthless. In no event will the Combined Company be required to net cash settle an FG Warrant exercise. No fractional shares will be issued upon exercise; any fractional interest will be rounded up to the nearest whole share.
The number of shares of Combined Company Common Stock issuable upon exercise of an FG Warrant and the exercise price thereof are subject to customary adjustments in the event of share capitalizations, share splits, consolidations, combinations, reverse share splits, reclassifications or similar events. The exercise price will also be reduced by the amount of cash and the fair market value of any securities or other assets paid per share in any extraordinary dividend (i.e., dividends other than ordinary cash dividends not exceeding $0.50 per share in the aggregate over a 365-day period).
The FG Warrants contain an elective beneficial ownership limitation. If a Holder elects in writing to be subject to the limitation, the holder may not exercise FG Warrants to the extent the exercise would result in the holder (together with its affiliates) beneficially owning more than 4.9% or 9.8% (or such other amount as the holder specifies) of the outstanding shares of Combined Company Common Stock. Upon notice to the Combined Company, a holder may increase or decrease this limitation, provided that any increase will not be effective until the 61st day after such notice is delivered.
The FG Warrants may be transferred subject to compliance with applicable law; however, the FG Warrants may not be transferred until 30 days after the closing of Business Combination, except to certain permitted transferees who agree in writing to be bound by the terms of the FG Warrants. The FG Warrants bear a restrictive legend and have not been registered under the Securities Act.
Holders of FG Warrants will not have any rights of a shareholder, including voting, dividend or preemptive rights, until shares are issued upon exercise.
Under the Warrant Agreement, the Combined Company must, as soon as practicable but in no event later than 15 Business Days after the closing of the Business Combination, use commercially reasonable efforts to file with the SEC a registration statement registering, under the Securities Act, the shares of Combined Company Common Stock issuable upon exercise of the FG Warrants. The Combined Company is required to use commercially reasonable efforts to cause the registration statement to become effective and to maintain its effectiveness, and a current prospectus relating thereto, until the expiration of the FG Warrants.
PubCo Warrants
Under the Merger Agreement, USFM must use reasonable best efforts to complete a private placement of up to $5,000,000 (the “PIPE”). In the PIPE, USFM will issue up to 20,833 shares of its common stock at $240 per share, plus two warrants for each share purchased, each exercisable for one share at $280 per share. The PIPE is to be funded in installments, and we expect to close the PIPE before the registration statement of which this joint proxy statement/prospectus forms a part becomes effective.
As of October 26, 2026, investors had committed approximately $ 1,350,000, representing approximately 5,624 shares of USFM common stock at $240.00 per share and 11,248 PIPE Warrants. At the closing of the Business Combination, each outstanding PIPE Warrant will be terminated and exchanged for a warrant of PubCo (a “PubCo Warrant”) to acquire 62.70 shares of PubCo Common Stock for each share of USFM Common Stock underlying such PIPE Warrant, on the same terms and conditions, including vesting and exercisability, as applied to the PIPE Warrant immediately before the Second Effective Time.
The terms of the PubCo Warrants are substantially similar to the terms of the FG Warrants, except as follows:
•
Each PubCo Warrant will entitle the Holder to purchase one share of Combined Company Common Stock at an exercise price of $4.61 per share, subject to adjustment (as described below). The PubCo Warrants will become exercisable on the date that is 30 days after the Business Combination and will expire at the earliest of 5:00 p.m. (New York City time) on the date that is five years after the Business Combination, the liquidation of the Combined Company and, solely with respect to PubCo Warrants called for redemption, the redemption date.

•
At any time during the exercise period after the last reported sale price of Combined Company Common Stock on any trading day equals or exceeds 125% of the exercise price (initially $350.00, subject to adjustment), the Combined Company may redeem all or less than all of the outstanding PubCo Warrants at $1.00 per PubCo Warrant upon written notice to each holder (with any partial redemption allocated pro rata among holders). Each holder will have 10 days after the notice is deemed given (on the third Business Day after mailing) to exercise its PubCo Warrants in full, for cash or on a cashless basis (subject to an available exemption from registration). The redemption right is not conditioned on an effective registration statement. PubCo Warrants called for redemption and not exercised by 5:00 p.m. (New York City time) on the redemption date will cease to be exercisable, and the holder will be entitled only to the redemption price, payable without interest within 10 Business Days after surrender. If an exercise during the redemption period would cause a holder to exceed its elected beneficial ownership limitation (described below), the excess shares will be held in abeyance for the holder and issued upon request, subject to that limitation.

•
Under the Warrant Agreement, the Combined Company must, as soon as practicable but in no event later than 30 Business Days after the closing of the Business Combination, use commercially reasonable efforts to file with the SEC a registration statement registering, under the Securities Act, the shares of Combined Company Common Stock issuable upon exercise of the PubCo Warrants.

The foregoing description of the FG Warrants and the PubCo Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the FG Warrant and the USFM Warrant Agreement copies of which are filed as exhibits to the registration statement of which this joint proxy statement prospectus forms a part.
Registration Rights
At the Closing, USFM, PubCo and the other parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted certain registration rights with respect to the shares of Combined Company Common Stock underlying the FG Exchange Warrant and the PIPE Warrants. See “USFM Shareholder Proposal No. 1: The USFM Business Combination Proposal — Registration Rights Agreement.”
Annual Shareholder Meetings
The Proposed Bylaws will provide that annual shareholder meetings will be held on such dates and at such times as designated from time to time by the Combined Company’s board of directors, at such places, if any, within or without the State of Texas as the board of directors may designate. The Combined Company’s board of directors may determine that a meeting be held solely by means of remote communication, at a designated place, or both at a designated place and by means of remote communication, as authorized by Section 6.002(a) of the TBOC.
Number and Election of Directors
Upon the Closing, the Combined Company’s board of directors will consist of five directors, all of whom were designated by USFM pursuant to the Merger Agreement and are being elected pursuant to the Director Election Proposal. Under the Proposed Charter and the Proposed Bylaws, the number of directors will thereafter be fixed from time to time solely by resolution of the board of directors, provided that no decrease in the number of directors will shorten the term of an incumbent director. The Combined Company’s board of directors will not be classified. Directors will be elected at each annual meeting of shareholders and will hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Directors will be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote in such election.

Removal of Directors
Subject to the rights of the holders of any series of preferred stock with respect to the election of directors, the Proposed Charter will provide that a director may be removed from office, with or without cause, by the affirmative vote of shareholders holding at least [two-thirds] of the shares then entitled to vote in an election of directors. Because removal will require a supermajority vote, it may be more difficult for shareholders to remove incumbent directors, which may discourage or delay a change in control of the Combined Company.
Anti-Takeover Effects of the Proposed Charter and the Proposed Bylaws and Certain Provisions of Texas Law
The Proposed Charter and the Proposed Bylaws will contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile or abusive change of control and enhance the ability of the board of directors to maximize shareholder value in connection with any unsolicited offer to acquire the Combined Company. However, these provisions and certain other provisions of the TBOC may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Combined Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Combined Company Common Stock held by shareholders. The Combined Company believes that the benefits of increased protection of its potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Combined Company.
Authorized but Unissued Capital Stock
Texas law does not require shareholder approval for any issuance of shares that are authorized and available for issuance. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the Applicable Stock Exchange, which would apply so long as the Combined Company Common Stock remains listed on the Applicable Stock Exchange, generally require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of Combined Company Common Stock.
The Combined Company’s board of directors may generally issue shares of one or more series of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Combined Company or the removal of its management. Moreover, the authorized but unissued shares of preferred stock will be available for future issuances in one or more series without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable the Combined Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Combined Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of its management and possibly deprive its shareholders of opportunities to sell their shares of Combined Company Common Stock at prices higher than prevailing market prices.
Texas Law
The Combined Company will be subject to the provisions of Section 21.606 of the TBOC, which provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the TBOC) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder” for a period of three years following the date the person became an affiliated shareholder unless:
•
prior to the date of the transaction, the Combined Company’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or

•
at or subsequent to the date of the transaction, the business combination is approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the affiliated shareholder at a meeting of shareholders called for that purpose not less than six months after the affiliated shareholder’s share acquisition date and not by written consent.

Generally, a business combination includes a merger, share exchange, asset or stock sale, or other transaction resulting in a financial benefit to the affiliated shareholder. For the purposes of this law, an affiliated shareholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of affiliated shareholder status did own, 20% or more of a corporation’s outstanding voting shares. The Combined Company expects the existence of this provision to have an anti-takeover effect with respect to transactions its board of directors does not approve in advance. Section 21.606 of the TBOC may also discourage attempts that might result in a premium over the market price for the shares of Combined Company Common Stock held by shareholders.
Under the TBOC, class voting is required in connection with certain actions, including particular amendments of a corporation’s certificate of formation, a merger or consolidation requiring shareholder approval and certain sales of all or substantially all of the corporation’s assets. Sections 21.364 and 21.365 of the TBOC provide that, with respect to certain matters for which the affirmative vote of the holders of a specified portion of the shares of a class or series is required by the TBOC, the certificate of formation may provide that all classes or series of stock of a corporation will only be entitled to vote together as a single class or series, and that separate voting by class or series is not required. The Proposed Charter will provide that, except as otherwise required by the Proposed Charter (including any statement of resolution relating to any series of preferred stock), all classes or series of capital stock of the Combined Company will only be entitled to vote together as a single class or series, and separate voting by class or series will not be required, for the purpose of approving any matter, including any “fundamental action” or “fundamental business transaction” (each as defined in the TBOC), and that the approval of any such fundamental action or fundamental business transaction will require the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares entitled to vote thereon, voting together as a single class.
Vacancies and Newly Created Directorships
The Proposed Bylaws will provide that, subject to the TBOC and the rights of holders of any series of preferred stock then outstanding, vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, provided that the board of directors may not fill more than two vacancies created by an increase in the number of directors during the period between two successive annual meetings of shareholders.
No Cumulative Voting
The Proposed Charter and the Proposed Bylaws will not permit cumulative voting in the election of directors. Therefore, shareholders holding a majority in voting power of the shares entitled to vote generally in the election of directors will be able to elect all of the Combined Company’s directors. Cumulative voting allows a shareholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority shareholder may not be able to gain as many seats on the board of directors as the shareholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on the board of directors to influence the board’s decision regarding a takeover.

Special Shareholder Meetings
The Proposed Charter will provide that, except as otherwise provided by the terms of any series of preferred stock, special meetings of shareholders may be called only by the board of directors, the chairperson of the board of directors, the chief executive officer, the president, or the holders of not less than [50]% of the Combined Company’s then-outstanding shares of capital stock entitled to vote at such special meeting. The board of directors may postpone or reschedule any previously scheduled special meeting at any time, before or after notice of the meeting has been sent to shareholders. The Proposed Bylaws will provide that only business within the purpose or purposes described in the notice of a special meeting may be conducted at such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Combined Company.
Director Nominations and Shareholder Proposals
The Proposed Bylaws will establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof and proposals included in the Combined Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
To be timely, a shareholder’s notice for an annual meeting generally must be delivered to the secretary of the Combined Company at its principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, before the anniversary of the previous year’s annual meeting, if such meeting is to be held not more than 30 days in advance of, or not later than 70 days after, such anniversary. For any other annual meeting, the notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the first public disclosure of the date of such meeting. Shareholders may nominate persons for election to the board of directors at a special meeting only if the board of directors has determined that directors will be elected at such meeting, and any such nominations will be subject to similar notice requirements.
The Proposed Bylaws also specify detailed requirements as to the form and content of a shareholder’s notice, including information regarding the proposing shareholder, its associated persons and any director nominee, require proposing shareholders to update and supplement such information, and require compliance with Rule 14a-19 under the Exchange Act by any shareholder soliciting proxies in support of director nominees other than the Combined Company’s nominees. The Proposed Bylaws also allow the board of directors to adopt rules and regulations for the conduct of meetings and the chairperson of the meeting to regulate the conduct of any such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Combined Company.
Section 21.373 of the TBOC permits a “nationally listed corporation” to elect in its governing documents to impose stock ownership requirements on shareholders seeking to submit a proposal on a matter (other than director nominations and procedural resolutions ancillary to the conduct of a shareholder meeting) for approval at a meeting of shareholders. If a corporation elects to be governed by Section 21.373 of the TBOC, a shareholder or group of shareholders may submit such a proposal only if such shareholder or group of shareholders (i) holds shares entitled to vote at such meeting with a market value of at least $1,000,000 (determined as of the date of submission of the proposal) or equal to at least 3% of the total number of shares eligible to vote at such meeting, (ii) has held such amount for a continuous period of at least six months before the date of the meeting, (iii) holds such amount throughout the meeting and (iv) solicits the holders of shares representing at least 67% of the voting power of shares entitled to vote on the proposal.
Following the Closing, the Combined Company will not immediately qualify as a nationally listed corporation, as it will not have its principal office in Texas or be listed on a stock exchange with its principal office in Texas. However, if and when the Combined Company qualifies as a nationally listed corporation and elects to impose such stock ownership requirements, these requirements will limit the ability of the Combined Company’s shareholders to submit proposals as compared to shareholders of a Delaware corporation.

Shareholder Action by Written Consent
The Proposed Charter will provide that any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action so taken are signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Dissenters’ Rights of Appraisal and Payment
Under the TBOC, with certain exceptions, holders of Combined Company Common Stock will have dissenters’ rights in connection with certain fundamental business transactions, including certain mergers, share exchanges and sales of all or substantially all of the Combined Company’s assets. Shareholders who properly perfect such rights will be entitled to receive payment of the fair value of their shares, which, if not agreed, will be determined by a court in the county in which the Combined Company’s principal office in Texas is located or, if it has no principal office in Texas, the county of its registered office.
Shareholders’ Derivative Actions
Under the TBOC, any of the Combined Company’s shareholders may bring an action in the Combined Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of the Combined Company’s shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law, the shareholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation, and the shareholder complies with the demand requirements under the applicable provisions of the TBOC.
The TBOC and the Combined Company’s governing documents include certain provisions which may limit its shareholders’ ability to bring certain derivative claims against the Combined Company’s officers and directors. For example, the TBOC provides that, if a corporation has a class of stock listed on a national securities exchange or has 500 or more shareholders, no shareholder or group of shareholders may institute or maintain a derivative proceeding in the right of the Company unless such shareholder or group of shareholders, at the time the derivative proceeding is instituted, holds at least 3% of the outstanding shares of the Company. The TBOC also permits corporations to request a court, at the start of a transaction (including related party transactions) or investigation of a derivative claim, to judicially determine the independence and disinterestedness of directors on special committees reviewing transactions or individuals on panels reviewing derivative claims. Future challenges to independence or disinterestedness would require new facts.
In addition, Section 21.419 of the TBOC sets forth certain presumptions concerning compliance by directors and officers with respect to their duties to a corporation, including the duty of care and duty of loyalty as those duties pertain to transactions with interested persons. Specifically, in taking or declining to take any action on any matters of a corporation’s business, Section 21.419 provides that a director or officer is presumed to have acted (i) in good faith, (ii) on an informed basis, (iii) in furtherance of the interests of the corporation and (iv) in obedience to the law and the corporation’s governing documents. These provisions are described as codifying the business judgment rule. In order to succeed in a cause of action against a director or officer, the Combined Company or a shareholder must rebut one or more of the foregoing presumptions and prove the director or officer’s act or omission constituted a breach of duty as a director or officer and that such breach involved fraud, intentional misconduct, an ultra vires act or a knowing violation of law.
Section 21.419 applies to a corporation that has a class or series of voting shares listed on a national securities exchange or includes within its governing documents an affirmative election to be governed by such section. In the Proposed Charter, the Combined Company will affirmatively elect, in the manner provided under the TBOC, to be governed by Section 21.419 and any successor provision thereto.

The TBOC also restricts the rights of shareholders of corporations to request inspection of certain corporate books and records unless they have held their shares for at least six months or own at least 5% of the corporation’s outstanding shares.
These provisions and the expected listing of the Combined Company Common Stock on a national securities exchange may discourage or deter shareholders or management from bringing derivative lawsuits or making books and records requests, even though such an action, if successful, might otherwise have benefited the Combined Company and its shareholders.
Exclusive Forum
The Proposed Charter will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division, or if the federal court does not have jurisdiction, a Texas state district court in Dallas County, Texas) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or shareholder of the Combined Company to the Combined Company or its shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action arising pursuant to any provision of the TBOC, the Proposed Charter or the Proposed Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws, (v) any action asserting a claim related to or involving the Combined Company that is governed by the internal affairs doctrine, (vi) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Notwithstanding the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws, including the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Combined Company shall be deemed to have notice of, and to have consented to, the forum provisions in the Proposed Charter.
Indemnification of Officers and Directors
Pursuant to the TBOC, a corporation has the power to indemnify its directors and officers against judgments and certain expenses other than judgments that are actually and reasonably incurred in connection with a proceeding, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. Such determination will be made, in the case of an individual who is a director or officer at the time of such determination:
•
by a majority of the disinterested and independent directors, even though less than a quorum;

•
by a majority vote of a committee of the directors if the committee is designated by a majority vote of the directors, who at the time of the vote are disinterested and independent, even though less than a quorum, and is composed solely of one or more directors who are disinterested and independent;

•
by special legal counsel selected by the directors, or selected by a committee of the directors as described in the preceding two subparts above;

•
by the owners or members of the corporation in a vote that excludes the ownership or membership interests held by each director who is not disinterested and independent; or

•
by a unanimous vote of the owners or members of the corporation.

The TBOC requires indemnification of directors and officers for reasonable expenses actually incurred relating to a wholly successful defense on the merits or otherwise in defense of a proceeding. The TBOC permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon, among other things, such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified. No indemnification may be made in respect of any proceeding in which such individual is liable to the corporation or improperly received a personal benefit and is found liable for willful misconduct, breach of the duty of loyalty owed to the corporation, or an act or omission deemed not to be committed in good faith.
The Proposed Charter and Proposed Bylaws will provide for indemnification by the Combined Company of its directors and officers to the fullest extent permitted by Texas law.
Indemnification Agreements
The Combined Company intends to enter into an indemnification agreement with each of its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Combined Company, the Combined Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Limitations on Liability of Officers and Directors
The TBOC provides that a corporation’s certificate of formation may include a provision limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for an act or omission as a director or officer. However, no such provision can eliminate or limit the liability of a director or officer for:
•
any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

•
acts or omissions not in good faith (i) that constitute a breach of a duty owed to the corporation or (ii) involve intentional misconduct or a knowing violation of the law;

•
violation of certain provisions of Texas law; or

•
any transaction from which the director or officer received an improper benefit.

The Proposed Charter will provide that, to the fullest extent permitted by the TBOC, a director or officer of the Combined Company will not be personally liable to the Combined Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, and that, unless otherwise required by the TBOC, any repeal or amendment of this provision will be prospective only (except to the extent such amendment or change in law permits the Combined Company to further limit or eliminate the liability of directors or officers). The Combined Company believes that these limitation of liability, indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Proposed Charter and the Proposed Bylaws may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company and its shareholders. In addition, a shareholder’s investment may be adversely affected to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Transfer Agent and Registrar
The transfer agent and registrar for the Combined Company Common Stock is expected to be Odyssey Transfer and Trust Company.

Listing
PubCo will apply to have the Combined Company Common Stock listed on an Applicable Stock Exchange upon the Closing under the symbol “[    ].” Twin Vee Common Stock is currently listed on Nasdaq under the symbol “VEEE” and is expected to be delisted from Nasdaq in connection with the Closing.

COMPARISON OF USFM’S STOCKHOLDERS’ RIGHTS
USFM is incorporated under the laws of the State of Colorado, and the rights of USFM stockholders are currently governed by the Colorado Business Corporation Act (the “Colorado Act”), the Amended and Restated Articles of Incorporation of USFM, as filed with the Colorado Secretary of State on January 27, 2026 (the “USFM Articles”), and the bylaws of USFM, as currently in effect (the “USFM Bylaws”). PubCo is incorporated under the laws of the State of Texas.
Upon completion of the Business Combination, USFM stockholders will become stockholders of the Combined Company. The rights of the former USFM stockholders and the former Twin Vee stockholders will thereafter be governed by the Texas Business Organizations Code (the “TBOC”), the proposed Amended and Restated Certificate of Formation of the Combined Company (the “Proposed Charter”) and the proposed Amended and Restated Bylaws of the Combined Company (the “Proposed Bylaws” and together with the Proposed Charter, the “Combined Company Governance Documents”). The Proposed Charter and the Proposed Bylaws are attached to this joint proxy statement/prospectus as Annexes B and C, respectively. The rights of Twin Vee stockholders are summarized separately in the section titled “Comparison of Twin Vee’s Stockholders’ Rights.”
The following table summarizes certain material differences between the rights of USFM stockholders and the rights of Combined Company stockholders, but is not a complete statement of all such differences or a complete description of the Colorado Act, the TBOC or the provisions referred to in the table. USFM stockholders should carefully read the relevant provisions of the Colorado Act, the TBOC, the USFM Articles, the USFM Bylaws and the Combined Company Governance Documents. For more information on how to obtain documents that are not attached to this joint proxy statement/prospectus, see the section titled “Where You Can Find More Information.”
	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
Number of Authorized and Outstanding Shares
USFM is authorized under the USFM Articles to issue up to five million (5,000,000) shares of common stock, no par value per share. The USFM Articles do not authorize any class of preferred stock.
As of [•], 2026, there were [•] shares of USFM Common Stock outstanding and no shares of preferred stock outstanding.

The Proposed Charter authorizes the Combined Company to issue [•] shares of capital stock, consisting of (i) [•] shares of common stock, par value $0.001 per share, and (ii) [•] shares of preferred stock, par value $0.001 per share.
[Immediately following the Second Effective Time, there are expected to be approximately [•] shares of Combined Company Common Stock outstanding and no shares of Combined Company preferred stock outstanding.]

Voting Limitations	The USFM Bylaws provide that each holder of USFM Common Stock is entitled to one vote for each share held.
The Proposed Charter provides that holders of common stock are entitled to one vote for each share on each matter properly submitted to the stockholders on which they are entitled to vote.
Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Proposed Charter that relates solely to the

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
terms of one or more outstanding series of preferred stock if the holders of the affected series are entitled to vote on the amendment.
Stockholder Voting Threshold
The Colorado Act provide that if a quorum exists, action on a matter other than the election of directors by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless a greater number of affirmative votes is required by articles 101 to 117 of this title or the articles of incorporation.
The USFM Articles do not require a greater number of affirmative votes than the Colorado default standard.
Under the Proposed Bylaws, except as otherwise provided by the TBOC, the Proposed Charter or the Proposed Bylaws, matters other than the election of directors are decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter who voted for, against or expressly abstained with respect to the matter at a meeting at which a quorum is present.
Stockholder Voting Threshold for Fundamental Transactions	Under the Colorado Act, (i) a plan of merger, conversion or share exchange, (ii) a sale, lease, exchange or other disposition of all, or substantially all, of the corporation’s property other than in the usual and regular course of business and (iii) a proposal to dissolve the corporation must each be approved by each voting group entitled to vote separately on the matter by a majority of all the votes entitled to be cast on the plan or transaction, as applicable, unless a greater vote is required by the Colorado Act, the articles of incorporation, bylaws adopted by the stockholders or the board of directors acting pursuant to the Colorado Act. Neither the USFM Articles nor the USFM Bylaws requires a greater vote.
Under the TBOC, unless the certificate of formation provides otherwise, a “fundamental action” or “fundamental business transaction” (each as defined in the TBOC), such as a merger or a sale of all or substantially all of the corporation’s assets, must be approved by the holders of at least two-thirds of the outstanding shares of each class entitled to vote on the matter. The certificate of formation may reduce this threshold to not less than a majority of the shares entitled to vote, or may provide for all shares to vote together as a single class.
The Proposed Charter provides that, except as otherwise required by law or by the terms of any series of preferred stock (including any statement of resolution establishing such series), any fundamental action or fundamental business transaction requires the affirmative vote of the holders of at least a majority of the voting power of all

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
outstanding shares entitled to vote thereon, voting together as a single class, and that no separate class or series vote is required on any matter.
Rights of Preferred Stock	The USFM Articles do not authorize the issuance of preferred stock.	The Proposed Charter authorizes the Combined Company’s board of directors, without further stockholder action, to issue up to [•] shares of preferred stock in one or more series and to fix the powers, designations, preferences, limitations and relative rights of each series, including voting, dividend, conversion, redemption and liquidation rights.
Cumulative Voting	The USFM Articles provide that cumulative voting is not permitted.	Under the TBOC, cumulative voting is permitted only if authorized by the certificate of formation. Similar to the USFM Articles, the Proposed Charter provides that stockholders do not have the right to cumulate votes in the election of directors.
Size of Board of Directors	The USFM Bylaws provide that USFM’s board of directors shall consist of not less than one nor more than nine members, the exact number of which was initially fixed by the incorporator and is thereafter fixed from time to time by USFM’s board of directors. USFM’s board of directors currently consists of one director.
The Proposed Charter provides that the number of directors constituting the Combined Company’s board of directors shall be fixed by or in the manner provided in the Proposed Bylaws.
The Proposed Bylaws provide that the Combined Company’s board of directors will consist of one or more members, the number of which will be fixed from time to time solely by resolution of the board of directors, and that no decrease in the number of directors will shorten the term of an incumbent director.
The Combined Company’s board of directors is expected to consist of five directors immediately following the Closing.

Classes of Directors; Election of Directors	USFM’s board of directors is not classified. Directors are elected by a plurality of the votes cast at each annual meeting of stockholders	Similar to USFM, the Combined Company’s board of directors will not be classified. The Proposed Bylaws provide that directors are elected by a

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
and hold office until the next annual meeting and until their successors are duly elected and qualified, or until their earlier resignation or removal.
plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote in the election.
Directors are elected at each annual meeting of stockholders and hold office until the expiration of the term for which elected and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

Removal and Resignation of Directors
Any USFM director may resign at any time upon notice to USFM. Under the Colorado Act, a director’s resignation is effective when the notice is received by USFM unless the notice specifies a later effective date.
Under the Colorado Act, unless the articles of incorporation provide that directors may be removed only for cause, any director may be removed with or without cause by the stockholders of the voting group that elected the director, at a meeting of stockholders called for that purpose, if the votes cast for removal exceed the votes cast against removal. Notice of the meeting must state that the purpose, or one of the purposes, of the meeting is the removal of the director. The USFM Articles do not limit removal to cause. Neither the Colorado Act nor the USFM Articles or the USFM Bylaws authorizes USFM’s board of directors to remove a director.

Under the TBOC, unless otherwise provided by the governing documents, the holders of a majority of the shares then entitled to vote in an election of directors may remove a director or the entire board of directors, with or without cause, at a meeting called for that purpose.
The Proposed Charter provides that, subject to the rights of holders of any series of preferred stock, a director may be removed, with or without cause, by the affirmative vote of stockholders holding at least [two-thirds] of the shares then entitled to vote in an election of directors.
Any director may resign at any time upon written or electronic notice to the Combined Company, effective upon receipt unless a later effective date is specified.

Vacancies on the Board of Directors
The USFM Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Directors so chosen hold office until the next annual
Similar to the USFM Bylaws, the Proposed Bylaws provide that, subject to the TBOC and the rights of any series of preferred stock, vacancies and newly created directorships may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. However,

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
	election and until their successors are duly elected and qualified, or until their earlier resignation or removal.	under the TBOC and the Proposed Bylaws, the board of directors may not fill more than two (2) directorships created by an increase in the number of directors between any two (2) successive annual meetings of stockholders; any additional directorships must be filled by the stockholders.
Special Meetings of Stockholders	The USFM Bylaws provide that, unless otherwise prescribed by law or the USFM Articles, special meetings of stockholders may be called by the Chairman (if any), the President, any Vice President (if any), the Secretary or any Assistant Secretary, and shall be called by any such officer at the written request of a majority of USFM’s board of directors or of stockholders owning a majority of the capital stock issued and outstanding and entitled to vote.
Under the TBOC, the certificate of formation may set the percentage of shares required for stockholders to call a special meeting at no more than fifty percent (50%) of the shares entitled to vote; absent such a provision, the holders of at least ten percent (10%) of the shares entitled to vote may call a special meeting.
The Proposed Charter provides that, subject to the terms of any series of preferred stock, special meetings of stockholders may be called only by the Combined Company’s board of directors, the chairperson of the board, the chief executive officer, the president or the holders of not less than [fifty percent (50%)] of the then-outstanding shares entitled to vote at the special meeting.

Quorum
The Colorado Act provides that, unless otherwise provided in articles 101 to 117 of Title 7 or in the articles of incorporation, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter, but a quorum shall not consist of fewer than one-third of the votes entitled to be cast on the matter by the voting group.
The USFM Articles do not provide for an alternative quorum standard.

Under the TBOC, the certificate of formation may reduce the quorum to not less than one-third of the shares entitled to vote.
The Proposed Charter provides that the holders of at least one-third of the outstanding shares entitled to vote at a meeting, present in person, by remote communication (if applicable) or by proxy, constitute a quorum.
The Proposed Bylaws provide that, if a quorum is not present or represented by proxy, the chairperson of the meeting or the holders of a majority of the

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
	The USFM Bylaws provide that if a quorum is not present, the stockholders present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present.	shares present or represented by proxy and entitled to vote may adjourn the meeting.
Notice of Stockholder Meetings
The USFM Bylaws provide that written notice of every meeting of the stockholders will be given to each stockholder of record stating the place, date and hour of the meeting, and of each special meeting also stating the purpose or purposes for which it is called. Such notice will be given to each stockholder entitled to vote not less than ten (10) nor more than sixty (60) days before the meeting.
Notice may be given by mail, personally, by fax, electronic mail or other electronic transmission, and may be waived in writing before or after the time stated therein.

The Proposed Bylaws, similar to the USFM Bylaws, require written notice of each meeting stating the place, if any, date and hour of the meeting, the means of remote communication, if any, and, for a special meeting, the purpose or purposes, to be given not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote as of the record date.
In addition, notice of a meeting to consider a “fundamental business transaction” (as defined in the TBOC) must be given to each stockholder, whether or not entitled to vote, not later than twenty-one (21) days before the meeting and must state that a purpose of the meeting is to consider a fundamental business transaction. The Proposed Bylaws permit notice to be given by electronic transmission when permitted by, and in accordance with the requirements of, the TBOC.

Advance Notice of Stockholder Proposals and Nominations	The USFM Articles and the USFM Bylaws do not contain advance notice requirements for stockholder nominations of directors or stockholder proposals.
The Proposed Charter requires advance notice of stockholder nominations and business to be given in the manner provided in the Proposed Bylaws. The Proposed Bylaws require a stockholder of record (at the time of notice, on the record date and through the meeting) who is entitled to vote to deliver notice to the Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, before the anniversary of the prior year’s annual meeting (if the meeting is

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)

held not more than thirty (30) days before or seventy (70) days after the anniversary), and otherwise not later than the later of the 90th day before the meeting or the 10th day following public disclosure of the meeting date.
The notice must include extensive information about the proposing stockholder, any associated persons and any nominee, including ownership and derivative positions, related agreements and arrangements, a completed nominee questionnaire and representations, and a statement of intent to solicit proxies in accordance with Rule 14a-19 under the Exchange Act. Nominations at special meetings at which directors are to be elected are subject to similar notice requirements.

Stockholder Action by Written Consent	The USFM Articles and the USFM Bylaws permit any action required or permitted to be taken at a meeting of stockholders to be taken without a meeting, without prior notice and without a vote, upon the written consent of stockholders holding not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Prompt notice of action taken by less than unanimous written consent must be given to non-consenting stockholders.	Under the TBOC, stockholders may act by less than unanimous written consent only if authorized by the certificate of formation. Similar to the USFM Articles and the USFM Bylaws, the Proposed Charter permits stockholders to act without a meeting by written or electronic consent signed by the holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote were present and voted.
Limitation of Director and Officer Liability	The USFM Articles provide that no director of USFM will have any personal liability to USFM or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing	Under the TBOC, a corporation may eliminate or limit the liability of its directors and officers for monetary damages, except for liability for a breach of the duty of loyalty, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, a transaction from which the person receives an improper

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)

violation of law, (iii) voting for or assenting to a distribution made in violation of Colorado Act § 7-106-401, if it is established that the director did not perform his or her duties in compliance with Colorado Act § 7-108-401 (in which case liability is limited to the amount of the distribution that exceeds what could lawfully have been distributed), or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit.
The Colorado Act permits the articles of incorporation to limit or eliminate the liability of a director to the corporation or its stockholders for monetary damages for any action taken, or any failure to take action, as a director, except liability for (i) the receipt of a financial benefit to which the director is not entitled, (ii) an intentional infliction of harm on the corporation or its stockholders, (iii) voting for or assenting to an unlawful distribution, or (iv) an intentional violation of criminal law.

benefit, or liability expressly imposed by statute.
The Proposed Charter provides that, to the fullest extent permitted by the TBOC, a director or officer will not be personally liable to the Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the TBOC is amended to further eliminate or limit liability, liability will be eliminated or limited to the fullest extent permitted as so amended. Any repeal or amendment of this provision is prospective only.

Indemnification of Directors and Officers
The USFM Articles require USFM to indemnify, to the maximum extent permitted by law, any person who is or was a director or officer, and permit indemnification of other persons, and authorize USFM to purchase insurance and advance expenses.
The USFM Bylaws require indemnification of directors and officers in third-party and derivative proceedings if the person acted in good faith and in a manner reasonably believed to be in or not opposed to USFM’s best interests (and, in criminal matters, had no reasonable cause to believe the conduct was unlawful), subject to a determination by disinterested

The Proposed Charter authorizes the Combined Company, to the fullest extent permitted by the TBOC, to indemnify and advance expenses to its directors, officers, employees and agents through the Proposed Bylaws, agreements, votes of stockholders or disinterested directors or otherwise.
The Proposed Bylaws require the Combined Company to indemnify and hold harmless its current and former directors and officers to the fullest extent permitted by the TBOC, provided that indemnification for a proceeding initiated by the indemnitee (other than a proceeding to enforce

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)

directors, independent legal counsel or the stockholders. Indemnification is mandatory to the extent the person is successful on the merits or otherwise.
USFM is not obligated to indemnify in connection with proceedings initiated by the indemnitee unless authorized by USFM’s board of directors, other than proceedings to enforce indemnification rights.
indemnification rights) is required only if the proceeding was authorized by the board of directors. The Proposed Bylaws also permit the Combined Company to maintain insurance and to grant indemnification and advancement rights to employees and agents.
Advancement of Expenses	The USFM Bylaws require advancement of expenses upon receipt of an undertaking to repay if it is ultimately determined that the person is not entitled to indemnification.	Under the TBOC, a corporation may advance expenses to a director or officer only upon receipt of (i) a written affirmation of the person’s good faith belief that the person has met the standard of conduct necessary for indemnification under the TBOC and (ii) a written undertaking to repay the amounts advanced if it is finally determined that the person has not met that standard. Accordingly, the Proposed Bylaws provide that the right to indemnification includes the right to advancement of expenses incurred in defending a proceeding in advance of its final disposition, subject to delivery of such affirmation and undertaking if required by the TBOC.
Interested Director Transactions
The USFM Articles provide that, absent fraud, directors and officers are not disqualified from dealing with USFM, are not liable to account for profits from such transactions, and may engage in businesses in the same or similar line of business as USFM. Interested directors may be counted toward a quorum.
The USFM Bylaws provide that such transactions are not void or voidable solely because of the interest if (i) the material facts are disclosed to or known by USFM’s board of directors or committee and approved in good faith by a majority of the
The Proposed Charter and the Proposed Bylaws do not contain a provision addressing transactions with interested directors or officers. Such transactions will be governed by the TBOC.

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
disinterested directors, (ii) the material facts are disclosed to or known by the stockholders and the transaction is approved in good faith by the stockholders, or (iii) the transaction is fair to USFM when authorized.
Fiduciary Duties	In Colorado, fiduciary duties are generally developed by case law. Under the Colorado Act, each director, and each officer with discretionary authority, must discharge his or her duties in good faith, with care and in a manner he or she reasonably believes to be in the best interests of the corporation. Directors and officers may rely on information, reports and statements prepared or presented by officers, employees, legal counsel, accountants and other persons they reasonably believe to be reliable and competent, and a director may also rely on a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence, unless in either case they have knowledge that makes such reliance unwarranted.	In Texas, fiduciary duties are generally developed by case law. Directors and officers owe duties of loyalty, due care and obedience to the corporation. Directors and officers may rely on information, reports and statements prepared or presented by officers, employees, legal counsel, certified public accountants, investment bankers and other persons they reasonably believe possess professional expertise in the matter, and may (but are not required to) consider the laws, judicial decisions and practices of other states.
Business Judgment Rule	Under the Colorado Act, a director is liable to the corporation or its stockholders for money damages or other money payment for any act, omission to act or decision only if the party asserting liability establishes in a proceeding that, among other things, the challenged act, omission or decision was not in good faith, was not rationally believed to be in the corporation’s best interests, was one as to which the director was at least grossly negligent, involved a failure to make appropriate inquiry when particular facts or circumstances of significant concern came to
Under the TBOC, a corporation listed on a national securities exchange is automatically subject to, and any other corporation may elect in its governing documents to be governed by, TBOC § 21.419, which codifies the business judgment rule, establishing a presumption that directors and officers, in deciding upon matters of business, act in good faith, on an informed basis, in furtherance of the interests of the corporation, and in obedience to the law and the corporation’s governing documents.
The Proposed Charter provides that the Combined Company

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)

the director’s attention that would have alerted a reasonably attentive director to the need for inquiry or a sustained or systematic failure to exercise oversight of the corporation’s business and affairs, was a breach of the duty of loyalty, including by directly or indirectly receiving an improper personal benefit, or consisted of or resulted from a vote for or assent to a distribution made in violation of the Colorado Act or the articles of incorporation. In addition, the party seeking to hold a director liable must establish that the corporation or its stockholders suffered money damages and that those damages were caused by the director’s challenged conduct.
The Colorado Act fixes gross negligence as the applicable standard unless the articles of incorporation change that standard to knowing misconduct, a knowing violation of law or negligence; the USFM Articles do not change the standard, and gross negligence therefore applies. The Colorado Act does not provide a statutory presumption comparable to TBOC § 21.419, and the USFM Articles and the USFM Bylaws do not contain comparable provisions.
affirmatively elects to be governed by the statutory business judgment rule presumption.
Required Ownership to Institute a Derivative Proceeding	The USFM Articles and the USFM Bylaws do not impose a minimum share ownership threshold for stockholders to institute or maintain a derivative proceeding.
Under the TBOC, a public corporation may require a stockholder, individually or as a group, to hold up to three percent (3%) of its outstanding shares to institute or maintain a derivative proceeding.
The Proposed Charter provides that, during any time that the Combined Company has a class of its equity securities listed on a national securities exchange or has five hundred (500) or more stockholders, no stockholder may institute or maintain a derivative

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
proceeding unless the stockholder holds, at the time the proceeding is instituted, at least [three percent (3%)] of the outstanding shares.
Amendment of Articles of Incorporation / Certificate of Formation	The USFM Articles reserve USFM’s right to amend, alter, change or repeal any provision of the USFM Articles in the manner prescribed by statute. The USFM Articles do not impose any supermajority vote requirement; amendments are therefore subject to the default approval requirements of the Colorado Act.	The Proposed Charter reserves the right to amend, alter, change or repeal any provision of the Proposed Charter in the manner prescribed by the Proposed Charter and the TBOC.
Amendment of Bylaws	The USFM Articles expressly authorize USFM’s board of directors to make, alter, amend and repeal the bylaws. The USFM Bylaws provide that they may be altered, amended or repealed, or new bylaws adopted, by USFM’s board of directors, provided that notice of the proposed action is contained in the notice of the board meeting and the amendment is approved by a majority of USFM’s entire board of directors (the total number of directors USFM would have if there were no vacancies).
The Proposed Charter authorizes the Combined Company’s board of directors to make, repeal, alter, amend and rescind any or all of the Proposed Bylaws, subject to any additional vote required by the Proposed Bylaws.
The Proposed Bylaws provide that the Combined Company’s board of directors is authorized to alter, amend and repeal the Proposed Bylaws or adopt new bylaws.
The shareholders may, by the vote of the holders of not less than a majority of the voting power of all outstanding shares of capital stock of the Combined Company entitled to vote in the election of directors, voting together as a single class, make additional bylaws and alter, amend and repeal any bylaws, whether such bylaws were originally adopted by the shareholders or otherwise.

Exclusive Forum	The USFM Bylaws provide that, unless USFM consents in writing to an alternative forum, the state or federal courts in Denver County, Colorado, shall be the sole and exclusive forum for bringing any and all internal corporate claims as defined by the Colorado Act.	As permitted by the TBOC, the Proposed Charter provides that, unless the Combined Company consents in writing to an alternative forum, the Business Court in the First Business Court Division of the State of Texas (or, if it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas

	USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)

Division, or, if that court lacks jurisdiction, a Texas state district court in Dallas County) will be the sole and exclusive forum for derivative actions, breach of fiduciary duty claims, claims arising under the TBOC or the Combined Company Governance Documents, claims governed by the internal affairs doctrine, “internal entity claims” and other actions within the Business Court’s jurisdiction. The Proposed Charter also provides that the federal district courts will be the exclusive forum for claims arising under the Securities Act or the Exchange Act. Holders of shares are deemed to have notice of and consented to these provisions.
In addition, the Proposed Charter provides that holders of shares are deemed to have waived any right to a jury trial in any action asserting an “internal entity claim” and, to the fullest extent permitted by law, any other action within the scope of the exclusive forum provision.

Appraisal (Dissenters’) Rights	The USFM Articles provide that stockholders have appraisal rights only to the extent and in the circumstances expressly provided under Colorado Act § 7-113-102 et seq., and that no appraisal, dissenters’ or similar rights are available with respect to any corporate action except as required by applicable Colorado law. Under the Colorado Act, the articles of incorporation may limit or eliminate appraisal rights only for a class or series of preferred shares, and the USFM Articles do not authorize any preferred stock; accordingly, the USFM Articles do not limit the appraisal rights available to holders of USFM Common Stock. The Colorado Act permits
The Proposed Charter and the Proposed Bylaws do not address dissenters’ rights. Combined Company stockholders will have dissenters’ rights only to the extent provided under the TBOC.
Under the TBOC, except for the limited classes of mergers, consolidations, sales and asset dispositions for which no shareholder approval is required under Texas law, shareholders of Texas corporations with voting rights have dissenters’ rights in the event of a merger, consolidation, interest exchange, conversion, sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation.

USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)

the articles of incorporation, the bylaws or a resolution of the board of directors to extend appraisal rights to additional corporate actions. The USFM Articles do not extend appraisal rights beyond those the Colorado Act requires.
Under the Colorado Act, a stockholder is entitled to appraisal rights and to payment of the fair value of that stockholder’s shares upon consummation of a merger to which the corporation is a party if stockholder approval of the merger is required and the stockholder is entitled to vote on the merger, except with respect to shares of any class or series that remain outstanding after the merger. These rights are not available, however, for shares of a class or series that, measured as of the record date for the meeting, is a covered security under section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act, is traded in an organized market with a market value of at least twenty million dollars ($20,000,000) excluding shares held by subsidiaries, senior executives, directors and ten percent (10%) holders, or is issued by a registered open-end management investment company and redeemable at the holder’s option at net asset value. This exception does not apply where the terms of the corporate action require holders to accept consideration other than cash or qualifying securities, or where the corporate action is an interested transaction, in each case as determined under the Colorado Act.
For a description of the appraisal rights available to USFM stockholders in connection with

However, a shareholder of a Texas corporation has no dissenters’ rights with respect to any plan of merger or conversion in which there is a single surviving or new domestic or foreign corporation, or with respect to any plan of exchange if:
(1)   the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate: (A) listed on a national securities exchange; or (B) held of record by at least 2,000 owners;
(2)   the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and
(3)   the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than: (A) ownership interests, or depository receipts in respect of ownership interests, of another entity of the same general organizational type that, immediately after the effective

USFM Governing Documents (Colorado)	Combined Company Governance Documents (Texas)
the Second Merger, see the section entitled “Appraisal Rights and Dissenters’ Rights.”
date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests that are: (i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (ii) held of record by at least 2,000 owners; (B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or (C) any combination of the ownership interests and cash above.
Under the TBOC, an owner of an ownership interest in a Texas domestic entity subject to dissenters’ rights is entitled to dissent from an amendment to a Texas for-profit corporation’s certificate of formation to add required provisions to elect to be a public benefit corporation or delete required provisions, which in effect cancels the corporation’s election to be a public benefit corporation if the owner owns shares that were entitled to vote on the amendment; except if the shares held by the owner are part of a class or series of shares listed on a national securities exchange; or held of record by at least 2,000 owners.

COMPARISON OF TWIN VEE’S STOCKHOLDERS’ RIGHTS
Twin Vee is incorporated under the laws of the State of Delaware, and the rights of Twin Vee stockholders are currently governed by the DGCL, the Certificate of Incorporation of Twin Vee, as filed with the Delaware Secretary of State on April 7, 2021 (as amended to date, including pursuant to the Certificate of Validation filed with the Delaware Secretary of State on September 8, 2026, the “Twin Vee Charter”), and the bylaws of Twin Vee, as currently in effect (the “Twin Vee Bylaws”). PubCo is incorporated under the laws of the State of Texas.
Upon completion of the Business Combination, Twin Vee stockholders will become stockholders of the Combined Company. The rights of the former USFM stockholders and the former Twin Vee stockholders will thereafter be governed by the TBOC, the Proposed Charter and the Proposed Bylaws. The Proposed Charter and the Proposed Bylaws are attached to this joint proxy statement/prospectus as Annexes B and C, respectively, and incorporated herein by reference. The rights of USFM stockholders are summarized separately above in the section titled “Comparison of USFM’s Stockholders’ Rights.”
The following table summarizes certain material differences between the rights of Twin Vee stockholders and the rights of Combined Company stockholders, but is not a complete statement of all such differences or a complete description of the DGCL, the TBOC or the provisions referred to in the table. Twin Vee stockholders should carefully read the relevant provisions of the DGCL, the TBOC, the Twin Vee Charter, the Twin Vee Bylaws and the Combined Company Governance Documents. For more information on how to obtain documents that are not attached to this joint proxy statement/prospectus, see the section titled “Where You Can Find More Information.”
	Twin Vee Governing Documents (Delaware)	Combined Company Governance Documents (Texas)
Number of Authorized and Outstanding Shares	The Twin Vee Charter authorizes Twin Vee to issue 60,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.
The Proposed Charter authorizes the Combined Company to issue [•] shares of capital stock, consisting of (i) [•] shares of common stock, par value $0.001 per share, and (ii) [•] shares of preferred stock, par value $0.001 per share.
Immediately following the Second Effective Time, there are expected to be approximately [•] shares of Combined Company Common Stock outstanding and no shares of Combined Company preferred stock outstanding.

Voting Limitations
The Twin Vee Charter provides that holders of common stock are entitled to one vote for each share on each matter properly submitted to the stockholders on which they are entitled to vote.
The Twin Vee Bylaws provide that, except as otherwise required by law, the Twin Vee Charter or the Twin Vee Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or

The Proposed Charter provides that holders of common stock are entitled to one vote for each share on each matter properly submitted to the stockholders on which they are entitled to vote.
Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series are

	Twin Vee Governing Documents (Delaware)	Combined Company Governance Documents (Texas)
	represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Twin Vee Charter or the Twin Vee Bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Twin Vee Charter or the Twin Vee Bylaws.	entitled to vote on the amendment.
Stockholder Voting Threshold	Under the Twin Vee Bylaws, except as otherwise provided by law, the Twin Vee Charter or the Twin Vee Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.	Under the Proposed Bylaws, except as otherwise provided by the TBOC, the Proposed Charter or the Proposed Bylaws, matters other than the election of directors are decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter who voted for, against or expressly abstained with respect to the matter at a meeting at which a quorum is present.
Stockholder Voting Threshold for Fundamental Transactions	Pursuant to Section 251(c) of the DGCL, approval of a merger of Twin Vee requires the vote of a majority of the outstanding stock of Twin Vee entitled to vote thereon. Pursuant to Section 271(a) of the DGCL, approval of a sale of all or substantially all assets of Twin Vee requires the vote of a majority of the outstanding stock of Twin Vee entitled to vote thereon.	Under the TBOC, unless the certificate of formation provides otherwise, a “fundamental action” or “fundamental business transaction” (each as defined in the TBOC), such as a merger or a sale of all or substantially all of the corporation’s assets, must be approved by the holders of at least two-thirds of the outstanding shares of each class entitled to vote on the matter. The corporation’s certificate of

	Twin Vee Governing Documents (Delaware)	Combined Company Governance Documents (Texas)

formation may reduce this threshold to not less than a majority of the shares entitled to vote, or may provide for all shares to vote together as a single class.
The Proposed Charter provides that, except as otherwise required by law or by the terms of any series of preferred stock (including any statement of resolution establishing such series), any fundamental action or fundamental business transaction requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares entitled to vote thereon, voting together as a single class, and that no separate class or series vote is required on any matter.

Rights of Preferred Stock	Pursuant to the Twin Vee Charter, the Board of Directors of Twin Vee is authorized to provide for the issue of all of any of the shares of Twin Vee’s preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. Pursuant to the Twin Vee Charter, the Twin Vee Board of Directors is also authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any	The Proposed Charter authorizes the Combined Company’s board of directors, without further stockholder action, to issue up to [•] shares of preferred stock in one or more series and to fix the powers, designations, preferences, limitations and relative rights of each series, including voting, dividend, conversion, redemption and liquidation rights.

	Twin Vee Governing Documents (Delaware)	Combined Company Governance Documents (Texas)
series of preferred stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of Twin Vee entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.
Cumulative Voting	Under the DGCL, cumulative voting is permitted only if authorized in the corporation’s certificate of incorporation. The Twin Vee Charter does not provide that stockholders have the right to cumulate votes in the election of directors.	Under the TBOC, cumulative voting is permitted only if authorized by the certificate of formation. The Proposed Charter provides that stockholders do not have the right to cumulate votes in the election of directors.
Size of Board of Directors	The Twin Vee Charter states that the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
The Proposed Charter provides that the number of directors constituting the Combined Company’s board of directors shall be fixed by or in the manner provided in the Proposed Bylaws.
The Proposed Bylaws provide that the Combined Company’s board of directors will consist of one or more members, the number of which will be fixed from time to time solely by resolution of the board of directors, and that no decrease in the number of directors will shorten the term of an incumbent director.
The Combined Company’s board of directors is expected to consist

	Twin Vee Governing Documents (Delaware)	Combined Company Governance Documents (Texas)
of five directors immediately following the Closing.
Classes of Directors; Election of Directors
Pursuant to the Twin Vee Charter, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III.
Pursuant to the Twin Vee Charter, subject to the rights of holders of any series of preferred stock to elect directors under specified circumstances, each Twin Vee director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at Twin Vee’s first annual meeting of stockholders held after the effectiveness of the Twin Vee Charter; each director initially assigned to Class II shall serve for a term expiring at Twin Vee’s second annual meeting of stockholders held after the effectiveness of the Twin Vee Charter; and each director initially assigned to Class III shall serve for a term expiring at Twin Vee’s third annual meeting of stockholders held after the effectiveness of the Twin Vee Charter; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

The Combined Company’s board of directors will not be classified.
The Proposed Bylaws provide that directors are elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote in the election.
Directors are elected at each annual meeting of stockholders and hold office until the expiration of the term for which elected and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

	Twin Vee Governing Documents (Delaware)	Combined Company Governance Documents (Texas)
Removal and Resignation of Directors
Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the corporation’s certificate of incorporation otherwise provides, in the case of a corporation whose board is classified as provided in Section 144(d) of the DGCL, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part. The DGCL further provides that whenever the holders of any class or series are entitled to elect 1 or more directors by the certificate of incorporation, Section 144(k) of the DGCL shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.
The Twin Vee Charter states that the Twin Vee Board of Directors or any individual director may be removed from office at any time (1) with cause by the affirmative vote of the holders of at least sixty percent (60%) of the voting power of all the then-outstanding shares of capital stock of Twin Vee, entitled to vote at an election of directors; or (2) without cause by the affirmative vote of the

Under the TBOC, unless otherwise provided by the governing documents, the holders of a majority of the shares then entitled to vote in an election of directors may remove a director or the entire board of directors, with or without cause, at a meeting called for that purpose.
The Proposed Charter provides that, subject to the rights of holders of any series of preferred stock, a director may be removed, with or without cause, by the affirmative vote of stockholders holding at least [two-thirds] of the shares then entitled to vote in an election of directors.
Any director may resign at any time upon written or electronic notice to the Combined Company, effective upon receipt unless a later effective date is specified.

	Twin Vee Governing Documents (Delaware)	Combined Company Governance Documents (Texas)
holders of at least sixty percent (60%) of the voting power of all the then-outstanding shares of the capital stock of Twin Vee entitled to vote generally at an election of directors.
Vacancies on the Board of Directors
The Twin Vee Charter states that, subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Twin Vee preferred stock, any vacancies on the Twin Vee Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Twin Vee Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Twin Vee Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
The Twin Vee Bylaws states that, unless otherwise provided in the Twin Vee Charter or the Twin Vee Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a
[Similar to the Twin Vee Bylaws,] the Proposed Bylaws provide that, subject to the TBOC and the rights of any series of preferred stock, vacancies and newly created directorships may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. However, under the TBOC and the Proposed Bylaws, the board of directors may not fill more than two (2) directorships created by an increase in the number of directors between any two (2) successive annual meetings of stockholders; any additional directorships must be filled by the stockholders.

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quorum, or by a sole remaining director. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.
The Twin Vee Bylaws further state that if, at the time of filling any vacancy or any newly created directorship, the Twin Vee directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

Special Meetings of Stockholders
Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
The Twin Vee Charter states that no action shall be taken by the Twin Vee stockholders except at an annual or special meeting of stockholders called in accordance with the Twin Vee Bylaws.
The Twin Vee Bylaws state that a special meeting of the Twin Vee stockholders, other than those required by statute, may be called

Under the TBOC, the certificate of formation may set the percentage of shares required for stockholders to call a special meeting at no more than fifty percent (50%) of the shares entitled to vote; absent such a provision, the holders of at least ten percent (10%) of the shares entitled to vote may call a special meeting.
The Proposed Charter provides that, subject to the terms of any series of preferred stock, special meetings of stockholders may be called only by the Combined Company’s board of directors,

	Twin Vee Governing Documents (Delaware)	Combined Company Governance Documents (Texas)
	at any time only by (A) the direction of a majority of the board of directors, (B) the chairperson of the board of directors, (C) the chief executive officer or (D) the president (in the absence of a chief executive officer).	the chairperson of the board, the chief executive officer, the president or the holders of not less than [fifty percent (50%)] of the then-outstanding shares entitled to vote at the special meeting.
Quorum
Under the DGCL, the certificate of incorporation or bylaws of any corporation authorized to issue stock may specify the number of shares and/or the amount of other securities having voting power the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum for, and the votes that shall be necessary for, the transaction of any business, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than 1/3 of the shares of such class or series or classes or series.
The Twin Vee Bylaws state that the holders of at least 1/3 of the shares of Twin Vee capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the Twin Vee stockholders.

Under the TBOC, the certificate of formation may reduce the quorum to not less than one-third of the shares entitled to vote.
The Proposed Charter provides that the holders of at least one-third of the outstanding shares entitled to vote at a meeting, present in person, by remote communication (if applicable) or by proxy, constitute a quorum.
The Proposed Bylaws provide that, if a quorum is not present or represented by proxy, the chairperson of the meeting or the holders of a majority of the shares present or represented by proxy and entitled to vote may adjourn the meeting.

Notice of Stockholder Meetings
The Twin Vee Bylaws state that, except as otherwise provided in the DGCL, the Twin Vee Charter or the Twin Vee Bylaws, written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

The Proposed Bylaws, similar to the Twin Vee Bylaws, require written notice of each meeting stating the place, if any, date and hour of the meeting, the means of remote communication, if any, and, for a special meeting, the purpose or purposes, to be given not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote as of the record date.

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Pursuant to Section 251(c) of the DGCL, due notice of the time, place and purpose of any stockholder meeting to vote upon a merger of Twin Vee shall be given to each holder of stock, whether voting or nonvoting, at the stockholder’s address as it appears on the Twin Vee records, at least 20 days prior to the date of the meeting.

In addition, notice of a meeting to consider a “fundamental business transaction” (as defined in the TBOC) must be given to each stockholder, whether or not entitled to vote, not later than twenty-one (21) days before the meeting and must state that a purpose of the meeting is to consider a fundamental business transaction. The Proposed Bylaws permit notice to be given by electronic transmission when permitted by, and in accordance with the requirements of, the TBOC.

Advance Notice of Stockholder Proposals and Nominations
The Twin Vee Charter states that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the Twin Vee stockholders shall be given in the manner provided in the Twin Vee Bylaws.
The Twin Vee Bylaws permit business to be brought before an annual meeting of stockholders by a Twin Vee stockholder who (1) is a stockholder of record at the time of the giving of the notice required by Section 2.4(i) of the Twin Vee Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in Section 2.4(i) of the Twin Vee Bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Twin Vee bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder (as so amended and inclusive of

The Proposed Charter requires advance notice of stockholder nominations and business to be given in the manner provided in the Proposed Bylaws. The Proposed Bylaws require a stockholder of record (at the time of notice, on the record date and through the meeting) who is entitled to vote to deliver notice to the Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, before the anniversary of the prior year’s annual meeting (if the meeting is held not more than thirty (30) days before or seventy (70) days after the anniversary), and otherwise not later than the later of the 90th day before the meeting or the 10th day following public disclosure of the meeting date.
The notice must include extensive information about the proposing stockholder, any associated persons and any nominee, including ownership and derivative positions, related agreements and arrangements, a completed nominee questionnaire and representations, and a statement of intent to solicit proxies in accordance with Rule 14a-19 under the Exchange Act. Nominations at special

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such rules and regulations), and included in the notice of meeting given by or at the direction of the board of directors, for the avoidance of doubt, Section 2.4(i)(C) of the Twin Vee Bylaws shall be the exclusive means for a Twin Vee stockholder to bring business before an annual meeting of stockholders.
The Twin Vee Bylaws also state that nominations of persons for election or re-election to the board of directors of the corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a Twin Vee stockholder who (1) was a stockholder of record at the time of the giving of the notice required by Section 2.4(ii) of the Twin Vee Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in Section 2.4(ii) of the Twin Vee Bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of Twin Vee.
meetings at which directors are to be elected are subject to similar notice requirements.
Stockholder Action by Written Consent	Under Section 228(a) of the DGCL, unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be	Under the TBOC, stockholders may act by less than unanimous written consent only if authorized by the certificate of formation. The Proposed Charter permits stockholders to act without a meeting by written or electronic consent signed by the holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote were present and voted.

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signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation in the manner required by this section.
The Twin Vee Bylaws state that no action shall be taken by the Twin Vee stockholders except at an annual or special meeting of stockholders called in accordance with the Twin Vee Bylaws

Limitation of Director and Officer Liability	Under Section 102(b)(7) of the DGCL, a Delaware corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL (related to unlawful stock repurchases or dividends); (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.
Under the TBOC, a corporation may eliminate or limit the liability of its directors and officers for monetary damages, except for liability for a breach of the duty of loyalty, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, a transaction from which the person receives an improper benefit, or liability expressly imposed by statute.
The Proposed Charter provides that, to the fullest extent permitted by the TBOC, a director or officer will not be personally liable to the Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the TBOC is amended to further eliminate or limit liability, liability will be eliminated or limited to the fullest extent permitted as so amended. Any repeal or amendment of this provision is prospective only.

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Indemnification of Directors and Officers
The Twin Vee Charter states that, to the fullest extent permitted by applicable law, Twin Vee is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of Twin Vee (and any other persons to which applicable law permits Twin Vee to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.
The Twin Vee Bylaws sets forth detailed indemnification provisions in favor of Twin Vee officers and directors.

The Proposed Charter authorizes the Combined Company, to the fullest extent permitted by the TBOC, to indemnify and advance expenses to its directors, officers, employees and agents through the Proposed Bylaws, agreements, votes of stockholders or disinterested directors or otherwise.
The Proposed Bylaws require the Combined Company to indemnify and hold harmless its current and former directors and officers to the fullest extent permitted by the TBOC, provided that indemnification for a proceeding initiated by the indemnitee (other than a proceeding to enforce indemnification rights) is required only if the proceeding was authorized by the board of directors. The Proposed Bylaws also permit the Combined Company to maintain insurance and to grant indemnification and advancement rights to employees and agents.

Advancement of Expenses	Under Section 145(e) of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of	Under the TBOC, a corporation may advance expenses to a director or officer only upon receipt of (i) a written affirmation of the person’s good faith belief that the person has met the standard of conduct necessary for indemnification under the TBOC and (ii) a written undertaking to repay the amounts advanced if it is finally determined that the person has not met that standard. Accordingly, the Proposed Bylaws provide that the right to indemnification includes the right to advancement of expenses incurred in defending a proceeding in advance of its final disposition, subject to delivery of such affirmation and undertaking if required by the TBOC.

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the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
The Twin Vee Bylaws provide that expenses (including attorneys’ fees) incurred by an officer or director of Twin Vee in defending any proceeding shall be paid by Twin Vee in advance of the final disposition of such proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Twin Vee Bylaws or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems reasonably appropriate and shall be subject to the corporation’s expense guidelines. The right to advancement of expenses shall

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not apply to any claim for which indemnity is excluded pursuant to the Twin Vee Bylaws, but shall apply to any proceeding referenced in Section 8.6(ii) or 8.6(iii) of the Twin Vee Bylaws prior to a determination that the person is not entitled to be indemnified by Twin Vee.
Interested Director Transactions	The Twin Vee Bylaws state that no contract or transaction between Twin Vee and one or more of its directors or officers, or between Twin Vee and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors of or committee thereof that authorized the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Twin Vee Board of Directors or the committee and the Twin Vee Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Twin Vee stockholders entitled to vote thereon, and the contract or transaction as specifically approved in good faith by vote of such stockholders; or (iii) the contract or transaction is fair as	The Proposed Charter and the Proposed Bylaws do not contain a provision addressing transactions with interested directors or officers. Such transactions will be governed by the TBOC.

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to Twin Vee as of the time it is authorized, approved, or ratified, by the Twin Vee Board of Directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.
DGCL Section 144 also governs interested director transactions.

Fiduciary Duties	In Delaware, fiduciary duties are generally developed by case law. Directors owe duties of loyalty and care. Directors also owe a duty of good faith, which is considered to be an integral component of the duty of loyalty. Under Section 141(e) of the DGCL, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.	In Texas, fiduciary duties are generally developed by case law. Directors and officers owe duties of loyalty, due care and obedience to the corporation. Directors and officers may rely on information, reports and statements prepared or presented by officers, employees, legal counsel, certified public accountants, investment bankers and other persons they reasonably believe possess professional expertise in the matter, and may (but are not required to) consider the laws, judicial decisions and practices of other states.
Business Judgment Rule	In Delaware, under applicable case law, a court presumes that in making a business decision, the directors acted on an informed basis, in good faith, and in the honest belief that the action taken was in the best interests of the company. In Delaware, under applicable case law, the court will	Under the TBOC, a corporation listed on a national securities exchange is automatically subject to, and any other corporation may elect in its governing documents to be governed by, TBOC § 21.419, which codifies the business judgment rule, establishing a presumption that

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not second-guess the business wisdom of the decision unless the plaintiff overcomes this presumption.
directors and officers, in deciding upon matters of business, act in good faith, on an informed basis, in furtherance of the interests of the corporation, and in obedience to the law and the corporation’s governing documents.
The Proposed Charter provides that the Combined Company affirmatively elects to be governed by the statutory business judgment rule presumption.

Required Ownership to Institute a Derivative Proceeding	In Delaware, there is no minimum number or percentage of shares required to institute a stockholder derivative proceeding. DGCL Section 327 states that in any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which such stockholder complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.
Under the TBOC, a public corporation may require a stockholder, individually or as a group, to hold up to three percent (3%) of its outstanding shares to institute or maintain a derivative proceeding.
The Proposed Charter provides that, during any time that the Combined Company has a class of its equity securities listed on a national securities exchange or has five hundred (500) or more stockholders, no stockholder may institute or maintain a derivative proceeding unless the stockholder holds, at the time the proceeding is instituted, at least [three percent (3%)] of the outstanding shares.

Amendment of Certificate of Incorporation / Certificate of Formation
The Twin Vee Charter states that Twin Vee reserves the right to amend, alter, change or repeal any provision contained in the Twin Vee Charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.
Under Section 242 of the DGCL, a majority of the stock entitled to vote thereon is required to amend the certificate of incorporation. Section 242(d)(2) provides an exception to the foregoing requirement related to an
The Proposed Charter reserves the right to amend, alter, change or repeal any provision of the Proposed Charter in the manner prescribed by the Proposed Charter and the TBOC.

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amendment to a certificate of incorporation to increase or decrease the number of authorized shares of capital stock if, among other things, the shares are listed on a national securities exchange immediately before such amendment becomes effective and a majority of votes cast vote in favor of such amendment.
Amendment of Bylaws
Under Section 109(a) of the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. Notwithstanding the foregoing, any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors.
The Twin Vee Bylaws state that the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election or directors, voting together as a single class

The Proposed Charter authorizes the Combined Company’s board of directors to make, repeal, alter, amend and rescind any or all of the Proposed Bylaws, subject to any additional vote required by the Proposed Bylaws.
The Proposed Bylaws provide that the Combined Company’s board of directors is authorized to alter, amend and repeal the Proposed Bylaws or adopt new bylaws.
The shareholders may, by the vote of the holders of not less than a majority of the voting power of all outstanding shares of capital stock of the Combined Company entitled to vote in the election of directors, voting together as a single class, make additional bylaws and alter, amend and repeal any bylaws, whether such bylaws were originally adopted by the shareholders or otherwise.

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Exclusive Forum
DGCL Section 115 states that the certificate of incorporation or the bylaws of a Delaware corporation may require, consistent with applicable jurisdictional requirements, that any or all internal corporate claims shall be brought solely and exclusively in any or all of the courts in the State of Delaware, and no provision of the certificate of incorporation or the bylaws may prohibit bringing such claims in the courts of the State of Delaware.
The Twin Vee Charter states that, unless Twin Vee consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Twin Vee; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Twin Vee to Twin Vee or Twin Vee’s stockholders; (3) any action asserting a claim against Twin Vee or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Twin Vee Charter or the Twin Vee Bylaws; or (4) any action asserting a claim against Twin Vee or any director or officer or other employee of Twin Vee governed by the internal affairs doctrine. The choice of the Court of Chancery of the State of Delaware as the sole and exclusive forum for any derivative action or proceeding brought on behalf of Twin Vee shall not apply to suits to enforce a duty or liability created by the Securities Act or the Exchange Act.
As permitted by the TBOC, the Proposed Charter provides that, unless the Combined Company consents in writing to an alternative forum, the Business Court in the First Business Court Division of the State of Texas (or, if it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division, or, if that court lacks jurisdiction, a Texas state district court in Dallas County) will be the sole and exclusive forum for derivative actions, breach of fiduciary duty claims, claims arising under the TBOC or the Combined Company Governance Documents, claims governed by the internal affairs doctrine, “internal entity claims” and other actions within the Business Court’s jurisdiction. The Proposed Charter also provides that the federal district courts will be the exclusive forum for claims arising under the Securities Act or the Exchange Act. Holders of shares are deemed to have notice of and consented to these provisions. In addition, the Proposed Charter provides that holders of shares are deemed to have waived any right to a jury trial in any action asserting an “internal entity claim” and, to the fullest extent permitted by law, any other action within the scope of the exclusive forum provision.

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Appraisal (Dissenters’) Rights	See “Appraisal Rights and Dissenters’ Rights” elsewhere in this joint proxy statement/prospectus for a discussion of the applicable appraisal rights under Delaware law.
The Proposed Charter and the Proposed Bylaws do not address dissenters’ rights. Combined Company stockholders will have dissenters’ rights only to the extent provided under the TBOC.
Under the TBOC, except for the limited classes of mergers, consolidations, sales and asset dispositions for which no shareholder approval is required under Texas law, shareholders of Texas corporations with voting rights have dissenters’ rights in the event of a merger, consolidation, interest exchange, conversion, sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation.
However, a shareholder of a Texas corporation has no dissenters’ rights with respect to any plan of merger or conversion in which there is a single surviving or new domestic or foreign corporation, or with respect to any plan of exchange if:
(1)   the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate: (A) listed on a national securities exchange; or (B) held of record by at least 2,000 owners;
(2)   the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different

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from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and
(3)   the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than: (A) ownership interests, or depository receipts in respect of ownership interests, of another entity of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests that are: (i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (ii) held of record by at least 2,000 owners; (B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or (C) any combination of the ownership interests and cash above.
Under the TBOC, an owner of an ownership interest in a Texas domestic entity subject to dissenters’ rights is entitled to dissent from an amendment to a Texas for-profit corporation’s certificate of formation to add required provisions to elect to be a public benefit corporation or delete required provisions, which in effect cancels the corporation’s election to be a public benefit corporation if the owner owns

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shares that were entitled to vote on the amendment; except if the shares held by the owner are part of a class or series of shares listed on a national securities exchange; or held of record by at least 2,000 owners.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMBINED COMPANY SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Combined Company Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Combined Company at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company is subject to periodic reporting requirements under the Exchange Act for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Combined Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Combined Company Common Stock for at least six months but who are affiliates of the Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1.0% of the total number of shares of Combined Company Common Stock then-outstanding; or

•
the average weekly reported trading volume of Combined Company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Combined Company’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of the Combined Company’s board of directors or (iii) otherwise properly brought before such meeting by a stockholder present in person who (a) (1) was a record owner of shares of the Combined Company both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with the notice procedures specified in the Proposed Bylaws in all applicable respects or (b) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the annual meeting of stockholders of the Combined Company, the written notice under clause (iii)(a) above must be received by the secretary of the Combined Company at its principal executive offices:
•
not later than the 90th day; and

•
not earlier than the 120th day, before the one-year anniversary of the preceding year’s annual meeting, if such meeting is held not more than 30 days before, or not more than 70 days after, the one-year anniversary of the preceding year’s annual meeting.

For any other annual meeting, notice of a stockholder proposal must be received no earlier than the 120th day prior to such annual meeting and no later than the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Combined Company.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule 14a-8 must be received at the principal office of the Combined Company a reasonable time before the Combined Company begins to print and send its proxy materials for such meeting and must comply with Rule 14a-8.
Stockholder Director Nominees
The Proposed Bylaws permit stockholders to nominate directors for appointment at an annual meeting or at a special meeting (but only if the appointment of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to the secretary of the Combined Company in accordance with the Proposed Bylaws, which, in general, require that the notice be received by the secretary within the time periods for stockholder proposals (other than proposals pursuant to Rule 14a-8) described above under “— Stockholder Proposals.”

STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the board of directors of USFM, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of USFM Corporation, 1707 Cole Blvd., Suite 200, Golden, CO 80401.
Stockholders and interested parties may communicate with the board of directors of Twin Vee or the non-management directors as a group by writing to the board in care of Twin Vee PowerCats Co., 3101 S. US-1, Ft. Pierce, Florida 34982.
Following the Business Combination, such communications should be sent to USFM Corporation, 1707 Cole Blvd., Suite 200, Golden, CO 80401. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Haynes & Boone, LLP, has passed upon the validity of the securities of the Combined Company offered by this joint proxy statement/prospectus and certain other legal matters related to this joint proxy statement/prospectus.
EXPERTS
The financial statements of USFM Corporation as of December 31, 2025 and for the period from October 27, 2025 (inception) through December 31, 2025, appearing in this joint proxy statement/prospectus have been audited by EC Barrett, LLC, an independent registered public accounting firm, as set forth in its report and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting.
The consolidated financial statements of Twin Vee PowerCats Co. as of December 31, 2025 and 2024, and for each of the years then ended, have been included in this joint proxy statement/prospectus in reliance upon the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
The financial statements of Twin Vee Holdco Inc. as of October 6, 2026 and for the period from October 5, 2026 (inception) through October 6, 2026, appearing in this joint proxy statement/prospectus have been audited by EC Barrett, LLC, an independent registered public accounting firm, as set forth in its report and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, USFM and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of USFM’s annual report to stockholders and USFM’s proxy statement. Upon written or oral request, USFM will deliver a separate copy of the annual report to stockholders or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that USFM deliver single copies of such documents in the future. Stockholders may notify USFM of their requests by calling or writing USFM at its principal executive offices at 1707 Cole Blvd., Suite 200, Golden, CO 80401 or (872) 216-1518.
Pursuant to the rules of the SEC, Twin Vee and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Twin Vee’s annual report to stockholders and Twin Vee’s proxy statement. Upon written or oral request, Twin Vee will deliver a separate copy of the annual report to stockholders or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Twin Vee deliver single copies of such documents in the future. Stockholders may notify Twin Vee of their requests by calling or writing Twin Vee at its principal executive offices at 3101 S. US-1, Ft. Pierce, Florida 34982 or (772) 429-2525.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Twin Vee to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except as set forth below and except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about Twin Vee and you should read this document together with any other documents incorporated by reference in this joint proxy statement/prospectus. Copies of all or any part of this joint proxy statement/prospectus, including the documents incorporated by reference or the exhibits, are available at the SEC’s website at www.sec.gov.
This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Twin Vee (File No. 001-40623), in each case excluding any information furnished but not filed pursuant to the rules promulgated under the Exchange Act:
Twin Vee SEC Filings (File No. 001-40623)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2025, filed on February 27, 2026
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2026, filed on May 7, 2026; quarterly period ended June 30, 2026, filed on August 6, 2026
Current Reports on Form 8-K, excluding any information furnished but not filed pursuant to the rules promulgated under the Exchange Act.
Filed on January 12, 2026, January 21, 2026, February 23, 2026, February 24, 2026, March 16, 2026, March 19, 2026, March 25, 2026, April 3, 2026, April 13, 2026, April 23, 2026, April 30, 2026, May 20, 2026, July 13, 2026, August 5, 2026, August 24, 2026, September 9, 2026, and October 8, 2026.

The description of the Twin Vee Common Stock contained in Exhibit 4.3 to Twin Vee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including any amendment or report filed for the purpose of updating such description.	Filed on February 27, 2026.
In addition, Twin Vee is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Twin Vee Special Meeting. Such documents are considered to be part of this joint proxy statement/prospectus, effective as of the date such documents are filed with the SEC.
Twin Vee files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain the information incorporated by reference and any other materials Twin Vee files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on the next page of this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION
This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of PubCo in addition to being a proxy statement of USFM for the USFM Special Meeting and a proxy statement of Twin Vee for the Twin Vee Special Meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this joint proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this joint proxy statement/prospectus.
Twin Vee files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus through the SEC website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:
if you are a USFM stockholder: USFM Corporation 1707 Cole Blvd., Suite 200 Golden, CO 80401 Attn: Chief Executive Officer (872) 216-1518	if you are a Twin Vee stockholder: Twin Vee PowerCats Co. 3101 S. US-1, Ft. Pierce, Florida 34982 Attn: Investor Relations (772) 429-2525
In addition, if you have questions about the Business Combination or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Advantage, the proxy solicitor for USFM, or Twin Vee’s Investor Relations, in writing or by telephone at the appropriate address below:

if you are a USFM stockholder:
Advantage Proxy, Inc.
P.O. Box 10904 Yakima, WA 98909
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com
if you are a Twin Vee stockholder: D.F. King & Co., Inc. 28 Liberty Street, 53rd Floor New York, New York 10005 Toll-Free (800) 791-3320 TwinVee@dfking.com.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the USFM Special Meeting or the Twin Vee Special Meeting, as applicable. This means that USFM stockholders requesting documents must do so by [      ], in order to receive them before the USFM Special Meeting and Twin Vee stockholders requesting documents must do so by [      ], in order to receive them before the Twin Vee Special Meeting.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [      ], and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to USFM stockholders or Twin Vee stockholders, nor the issuance by the Combined Company of shares of Combined Company Common Stock pursuant to the Merger Agreement, will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding Twin Vee has been provided by Twin Vee, and information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding USFM has been provided by USFM.

TWIN VEE HOLDCO INC.
Financial Statements
As of October 6, 2026 and for the period from
October 5, 2026 (inception) through October 6, 2026

TWIN VEE HOLDCO INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
Twin Vee Holdco Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Twin Vee Holdco Inc. (the “Company”), a wholly owned subsidiary of Twin Vee PowerCats Co., as of October 6, 2026, and the related statements of operations, changes in shareholder’s deficit, and cash flows for the period from October 5, 2026 (inception) through October 6, 2026, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 6, 2026, and the results of its operations and its cash flows for the period from October 5, 2026 (inception) through October 6, 2026, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2026.
Atlanta, Georgia
October 20, 2026
750 HAMMOND DRIVE | BUILDING 17 | ATLANTA, GEORGIA 30328 | (P) 404.250.4570 | (F) 404.847.0511 | www.ecbllc.com

TWIN VEE HOLDCO INC.
Balance Sheet
October 6, 2026
ASSETS
Cash and cash equivalents	$10
Total assets	$10
LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities
Due to parent	$1,713
Total liabilities	1,713
Stockholder’s deficit
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	10
Accumulated deficit	(1,713)
Total stockholder’s deficit	(1,703)
Total liabilities and stockholder’s deficit	$10
The accompanying notes are an integral part of these financial statements.

TWIN VEE HOLDCO INC.
Statement of Operations
For the period from October 5, 2026 (inception) through October 6, 2026
Revenue	$—
Operating expenses
Formation costs	1,713
Total operating expenses	1,713
Loss before income taxes	(1,713)
Income tax expense	—
Net loss	$(1,713)
Net loss per common share, basic and diluted	$(1.71)
Weighted-average common shares outstanding, basic and diluted	1,000
The accompanying notes are an integral part of these financial statements.

TWIN VEE HOLDCO INC.
Statement of Changes in Stockholder’s Deficit
For the period from October 5, 2026 (inception) through October 6, 2026
	Common stock	Accumulated deficit	Total
Balance at inception	$—	$—	$—
Issuance of 1,000 common shares	10	—	10
Net loss	—	(1,713)	(1,713)
Balance at October 6, 2026	$10	$(1,713)	$(1,703)
The accompanying notes are an integral part of these financial statements.

TWIN VEE HOLDCO INC.
Statement of Cash Flows
For the period from October 5, 2026 (inception) through October 6, 2026
Cash Flows from Operating Activities
Net loss	$(1,713)
Formation costs paid by parent on behalf of the Company	1,713
Net cash used in operating activities	—
Cash Flows from Investing Activities
Net cash used in investing activities	—
Cash Flows from Financing Activities
Issuance of common stock	10
Net cash provided by financing activities	10
Net change in cash and cash equivalents	10
Cash and cash equivalents, beginning of period	—
Cash, end of period	$10
Supplemental cash flow information
Cash paid for interest	$—
Cash paid for taxes	$—
Noncash financing activity
Formation costs paid by parent on behalf of the Company	$1,713
The accompanying notes are an integral part of these financial statements.

TWIN VEE HOLDCO INC.
Notes to Financial Statements
For the period from October 5, 2026 (inception) through October 6, 2026
1   Organization and Significant Accounting Policies
Organization
Twin Vee Holdco Inc. (the “Company”) was incorporated in the State of Texas on October 5, 2026 by Twin Vee PowerCats Co. (“Twin Vee” or the “Parent”). The Company was formed to serve as the holding company in connection with the proposed business combination of Twin Vee and USFM Corporation (“USFM”). Through October 6, 2026, the Company’s activities were limited to organization and preparation for the proposed business combination. The Company has not generated revenue. On October 5, 2026, the Company issued all 1,000 of its authorized common shares to Twin Vee for $10, establishing the Company as a wholly owned subsidiary of Twin Vee.
On October 7, 2026, the Company, Twin Vee, USFM, Twin Vee Merger Sub Inc. and USFM Merger Sub Inc. entered into an Amended and Restated Agreement and Plan of Merger. Upon the closing of that agreement, Twin Vee Merger Sub Inc. will merge with and into Twin Vee, and USFM Merger Sub Inc. will merge with and into USFM, with Twin Vee and USFM surviving as wholly owned subsidiaries of the Company. Closing is subject to stockholder approvals, effectiveness of the Company’s registration statement on Form S-4, the pre-closing contingent value rights restructuring, and other closing conditions. These financial statements do not give effect to the proposed mergers.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and present the Company’s financial position as of October 6, 2026 and its results of operations, changes in stockholder’s deficit and cash flows for the period from October 5, 2026 (inception) through October 6, 2026. As of October 6, 2026, the Company has not begun operations nor generated any revenues.
Formation Costs
Costs incurred to organize the Company are expensed as incurred. Formation costs for the period were $1,713.
Use of Estimates
The preparation of financial statements in conformity with Generally Accepted Accounting
Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.
Cash, Cash Equivalents
Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. On October 6, the Company had cash and cash equivalents of $10.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, consisting of cash and amounts due to the Parent, approximate their fair values due to their short-term nature.
Recently Issued But Not Yet Adopted Accounting Pronouncements
In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation

Disclosures (Subtopic 220-40), which requires additional disclosures regarding certain expenses included in the income statement. ASU 2025-01 subsequently clarified the effective dates. The guidance is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual periods beginning after December 15, 2027. The Company is evaluating the impact of adopting this guidance on its financial statement disclosures.
2   Related Party Transactions
Twin Vee paid $1,713 of formation costs on the Company’s behalf during the period from inception through October 6, 2026. The Company recorded these costs as operating expenses and an amount due to its Parent. At October 6, 2026, the outstanding balance due to Twin Vee was $1,713. The payments were made directly by the Parent and did not result in cash receipts or payments by the Company. The payable bears no interest and is expected to be paid in normal commercial terms of 90 days or less.
3   Stockholders’ Equity
The Company is authorized to issue 1,000 common shares with a par value of $0.01 per share. No separate preferred stock class is specified in its certificate of formation. On October 5, 2026, the Company issued 1,000 shares to Twin Vee for aggregate consideration of $10, equal to par value. The Company recorded common stock of $10 and no additional paid-in capital.
Basic net loss per common share is calculated by dividing net loss of $1,713 by 1,000 weighted-average common shares outstanding for the period, resulting in a net loss per share of ($1.71). Diluted net loss per share equals basic net loss per share because there were no potentially dilutive securities outstanding.
4   Income Taxes
The Company accounts for income taxes in accordance with FASB Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, and is included in the consolidated federal income tax return of its Parent. Income taxes are allocated to the Company using the separate-return method.
For the period from October 5, 2026 (inception) through October 6, 2026, the Company incurred a loss before income taxes of $1,713, all attributable to domestic operations. The Company recognized a deferred tax asset of $360 related to organizational costs incurred in connection with its incorporation. A valuation allowance of $360 was established because realization of the deferred tax asset is not considered more likely than not. Accordingly, the Company reported no net deferred tax asset or income tax expense or benefit for the period.
The Company’s statutory federal income tax rate is 21%. The income tax benefit calculated at the statutory rate was fully offset by the valuation allowance. The Company made no income tax payments during the period.
The Company recognizes interest and penalties related to uncertain tax positions, if any, as a component of income tax expense. The Company had no unrecognized tax benefits, interest, or penalties as of October 6, 2026.
The Company was incorporated on October 5, 2026, and has not yet filed an income tax return. Accordingly, no prior tax years are subject to examination by taxing authorities.
5   Business Segment Information
The Company’s activities consist of organization and preparation for the proposed business combination and are managed as a single operating and reportable segment. Joseph Visconti, Chief Executive Officer of Twin Vee, is the Company’s chief operating decision maker. The chief operating decision maker uses net loss as the measure of segment performance to assess financial results and make resource allocation decisions for the Company as a whole. The Company reported no revenue, formation expenses and net loss of $1,713, and total assets of $10 for the period ended October 6, 2026.

6   Going Concern
The accompanying financial statements have been prepared on a going concern basis. As discussed in Note 1, the Company was formed to facilitate the proposed business combination and has not commenced substantive operations. As of October 6, 2026, the Company had cash of $10, an accumulated deficit of $1,713, and an amount due to the Parent of $1,713.
The Company is dependent on the Parent for funding its operating and administrative expenses. The Parent has the intent and ability to provide financial support to the Company for at least one year from the date these financial statements are issued.
Based on the Parent’s financial support, management has concluded that substantial doubt does not exist regarding the Company’s ability to continue as a going concern for one year from the date these financial statements are issued.
7   Subsequent Events
On October 7, 2026, the Company, Twin Vee, USFM, Twin Vee Merger Sub Inc. and USFM Merger Sub Inc. entered into an Amended and Restated Agreement and Plan of Merger. Upon the closing of that agreement, Twin Vee Merger Sub Inc. will merge with and into Twin Vee, and USFM Merger Sub Inc. will merge with and into USFM, with Twin Vee and USFM surviving as wholly owned subsidiaries of the Company. Closing is subject to stockholder approvals, effectiveness of the Company’s registration statement on Form S-4, the pre-closing contingent value rights restructuring, and other closing conditions. These financial statements do not give effect to the proposed mergers.
No other subsequent events requiring recognition or disclosure are known as of preparation of this draft on October 19, 2026. The Company will complete its evaluation of events occurring after October 6, 2026 through the date the audited financial statements are issued and update this disclosure as appropriate.

USFM CORPORATION
FINANCIAL STATEMENTS
As of June 30, 2026 (unaudited) and December 31, 2025 (audited) and
For the Three and Six Months Ended June 30, 2026 (unaudited) and the Period from October 27, 2025 (Date of Inception) through December 31, 2025 (audited)

USFM CORPORATION
BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$5,346,131	$39
Prepaid expenses	932,911	—
Total current assets	6,279,042	39
Non-current assets:
Deposit on investment (Note 3)	500,000	—
Total other assets	500,000	—
TOTAL ASSETS	$6,779,042	$39
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$162,011	$—
Note payable – related party (Note 4)	300,000	—
Accrued interest – related party (Note 4)	7,521	—
Total current liabilities	469,532	—
Total liabilities	469,532	—
Commitments and contingencies (Note 7)
Stockholders’ equity:
Common stock, no par value; 5,000,000 shares authorized; 233,252 and 50,000 shares issued and outstanding, respectively	8,265,263	150
Subscription receivable	(33)	—
Accumulated deficit	(1,955,720)	(111)
Total stockholders’ equity	6,309,510	39
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,779,042	$39
The accompanying notes are an integral part of these financial statements.

USFM CORPORATION
STATEMENTS OF OPERATIONS

	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026	Period from Inception through Dec. 31, 2025
	(unaudited)	(unaudited)	(audited)
Revenue	$—	$—	$—
Exploration and project expenses	1,544,805	1,715,264	—
Consulting and management fees	95,500	194,184	—
Operating expenses	27,195	36,295	111
Loss from operations	(1,667,500)	(1,945,743)	(111)
Other expense:
Interest expense	(7,521)	(7,521)	—
Other expense	(2,345)	(2,345)	—
Total other expense	(9,866)	(9,866)	—
Loss before income taxes	(1,677,366)	(1,955,609)	(111)
Provision for income taxes	—	—	—
Net loss	$(1,677,366)	$(1,955,609)	$(111)
Net loss per common share – basic and diluted	$(8.03)	$(12.91)	$(0.01)
Weighted average shares outstanding – basic and diluted	208,924	151,490	21,970
The accompanying notes are an integral part of these financial statements.

USFM CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Three and Six Months Ended June 30, 2026 and
the Period from October 27, 2025 (Date of Inception) through December 31, 2025

	Common Shares	Common Stock	Subscription Receivable	Accumulated Deficit	Total Equity
Balance at October 27, 2025 (inception)	—	$—	$—	$—	$—
Issuance of common stock	50,000	150	—	—	150
Net loss	—	—	—	(111)	(111)
Balance at December 31, 2025 (audited)	50,000	150	—	(111)	39
Issuance of common stock	130,000	1,050,080	—	—	1,050,080
Subscription receivable	—	—	(20,015)	—	(20,015)
Net loss	—	—	—	(278,243)	(278,243)
Balance at March 31, 2026 (unaudited)	180,000	1,050,230	(20,015)	(278,354)	751,861
Issuance of common stock	53,252	7,215,033	—	—	7,215,033
Receipt of subscription receivable	—	—	20,015	—	20,015
Subscription receivable	—	—	(33)	—	(33)
Net loss	—	—	—	(1,677,366)	(1,677,366)
Balance at June 30, 2026 (unaudited)	233,252	$8,265,263	$(33)	$(1,955,720)	$6,309,510
The accompanying notes are an integral part of these financial statements.

USFM CORPORATION
STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2026	Period from Inception through Dec. 31, 2025
	(unaudited)	(audited)
Cash flows from operating activities:
Net loss	$(1,955,609)	$(111)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(932,911)	—
Accounts payable	162,011	—
Accrued interest	7,521
Net cash used in operating activities	(2,718,988)	(111)
Cash flows from investing activities:
Deposit on Investment	(500,000)
Net cash used in investing activities	(500,000)	—
Cash flows from financing activities:
Proceeds from issuance of common stock	8,265,080	150
Proceeds from note payable – related party	300,000	—
Net cash provided by financing activities	8,565,080	150
Net increase in cash	5,346,092	39
Cash, beginning of period	39	—
Cash, end of period	$5,346,131	$39
Supplemental disclosure of non-cash investing and financing activities:
Common stock issued for subscription receivable	33	—
The accompanying notes are an integral part of these financial statements.

USFM CORPORATION
NOTES TO FINANCIAL STATEMENTS
June 30, 2026
(Unaudited)
NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS
USFM Corporation (the “Company”) was incorporated in the State of Colorado on October 27, 2025.
The Company was formed to participate in the exploration and development of mineral concessions in the Disko−Nuussuaq region of Greenland, which encompasses copper, nickel, platinum group elements, and cobalt deposits. On November 1, 2025, the Company entered into binding heads of terms with 80 Mile PLC (“80 Mile”), a company incorporated in England and Wales, to establish the framework for the Company’s participation in the Disko−Nuussuaq Basin exploration project. On May 8, 2026, the Company executed a definitive share purchase agreement with respect to the project (the “Disko SPA”), as described in Notes 2,3,7 and 8.
The 2026 field program commenced during the second quarter of 2026, and drilling began on June 23, 2026 with two rigs operating under permits granted by the Greenlandic authorities. The Company remains in the development stage and had not commenced principal operations or generated any revenue as of June 30, 2026.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation.   The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying financial statements are unaudited. In the opinion of management, the financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company’s financial position as of June 30, 2026 and December 31, 2025, and its results of operations and cash flows for the three and six months ended June 30, 2026 and the period from October 27, 2025 (inception) through December 31, 2025. Because the Company was incorporated on October 27, 2025, no comparative interim period exists for the three and six months ended June 30, 2025.
Use of Estimates.   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to the assessment that closing under the Disko SPA is probable and that the deposit on investment is recoverable. Actual results could differ from those estimates.
Cash.   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of June 30, 2026, the Company’s cash consisted of funds held in business checking accounts at two commercial banks. The Federal Deposit Insurance Corporation insures deposits up to $250,000 per depositor at each institution. As of June 30, 2026, the Company’s cash balances exceeded federally insured limits by approximately $5,096,000. The Company has not experienced any losses as a result of uninsured deposits with the commercial banks, and management is of the opinion that the risk is low given the financial strength of the respective commercial banks.
Foreign Currency.   The Company’s functional and reporting currency is the U.S. dollar. A substantial portion of the Company’s vendor obligations are denominated in Danish kroner, Canadian dollars, and British pounds. Transactions denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect on the transaction date, and gains and losses on settlement are recognized in the statements of operations.
Deposit on Investment.   Cash consideration paid directly under the Disko SPA toward the acquisition of a 51% equity interest in Nikkeli Project Company Ltd ( as defined in the Disko SPA) is capitalized as a deposit on investment within other assets. Amounts funded for annual work program and budget costs, including drilling, logistics, camp infrastructure, geological services, mobilization, and equipment, are

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
expensed as incurred. Upon closing, the deposit will form part of the Company’s initial cost basis in the acquired interest under Accounting Standards Codification (“ASC”) 805-50. The deposit is assessed for recoverability when events or changes in circumstances, including any change in management’s assessment of the probability of closing, indicate the carrying amount may not be recoverable.
Mineral Property Costs and Exploration Expenditures.   The Company is in the exploration stage of development. No mineral property has been placed into production and no reserves have been established. Costs directly associated with acquiring rights to a mineral property — including option payments, purchase prices, and related transaction costs — are capitalized as mineral property costs and carried at the lower of cost or net realizable value. All other costs incurred during the exploration stage, including geological surveys, geophysical studies, drilling programs, sampling, assaying, technical report preparation, environmental assessments, and general and administrative expenses, are expensed as incurred.
Capitalized mineral property costs are reviewed for impairment whenever facts or circumstances suggest the carrying value may not be recoverable. The Company’s capitalization policy will evolve as the Project advances. If and when the technical feasibility and commercial viability of extracting a mineral resource have been demonstrated, the Company will begin capitalizing development expenditures, including mine infrastructure, shaft sinking, and pre-production development activities. Costs incurred after a mineral property enters production will be capitalized or expensed based on whether they extend the productive life or capacity of the asset or maintain existing operations. The Company has not yet reached the development or production stage for any mineral property
Income Taxes.   The Company accounts for income taxes under ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Net Loss Per Share.   Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, as the Company had no potentially dilutive securities outstanding during the periods presented. Weighted average shares outstanding were 208,924 for the three months ended June 30, 2026, 151,490 for the six months ended June 30, 2026, and 21,970 for the period from inception through December 31, 2025. The warrant described in Note 10 was issued subsequent to June 30, 2026 and is therefore excluded from all periods presented.
Fair Value of Financial Instruments.   The Company follows ASC 820, Fair Value Measurement. The carrying amounts of cash, accounts payable, the note payable, and accrued interest approximate their fair values due to the short-term nature of the instruments. The following fair value hierarchy is used to classify assets and liabilities based on the observable and unobservable inputs used to value them:
Level 1:   Quoted prices in active markets for identical assets or liabilities.
Level 2:   Observable inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities, or quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on management’s assessment of the assumptions market participants would use in pricing the asset or liability.
The Company held no assets or liabilities measured at fair value on a recurring basis as of June 30, 2026 or December 31, 2025.
Recently Issued Accounting Pronouncements.   Management has evaluated all recently issued accounting pronouncements and does not believe that any of them will have a material effect on the Company’s financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Operating Segments.   ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and assess performance.
The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer and the Chief Financial Officer, who review the assets, operating results, and financial metrics for the Company as a whole. Accordingly, management has determined that there is only one reportable segment.
The CODM assesses performance for the single segment and allocates resources based on net loss as reported in the statement of operations. The measure of segment assets is total assets as reported in the balance sheet. The key metrics reviewed are as follows:
	Six Months Ended June 30, 2026	Period from Inception to December 31, 2025
Consulting and management fees	$194,184	—
Exploration and project expenses	$1,715,264	—
Cash	$5,346,131	$39
Deposit on investment	$500,000	—
Operating expenses are reviewed and monitored by the CODM to manage and forecast cash so that sufficient capital is available to fund the Company’s obligations under the Disko SPA. The CODM also reviews these costs to manage, maintain, and enforce contractual agreements and to confirm that costs are aligned with those agreements and with budget.
NOTE 3 — DEPOSIT ON INVESTMENT
Under the Disko SPA, and as consideration for entering into that agreement, the Company committed to fund $30,000,000 over a three-year funding commitment period, of which $7,500,000 is to be funded during the Funding Year 1 period (as defined in the Disko SPA). Upon completion of the transfer contemplated by the Disko SPA, the Company will hold 51% of the Nikkeli Project Company and Disko Exploration Limited will hold 49%. The Company pays no separate cash purchase price for the interest; the committed funding of the project is the consideration for the 51% interest.
Clause 2 of the Disko SPA states that the funding commitment is the consideration for entering the agreement, and the Company holds no interest in the Nikkeli Project Company, the underlying licenses, or the project prior to closing. The arrangement is an earn-in under which the purchase price takes the form of committed project funding in addition to the deposit made to the seller. Amounts funded are credited toward the Funding Year 1 commitment, consistent with the crediting mechanism in Appendix 1 of the Disko SPA.
The Company has also recorded a deposit of $500,000 as of June 30, 2026. This deposit relates to direct payments to 80 Mile PLC required for the investment. Management has also concluded that the deposit is recoverable through the value of the 51% interest to be received.
Management acknowledges that the project is in the exploration stage, that no mineral reserves or resources have been established, and that exploration involves inherent uncertainty. The recoverability conclusion does not depend on the project achieving commercial production; it depends on the 51% interest, at closing, having a value at least equal to the cumulative deposit. If management were to conclude that closing is no longer probable, or that the deposit is not recoverable, the carrying amount would be written down.
Subsequent to June 30, 2026, the Company has fulfilled its initial obligations under this agreement for the interest in the Nikkeli Project to be transferred. Management expects that transfer to take place prior to December 31, 2026.

NOTE 4 — NOTE PAYABLE
On May 1, 2026, the Company issued a promissory note in the principal amount of $300,000 to FG Nexus Inc., a stockholder of the Company. The note bears interest at 15% per annum, calculated on an actual/365-day basis. Interest of $7,521 was incurred and accrued during the three and six months ended June 30, 2026 and remained unpaid at June 30, 2026. Principal and accrued interest are due within twelve months of the balance sheet date and are accordingly classified as current liabilities.
In connection with the note, at the closing of the Company’s next priced equity financing round, the Company is required to issue to the lender shares of the same class and series issued in such financing with an aggregate value of $300,000, determined using the same per-share price paid by the lead investor(s) in that financing. The share issuance is in addition to, and not in lieu of, the Company’s cash repayment obligation under the note, and does not constitute a conversion of the note principal into equity. Because this obligation may be settled through the issuance of a variable number of shares with a fixed aggregate value of $300,000, the Company is evaluating whether it should be recognized as a liability under ASC 480 and accounted for as a discount to the note that is amortized to interest expense over the note’s term.
NOTE 5 — STOCKHOLDERS’ EQUITY
Authorized Shares.   The Company’s Amended and Restated Articles of Incorporation, filed with the Colorado Secretary of State on January 27, 2026, authorize the issuance of up to 5,000,000 shares of common stock, no par value per share.
The Company’s common stock has no par value, and no stated value has been assigned by the Board of Directors. Accordingly, the full proceeds of each share issuance are credited to common stock, and no amount is allocated to additional paid-in capital.
Shares Issued and Outstanding.   During the six months ended June 30, 2026, the Company issued 183,252 shares of common stock for aggregate consideration of $8,265,113. Of that amount 53,252 shares were issued during the three months ended June 30, 2026 for $7,215,033. As of June 30, 2026, there were 233,252 shares of common stock issued and outstanding.
Subscription Receivable.   As of June 30, 2026, the Company recorded a subscription receivable of $33 representing subscribed common stock for which cash had not yet been received as of the balance sheet date. The subscription receivable is presented as a reduction of stockholders’ equity.
NOTE 6 — INCOME TAXES
The Company has incurred net operating losses since inception. The Company has a deferred tax asset arising from its net operating loss carryforwards, which has been fully offset by a valuation allowance due to the uncertainty of future realization. The Company’s effective tax rate differs from the statutory federal corporate tax rate of 21% primarily due to the full valuation allowance established against the deferred tax asset. The Company applies a combined federal and Colorado state rate of 24.5%, consisting of the 21% federal statutory rate and the 4.4% Colorado flat rate, net of federal benefit.
The following table reconciles the U.S. federal statutory rate to the Company’s effective tax rate:
	Six Months Ended June 30, 2026 Amount	June 30, 2026 Rate	Three Months Ended March 31, 2026 Amount	March 31, 2026 Rate	Inception through Dec. 31, 2025 Amount	Dec. 31, 2025 Rate
Tax benefit at federal statutory rate	$(410,678)	(21.0)%	$(21,489)	(21.0)%	$(23)	(21.0)%
State income taxes, net of federal benefit	(67,977)	(3.5)%	(3,592)	(3.5)%	(4)	(3.5)%
Change in valuation allowance	478,655	24.5%	25,081	24.5%	27	24.5%
Income tax provision	$—	0%	$—	0%	$—	0%

NOTE 6 — INCOME TAXES (continued)
Significant components of the Company’s deferred tax assets are as follows:
	June 30, 2026	December 31, 2025
Deferred tax assets:
Net operating loss carryforward	$478,682	$27
Valuation allowance	(478,682)	(27)
Net deferred tax asset	$—	$—
As of June 30, 2026, the Company had federal and state net operating loss carryforwards of approximately $479,000. Federal net operating losses arising after December 31, 2017, may be carried forward indefinitely, subject to the 80% taxable income limitation under the Tax Cuts and Jobs Act of 2017. The Company has established a full valuation allowance against its deferred tax assets because, given its development-stage status and history of losses, it is more likely than not that the deferred tax assets will not be realized. The valuation allowance increased by $478,655 during the six months ended June 30, 2026 (cumulative increase since inception: $478,682).
The Company evaluates uncertain tax positions under ASC 740-10. A tax position is recognized only when it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position. As of June 30, 2026, the Company had no unrecognized tax benefits. The Company does not anticipate that the amount of unrecognized tax benefits will change significantly within the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense; no such amounts were recorded during the three months ended March 31, 2026, the six months ended June 30, 2026, or the period from inception through December 31, 2025. Tax years from inception (October 27, 2025) remain open to examination by the U.S. federal and Colorado tax authorities.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Disko Share Purchase Agreement.   On May 8, 2026, the Company executed a definitive share purchase agreement (the “Disko SPA”) with 80 Mile PLC (“80 Mile”) and Disko Exploration Limited (a wholly owned subsidiary of 80 Mile). Under the Disko SPA, the Company will acquire 51% of the issued share capital of Nikkeli Project Company Ltd (a Cayman Islands entity that indirectly holds six mineral exploration licenses covering approximately 3,015 square kilometers in the Disko−Nuussuaq Basin of Greenland through a Greenland subsidiary) in exchange for:
•
A funding commitment of $30,000,000 over a three-year period ($7,500,000 in Year 1, $12,500,000 in Year 2, and $10,000,000 in Year 3) toward the exploration and development of the licenses;

•
A cash payment of $500,000 to 80 Mile which has been paid as of June 30, 2026; and

•
A 10% management fee payable to 80 Mile as operator of the project, which is applied as a deduction from the funding commitment.

The Disko SPA is subject to certain conditions precedent, including government consents from the Government of Greenland, which had not been received as of June 30, 2026. 80 Mile is appointed as technical and operational manager of the project during the three-year funding commitment period. The Company’s chair will hold a casting vote on the boards of both Nikkeli Project Company and Nikkeli Greenland A/S. Additionally, 80 Mile has the right to appoint two directors to the Company’s board until the Company becomes a public company, with such 80 Mile-appointed directors required for quorum.
Vessel Charter Contract.   On March 18, 2026, the Company entered into a charter contract with KJ Greenland Construction A/S for the use of the vessel KJ Endeavour and a 600-tonne barge to provide maritime mobilization, transport, standby, and demobilization services in support of the Greenland field program. The charter period runs from June 19, 2026 through September 20, 2026, with a minimum of 7.5 chargeable days. The contract provided for a non-refundable deposit of DKK 430,000 ($68,926), which was paid during the second quarter of 2026 and is included in project and exploration costs. The balance is payable within 14 days of a concluding invoice following completion of the charter. The contract is governed by Greenlandic law.

NOTE 7 — COMMITMENTS AND CONTINGENCIES (continued)
The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. As of June 30, 2026, there were no pending or threatened legal proceedings against the Company.
NOTE 8 — EXPLORATION AND PROJECT EXPENSES
The Company is an exploration-stage entity engaged in the exploration and evaluation of mineral properties. During the six-month period ended June 30, 2026, the Company incurred costs related to the active exploration of its Greenland Disko Bay mineral exploration project. These costs include field operations, logistics, camp support, professional services, and related expenditures directly associated with the exploration program. No costs have been capitalized as mineral property assets during this period. The following table presents expenditures by general category for the period ended June 30, 2026:
	Six Months Ended June 30, 2026	Three Months Ended June 30, 2026
Transportation	$617,639	$608,212
Camp infrastructure and provisions	440,154	283,339
Drilling operations and contractors	293,847	293,847
Freight and shipping	203,768	203,768
Other general expenses	159,856	155,639
Total exploration and project expenses	$1,715,264	$1,544,805
NOTE 9 — SUBSEQUENT EVENTS
Management has evaluated subsequent events through August 14, 2026. The following material events occurred subsequent to June 30, 2026. The effect of these events are not included in the financial statements.
Warrant Issuance.   On July 7, 2026, the Company issued warrants to FG Merchant Partners LP to purchase 11,576 shares of common stock at an exercise price of $128.62 per share, for aggregate cash consideration of $23.15. The warrant has cashless exercise and will expire ten years after the completion of a business combination. As of June 30, 2026, on a fully diluted basis, the warrants represent approximately 4.7% of the Company’s capitalization.
Merger Agreement
On July 12, 2026, Twin Vee PowerCats Co., a Nevada corporation (the “Company”), USFM Corporation, a Colorado corporation (the “Acquiror”), and USFM Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub” and together with the Acquiror, the “Acquiror Entities”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Company”) as a wholly owned subsidiary of Acquiror. The Company’s shares are currently publicly traded on the Nasdaq Capital Market. The Company is evaluating the accounting effects of the transaction and cannot reasonably estimate the financial impact at this time.
On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and as a result of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Shares”), that is issued and outstanding immediately prior to the Effective Time (other than certain Shares to be canceled pursuant to the terms of the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive a pro rata portion of an aggregate number of shares of the Acquiror’s common stock, no par value (“Acquiror Shares”), that represent 10% of the issued and outstanding Acquiror Shares immediately following the Effective Time (calculated on a fully diluted basis) (the “Company Consideration Shares”).
In addition, pursuant to the Merger Agreement, effective as of the Effective Time, automatically and without any action on the part of the holder thereof, (a) each Company Convertible Security (as defined in

NOTE 9 — SUBSEQUENT EVENTS (continued)
the Merger Agreement) shall be accelerated and fully vested, and converted into the right to receive a pro rata portion of the Company Consideration Shares and (b) each Company Common Stock Warrant (as defined in the Merger Agreement) shall be assumed by the Surviving Company and shall become a corresponding warrant of Acquiror.
The Company is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the approval of the Merger from the Company’s stockholders, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows the Company, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be a violation of the Company’s board of directors’ fiduciary duties under applicable law. In addition, the Company’s board of directors, after satisfying certain notice requirements to the Acquiror, may change its recommendation with respect to the Merger if it determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Merger Agreement would reasonably be expected to be a violation of the Company’s board of directors’ fiduciary duties under applicable law.
The Merger Agreement contains certain termination rights, and provides that, upon termination of the Merger Agreement under specified circumstances, the Acquiror may be required to pay the Company a termination fee of $500,000 and the Company would be required to pay the Acquiror a termination fee of $1,500,000. Specifically, if the Merger Agreement is terminated (a) in connection with either failure of the Acquiror to obtain its stockholders approval of the Merger or (b) subject to certain conditions, in the event the Merger is not consummated prior to the “end date” of October 31, 2026, then, in either case, the $500,000 termination fee will be payable by the Acquiror to the Company upon termination. In addition, if the Company terminates the Merger Agreement to accept a Superior Proposal (as defined in the Merger Agreement) in compliance with the terms of the Merger Agreement or in connection with a Company Intervening Event (as defined in the Merger Agreement), the $1,500,000 termination fee will be payable by the Company to the Acquiror upon termination.
The Merger Agreement contains customary representations, warranties and covenants of the Company, Merger Sub and the Acquiror, including, among others, covenants that: (a) each party will conduct its business in the ordinary course of its business during the interim period between the execution of the Merger Agreement and the Effective Time, (b) each party will not engage in certain types of transactions or take certain actions outside the ordinary course during such period without the prior consent of the other party. The Merger Agreement also requires each of the Company and the Acquiror to call and hold a stockholder meeting and for the Company’s board of directors to recommend that the Company’s stockholders approve the Merger Agreement.
Without limiting the generality of the foregoing, pursuant to the Merger Agreement, prior to the closing of the Merger, the Company, a newly formed subsidiary (“Assetco”), and a newly formed Delaware contingent value rights trust (the “Trust”), must consummate the Pre-Closing CVR Restructuring (as defined below) pursuant to which such parties shall: (a) form Assetco as a wholly-owned subsidiary of the Company; (b) cause the contribution of all of the Company Assets and Liabilities (as defined in the Merger Agreement) from the Company to Assetco in exchange for all of Assetco’s issued and outstanding shares of capital stock (the “Assetco Contribution”), using a contribution agreement in a form reasonably satisfactory to the Acquiror; (c) form the Trust as a wholly-owned subsidiary of the Company; (d) cause the contribution of all of the issued and outstanding shares of capital stock of Assetco from the Company to the Trust in exchange for all of the Trust’s contingent value rights interests, using a contribution agreement in a form reasonably satisfactory to the Acquiror; and (e) cause the distribution of the contingent value rights interests from the Company to the Company’s existing stockholders, using a distribution agreement in a form reasonably satisfactory to the Acquiror, after which the Company shall retain no ownership or other interest (whether in the form of stock, trust interests, or otherwise) in either the Trust or Assetco (such steps collectively, the “Pre-Closing CVR Restructuring”). Following closing of the Merger, the Trust will seek to

NOTE 9 — SUBSEQUENT EVENTS (continued)
sell the Company Assets and Liabilities and any net proceeds received from such sales would ultimately accrue to the benefit of existing Company stockholders.
Consummation of the Merger is subject to various conditions, including (a) obtaining requisite approval of the Merger from the Company’s and the Acquiror’s stockholders, (b) the Registration Statement (as defined in the Merger Agreement) filed by the Acquiror with the SEC becoming effective, (c) the absence of certain laws or orders issued by certain specified governmental entities making illegal or permanently enjoining or prohibiting the Merger, (d) the Company Consideration Shares being approved for listing on the NYSE, NYSE American, or another applicable stock exchange, (e) the accuracy of the representations and warranties made by the parties, subject to certain exceptions, (f) the absence of a material adverse effect on either party that is continuing, (g) consummation of the Pre-Closing CVR Restructuring, and (h) delivery of a fairness opinion.
Company Support Agreement
Concurrently with entering into the Merger Agreement, a Company stockholder, in its capacity as a holder of shares or other equity interests of the Company, entered into a Company Support Agreement with the Acquiror (the “Support Agreement”) pursuant to which such Company stockholder agreed, among other things, to vote its shares of Company common stock for the approval of the Merger Agreement and against any alternative proposal.

USFM CORPORATION
AUDITED FINANCIAL STATEMENTS
For the Period from October 27, 2025 (Inception)
through December 31, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
USFM Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of USFM Corporation (the “Company”), as of December 31, 2025, and the related statements of operations, changes in shareholder’s equity, and cash flows for the period from October 27, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from October 27, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S federal securities laws and the applicable rules and regulators of the U.S. Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2026.
Atlanta, Georgia
June 18, 2026
750 HAMMOND DRIVE | BUILDING 17 | ATLANTA, GEORGIA 30328 | (P) 404.250.4570 | (F) 404.847.0511 | www.ecbllc.com

USFM CORPORATION
BALANCE SHEET
As of December 31, 2025
ASSETS
Current assets:
Cash	$39
Total current assets	39
Total Assets	$39
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Total current liabilities	—
Total liabilities	—
Commitments and contingencies (Note 6)
Stockholder’s equity:
Common stock, no par value; 5,000,000 shares authorized; 50,000 shares issued and outstanding	150
Accumulated deficit	(111)
Total Stockholder’s equity	39
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$39
The accompanying notes are an integral part of the financial statements

USFM CORPORATION
STATEMENT OF OPERATIONS
For the Period from October 27, 2025 (Inception) through December 31, 2025
Revenue	$—
Operating expenses:
General and administrative	111
Total operating expenses	111
Loss from operations	(111)
Provision for income taxes	—
Net Loss	$(111)
Net loss per common share – basic and diluted	$(0.01)
Weighted average shares outstanding – basic and diluted	21,970
The accompanying notes are an integral part of the financial statements

USFM CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDER’SEQUITY
For the Period from October 27, 2025 (Inception) through December 31, 2025
	Common Shares	Common Stock	Accumulated Deficit	Total Equity
Balance at October 27, 2025	—	$—	$—	$—
(inception)
Issuance of common stock	50,000	150	—	150
Net loss	—	—	(111)	(111)
Balance at December 31, 2025	50,000	$150	$(111)	$39
The accompanying notes are an integral part of the financial statements

USFM CORPORATION
STATEMENT OF CASH FLOWS
For the Period from October 27, 2025 (Inception) through December 31, 2025
Cash flows from operating activities:
Net loss	$(111)
Net cash used in operating activities	(111)
Cash flows from investing activities:
Net cash used in investing activities	—
Cash flows from financing activities:
Proceeds from issuance of common stock	150
Net cash provided by financing activities	150
Net increase in cash and cash equivalents	39
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$39
The accompanying notes are an integral part of the financial statements

USFM CORPORATION
NOTES TO FINANCIAL STATEMENTS
December 31, 2025
NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS
USFM Corporation (the “Company”) was incorporated in the State of Colorado on October 27, 2025.
The Company was formed to participate in the exploration and development of mineral concessions in the Disko Nuussuaq region of Greenland, which encompasses copper, nickel, platinum group elements, and cobalt deposits. On November 1, 2025, the Company entered into binding heads of terms with 80 Mile PLC (“80 Mile”), a company incorporated in England and Wales, to establish the framework for the Company’s participation in the Disko Nuussuaq Basin exploration project.
The Company is in the development stage and has not commenced principal operations or generated any revenue as of December 31, 2025.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation.   The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements reflect the Company’s financial position, results of operations, changes in Stockholder’s equity, and cash flows for the period from October 27, 2025 (inception) through December 31, 2025.
Use of Estimates.   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash.   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2025, the Company’s cash consisted of funds held in a business checking account at a commercial bank.
Income Taxes.   The Company accounts for income taxes under Accounting Standards Codification (“ASC”) 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Net Loss Per Share.   The Company complies with the accounting and disclosure requirements of ASC 260.Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, as the Company had no potentially dilutive securities outstanding during the period. The weighted average shares outstanding for the period were 21,970, reflecting the issuance of 50,000 shares on December 3, 2025 (28 days of the 66-day period from inception through December 31, 2025).
Fair Value of Financial Instruments.   The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities.
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 input include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The carrying value of Company’s financial instrument approximates its fair value as of December 31, 2025.
Operating Segments.   ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.
The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer and the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:
For the period October 27, 2025 (inception) to December 31, 2025
General and administrative expenses	$111
Cash	$39
General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete the Business Combination. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.
Recently Issued Accounting Pronouncements.   Management has evaluated all recently issued accounting pronouncements and does not believe that any of them will have a material effect on the Company’s financial statements.
NOTE 3 — STOCKHOLDER’S EQUITY
Authorized Shares.   As of December 31, 2025, the Company’s Articles of Incorporation authorized the issuance of 5,000,000 shares of common stock, no par value.
Shares Issued and Outstanding.   On December 3, 2025, the Company’s Board of Directors approved the organizational consent authorizing the issuance of 50,000 shares of common stock to Robert B. Price,

NOTE 3 — STOCKHOLDER’S EQUITY (continued)
the Company’s sole director, for aggregate cash consideration of $150. The Board also authorized an offering of up to an additional 50,000 shares of common stock at $1.00 per share to accredited investors pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.
Total proceeds from the issuance of common stock during the period were $150. As of December 31, 2025, there were 50,000 shares of common stock issued and outstanding.
NOTE 4 — INCOME TAXES
For the period from inception through December 31, 2025, the Company incurred a net operating loss of approximately $111. The Company has a deferred tax asset arising from the net operating loss carryforward, which has been fully offset by a valuation allowance due to the uncertainty of future realization. The Company’s effective tax rate differs from the statutory federal corporate tax rate of 21% primarily due to the full valuation allowance established against the deferred tax asset.
The following table reconciles the U.S. federal statutory rate to the Company’s effective tax rate for the period from inception through December 31, 2025:
	Amount	Rate
Tax benefit at federal statutory rate	$(23)	(21.0)%
State income taxes, net of federal benefit	(4)	(3.5)%
Change in valuation allowance	$27	24.5%
Income Tax Provision	$0	0%
Significant components of the Company’s deferred tax assets as of December 31, 2025 are as follows:
December 31, 2025
Deferred tax assets:
Net operating loss carryforward	$27
Valuation allowance	(27)
Net deferred tax asset	$—
As of December 31, 2025, the Company had federal and state net operating loss carryforwards of approximately $111. Federal net operating losses arising after December 31, 2017 may be carried forward indefinitely, subject to the 80% taxable income limitation under the Tax Cuts and Jobs Act of 2017. The Company has established a full valuation allowance against its deferred tax assets because, given its development-stage status and history of losses, it is more likely than not that the deferred tax assets will not be realized. The valuation allowance increased by $26 during the period from inception through December 31, 2025.
The Company evaluates uncertain tax positions under ASC 740-10. A tax position is recognized only when it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position. As of December 31, 2025, the Company had no unrecognized tax benefits. The Company does not anticipate that the amount of unrecognized tax benefits will change significantly within the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense; no such amounts were recorded during the period from inception through December 31, 2025. Tax years from inception (October 27, 2025) remain open to examination by the U.S. federal and Colorado tax authorities.

NOTE 5 — COMMITMENTS AND CONTINGENCIES
On November 1, 2025, the Company entered into binding heads of terms with 80 Mile PLC to participate in the exploration and development of mineral concessions in the Disko Nuussuaq region of Greenland. The heads of terms contemplated the Company’s acquisition of a 51% interest in Nikkeli Project Company Ltd (a Cayman Islands entity that indirectly holds the mineral exploration licenses through a Greenland subsidiary) in exchange for a funding commitment of $30,000,000 over a three-year period, plus a $500,000 cash payment to 80 Mile. As of December 31, 2025, a definitive share purchase agreement had not been executed and no amounts had been funded toward this commitment. See Note 7 for subsequent developments.
The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. As of December 31, 2025, there were no pending or threatened legal proceedings against the Company.
NOTE 6 — SUBSEQUENT EVENTS
Management has evaluated subsequent events through June 18, 2026, the date these financial statements were available to be issued. The following material events occurred subsequent to December 31, 2025:
Amended and Restated Articles of Incorporation.   On January 27, 2026, the Company filed Amended and Restated Articles of Incorporation with the Colorado Secretary of State. The Amended and Restated Articles continue to authorize the issuance of up to 5,000,000 shares of common stock, no par value per share.
Additional Share Issuances.   Subsequent to December 31, 2025 and through the date these financial statements were available to be issued, the Company issued an aggregate of 183,252 additional shares of common stock to various investors for aggregate consideration of approximately $8.265 million, in reliance on exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. After giving effect to these issuances and the 50,000 shares outstanding at December 31, 2025, the Company had 233,252 shares of common stock issued and outstanding. The Company’s common stock has no par value; accordingly, the full proceeds of these issuances were credited to common stock and no amount was allocated to additional paid-in capital.
Definitive Share Purchase Agreement.   On May 8, 2026, the Company executed a definitive share purchase agreement (the “Disko SPA”) with 80 Mile PLC and Disko Exploration Limited (a wholly-owned subsidiary of 80 Mile). Under the Disko SPA, the Company will acquire 51% of the issued share capital of Nikkeli Project Company Ltd in exchange for:
•
A funding commitment of $30,000,000 over a three-year period ($7,500,000 in Year 1, $12,500,000 in Year 2, and $10,000,000 in Year 3) toward the exploration and development of six mineral exploration licenses in the Disko Nuussuaq Basin of Greenland, covering approximately 3,015 square kilometers;

•
A cash payment of $500,000 to 80 Mile ($250,000 within ten business days of execution and $250,000 within two months); and

•
A 10% management fee payable to 80 Mile as operator of the project, which is applied as a deduction from the funding commitment.

The Disko SPA is subject to certain conditions precedent, including government consents from the Government of Greenland. 80 Mile is appointed as technical and operational manager of the project during the three-year funding commitment period. The Company’s chair will hold a casting vote on the boards of both Nikkeli Project Company and Nikkeli Greenland A/S. Additionally, 80 Mile has the right to appoint two directors to the Company’s board until the Company becomes a public company, with such 80 Mile-appointed directors required for quorum. The long stop date for closing is four months from execution of the Disko SPA.
If the Company defaults on its funding commitment and the default is not cured within twenty business days, it must transfer an 11% interest in Nikkeli Project Company back to Disko Exploration, reducing the Company’s interest from 51% to 40%. The Company’s interest cannot fall below 40% under any circumstances.

NOTE 6 — SUBSEQUENT EVENTS (continued)
Vessel Charter Contract.   On March 18, 2026, the Company entered into a charter contract with KJ Greenland Construction A/S for the use of the vessel KJ Endeavour and a 600-tonne barge to provide maritime mobilization, transport, standby, and demobilization services in support of the Funding Year 1 field program in Greenland. The charter period runs from June 19, 2026 through September 20, 2026, with a minimum of 7.5 chargeable days. The contract provides for a non-refundable deposit of DKK 430,000 payable on signing, with the balance payable within 14 days of a concluding invoice following completion of the charter. The contract is governed by Greenlandic law.
Related Party Promissory Note.   On January 16, 2026, the Company issued a promissory note in the principal amount of $11,000 to Robert B. Price, the Company’s President and a director. The note bears no interest and is payable on demand.
On March 1, 2026, Company entered into a contractor agreement (“Agreement”) with Robert Price to provide Chief Executive officer service. Company shall pay $180,000 per year to Robert Price for his service.
Appointment of officers.   On May 28,2026, The board of director of USFM approved appointment of Hassan Sajjad Baqar as the Chief Financial Officer of the Company.
Technical Report Summary.   Disko−Nuussuaq Project. In April 2026, the Company engaged SRK Exploration Limited (“SRK EX”), a Cardiff, United Kingdom-based independent mineral exploration consultancy, to prepare a Technical Report Summary (“TRS”) for the Disko−Nuussuaq nickel-copper-cobalt-PGE project located in West Greenland. The TRS is to be prepared in accordance with SEC Regulation S-K 1300 for potential use in connection with a listing on a U.S. securities exchange. The mineral licenses covering the project are held by 80 Mile PLC, which owns and operates the project. The Company has agreed to a target price of GBP 60,600 for the commission. The engagement was accepted by the Company on May 12, 2026.

Annex A
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
by and among
USFM CORPORATION,
TWIN VEE HOLDCO INC.
TWIN VEE MERGER SUB INC.,
USFM MERGER SUB INC., and
TWIN VEE POWERCATS CO.,
Dated as of October 7, 2026

A-i

A-ii

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 7, 2026 by and among (i) USFM Corporation, a Colorado corporation (the “USFM”), (ii) Twin Vee Holdco Inc., a Texas corporation (“Pubco”), (iii) Twin Vee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub I”), (iv) USFM Merger Sub Inc., a Colorado corporation and wholly-owned subsidiary of Pubco (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and (v) Twin Vee PowerCats Co., a Delaware corporation (the “Company”). USFM, the Company, Pubco and the Merger Subs are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
RECITALS
A.   WHEREAS, (a) Pubco is a newly incorporated Texas corporation, formed by the Company for the purpose of participating in transactions contemplated hereby, (b) Merger Sub II is a newly incorporated Colorado corporation, formed by Pubco for the purpose of participating in transactions contemplated hereby and (c) Merger Sub II is a newly incorporated Delaware corporation, formed by Pubco for the purpose of participating in transactions contemplated hereby;
B.   WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the transactions contemplated hereby, USFM has entered into securities purchase agreements (the “Securities Purchase Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase up to approximately 20,833 shares of USFM Common Stock at US$240 per share for an aggregate purchase price up to approximately US$5,000,000 and be issued approximately 41,667 warrants to purchase shares of USFM Common Stock with an exercise price of $280 (the “PIPE Warrants”), with such shares and the PIPE Warrants collectively constituting the “PIPE Investment”, in a private placement to be consummated in multiple installments prior to the Closing;
C.   WHEREAS, at the Closing, USFM and Pubco will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the parties thereto will be granted certain registration rights with respect to the shares of Pubco Common Stock underlying the USFM Exchange Warrant (as defined below) and PIPE Warrants;
D.   WHEREAS, the Parties intend to effect a business combination transaction pursuant to which (a) Merger Sub I will merge with and into the Company in accordance with the applicable provisions of the DGCL (the “First Merger”), with the Company continuing as the surviving entity (the “Surviving Company”); and (b) Merger Sub II will merge with and into USFM in accordance with the applicable provisions of the Colorado Act (the “Second Merger” and, together with the First Merger, the “Mergers”), with USFM continuing as the surviving entity (the “Surviving Corporation”);
E.   WHEREAS, prior to the Closing Date, in accordance with the terms of this Agreement, the Company, Assetco and the Trust will consummate the Pre-Closing CVR Restructuring;
F.   WHEREAS, concurrently with the execution of the Original Merger Agreement, certain Company Stockholders have entered into a support agreement (the “Company Support Agreement”), pursuant to which such Company Stockholders have agreed to, among other things, upon the terms and subject to the conditions set forth therein, vote their shares of Company Common Stock in favor of the Company Transaction Proposals;
G.   WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Agreements to which it is or will be a party, the First Merger and the other transactions contemplated hereby are in the best interests of the Company and the Company Stockholders, (b) approved and declared the advisability of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the First Merger and the other transactions contemplated hereby, and (c) recommended the approval and adoption by the Company Stockholders of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the First Merger and the other transactions contemplated hereby (the “Company Board Recommendation”);
H.   WHEREAS, the sole director of Merger Sub I (the “Merger Sub I Board”) has (a) determined that this Agreement, the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby are in the best interests of Merger Sub I, (b) approved this Agreement, the Ancillary Agreements to which Merger Sub I is or will be a party, and the transactions contemplated hereby and (c) recommended the approval and adoption of this Agreement, the Ancillary Agreements to which Merger Sub I is or will be a party and the transactions contemplated hereby by the sole stockholder of Merger Sub I;
I.   WHEREAS, the sole director of Merger Sub II (the “Merger Sub II Board”) has (a) determined that this Agreement, the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby are in the best interests of Merger Sub II, (b) approved this Agreement, the Ancillary Agreements to which Merger Sub II is or will be a party, and the transactions contemplated hereby and (c) recommended the approval and adoption of this Agreement, the Ancillary Agreements to which Merger Sub II is or will be a party and the transactions contemplated hereby by the sole stockholder of Merger Sub II;
J.   WHEREAS, the board of directors of Pubco (the “Pubco Board”) has (a) determined that this Agreement, the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby are in the best interests of Pubco, (b) approved this Agreement, the Ancillary Agreements to which Pubco is or will be a party, and the transactions contemplated hereby and (c) recommended the approval and adoption of this Agreement, the Ancillary Agreements to which Pubco is or will be a party and the transactions contemplated hereby by the stockholders of Pubco;
K.   WHEREAS, the Board of Directors of USFM (the “USFM Board”) has (a) determined that this Agreement, the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby are in the best interests of USFM, (b) approved this Agreement, the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby, and (c) resolved to recommend that USFM Shareholders approve this Agreement, the Ancillary Agreements to which USFM is or will be a party and the transactions contemplated hereby;
L.   WHEREAS, USFM, USFM Merger Sub Inc. and the Company entered into that certain Agreement and Plan of Merger, dated July 12, 2026 (the “Original Merger Agreement”);
M.   WHEREAS, the Parties desire to amend and restate the Original Merger Agreement as set forth herein; and
N.   WHEREAS, Section 11.9 of the Original Merger Agreement provides that the Original Merger Agreement may only be amended by a written instrument executed by the Parties; and
O.   WHEREAS, certain capitalized terms used herein are defined in Section 1.1 hereof.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used herein, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” has the meaning specified in Section 8.11(e).
“Acquisition Proposal” has the meaning specified in Section 8.11(e).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affordable Care Act” has the meaning specified in Section 4.13(k).

“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” has the meaning specified in Section 10.1(e).
“Ancillary Agreements” has the meaning specified in Section 11.8.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Assetco” means Twin Vee Bahama Group, Inc., a Delaware corporation and wholly owned Subsidiary of the Company which was formed for the purpose of effecting the Pre-Closing CVR Restructuring.
“BOC” means the Texas Business Organizations Code, as amended.
“Breakup Fee” has the meaning specified in Section 10.3(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or El Paso County, Colorado are authorized or required by Law to close.
“Certificate of Merger” has the meaning specified in Section 3.1(a).
“Closing” has the meaning specified in Section 2.2.
“Closing Date” has the meaning specified in Section 2.2.
“COBRA” has the meaning specified in Section 4.13(g).
“Code” means the Internal Revenue Code of 1986, as amended.
“Colorado Act” means the Colorado Corporations and Associations Act.
“Company” has the meaning specified in the Preamble hereto.
“Company Assets and Liabilities” means, as of immediately prior to consummation of the Pre-Closing CVR Restructuring, (i) all of the Company Entities’ assets of any kind arising out of or related to the business and operation of the Company Entities (including, for the avoidance of doubt, all cash in excess of $700,000 and all cash equivalents, bank accounts, deposits and marketable securities, all accounts and other receivables, all owned or leased real property and related contracts, tangible personal property, intellectual property, inventory, finished goods, raw materials, work-in-progress, packaging, supplies, spare and replacement parts, all transferable or assignable permits of the Company Entities, benefit plans, any and all goodwill of the Company Entities’ business, taxes, and excluding the Delaware Matter, past, current or future causes of action, defenses and rights of offset or counterclaim against third parties, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) and (ii) except for any liabilities in connection with the Delaware Matter, all of the Company Entities’ liabilities of any kind arising out of or related to the business and operation of the Company Entities (including, for the avoidance of doubt, liabilities relating to contracts, taxes, accounts and trade payables, indebtedness, benefit plans, employees, and past, current or future causes of action).
“Company Awards” has the meaning specified in Section 4.6(b).
“Company Board Adverse Recommendation Change” has the meaning specified in Section 8.2(d).
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Book Entry Share” means each share in book-entry form evidencing any shares of the Company Common Stock issued and outstanding immediately prior to the First Effective Time.
“Company Certificate” means each certificate representing any shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time.
“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.
“Company Common Stock Warrants” means the warrants issued by the Company to purchase Company Common Stock, in accordance with the terms of the applicable warrant agreement, issued and outstanding and unexpired immediately prior to the First Effective Time.
“Company Consideration Shares” means such number of shares of Pubco Common Stock that, would result in the former holders of Company Securities collectively holding seven percent (7%) of the issued and outstanding shares of Pubco Common Stock immediately following the Second Effective Time (calculated on a fully diluted basis).
“Company Convertible Securities” means, collectively, the options, warrants, restricted stock units, or rights to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire equity interests of the Company, and for the avoidance of doubt, including the Company Common Stock Warrants.
“Company Convertible Security Termination” has the meaning specified in Section 3.3(a)(iv).
“Company D&O Tail Policy” has the meaning specified in Section 8.7(c).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Entities” means the Company and each Subsidiary of the Company, including, for the avoidance of doubt, Pubco, Merger Sub I and Merger Sub II.
“Company Financials” has the meaning specified in Section 4.8(c).
“Company Intervening Event” has the meaning specified in Section 8.2(d).
“Company IP” means all Intellectual Property owned or purported to be owned by any of the Company Entities.
“Company IP Licenses” has the meaning set forth in Section 4.20(b).
“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company Entities, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated herein; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions or other force majeure events; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exceptions in this clause (iii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 4.4 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated herein or the condition set forth in Section 9.2(a) to the extent related to such representations; (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Company Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; (x) any action taken by, or at the written request of, USFM or any of its Subsidiaries or any actions required to be taken by Law; (xi) any change in the cash position of the Company and its Subsidiaries which results from operations in the ordinary course of business consistent with past practices; or (xii) any change in the stock price or trading volume of the Company Common Stock (it being understood, however, that any change causing or contributing to any change in stock price or trading volume of the Company Common Stock may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such changes are otherwise excepted from this definition) provided, however, that if a change or effect related to clause (i), clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Company Entities, taken as a whole, compared to other Persons operating in the same industry as the Company Entities, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“Company Material Contract” has the meaning specified in Section 4.12(a).
“Company Merger Consideration” has the meaning specified in Section 3.3(a)(i).
“Company Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company.
“Company Real Property Lease” has the meaning specified in Section 4.19(b).
“Company Registered IP” has the meaning specified in Section 4.20(a).
“Company Securities” means, collectively, the Company Common Stock and the Company Convertible Securities.
“Company Security Holders” means, collectively, the holders of Company Securities.
“Company Stockholder Approval” means the approval of the Company Transaction Proposal identified in clauses (A) and (B) of Section 8.2(c), upon the Company’s receipt of the Requisite Vote at a Company Stockholders’ Meeting duly called by the Company Board and held for such purpose, in accordance with the applicable provisions of the DGCL and the Governing Documents of the Company.
“Company Stockholders” means the holders of Company Common Stock.
“Company Stockholders’ Meeting” has the meaning specified in Section 8.2(c).
“Company Support Agreement” has the meaning set forth in the Recitals.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of the Company Entities paid or payable (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby (and not subject to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) the Company D&O Tail Policy, and (iv) such expenses detailed in (i) through (ii) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.
“Company Transaction Proposals” has the meaning specified in Section 8.2(c).
“Company Triggering Event” shall be deemed to have occurred if, at any time prior to the adoption of this Agreement and the approval of the transactions contemplated hereby by the Requisite Vote (a) the Company Board shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal; or (d) a Company Intervening Event shall have occurred.
“Confidentiality Agreement” has the meaning specified in Section 11.8.
“Contracts” means any legally binding contracts, side letters, agreements, subcontracts, leases, covenants not to sue, licenses, sublicenses and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.
“D&O Persons” has the meaning specified in Section 8.7(a).
“Delaware Matter” means that certain Legal Proceeding Youseph, et al. v. Visconti, et al., Case No. 2025-026.
“DGCL” means the Delaware General Corporation Law, as amended.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the USFM Disclosure Letter.
“Dissenter’s Rights Statute” has the meaning specified in Section 3.7(a).
“Dissenting Shares” has the meaning specified in Section 3.7(a).
“Dissenting Stockholder” has the meaning specified in Section 3.7(a).
“Dollars” or “$” means lawful money of the United States.
“Environmental Laws” means any and all applicable Laws relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Materials, (b) pollution, or the protection or management of the environment or natural resources, or (c) protection of human health (with respect to exposure to Hazardous Materials).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.6(a).
“Exchange Agent Agreement” has the meaning specified in Section 3.6(a).

“Exchange Fund” has the meaning specified in Section 3.6(b).
“Exchange Ratio” means such amount equal to the quotient of (i) the Company Consideration Shares divided by (ii) the total number of shares of Company Common Stock and the number of shares of Company Common Stock subject to the Company Convertible Securities outstanding immediately prior to the First Effective Time.
“First Effective Time” has the meaning specified in Section 3.1(a).
“First Merger” has the meaning specified in the Recitals hereto.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization, as applicable, and the “Governing Documents” of an exempted company are its memorandum and articles of association, in each case, or any comparable or similarly named constituent documents.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Authorization” has the meaning specified in Section 4.5.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any (a) pollutant, contaminant, chemical, solid, liquid, gas, material, substance, or waste that is listed, defined, designated or classified as “toxic,” “hazardous,” “hazardous waste”, “hazardous material,” or a “hazardous substance” (or words of similar intent or meaning) under any Environmental Law, including materials that are deemed hazardous pursuant to any Environmental Laws due to their ignitability, corrosivity or reactivity characteristics, or (b) petroleum or any fraction or product thereof, asbestos or asbestos-containing material, polychlorinated biphenyl, chlorofluorocarbons, or per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) any unfunded or underfunded liabilities pursuant to any pension, retirement, or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.
“Insurance Policies” has the meaning specified in Section 4.16.
“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”); (b) trademarks, logos, service marks, trade dress and trade names, slogans and other indicia of source, including all registrations and pending applications to register any of the foregoing together with the goodwill associated therewith (collectively, “Trademarks”); (c) works of authorship and copyrights (whether registered and unregistered), and applications for registration of copyright (including all translations, adaptations, derivations and combinations of the foregoing) (collectively, “Copyrights”); (d) internet domain names and social media accounts and handles (collectively, “Internet Assets”); (e) software (including object code, source code, or other form); and (f) trade secrets, know-how, processes, customer lists, business plans, databases, data compilations and other confidential information or proprietary rights.
“Interim Period” has the meaning specified in Section 6.1.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
“IRS” means the U.S. Internal Revenue Service.
“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, or subleased by the Company or any of its Subsidiaries pursuant to a Company Real Property Lease.
“Legal Proceedings” has the meaning specified in Section 4.10.
“Letter of Transmittal” has the meaning specified in Section 3.6(c).
“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims, licenses, covenants not to sue or other liens of any kind whether consensual, statutory or otherwise.
“Mergers” has the meaning specified in the Recitals hereto.
“Mergers Intended Tax Treatment” has the meaning specified in Section 8.4(b)(ii).
“Merger Subs” has the meaning specified in the Preamble hereto.
“Merger Sub I” has the meaning specified in the Preamble hereto.
“Merger Sub I Board” has the meaning specified in the Recitals hereto.
“Merger Sub I Common Stock” has the meaning specified in Section 3.3(a)(v).
“Merger Sub II” has the meaning specified in the Preamble hereto.
“Merger Sub II Board” has the meaning specified in the Recitals hereto.

“Merger Sub II Common Stock” has the meaning specified in Section 3.3(b)(iv).
“Nasdaq” means The Nasdaq Stock Market LLC.
“NYSE” means the New York Stock Exchange.
“Notice Period” has the meaning specified in Section 8.2(d).
“Off-the-Shelf Software” has the meaning set forth in Section 4.20(b).
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Original Merger Agreement” has the meaning specified in the Recitals hereto.
“Party” and “Parties” have the meaning specified in the Preamble hereto.
“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title (except with respect to Intellectual Property), easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (h) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (i) non-exclusive licenses to Company IP granted in the ordinary course of business, (j) those Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the SEC Reports filed at least two Business Days prior to the date of this Agreement, and (k) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“PIPE Investment” has the meaning set forth in the Recitals.
“PIPE Warrants” has the meaning set forth in the Recitals.
“Pre-Closing Assetco Shares Contribution Agreement” has the meaning specified in Section 6.2(a).
“Pre-Closing Company Assets and Liabilities Contribution Agreement” has the meaning specified in Section 6.2(a).
“Pre-Closing CVR Interests Distribution Agreement” has the meaning set forth in Section 6.2(a).
“Pre-Closing CVR Restructuring Agreements” has the meaning specified in Section 6.2(a).

“Pre-Closing CVR Restructuring” has the meaning set forth in Section 6.2(a).
“Prospective Transaction” has the meaning specified in Section 8.11(e).
“Proxy Statement” has the meaning specified in Section 8.2(a)(i).
“Pubco” has the meaning specified in the Preamble hereto.
“Pubco Board” has the meaning specified in the Recitals hereto.
“Pubco Common Share” means a share of Pubco Common Stock.
“Pubco Common Stock” means common stock of Pubco, par value $0.01 per share.
“Pubco Financial Statements” has the meaning specified in Section 8.2(a)(v).
“Pubco Interim Financial Statements” has the meaning specified in Section 8.2(a)(v).
“Pubco Shareholder Written Consent” has the meaning specified in Section 8.2(f).
“Pubco Warrant” has the meaning specified in Section 3.3(a)(iii).
“Registration Rights Agreement” has the meaning set forth in the Recitals.
“Registration Statement” has the meaning specified in Section 8.2(a).
“Related Person” has the meaning specified in Section 4.25.
“Release” means the release, spill, emission, leaking, dumping, injecting, pouring, depositing, disposing, discharging, dispersing, leaching or migrating of any Hazardous Material into or through the environment.
“Representatives” means collectively, with respect to any Party, such Party’s and its Affiliates’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, or other advisors, agents or representatives.
“Requisite Vote” means (a) the affirmative vote of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Company Stockholders’ Meeting and entitled to vote thereat and (b) the affirmative vote of a majority outstanding shares of the Company Common Stock held by disinterested Company Stockholders that are entitled to vote at the Company Stockholders’ Meeting as of the record date present, in person or by proxy, and voting at the Company Stockholders’ Meeting.
“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Reports” has the meaning specified in Section 4.8(a).
“Second Effective Time” has the meaning specified in Section 3.1(b).
“Second Merger” has the meaning specified in the Recitals hereto.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Purchase Agreements” has the meaning specified in the Recitals hereto.
“Statement of Merger” has the meaning specified in Section 3.1(b).
“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first

Person or of which such first person is the general partner, manager or managing member. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.
“Subsidiary Awards” has the meaning set forth in Section 4.7(b).
“Superior Proposal” has the meaning set forth in Section 8.11(e).
“Surviving Company” has the meaning set forth in the Recitals.
“Surviving Corporation” has the meaning set forth in the Recitals.
“Systems” means all of the following that are owned by, used, or relied on by the Company Entities: software, software engines, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions owned, used or provided by the Company Entities.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover Law, including, but not limited to Section 203 of the DGCL.
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Tax(es)” means (a) any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto, and including any secondary liability for any of the aforementioned, (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.
“Terminating Company Breach” has the meaning specified in Section 10.1(f).
“Terminating USFM Breach” has the meaning specified in Section 10.1(h).
“Transfer Taxes” has the meaning specified in Section 8.4(a).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Trust” means that certain Delaware contingent value rights trust to be formed by the Company in connection with the Pre-Closing CVR Restructuring.
“Trust Formation Agreements” means, collectively, all reasonably required agreements or documents in connection with the Pre-Closing CVR Restructuring and other transactions contemplated hereby (including, but not limited to, a trust agreement and a contingent value rights agreement).
“USFM” has the meaning specified in the Preamble hereto.

“USFM Audited Financial Statements” has the meaning specified in Section 5.5.
“USFM Breakup Fee” has the meaning specified in Section 10.3(c).
“USFM Common Stock” means common stock of USFM, no par value per share.
“USFM Disclosure Letter” has the meaning specified in the introduction to Article V.
“USFM Dissenting Shareholder” has the meaning specified in Section 3.7(b).
“USFM Dissenting Shares” has the meaning specified in Section 3.7(b).
“USFM Exchange Warrant” has the meaning specified in Section 3.3(b)(iii).
“USFM Financial Statements” has the meaning specified in Section 5.5.
“USFM Interim Financial Statements” has the meaning specified in Section 5.5.
“USFM Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of USFM and its Subsidiaries, in each case, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impair the ability of USFM or its Subsidiaries to perform any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby; provided, that no change, event or occurrence described in clauses (i) through (x) of the definition of Company Material Adverse Effect (which shall apply as to USFM and its Subsidiaries, mutatis mutandis) shall be deemed to constitute an USFM Material Adverse Effect or be taken into account in determining whether an USFM Material Adverse Effect pursuant to clause (a) has occurred; provided, further, that if a change, event or occurrence related to clause (ii) or clauses (iv) through (vii) of the definition of Company Material Adverse Effect (which shall apply as to USFM and its Subsidiaries, mutatis mutandis) disproportionately adversely affects USFM and its Subsidiaries, in each case, taken as a whole, compared to other Persons operating in the same industry as USFM and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether an USFM Material Adverse Effect has occurred.
“USFM Modification in Recommendation” has the meaning specified in Section 8.2(b).
“USFM Securities” means, collectively, the USFM Common Stock, USFM Warrant and PIPE Warrants.
“USFM Security Holders” means, collectively, the holders of USFM Securities.
“USFM Shareholder Approvals” means the approval of those USFM Transaction Proposals identified in clauses (A), (B), (C), (D), (E), and (F) of Section 8.2(b), at an USFM Shareholders’ Meeting duly called by the USFM Board and held for such purpose, in accordance with the applicable provisions of the Colorado Act and the Governing Documents of USFM.
“USFM Shareholders” means the shareholders of USFM as of immediately prior to the Closing.
“USFM Shareholders’ Meeting” has the meaning specified in Section 8.2(b).
“USFM Transaction Proposals” has the meaning specified in Section 8.2(b).
“USFM Warrant” means that certain warrant, dated as of July 7, 2026, issued by USFM to FG Merchant Partners, LP.
“WARN” has the meaning specified in Section 4.14(b).
Section 1.2   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 9:00 p.m. on the third day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company or USFM, as the case may be, in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
Section 1.3   Knowledge.   As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of USFM means the knowledge of the individuals identified on Section 1.3 of the USFM Disclosure Letter, in each case, as such individuals would have acquired after reasonable inquiry of such individual’s direct reports.
ARTICLE II
CLOSING
Section 2.1   The Mergers.
(a)   First Merger. At the First Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub I and the Company shall consummate the First Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of the Merger Sub I shall cease and the Company shall continue as the Surviving Company.
(b)   Second Merger. At the Second Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Colorado Act, Merger Sub II and USFM shall consummate the Second Merger, pursuant to which Merger Sub II shall be merged with and into USFM, following which the separate corporate existence of the Merger Sub II shall cease and USFM shall continue as the Surviving Corporation.
Section 2.2   Closing.   In accordance with the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents, at 10:00 a.m. (Eastern time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as USFM and Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 2.3   Closing Deliverables.
(a)   At the Closing, the Company shall deliver or cause to be delivered to USFM:
(i)   a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c) and Section 9.2(d) have been fulfilled;

(ii)   a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h);
(iii)   delivery of (A) evidence that the Pre-Closing CVR Restructuring has been completed, (B) the Pre-Closing Contribution Agreements, and (C) the Trust Formation Agreements;
(iv)   the third-party consents identified on Section 2.3(a)(iv) of the Company Disclosure Letter in a form reasonably satisfactory to USFM;
(v)   the third-party consents identified on Section 2.3(a)(v) of the Company Disclosure Letter in a form reasonably satisfactory to USFM;
(vi)   the written resignations of all of the directors and officers of the Company Entities, effective as of the First Effective Time; and
(vii)   copies of the other Ancillary Agreements duly executed by duly authorized representatives of the Company, Pubco, the Merger Subs, and each Company-related Person party thereto.
(b)   At the Closing, USFM will deliver or cause to be delivered to the Company:
(i)   a certificate signed by an officer of USFM, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled;
(ii)   a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h); and
(iii)   the other Ancillary Agreements duly executed by duly authorized representatives of USFM, USFM Shareholders and each other USFM-related Person party thereto.
ARTICLE III
EFFECTS OF THE MERGERS; CONSIDERATION
Section 3.1   Effective Times.
(a)   Subject to the conditions of this Agreement, the Parties hereto shall cause the First Merger to be consummated by filing a certificate of merger for the merger of Merger Sub I with and into the Company (the “Certificate of Merger”) with the Delaware Secretary of State in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “First Effective Time”), and shall cause to be made any other filings, recordings, or publications that are required to be made by the Company, Pubco, USFM or Merger Sub I under the DGCL in connection with the First Merger.
(b)   Subject to the conditions of this Agreement, substantially concurrently with the consummation of the First Merger pursuant to Section 3.1(a), the Parties hereto shall cause the Second Merger to be consummated by filing a statement of merger for the merger of Merger Sub II with and into USFM (the “Statement of Merger”) with the Colorado Secretary of State in accordance with, and in such form as is required by, the relevant provisions of the Colorado Act (the time of such filing, or such later time as may be specified in the Statement of Merger, being the “Second Effective Time”), and shall cause to be made any other filings, recordings, or publications that are required to be made by Pubco, USFM or Merger Sub II under the Colorado Act in connection with the Second Merger.
Section 3.2   Effects of the Mergers.
(a)   At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption (by operation of the First Merger) by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub I and the Company set forth in this Agreement to be performed after the First Effective Time.
(b)   At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Statement of Merger and the applicable provisions of the Colorado Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and USFM shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption (by operation of the Second Merger) by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub II and USFM set forth in this Agreement to be performed after the Second Effective Time.
Section 3.3   Conversion of Securities.
(a)   By virtue of the First Merger and without any action on the part of any Party, at the First Effective Time:
(i)   Company Common Stock.   Each share of Company Common Stock, which, for the avoidance of doubt, includes the Company Common Stock held as a result of the Company Convertible Security Termination (excluding any shares of Company Common Stock described in Section 3.3(a)(iii) below and any Dissenting Shares), issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive such number of Pubco Common Shares equal to the Exchange Ratio (the “Company Merger Consideration”), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each Company Book Entry Share representing any share of Company Common Stock issued and outstanding immediately prior to the First Effective Time and each Company Certificate representing any share of Company Common Stock issued and outstanding immediately prior to the First Effective Time, if any, shall thereafter represent only the right to receive the applicable number of Company Consideration Shares.
(ii)   Company Common Stock held in Treasury.   Notwithstanding Section 3.3(a)(i) or any other provision of this Agreement to the contrary, each share of Company Common Stock that is held in the treasury immediately prior to the First Effective Time by the Company shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of the First Merger, and shall cease to exist.
(iii)   Company Common Stock Warrants.   At the First Effective Time, automatically and without any action on the part of the holder thereof, each Company Common Stock Warrant that is issued and outstanding, unexpired and unexercised immediately prior to the First Effective Time, shall, in accordance with such Company Common Stock Warrant’s underlying warrant agreement, be assumed by Pubco and shall become a corresponding warrant of Pubco (a “Pubco Warrant”). Each such assumed warrant shall be subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Company Common Stock Warrant immediately prior to the First Effective Time, except that such assumed warrant shall be exercisable or convertible for, or shall otherwise confer the right to acquire, on the same terms and conditions, the number of shares of Pubco Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Common Stock Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio. Immediately following the First Effective Time, all such Company Common Stock Warrants shall automatically be cancelled and shall cease to exist and the holders of Company Common Stock Warrants immediately prior to the First Effective Time shall cease to have any rights with respect to such Company Common Stock Warrants except as provided herein.

(iv)   Company Convertible Securities.   At the First Effective Time, automatically and without any action on the part of the holder thereof, each Company Convertible Security (other than the Company Common Stock Warrants) remaining issued and outstanding and unexpired immediately prior to the First Effective Time shall, in accordance with such Company Convertible Security’s underlying award agreement, be accelerated and fully vested and converted into and represent the right to receive the number of shares of Pubco Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Convertible Security immediately prior to the First Effective Time by (y) the Exchange Ratio, and immediately thereafter all such Company Convertible Securities shall automatically be cancelled and shall cease to exist (the “Company Convertible Security Termination”) and the holders of Company Convertible Securities immediately prior to the Company Convertible Security Termination shall cease to have any rights with respect to such Company Convertible Securities except as provided herein.
(v)   Merger Sub I Common Stock.   At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub I, each share of common stock, par value $0.001 per share, of Merger Sub I (“Merger Sub I Common Stock”) shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Company.
(vi)   Dissenting Shares.   Each Dissenting Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter constitute only the rights, if any, available under the Dissenter’s Rights Statute, in accordance with and subject to the provisions of Section 3.7.
(vii)   Maximum Consideration.   All of the Company Securities converted to Pubco Common Shares pursuant to this Section 3.3(a) shall not exceed the Company Consideration Shares.
(b)   By virtue of the Second Merger and without any action on the part of any Party, at the Second Effective Time:
(i)   USFM Common Stock.   Each share of USFM Common Stock issued and outstanding immediately prior to the Second Effective Time (including, for the avoidance of doubt, any additional shares of USFM Common Stock issued prior to the Second Effective Time pursuant to the PIPE Investment) shall be converted into the right to receive such number of Pubco Common Shares as determined by the Parties (provided that, the aggregate number of such Pubco Common Shares issued to former holders of USFM Common Shares shall equal ninety-three percent (93%) of the issued and outstanding shares of Pubco Common Stock immediately following the Second Effective Time (calculated on a fully diluted basis)), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist. Each USFM Dissenting Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter constitute only the rights, if any, available under the Colorado Act, in accordance with and subject to the provisions of Section 3.7.
(ii)   PIPE Warrants.   Each PIPE Warrant that is issued, outstanding and unexercised immediately prior to the Second Effective Time shall be terminated in exchange for the right to receive a Pubco Warrant to acquire one (1) share of Pubco Common Stock for each share of USFM Common Stock subject to such PIPE Warrant. Each Pubco Warrant issued in respect of a PIPE Warrant shall have the same terms and conditions as the corresponding PIPE Warrant (including vesting and exercisability). Pubco shall take all corporate actions necessary to authorize for future issuance, and shall maintain such authorization for so long as the Pubco Warrants issued in respect of the PIPE Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the valid exercise thereof, and each PIPE Warrant shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders thereof shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3(b)(ii).
(iii)   USFM Warrant.   The USFM Warrant shall be terminated in exchange for the right to receive a Pubco Warrant to acquire one (1) share of Pubco Common Stock for each share of USFM

Common Stock underlying the USFM Warrant (the Pubco Warrant issued to FG Merchant Partners, LP in connection with the Second Merger is referred to herein as the “USFM Exchange Warrant”), and Pubco shall take all corporate actions necessary to authorize for future issuance, and shall maintain such authorization for so long as the USFM Exchange Warrant remains outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the valid exercise of the USFM Exchange Warrant, and the USFM Warrant shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and FG Merchant Partners, LP shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3(b)(iii).
(iv)   Merger Sub II Common Stock.   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of USFM or Merger Sub II, each share of common stock, par value $0.001 per share, of Merger Sub II (“Merger Sub II Common Stock”) shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.
(c)   No Fractional Shares.   Notwithstanding anything to the contrary in this Section 3.3, no fractional Pubco Common Shares shall be issued in the Mergers and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pubco or a holder of shares of Pubco Common Shares. In respect of any such fractional shares to which any Company Stockholder or USFM Shareholder would otherwise be entitled, such fractional shares shall be rounded down to the nearest whole number.
(d)   No Liability.   Notwithstanding anything to the contrary in this Section 3.3, none of the Company, USFM, Pubco, the Merger Subs, the Surviving Company, the Surviving Corporation nor any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)   Adjustments.   The Company Consideration Shares and the other Pubco Common Shares issuable pursuant to this Section 3.3 as Company Merger Consideration or in exchange for shares of USFM Common Stock, respectively, shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for Pubco Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Pubco Common Stock occurring on or after the date hereof and prior to the Closing; provided that (i) the foregoing shall not be construed to permit Pubco or USFM to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement and (ii) after such adjustment, the aggregate number of Company Consideration Shares shall not be greater than seven percent (7%) of the shares of Pubco Common Stock that are issued and outstanding on a fully diluted basis immediately after the Closing.
Section 3.4   Governing Documents.
(a)   At the First Effective Time and in accordance with the Certificate of Merger, the certificate of incorporation and bylaws of Merger Sub I, each as in effect immediately prior to the First Effective Time, with appropriate updates to reflect the name of the Surviving Company, shall become the certificate of incorporation and bylaws, respectively, of the Surviving Company, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws, as applicable.
(b)   At the Second Effective Time and in accordance with the Statement of Merger, the articles of incorporation and bylaws of Merger Sub II, each as in effect immediately prior to the Second Effective Time, with appropriate updates to reflect the name of the Surviving Corporation, shall become the articles of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter amended in accordance with the Colorado Act and as provided in such articles of incorporation or bylaws, as applicable.
Section 3.5   Directors and Officers.
(a)   The Parties will take all actions necessary so that, at the First Effective Time, the directors and officers of the Company immediately prior to the First Effective Time shall resign and cease to hold office, and the directors and officers of Merger Sub I immediately prior to the First Effective Time shall become the initial directors and officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.
(b)   The Parties will take all actions necessary so that, at the Second Effective Time, the directors and officers of Merger Sub II immediately prior to the Second Effective Time shall resign and cease to hold office, and the directors and officers of USFM immediately prior to the Second Effective Time shall become the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
Section 3.6   Exchange Procedures.
(a)   Appointment of Exchange Agent.   Pubco, USFM and the Company shall appoint Odyssey Trust Company or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of (i) the Company Merger Consideration to the Company Stockholders, (ii) Pubco Common Shares to the USFM Shareholders, (iii) Pubco Warrants to the holders of PIPE Warrants and (iv) the USFM Exchange Warrant to FG Merchant Partners, LP, as applicable, pursuant to this Section 3.6 and an exchange agent agreement in form and substance mutually agreeable to Pubco, USFM and the Company (“Exchange Agent Agreement”).
(b)   Delivery of Consideration to Exchange Agent.   (i) Immediately prior to the First Effective Time, Pubco will deliver or cause to be delivered to the Exchange Agent a number of (A) Pubco Common Shares equal to the Company Merger Consideration in respect of the Company Common Stock (other than Dissenting Shares) and (B) Pubco Warrants issuable to the holders of the Company Common Stock Warrants pursuant to Section 3.3(a)(iii), and (ii) immediately prior to the Second Effective Time, Pubco will deliver or cause to be delivered to the Exchange Agent (A) a number of Pubco Common Shares issuable to the holders of USFM Common Stock (including any additional Persons, if any, who become holders of USFM Common Stock pursuant to the PIPE Investment, but excluding the USFM Dissenting Shares) immediately prior to the Second Effective Time, (B) a number of Pubco Warrants issuable to the holders of PIPE Warrants, and (C) the USFM Exchange Warrant issuable to FG Merchant Partners, LP (such Pubco Common Shares and Pubco Warrants, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will be deemed to be the agent for the Company Security Holders and USFM Security Holders for the purpose of receiving the Exchange Fund, and delivery of the applicable share of the Exchange Fund the Exchange Agent will be deemed to be delivered to the Company Security Holders and USFM Security Holders at the First Effective Time and Second Effective Time, respectively. Until they are distributed, the Pubco Common Shares held by the Exchange Agent will be deemed to be outstanding from and after the First Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to Pubco Common Shares while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested in a segregated account, until Pubco Common Shares, as applicable, are distributed to the applicable former Company Stockholders or USFM Shareholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those Pubco Common Shares as applicable, to such former Company Stockholders or USFM Shareholders.
(c)   Letters of Transmittal and Delivery of Company Merger Consideration.   As soon as reasonably practicable after the First Effective Time (but in no event later than two (2) Business Days thereafter), Pubco shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Company Certificate or Company Book Entry Share representing shares of Company Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Pubco and reasonably acceptable to the Company (which shall require the return of a duly completed IRS Form W-8 or W-9, as applicable, and specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Certificates or Company Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.6(d)) or transfer of any Company Book Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Company Certificates or the transfer of Company Book Entry Shares in exchange for the applicable Company Merger

Consideration into which the number of shares of Company Common Stock previously represented by such Company Certificate or Company Book Entry Share shall have been converted pursuant to this Agreement. Upon (A) surrender of a Company Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.6(d)) or transfer of any Company Book Entry Share representing shares of Company Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Company Book Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Company Book Entry Share representing shares of Company Common Stock shall be entitled to receive in exchange therefor (i) the applicable Company Merger Consideration into which such shares of Company Common Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with this Section 3.6, if any, after the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.6(d)) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.6(d)) so surrendered or the Company Book Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.6(d)) and Company Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.6, each Company Certificate or Company Book Entry Share representing shares of Company Common Stock shall be deemed, at any time after the First Effective Time to represent only the right to receive, upon such surrender, the applicable Company Consideration Shares as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Company Certificates or Company Book Entry Shares on the Company Merger Consideration payable upon the surrender of the Company Certificates or Company Book Entry Shares. No dividends or other distributions declared or made after the First Effective Time with respect to Pubco Common Shares, as applicable, with a record date after the First Effective Time shall be paid to any holder entitled by reason of the First Merger to receive certificates or Company Book Entry Shares representing Pubco Common Shares, as applicable, until such holder shall have surrendered its Company Certificates or Company Book Entry Share pursuant to this Section 3.6 and all such dividends and other distributions shall be paid by Pubco to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.6(d)) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Company Certificate or Company Book Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the Pubco Common Shares, as applicable, represented by the certificate or Company Book Entry Shares received by such holder and having a record date on or after the First Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such Pubco Common Shares, as applicable, and having a record date on or after the First Effective Time but prior to such surrender and a payment date on or after such surrender. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Company Certificate or Company Book Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.6 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the person requesting such payment shall have paid any Taxes required by reason of the payment of the applicable Company Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or Company Book Entry Share transferred, or shall have established to the reasonable satisfaction of Pubco that such Tax either has been paid or is not applicable.
(d)   Lost, Stolen or Destroyed Company Certificates.   In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Pubco, of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Pubco or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Pubco or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Company related to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Company Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof under Section 3.6 had such lost, stolen or destroyed Company Certificate been surrendered as provided in this Article III.
(e)   Delivery of Pubco Warrants to Holders of Company Common Stock Warrants.   Immediately after the First Effective Time, the Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Pubco, deliver the Pubco Warrants to each holder of Company Common Stock Warrants pursuant to Section 3.3(a)(iii).
(f)   Delivery of Pubco Common Shares to USFM Shareholders.   Immediately after the Second Effective Time, the Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Pubco, deliver shares of Pubco Common Stock to each holder of USFM Common Stock pursuant to Section 3.3(b)(i).
(g)   Delivery of Pubco Warrants to Holders of PIPE Warrants.   Immediately after the Second Effective Time, the Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Pubco, deliver the Pubco Warrants to holders of PIPE Warrants pursuant to Section 3.3(b)(ii).
(h)   Delivery of USFM Exchange Warrant.   Immediately after the Second Effective Time, the Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Pubco, deliver the USFM Exchange Warrant to FG Merchant Partners, LP pursuant to Section 3.3(b)(iii).
(i)   Termination of Exchange Agent Agreement.   On the date that is twelve (12) months after the Closing Date, Pubco shall instruct the Exchange Agent to deliver to Pubco any portion of the Exchange Fund deposited with the Exchange Agent that remains undistributed to the former Company Security Holders or USFM Security Holders pursuant to instructions provided to the Exchange Agent by Pubco at such time, unless required otherwise by applicable Law, and the Exchange Agent’s duties shall terminate. Thereafter, any former Company Security Holder or USFM Security Holders who have not complied with the provisions of this Article III shall look only to Pubco for their claim for their applicable share of the Exchange Fund and any dividends or distributions on shares of Pubco Common Shares as contemplated by Section 3.6, and any such former Company Security Holder may deliver a Letter of Transmittal to Pubco and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Pubco shall deliver, the applicable share of the Exchange Fund (and any dividends or distributions on shares of Pubco Common Shares as contemplated by Section 3.6) deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of the Pubco, USFM, the Merger Subs, the Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund (or dividends or distributions with respect thereto) delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Exchange Fund or the cash to be paid in accordance with this Article III that remains undistributed to the former Company Security Holders or USFM Security Holders as of immediately prior to the date on which the Exchange Fund would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of Pubco, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.7   Dissenter’s Rights.
(a)   Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the First Effective Time and held by a Company Stockholder who has not voted in favor of approval of this Agreement (or consented thereto in writing) and who has demanded the appraisal of such Company Common Stock in accordance with, and has complied in all respects with, Section 262 of the DGCL (and has not theretofore withdrawn or otherwise waived, failed to exercise or otherwise lost such dissenter’s rights)

(such shares, collectively, the “Dissenting Shares”, each such holder, a “Dissenting Stockholder”, and such statute, the “Dissenter’s Rights Statute”), shall not be converted into a right to receive the Company Merger Consideration, but instead such Dissenting Stockholder shall be entitled only to such rights as are granted under the Dissenter’s Rights Statute to receive the payment of the fair value of the Dissenting Shares formerly owned by such Dissenting Stockholder, as determined in accordance with the Dissenter’s Rights Statute, but only if such Dissenting Stockholder has otherwise duly asserted, is entitled to, and has not withdrawn, waived or otherwise lost, such Dissenting Stockholder’s dissenter’s rights in accordance with the Dissenter’s Rights Statute. If a Dissenting Stockholder fails to exercise or demand, or withdraws, waives or otherwise loses, such holder’s dissenter’s rights pursuant to the Dissenter’s Rights Statute, including if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenter’s Rights Statute, such holder’s Dissenting Shares shall be converted, or shall be deemed to have been converted, in each case effective as of the First Effective Time, into the right to receive the Company Merger Consideration in accordance with Section 3.3(a)(i), without interest thereon, upon surrender of the Company Certificate or Company Book Entry Share formerly representing such Dissenting Shares, as applicable, and delivery of the Letter of Transmittal.
(b)   Notwithstanding any other provisions of this Agreement to the contrary, any shares of USFM Common Stock that are issued and outstanding immediately prior to the Second Effective Time and held by a USFM Shareholder who (i) if the approval of this Agreement and the Second Merger was submitted to a vote at a meeting of the USFM Shareholders, delivered to USFM, before the vote was taken, written notice of such USFM Shareholder’s intent to demand payment if the Second Merger is effectuated, and did not vote, or cause or permit to be voted, any such shares in favor of approval of this Agreement and the Second Merger, or (ii) if this Agreement and the Second Merger were approved by less than unanimous written consent, did not execute a consent in favor of approval of this Agreement and the Second Merger with respect to such shares, and who is entitled to, and has properly asserted and perfected, appraisal rights with respect to such shares in accordance with, and has complied in all respects with, Article 113 of the Colorado Act, including by signing and timely returning the appraisal form delivered by USFM (or the Surviving Corporation) pursuant to the Colorado Act and, has not theretofore withdrawn from the appraisal process or otherwise waived, failed to perfect or otherwise lost such appraisal rights) (such shares, collectively, the “USFM Dissenting Shares”, and each such holder, a “USFM Dissenting Shareholder”), shall not be converted into a right to receive Pubco Common Shares pursuant to Section 3.3(b)(i), but instead such USFM Dissenting Shareholder shall be entitled only to such rights as are granted under Article 113 of the Colorado Act to receive payment of the fair value of the USFM Dissenting Shares formerly owned by such USFM Dissenting Shareholder, plus interest, as determined in accordance with Article 113 of the Colorado Act, but only if such USFM Dissenting Shareholder has otherwise duly asserted, is entitled to, and has not withdrawn, waived or otherwise lost, such USFM Dissenting Shareholder’s appraisal rights in accordance with Article 113 of the Colorado Act. Each USFM Dissenting Shareholder shall have no rights as a shareholder of USFM or the Surviving Corporation with respect to such USFM Dissenting Shares, except as provided under Article 113 of the Colorado Act. Any payment made by USFM or the Surviving Corporation to a USFM Dissenting Shareholder shall be applied against, and credited toward, the amounts owed to such USFM Dissenting Shareholder under Article 113 of the Colorado Act. If a USFM Dissenting Shareholder fails to deliver the notice of intent to demand payment, fails to sign and return the appraisal form, or withdraws from the appraisal process, waives or otherwise loses such holder’s appraisal rights pursuant to Article 113 of the Colorado Act, or if appraisal rights are determined not to be available with respect to such shares, including if a court of competent jurisdiction shall determine that such holder is not entitled to the relief, such holder’s USFM Dissenting Shares shall be converted, or shall be deemed to have been converted, in each case effective as of the Second Effective Time, into the right to receive Pubco Common Shares in accordance with Section 3.3(b)(i), without interest thereon.
Section 3.8   Withholding.   Pubco, the Company, USFM, the Merger Subs, the Exchange Agent, and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. To the extent that any amounts are to be withheld, the applicable withholding agent shall use commercially reasonable efforts to provide notice to the applicable holder as soon as practicable prior to the day the relevant withholding is to be made, and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding. To the extent that amounts are so deducted and withheld, and timely paid or otherwise remitted to the relevant Governmental Authority in accordance with applicable Tax Law, such deducted, withheld, and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY ENTITIES
Except (a) as set forth in the disclosure letter delivered to USFM by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.7, qualifies the correspondingly numbered and lettered representations in this Article IV) and (b) as disclosed in the SEC Reports filed or furnished with the SEC (and publicly available) at least two (2) Business Days prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports and applies to the Company or its Subsidiaries), excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, the Company Entities hereby represent and warrant to USFM, as follows:
Section 4.1   Company Organization.   Except as set forth on Section 4.1 of the Company Disclosure Letter, the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended on or prior to the date of this Agreement and as available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) database, or previously made available by or on behalf of the Company to USFM, are true, correct and complete and are in full force and effect. The Company is not in violation of any of the provisions of its Governing Documents in any material respect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.2   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly incorporated, formed or organized, validly existing and in good standing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to USFM by or on behalf of the Company. No Subsidiary of the Company is in violation of any of the provisions of its Governing Documents in any material respect.
Section 4.3   Due Authorization.
(a)   Other than the Company Stockholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company Board, Pubco Board, Merger Sub I Board, and Merger Sub II Board, (ii) other than the Company Stockholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of the Company), other than as set forth elsewhere in this Agreement is necessary to authorize this Agreement and the Ancillary Agreements to which the Company is a party or to consummate the transactions contemplated hereby or thereby, and (iii) solely with respect to the Pubco Board, authorizing the issuance of the Company Consideration Shares in connection with the First Merger and the Pubco Common Shares in connection with the Second Merger. This Agreement has been and, on or prior to the Closing, the Ancillary Agreements to which a Company Entity is a party contemplated hereby will be, duly and validly executed and delivered by such Company Entity, and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes and on or prior to the Closing, the Ancillary Agreements to which such Company Entity is a party will constitute, legal, valid and binding obligations of such Company Entity, enforceable against such Company Entity in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 4.4   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and the Company Stockholder Approval and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which any Company Entity is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of any Company Entity, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Company Entities or by which any property or asset of the Company Entities is bound or affected, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which any Company Entity is a party or by which any Company Entity may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Company Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5   Governmental Authorities; Consents.   Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of USFM contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company Entities with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) any applicable requirements of the HSR Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; and (iii) the filings with the Delaware Secretary of State contemplated by Section 3.1(a).
Section 4.6   Capitalization.
(a)   As of the date hereof, the Company’s authorized capital stock consists of 23,513,514 shares, divided into 13,513,514 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the close of business on the date of this Agreement, (i) 583,974 shares of Company Common Stock were issued and outstanding, (ii) zero (0) shares of Company Preferred Stock were issued or outstanding, (iii) zero (0) shares of Company Common Stock are available for issuance under the Company’s Amended and Restated 2021 Stock Incentive Plan, as amended, and (iv) Company Common Stock Warrants to purchase 7,726 shares of Company Common Stock at exercise prices per share ranging from $17.575 to $3,781.40 were issued and outstanding. Except as set forth on Section 4.6(a) of the Company Disclosure Letter, the equity interests of the Company (w) have been duly authorized and validly issued, and are fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the Company, and (B) any other applicable Contracts governing the issuance of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (z) are free and clear of any Liens other than Permitted Liens, those imposed under the Company’s Governing Documents and those arising under applicable securities Laws.
(b)   Except as set forth on Section 4.6(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any equity security of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Section 4.6(b) of the Company Disclosure Letter lists all outstanding Company Awards as of the date hereof, including (i) the employee identification number of the holder thereof, (ii) the type of award and number of Company Common Stock related thereto and (iii) the date of grant and vesting schedule.
(c)   Except as set forth in this Section 4.6(c) of the Company Disclosure Letter, no Company Award, as a result of the consummation of the transactions contemplated herein, will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
Section 4.7   Capitalization of Subsidiaries.
(a)   Except as set forth on Section 4.7(a) of the Company Disclosure Letter, the Company directly or indirectly owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws. The outstanding equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) have not been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound.
(b)   Except as set forth on Section 4.7(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c)   Except as set forth in this Section 4.7(c) of the Company Disclosure Letter, no Subsidiary Award, as a result of the consummation of the transactions contemplated herein, will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Section 4.7(c) of the Company Disclosure Letter lists all outstanding Subsidiary Awards as of the date hereof, including (i) the employee identification number of the holder thereof, (ii) the type of award and number of Subsidiary capital stock related thereto and (iii) the date of grant and vesting schedule.
(d)   As of the date of this Agreement, the authorized capital stock of Pubco consists of 1,000 Pubco Common Shares. As of the date of this Agreement, 1,000 Pubco Common Shares are issued and outstanding. All outstanding shares of Pubco Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to any outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any equity securities of Pubco.
(e)   Except as set forth in Section 4.7(e) of the Company Disclosure Letter, there is no outstanding Indebtedness of Pubco and there are no outstanding Contracts of Pubco to repurchase, redeem or otherwise acquire any Pubco Common Stock.
(f)   The Company Consideration Shares when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Pubco’s Governing Documents, or any Contract to which Pubco is a party or otherwise bound, and shall not be subject to any Lien other than those set forth in the Ancillary Agreements and the Governing Documents of Pubco and those arising under applicable securities Laws.
(g)   As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of Merger Sub I Common Stock. As of the date of this Agreement, 1,000 shares of Merger Sub I Common Stock are issued and outstanding. All outstanding shares of Merger Sub I Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to any outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any equity securities of Merger Sub I.
(h)   As of the date of this Agreement, the authorized capital stock of Merger Sub II consists of 1,000 shares of Merger Sub II Common Stock. As of the date of this Agreement, 1,000 shares of Merger Sub II Common Stock are issued and outstanding. All outstanding shares of Merger Sub II Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to any outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any equity securities of Merger Sub II.
(i)   Pubco does not own or control, directly or indirectly, any interest in any Person, other than Merger Sub I and Merger Sub II. No Merger Sub owns or controls, directly or indirectly, any interest in any Person.
Section 4.8   SEC Filings; Company Financials; Internal Controls.
(a)   Since January 1, 2022, the Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”) as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits and information incorporated by reference in such documents, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, the Company has delivered to USFM or made available copies in the form filed with the SEC of all of the following:

(i) the Company’s quarterly reports on Form 10-Q for each fiscal quarter since its initial public offering to disclose its quarterly financial results in each of the fiscal years of the Company, (ii) the Company’s annual reports on Form 10-K for each fiscal year since its initial public offering to disclose its annual financial results in each of the fiscal years of the Company and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) except for the matters described on Section 4.8(a)(y) of the Company Disclosure Letter, did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)   (i) the Company Common Stock, ticker “VEEE”, is listed on Nasdaq, (ii) except as set forth in Section 4.8(b) of the Company Disclosure Letter, the Company has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of the Company Common Stock, (iii) there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Company Common Stock on Nasdaq, and (iv) except as described in Section 4.8(b) of the Company Disclosure Letter, the Company Common Stock is in compliance with all of the applicable listing and corporate governance rules and regulations of Nasdaq.
(c)   The financial statements (including the notes thereto) of the Company contained or incorporated by reference in the SEC Reports (the “Company Financials”):
(i)   fairly present in all material respects the consolidated financial position of the Company Entities, as at the respective dates thereof, and their consolidated results of operations, consolidated income, consolidated changes in shareholders’ equity and consolidated cash flows for the respective periods then ended;
(ii)   were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the footnote disclosures thereto) and except that the Company Financials do not include normal year-end adjustments;
(iii)   were prepared from, and are in accordance with, in all material respects, the books and records of the Company;
(iv)   the Company’s audited financial statements for the years ended December 31, 2024 and 2025, were audited in accordance with the standards of the Public Company Accounting Oversight Board; and
(v)   comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to the Company in effect as of the respective dates thereof.
(d)   Except as and to the extent reflected or reserved against in the balance sheet of the Company dated December 31, 2025, included in the Company Financials, the Company has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than liabilities that have been incurred since the Company’s incorporation in the ordinary course of business. The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act.
(e)   Except as reflected in the SEC Reports, neither the Company nor the Company’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company, (iii) fraud that involves management or other employees of the Company who have a role in the internal controls over financial reporting of the Company or (iv) any written claim or allegation regarding any of the foregoing.
(f)   Except as not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and other than as reflected in the SEC Reports, (i) the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and (ii) the Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within the Company, including during the periods in which the periodic reports required under the Exchange Act are being prepared.
(g)   There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   To the knowledge of the Company, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 4.9   Undisclosed Liabilities.   Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any Company Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Company Financials or disclosed in the notes thereto, (b) that have arisen since December 31, 2025 in the ordinary course of business, consistent with past practice, of the Company Entities, (c) arising in connection with the transactions contemplated herein, or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.
Section 4.10   Litigation and Proceedings.   Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against any Company Entity or its properties or assets and (b) there is no outstanding Governmental Order imposed upon any Company Entity, nor are any properties or assets of the Company Entities’ businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.
Section 4.11   Compliance with Laws.
(a)   Except as set forth on Section 4.11(a) of the Company Disclosure Letter, each Company Entity is in material compliance with all applicable Laws.
(b)   No Company Entity has received any written notice or any allegation of a material violation or potential material violation of any Laws.
(c)   No event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Company Entity under any applicable Law, in each case, as would, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

Section 4.12   Contracts; No Defaults.
(a)   Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means the following Contracts with a Company Entity (or which a Company Entity is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to the USFM or its agents or representatives:
(i)   contains covenants that limit in any material respect the ability of any Company Entity (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;
(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Company Entity having an outstanding principal amount in excess of $500,000;
(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise) (other than in the ordinary course of business consistent with past practice) of shares or other equity interests of any Company Entity or another Person;
(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Company Entity, its business or material assets;
(vii)   by its terms, individually or together with all other Contracts between the Company Entities, on the one hand, and such counterparty (or its affiliates), on the other hand, calls for aggregate payments or receipts by the Company Entities under such Contract or Contracts of at least $500,000 for calendar year 2025 and/or for calendar year 2026;
(viii)   is between any Company Entity, on the one hand, and any directors, officers or employees of a Company Entity, on the other hand;
(ix)   is with any current or former employee, officer, director, manager, independent contractor or consultant of a Company Entity, including Contracts providing for any settlement, severance or change-of-control payments in connection with the consummation of the transactions contemplated by this Agreement;
(x)   is for or relating to (i) the employment or engagement by the Company Entities of any director, manager, officer, employee, consultant or contractor or any other type of Contract with any director, manager, officer, employee, consultant or contractor of the Company Entities that is not immediately terminable at will by it without cost or other Liability (including any Contract requiring any Company Entity to make a payment to any current or former director, manager, officer, employee, consultant or contractor on account of any transaction contemplated by this Agreement), (ii) termination of services of any director, manager, officer, employee, consultant or contractor (including any separation, release or similar Contract) pursuant to which the Company Entities have outstanding obligations to such director, manager, officer, employee, consultant or contractor, or (iii) change in control, retention or payments or benefits that will or may become accelerated or due to any current or former employee, officer, consultant or contractor in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event);
(xi)   any Contract with any labor union or any collective bargaining agreement or similar Contract with or regarding any Company Entity employees;
(xii)   obligates the Company Entities to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);
(xiii)   relates to a settlement under which any Company Entity has outstanding obligations (other than customary confidentiality and release obligations);
(xiv)   relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Company Entity, other than (a) standard Company Entity form employment agreements, bonus agreements, offer letters, awards of incentive, phantom or other equity by Company, (b) non-exclusive licenses granted to customers in the ordinary course of business, and (c) Off-the-Shelf Software;
(xv)   is with a Governmental Authority;
(xvi)   any Contracts under which any Company Entity has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any product or geographic area;
(xvii)   is a Company Real Property Lease; and
(xviii)   any outstanding written commitment to enter into any Contract of the type described in the foregoing subsections (i) through (xvii) of this Section 4.12(a).
(b)   Except as set forth in Section 4.12(b) of the Company Disclosure Letter and except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company Entity party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter are not obtained.
(c)   The Company Entities have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 4.12(a) and none of the Company Entities, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Company Entities or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13   Company Benefit Plans.
(a)   Section 4.13 of the Company Disclosure Letter is a true and complete list of each Company Benefit Plan of each Company Entity. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not written and whether or not subject to ERISA, and each other retirement, compensation, employment (other than any employment offer letter in such form as previously provided to USFM that is terminable “at will” without any contractual obligation on the part of the Company Entities to make any severance, termination, change of control, or similar payment), consulting, profit-sharing, deferred compensation, incentive, bonus, equity or equity-based, change in control, retention, severance, salary continuation, health and welfare, death, disability, insurance, paid time off, vacation or holiday pay, sick leave, fringe, retiree or other employee benefits or other remuneration agreement, plan, policy, program, practice,

Contract or arrangement, whether or not written or funded or unfunded, that is or has ever been in effect and covering or for the benefit of one or more current or former employees, officers, directors, managers, independent contractors or consultants of the Company Entities and (i) is or was established, maintained, sponsored or contributed to by any Company Entity or (ii) under which any Company Entity is a party or has or may have any Liability. No Company Entity is or has in the past six (6) years been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with any entity other than the Company Entities themselves.
(b)   Each Company Benefit Plan is and during the past six (6) years has been operated in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a IRS approved plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or uses a form of trust agreement that is compatible with the plan’s IRS preapproved plan documents. To the Company’s knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Company Entity, the Company has provided to USFM accurate and complete copies, if applicable, of: (i) all executed plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority since January 1, 2022.
(d)   With respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred; (ii) no Legal Proceeding is pending, or to the Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company financial statements.
(e)   Except as set forth in Section 4.13(e) of the Company Disclosure Letter, no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Company Entity has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Company Entity currently maintains or has in the past three (3) years maintained or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.
(f)   No arrangement exists pursuant to which a Company Entity will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(g)   Each Company Entity has during the past six (6) years complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”).
(h)   Except as set forth in Section 4.13(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (either alone or in combination with another event, contingent or otherwise): (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.
(i)   Except to the extent required by COBRA or similar state Law, no Company Entity provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.
(j)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with and has been administered in compliance with Section 409A of the Code.
(k)   Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.
(l)   No Company Benefit Plan covers any employees outside of the United States.
Section 4.14   Labor Relations; Employees.
(a)   Except as set forth in Section 4.14(a) of the Company Disclosure Letter, no Company Entity is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Company Entity, and the Company has no knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Section 4.14(a) of the Company Disclosure Letter sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the knowledge of the Company, threatened between any Company Entity and Persons employed by or providing services as independent contractors to a Company Entity. No current officer of a Company Entity has provided any Company Entity with notice of his or her plan to terminate his or her employment with any Company Entity and, to the knowledge of the Company, no such person has any plans to terminate his or her employment with any Company Entity.
(b)   Except as set forth in Section 4.14(b) of the Company Disclosure Letter, each Company Entity (i) is and has since January 1, 2023 been in compliance in all material respects with all applicable Laws respecting labor and employment, including, without limitation, employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, harassment, retaliation, disability, labor relations, collective bargaining, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, background checks, plant closings and layoffs, whistleblower protection, and employee terminations, and has not received written or, to the knowledge of the Company, oral notice that there is any pending Legal Proceeding involving any such labor or employment matters against a Company Entity, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and (iv) has properly classified all service providers as either self-employed, employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers. There are no material Legal Proceedings or unfair labor proceedings pending or, to the knowledge of the Company, threatened in the past three (3) years against a Company Entity brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such

Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. In the past three (3) years, there have been no harassment, discrimination, or retaliation allegations against any director, officer, executive, or manager of any Company Entity by any current or former employee of or service provider to any Company Entity. During the past three (3) years, no Company Entity has implemented any employee layoffs or plant closings that would or did implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (collectively, “WARN”). The Company Entities affirm that they have no outstanding WARN liability.
(c)   Except as set forth in Section 4.14(c) of the Company Disclosure Letter, there has been no formal material allegation brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor or consultant to, the Company Entities, or by any applicant for employment with the Company Entities, that an officer, director, or management employee of the Company Entities has engaged in sexual harassment, employment discrimination, or misconduct.
(d)   Section 4.14(d) of the Company Disclosure Letter lists the name of each person currently employed by each Company Entity and each such person’s principal location of employment, employer, hire date, status as exempt or non-exempt from overtime Laws, base or hourly wage or other compensation rate (as applicable), accrued but unused vacation, visa type (if any), and active or inactive status.
(e)   Section 4.14(e) of the Company Disclosure Letter lists the name of each person currently engaged by each Company Entity as an independent contractor (including any person engaged through any arrangement with such person’s loan-out or similar company), such person’s principal location of engagement, date of retention, and the compensation arrangement for the person.
(f)   Except as set forth on Section 4.14(f) of the Company Disclosure Letter, all employees of each Company Entity are employed at-will and no employee is subject to a term employment contract with a Company Entity, whether oral or written. The consummation of the transactions contemplated in this Agreement will not result in (i) any employee of any Company Entity receiving severance pay, unemployment compensation, bonus payment or any other payment, (ii) acceleration of the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) any such employee having the right to terminate, shorten or otherwise change the terms of their employment.
Section 4.15   Taxes.
(a)   All income and other material Tax Returns required to be filed by or with respect to each Company Entity have been timely filed (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All income or other material Taxes owed by any Company Entity (whether or not shown on any Tax Return) have been fully and timely paid.
(b)   The Company Financials contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of any Company Entity that have accrued but were not yet due and payable or that are being contested in good faith as of the dates thereof.
(c)   Except as set forth on Section 4.15(c) of the Company Disclosure Letter, each Company Entity has collected and withheld all material Taxes required to be collected and withheld from payments to third parties and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.
(d)   There is no Legal Proceeding currently pending or, to the knowledge of the Company, threatened in writing against a Company Entity by a Governmental Authority in a jurisdiction where such Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(e)   Except as set forth on Section 4.15(e) of the Company Disclosure Letter, there are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against a Company Entity in respect of any Tax, and no Company Entity has been notified in writing of any proposed Tax claims or assessments against it. There is no Tax deficiency outstanding, proposed in writing or assessed against any Company Entity, which deficiency has not been satisfied by payment, settled or withdrawn.
(f)   There are no Liens with respect to any Taxes upon any Company Entity’s property or assets, other than Permitted Liens.
(g)   No Company Entity has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Company Entity for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(h)   No Company Entity has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by any Company Entity with respect to a Tax matter is currently in effect.
(i)   No Company Entity has participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).
(j)   No Company Entity is liable for Taxes of any other Person (other than another Company Entity) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or by Contract (other than customary commercial Contracts not primarily related to Taxes).
(k)   No Company Entity is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.
(l)   No Company Entity is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.
(m)   No Company Entity: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(n)   Section 4.15(n) of the Company Disclosure Letter lists the U.S. federal and state income Tax classification of each Company Entity, and, except as set forth in Section 4.15(n) of the Company Disclosure Letter, such classification has not changed since the formation of each such entity.
(o)   No Company Entity will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the

Closing Date (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.
(p)   No Company Entity (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (iii) holds (and will not hold immediately prior to the First Effective Time) any “United States real property interests” as defined in Section 897(c) of the Code.
Section 4.16   Insurance. Section 4.16(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of the certificates of insurance for all of the Insurance Policies as in effect as of the date hereof have been made available to USFM prior to the date hereof and copies of all such Insurance Policies will be made available to USFM prior to the Closing. All such policies are in full force and effect, all premiums due have been paid (subject to payment for premiums in installments pursuant to the terms of certain Insurance Policies), and no written notice of cancellation or termination has been received by any Company Entity with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.
Section 4.17   Licenses.   The Company Entities maintain all material Licenses necessary for the Company Entities to own, lease and operate the properties they purports to own, operate or lease and to carry on its business as it is now being conducted. Except as disclosed on Section 4.17 of the Company Disclosure Letter, none of the Company Entities: (a) is in default or violation (and to the knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) in the past three (3) years, to the knowledge of the Company, has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any material License, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, or (d) voluntarily allowed any material License then held to lapse or expire.
Section 4.18   Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to, or has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company Entities as owned by a Company Entity, free and clear of all Liens (other than Permitted Liens). All material personal property and leased personal property assets of the Company Entities are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the business as currently conducted as of the date hereof by the Company Entities.
Section 4.19   Real Property.
(a)   Owned Real Property. Except as disclosed on Section 4.19(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns or has any beneficial interest in any real property.
(b)   Leased Real Property. Section 4.19(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the Leased Real Property, and a complete and accurate list of the underlying leases and all amendments, modifications, extensions, renewals, and guarantees thereto (each such lease, a “Company Real Property Lease”), which includes the date of the applicable Company Real Property Lease, name of lessor, licensor or any other party thereto, as applicable. Each Company

Entity has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Company has provided to USFM a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No Company Entity has subleased to anyone the right to use or occupy the Leased Real Property or any portion thereof and no Person (other than a Company Entity) is in possession of, or has the right to use or occupy, any of the Leased Real Property. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Company Entity or, to the knowledge of the Company, any other party under any of the Company Real Property Leases, and no Company Entity has received notice of any such condition. Except as set forth in Section 4.19(b)(ii) of the Company Disclosure Letter: (i) neither any Company Entity nor the Company has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (ii) there is no pending or, to the Company’s knowledge, threat of any proceeding, claim, dispute, administrative action or judicial proceeding of any type relating to the Leased Real Property or other matters materially and adversely affecting the current use or occupancy of the Leased Real Property; (iii) neither any Company Entity nor the Company has received written notice of any pending condemnation proceedings with respect to any portion of any Leased Real Property and, to the Company’s knowledge, no such proceedings are threatened; and (iv) neither any Company Entity nor the Company has received written notice of any actual, pending or, to the Company’s knowledge, threatened changes in the present zoning of any Leased Real Property (or any part thereof).
Section 4.20   Intellectual Property.
(a)   Section 4.20(a)(i) of the Company Disclosure Letter sets forth: (i) all U.S. and foreign issued and applied-for Patents, registered and applied-for Trademarks, registered and applied-for Copyrights and Internet Assets in which a Company Entity is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Company Entity. Except as set forth in Section 4.20(a)(ii) of the Company Disclosure Letter, all Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all pending applications to register any Copyrights, Patents and Trademarks are in good standing. Except as set forth on Section 4.20(a)(iii) of the Company Disclosure Letter, each Company Entity owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company IP and all Company Registered IP is unexpired and valid, subsisting and enforceable in all material respects. Except as set forth on Section 4.20(a)(iv) of the Company Disclosure Letter, to the knowledge of the Company, all Company IP is owned exclusively by the applicable Company Entity without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to the use of such Company Registered IP.
(b)   Section 4.20(b) of the Company Disclosure Letter sets forth all material Intellectual Property licenses, sublicenses and other Contracts or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other non-exclusive software licenses for commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”) which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Company Entity is a licensee of Intellectual Property. All Company IP Licenses are valid and, to the knowledge of the Company, enforceable in accordance with their terms. The Company IP Licenses include all of the licenses, sublicenses and other Contracts or permissions necessary to operate the business of the Company Entities as presently conducted. Each Company Entity has performed in all material respects all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Company Entity is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. No Company Entity is party to any Contract that requires a Company Entity to assign to any third Person all of its rights in any Intellectual Property developed by a Company Entity under such Contract.
(c)   Except as set forth in Section 4.20(c)(i) of the Company Disclosure Letter, no Legal Proceeding is pending or, to the Company’s knowledge, threatened against a Company Entity that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to any Company IP or any other Intellectual Property currently licensed, used or held for use by the Company Entities, which, individually or in the aggregate, would reasonably be expected to be material to the Company Entities, taken as a whole if determined adversely to the Company nor, to the knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. Except as set forth in Section 4.20(c)(ii) of the Company Disclosure Letter, in the past six (6) years, no Company Entity has received any written or, to the knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has occurred, as a consequence of the conduct of the business by any Company Entity, nor to the knowledge of the Company is there a reasonable basis therefor. There are no Governmental Orders to which any Company Entity is a party or is otherwise bound that (i) restrict the rights of a Company Entity to use, transfer, license or enforce any Company IP, or (ii) restrict the conduct of the business of a Company Entity in order to accommodate a third Person’s Intellectual Property, grant any third Person any right with respect to any Company IP. Except as set forth in Section 4.20(c)(iii) of the Company Disclosure Letter, to the knowledge of the Company, no Company Entity is currently infringing, misappropriating, or violating or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person or otherwise in connection with the conduct of the respective businesses of the Company Entities. To the knowledge of the Company, the use of the Company IP as contemplated would not constitute a misappropriation of a third party’s trade secrets or violate any non-compete agreement. Except as set forth in Section 4.20(c)(iv) of the Company Disclosure Letter, to the Company’s knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.
(d)   No current or former officers, employees or independent contractors of a Company Entity (i) except as set forth on Section 4.20(d) of the Company Disclosure Letter, hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Company IP nor (ii) have claimed any ownership interest in any Company IP. To the knowledge of the Company, there has been no violation of a Company Entity’s policies related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Company IP. Each Company Entity has taken reasonable security measures standard in the industry in order to protect the secrecy, confidentiality and value of the material Company IP. No trade secrets included in the Company IP have, to the knowledge of the Company, been disclosed or authorized to be disclosed to any third Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement.
(e)   The Company Entities own or have a valid right to access and use all Systems that are material to the operation of the businesses of the Company Entities. The Systems that are currently used by the Company Entities constitute all the information and communications technology reasonably necessary to carry on the business of the Company Entities as currently conducted. The consummation of the transactions contemplated hereby will not impair or interrupt in any material respect the Company Entities’ access to and use of, or their respective right to access and use, the Systems or any third-party databases or third-party data used in connection with the business of the Company Entities as currently conducted. The Company Entities have taken commercially reasonable steps in accordance with industry standards that are designed to secure the Systems from unauthorized access or use by any Person and to ensure the continued uninterrupted and error-free operation of the Systems. The Company Entities have in effect disaster recovery plans and procedures customary in the industry. Within the past three (3) years there: (x) have been no unauthorized intrusions or breaches of security with respect to the Systems; (y) has not been any material malfunction of the Systems that has not been remedied; and (z) has been no material unplanned downtime or service interruption with respect to any Systems.

(f)   No Person has, to the knowledge of Company, obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Company Entity, nor, to the knowledge of Company, has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Company Entity. Each Company Entity has, to the knowledge of Company, complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the knowledge of the Company, the operation of the business of the Company Entities does not violate any right to privacy or publicity of any third person.
(g)   Except as set forth in Section 4.20(g) of the Company Disclosure Letter, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Company Entity or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company Entities rights under such Contracts or Company IP Licenses to the same extent that the Company Entities would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company Entities would otherwise be required to pay in the absence of such transactions. Neither this Agreement nor the transactions contemplated hereby will result in (w) any third party being granted rights or access to, or the placement in or release from escrow of, source code, (x) the granting by Company Entities to any third party any Company IP or any other proprietary right, (y) Company Entities being bound by, or subject to, any non-competition, non-assertion of its rights, most-favored nation provisions, or other restriction on the operation or scope of its business, or (z) Company Entities being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing. Following the Closing, all Company IP will be fully transferable, alienable, or licensable without restriction and without payment of any kind to any third party.
Section 4.21   Environmental Matters.
(a)   The Company Entities are, and for the past three (3) years been in material compliance with all Environmental Laws.
(b)   Except as set forth in Section 4.21(b) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any material License required under Environmental Law, and none of the Company Entities has received any written, unresolved notice regarding the revocation, suspension or material adverse amendment of any material License required under Environmental Law.
(c)   To the knowledge of the Company, there has been no Release of any Hazardous Materials (i) at, in, on or under the Leased Real Property or (ii) at, in, on or under any formerly owned real property or Leased Real Property during the time that the Company owned or leased such property, except as would not be, individually or in the aggregate, material to the Company Entities, taken as a whole.
(d)   None of the Company Entities are subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws by the Company Entities or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except where such Governmental Order would not be, individually or in the aggregate, material to the Company Entities, taken as a whole.
(e)   No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company Entities’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding, except where such Legal Proceeding would not be, individually or in the aggregate, material to the Company Entities, taken as a whole.
(f)   Except as provided in the Company Real Property Leases, none of the Company Entities has, pursuant to any contract expressly agreed to indemnify or hold harmless any Person for any liability or obligation arising under Environmental Law, except where such indemnity would not be, individually or in the aggregate, material to the Company Entities, taken as a whole.
(g)   The Company has made available to USFM true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Company Entities concerning any non-compliance of the Company Entities with, or liability of any Company Entity under Environmental Law.
Section 4.22   Absence of Changes.   Except as set forth in Section 4.22 of the Company Disclosure Letter, since December 31, 2025, (a) the Company Entities have conducted the business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect; (c) other than in the ordinary course of business consistent with past practice, there has not been any purchase, redemption or other acquisition by the Company of any securities of the Company Entities, and (d) there has not been any action taken or agreed upon by any of the Company Entities that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of USFM.
Section 4.23   Anti-Corruption Compliance.
(a)   For the past five (5) years, none of the Company Entities, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company Entities, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case of clauses (i) and (ii) in violation of the Anti-Bribery Laws.
(b)   Each of the Company Entities has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(c)   There are no current or pending internal investigations or audits, or, to the knowledge of the Company, third-party investigations (including by any Governmental Authority), or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company Entities.
Section 4.24   Information Supplied.   None of the information related to the Company Entities supplied or to be supplied by the Company Entities specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement is first mailed to the Company Stockholders or USFM Shareholders or at the time of the Company Stockholders’ Meeting or the USFM Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by USFM for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the information supplied or to be supplied by the Company Entities as contemplated herein.
Section 4.25   Transactions with Affiliates.   Except for employment relationships and compensation, benefits and travel advances provided in the ordinary course of business, transactions solely between Company Entities or as disclosed on Section 4.25 of the Company Disclosure Letter or in the SEC Reports, none of the Company Entities nor any of their Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Company Entity or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Company Entity, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company Entity), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company Entity in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Section 4.25 of the Company Disclosure Letter or in the SEC Reports, no Company Entity has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material personal property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Company Entity.
Section 4.26   Brokers’ Fees.   Except as set forth on Section 4.26 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Company Entities or any of their Affiliates for which USFM or any Company Entity has any obligation.
Section 4.27   Pubco and Merger Sub Activities.   Since their incorporation, neither Pubco nor any Merger Sub has conducted any business activities other than activities: (i) in connection with its incorporation; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Pubco and each Merger Sub, there is no Contract or Governmental Order binding upon Pubco or the Merger Subs to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it as currently conducted or as contemplated to be conducted as of the Closing. Neither Pubco nor any Merger Sub owns or leases any real property or personal property.
Section 4.28   No Additional Representation or Warranties; No Reliance.   Except as provided in this Article IV (as modified by the Company Disclosure Letter and the SEC Reports), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Company Entities or any of their Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to USFM or any of its Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 4.28 (INCLUDING THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO USFM, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR BY THE COMPANY OR ANY OF ITS AFFILIATES IN ANY ANCILLARY AGREEMENT, NONE OF THE COMPANY ENTITIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO USFM OR ANY OF ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY ENTITIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY ENTITIES OR THEIR RESPECTIVE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. USFM HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND USFM HEREBY EXPRESSLY DISCLAIMS RELIANCE ON, ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. USFM ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION,

AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY ENTITIES AND THEIR RESPECTIVE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION, USFM HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE ANCILLARY AGREEMENTS. The Company acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the USFM Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither USFM or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding USFM or the transactions contemplated hereunder, including in respect of USFM, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the USFM Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the USFM Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF USFM
Except as set forth in the disclosure letter delivered to the Company (the “USFM Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.7, qualifies the correspondingly numbered and lettered representations in this Article V), USFM represents and warrants to the Company as follows:
Section 5.1   USFM Organization.   USFM is a corporation duly incorporated, validly existing and in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Governing Documents of USFM, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. USFM is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an USFM Material Adverse Effect.
Section 5.2   Due Authorization.
(a)   USFM has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by USFM, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of USFM, enforceable against USFM in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the USFM Board and (ii) determined by the USFM Board as advisable to USFM and the USFM Shareholders and recommended for approval by the USFM Shareholders. On or prior to the date of this Agreement, the board of directors for USFM duly adopted resolutions at a meeting or by unanimous written consent (i) determining that this Agreement and the other documents to which USFM is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, USFM and its shareholders, and (ii) authorizing and approving the execution, delivery and performance by USFM of this Agreement and the other documents to which USFM is a party contemplated hereby and the transactions contemplated hereby and thereby. Other than the approvals in this Section 5.2(b), no other action or proceeding is required on the part of USFM to enter into this Agreement or the Mergers or consummate the transactions contemplated hereby. The USFM Shareholder Approvals are the only approval of the USFM Shareholders necessary to adopt this Agreement or approve the Second Merger or consummate the transactions contemplated hereby.
Section 5.3   No Conflict.   Subject to the USFM Shareholder Approvals, the execution and delivery of this Agreement by USFM and the other documents contemplated hereby by USFM and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of USFM (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to USFM, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which USFM is a party or by which USFM may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of USFM, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an USFM Material Adverse Effect.
Section 5.4   Litigation and Proceedings.   There are no pending or, to the knowledge of USFM, threatened Legal Proceedings against USFM, its properties or assets, or, to the knowledge of USFM, any of its directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of USFM, threatened by any Governmental Authority, against USFM, its properties or assets, or, to the knowledge of USFM, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon USFM, nor are any assets of USFM’s business bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to USFM. USFM is, and has since its inception been, in compliance with all applicable Laws in all material respects. Since USFM’s formation, USFM has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to USFM.
Section 5.5   Financial Statements; Internal Controls; Listing.
(a)   As used herein, the term “USFM Financial Statements” means the (i) audited financial statements of USFM (including, in each case, any related notes thereto), consisting of the balance sheets of USFM from October 27, 2025 to December 31, 2025, and the related audited statements of operations, changes in equity and statements of cash flows for the fiscal year then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “USFM Audited Financial Statements”), and (ii) USFM prepared financial statements, consisting of the balance sheet of USFM as of June 30, 2026 and the related statements of operations, changes in equity and statement of cash flows for the period ending June 30, 2026 (the “USFM Interim Financial Statements”). True and correct copies of the Financial Statements have been provided to the Company and Pubco. The USFM Financial Statements (i) accurately reflect the books and records of USFM as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto and, in the case of the USFM Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) fairly present, in all material respects, the financial position of USFM as of the respective dates thereof and the results of the operations and cash flows of USFM for the periods indicated (subject, in the case of the USFM Interim Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes). Since its inception, USFM has not made or adopted any material change in its accounting methods, practices or policies. USFM maintains systems of internal accounting controls that are designed to provide reasonable assurance that books and records of USFM have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(b)   Neither USFM (including any employee thereof) nor USFM’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by USFM, (ii) any fraud, whether or not material, that involves USFM’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by USFM or (iii) any claim or allegation regarding any of the foregoing.
(c)   All accounts receivable reflected on the most recent balance sheet of USFM represent bona fide and valid obligations arising from sales actually made or services actually performed and to USFM’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.
Section 5.6   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of USFM with respect to USFM’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filings with the Colorado Secretary of State contemplated by Section 3.1(b) and (iii) as otherwise disclosed in Section 5.6 of the USFM Disclosure Letter.
Section 5.7   Investment Company Act; JOBS Act.   USFM is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.
Section 5.8   No Undisclosed Liabilities.   Except as set forth on Section 5.8 of the USFM Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, USFM (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the USFM Financial Statements or disclosed in the notes thereto, (b) that have arisen since March 31, 2026 in the ordinary course of business, consistent with past practice, of USFM, (c) arising in connection with the transactions contemplated herein, or (d) that would not, individually or in the aggregate, reasonably be expected to be material to USFM.
Section 5.9   Capitalization of USFM.
(a)   As of the date of this Agreement, the authorized share capital of USFM is 5,000,000 shares of USFM Common Stock. As of the close of business on the date of this Agreement, (i) 233,252 shares of USFM Common Stock were issued and outstanding and (ii) warrants to purchase 11,576 shares of USFM Common Stock at an exercise price per share of $128.62 were issued and outstanding. The foregoing represents all of the issued and outstanding USFM Common Stock as of the date of this Agreement. All issued and outstanding USFM Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) USFM’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, USFM’s Governing Documents or any Contract to which USFM is a party or otherwise bound.
(b)   Except as set forth in Section 5.9(b) of the USFM Disclosure Letter, there is no outstanding Indebtedness of USFM and there are no outstanding Contracts of USFM to repurchase, redeem or otherwise acquire any USFM Common Stock.
(c)   Except as set forth in this Section 5.9(c) or as contemplated by this Agreement or the other documents contemplated hereby, USFM has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for USFM

Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any USFM Common Stock or the value of which is determined by reference to the USFM Common Stock, and there are no Contracts of any kind which may obligate USFM to issue, purchase, redeem or otherwise acquire any of its USFM Common Stock.
(d)   USFM has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. USFM is not party to any Contract that obligates USFM to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.10   Brokers’ Fees.   Except fees described in Section 5.10 of the USFM Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by USFM or any of its Affiliates.
Section 5.11   Taxes.
(a)   All income and other material Tax Returns required to be filed by or with respect to USFM or its Subsidiaries have been timely filed (taking into account any applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All income or other material Taxes owed by USFM or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid.
(b)   The financial statements of USFM contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of USFM that have accrued but are not yet due and payable or that are being contested in good faith as of the dates thereof.
(c)   USFM has collected and withheld all material Taxes required to be collected and withheld from payments to third parties and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.
(d)   There is no Legal Proceeding currently pending or, to the knowledge of USFM, threatened in writing against USFM or any of its Subsidiaries by a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(e)   There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against USFM or any of its Subsidiaries in respect of any Tax, and neither USFM nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against it. There is no Tax deficiency outstanding, proposed in writing or assessed against USFM or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn.
(f)   There are no Liens with respect to Taxes upon the property or assets of USFM or any of its Subsidiaries, other than Permitted Liens.
(g)   Neither USFM nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by USFM or any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(h)   Neither USFM nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by USFM or any of its Subsidiaries with respect to a Tax matter is currently in effect.
(i)   Neither USFM nor any of its Subsidiaries has participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

(j)   Neither USFM nor any of its Subsidiaries is liable for Taxes of any other Person (other than USFM or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes).
(k)   USFM is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.
(l)   USFM is not a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.
(m)   USFM has not: (i) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) been during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(n)   Section 5.11(n) of the USFM Disclosure Letter lists the U.S. federal and state income Tax classification of USFM, and, except as set forth in Section 5.11(n) of the USFM Disclosure Letter, such classification has not changed since the formation of USFM.
(o)   USFM will not be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.
Section 5.12   Employees and Benefits.   Section 5.12 of the USFM Disclosure Letter sets forth a true, correct and complete list of the directors, officers and employees of USFM. Neither USFM nor any of its Subsidiaries has ever sponsored, maintained, contributed to (or been required to contribute to), or has ever had any liability or obligation with respect to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) or any other compensation, retirement, health and welfare or other benefit plan, program, policy, agreement or arrangement. Neither the Ancillary Agreements nor the consummation of the transactions contemplated hereby (either alone or upon the passage of time) will (a) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee or director of, or independent contractor to, USFM (other than fees paid to consultants, advisors, placement agents or underwriters engaged by USFM in connection with its initial public offering or this Agreement and the transactions contemplated hereby) to increase or become due to any such person or (b) result in forgiveness of indebtedness with respect to any director, officer and employee of USFM.
Section 5.13   Transactions with Affiliates.   Neither USFM nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of USFM or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) is presently a party to any transaction with USFM.
Section 5.14   Anti-Corruption Compliance.   Since its inception, neither USFM, nor, to the knowledge of USFM, any director, officer, employee or agent acting on behalf of USFM, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws. USFM has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws. To the knowledge of USFM, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to USFM.
Section 5.15   Information Supplied.   None of the information supplied or to be supplied by USFM specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement is first mailed to the Company Stockholders or the USFM Shareholders or at the time of the Company Stockholders’ Meeting or the USFM Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, USFM makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Company Entities.
Section 5.16   No Additional Representation or Warranties.   Except as provided in this Article V (as modified by the USFM Disclosure Letter), and the representations and warranties as may be provided in the other agreements entered into in connection with the transactions contemplated by this Agreement, neither USFM nor any of its Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 5.16 (INCLUDING THE USFM DISCLOSURE LETTER), USFM MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE COMPANY ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO USFM OR ITS BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. USFM acknowledges and agrees that, except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Company or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company Entities or the transactions contemplated hereunder, including in respect of the Company and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. USFM is not relying on any representations or warranties other than those representations or warranties set forth in Article IV (as modified by the Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1   Conduct of Business.   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 6.1 of the Company Disclosure Letter, as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by USFM in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by USFM in writing (which consent, other than in connection with Section 6.1(b), shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:
(a)   change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries;
(b)   issue, sell, pledge, dispose of, grant, transfer, subject to any Lien or encumber any shares of capital stock of, or other securities in, the Company Entities;
(c)   split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;
(d)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company Entities, except for (i) the acquisition by the Company Entities of any shares of capital stock, membership interests or other equity interests of the Company Entities in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company and (iii) transactions pursuant to Company Material Contracts in effect as of the date hereof;
(e)   enter into, modify or otherwise amend in a manner material and adverse to the Company Entities, waive any material right or obligation, or terminate (other than expiration in accordance with its terms or termination due to uncured breach) any Company Material Contract or Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter had such Contract been entered into prior to the date of this Agreement, other than (i) in the ordinary course of business consistent with past practices or as required by Law or (ii) in accordance with Section 8.9;
(f)   enter into, modify or otherwise amend, waive any material right or obligation, or terminate any Contract with an Affiliate of the Company other than as required by Law;
(g)   sell, assign, transfer, convey, lease, subject to any Lien or encumber or otherwise dispose of any material tangible assets or properties of the Company Entities, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (ii) transactions in the ordinary course of business consistent with past practice and/or due to obsolescence;
(h)   except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 4.13 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Company Entities, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death, disability, resignation or retirement, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice or as reflected in any budget or financial forecast provided to USFM prior to the date hereof, (v) establish any trust or take any other similar action to secure the payment of any compensation payable by the Company Entities, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company Entities;

(i)   enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company Entities as the bargaining representative for any employees of the Company Entities;
(j)   (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;
(k)   (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company Entities, (ii) incur, advance, make capital contributions to, or investments in, assume or otherwise become liable for any Indebtedness for borrowed money in excess of $1,000,000 individually or $5,000,000 in the aggregate, (iii) guarantee any Indebtedness of another Person in excess of $250,000 individually or $5,000,000 in the aggregate, (iv) make or commit to make capital expenditures other than in an amount not in excess of $500,000, in the aggregate, except in the ordinary course of business and consistent with past practice, or (v) create any material Liens on any material property or assets of any Company Entity in connection with any Indebtedness thereof (other than Permitted Liens);
(l)   (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) enter into any closing agreement or any similar agreement relating to Taxes, (iv) file any amended income or other material Tax Return, (v) surrender any claim for any material Tax refund, (vi) make any material change in its Tax policies or procedures, (vii) consent to any extension or waiver of any limitation period with respect to any income or other Tax claim or assessment, (viii) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any such agreements the primary purpose of which is unrelated to Tax); or (ix) grant any power of attorney relating to any Tax matter;
(m)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Entity;
(n)   waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings, other than where such action is solely monetary in nature and does not exceed $500,000 individually or $1,000,000 in the aggregate;
(o)   transfer, license, sublicense, sell, transfer, assign, dispose of, abandon, fail to enforce or permit to lapse any rights to any Company IP or Company IP Licenses;
(p)   terminate without replacement or amend in a manner materially detrimental to the Company Entities, taken as a whole any License or Insurance Policy; or
(q)   authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 6.1.
The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give USFM, directly or indirectly, the right to control or direct the business or operations of the Company and its Subsidiaries any time prior to the First Effective Time. Prior to the First Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
Section 6.2   Pre-Closing CVR Restructuring.
(a)   Prior to the Closing Date, the Company, Assetco and the Trust will consummate the Pre-Closing CVR Restructuring pursuant to which such parties shall: (a) form Assetco as a wholly-owned Subsidiary of the Company; (b) cause the contribution of all of the Company Assets and Liabilities from the Company to Assetco in exchange for all of Assetco’s issued and outstanding shares of capital stock (the “Assetco Contribution”), using a contribution agreement in a form reasonably satisfactory to USFM (the “Pre-Closing Company Assets and Liabilities Contribution Agreement”); (c) form the Trust as a wholly-owned Subsidiary of the Company; (d) cause the contribution of all of the issued and outstanding shares of capital stock of Assetco from the Company to the Trust in exchange for all of the Trust’s contingent value rights interests, using a contribution agreement in a form reasonably satisfactory to USFM (the “Pre-Closing Assetco Shares Contribution Agreement”); and (e) cause the distribution of the contingent value rights interests from the Company to the Company Stockholders (the “CVR Interests Distribution”), using a distribution agreement in a form reasonably satisfactory to USFM (the “Pre-Closing CVR Interests Distribution Agreement” and, together with the Pre-Closing Company Assets and Liabilities Contribution Agreement and Pre-Closing Assetco Shares Contribution Agreement, the “Pre-Closing CVR Restructuring Agreements”), after which the Company shall retain no ownership or other interest (whether in the form of stock, trust interests, or otherwise) in either the Trust or Assetco (such steps collectively, the “Pre-Closing CVR Restructuring”).
(b)   If, at any time after the Closing, the Company Entities or any of their respective Affiliates owns or is in possession of any Company Asset and Liability, then Pubco shall cause such Company Entity to promptly transfer or assign, or cause its applicable Affiliate to transfer or assign, such Company Assets and Liabilities to Assetco (and Assetco shall accept and irrevocably assume any such Company Assets and Liabilities), for no additional consideration. Until the transfer of any such Company Assets and Liabilities are effected, the Company shall, or shall cause its applicable Affiliate to, preserve the value of, and hold in trust for the use and benefit of, Assetco or its designated Affiliates such Company Assets and Liabilities and provide to Assetco or its designated Affiliates all of the benefits arising from such funds or assets and otherwise cause such Company Assets and Liabilities to be used as reasonably instructed by Pubco, USFM, Assetco or their designated Affiliates.
Section 6.3   Stockholder Litigation.   Except for the matter described on Section 6.3 of the Company Disclosure Letter, in the event that any litigation related to this Agreement, any Ancillary Agreement, the Reincorporation Matter or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Company Board by any of the Company Stockholders prior to the Closing, the Company shall promptly notify USFM in writing of any such litigation and keep USFM reasonably informed with respect to the status thereof. The Company shall provide USFM the opportunity to participate in (subject to a customary joint defense agreement), at the sole cost and expense of USFM, but not control, the defense of any such litigation, shall give due consideration to USFM’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of USFM, such consent not to be unreasonably withheld, conditioned or delayed.
Section 6.4   Inspection.   Subject to confidentiality obligations that may be applicable to information furnished to the Company Entities by third parties that may be in the Company Entities’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to USFM and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company Entities, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company Entities, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company Entities as such representatives may reasonably request, including all monthly income statements prepared by the Company Entities; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Company Entities without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to USFM and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened during the Interim Period, in each case, as USFM or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such material Legal Proceedings, and (z) copies of any communications sent or received by the Company Entities in connection with such material Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to USFM). All information obtained by USFM and its Subsidiaries and their respective representatives pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement. Neither USFM nor its accountants, counsel and other representatives will contact any employee, customer, or supplier of any Company Entity without the prior written consent of the Company, and the Company shall have the right to have a representative participate in any such discussion.
Section 6.5   Listing.   During the Interim Period, the Company shall use its reasonable best efforts to remain listed as a public company on Nasdaq.
Section 6.6   No Trading.   The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of USFM (other than engaging in the transactions described herein), communicate such information to any third party (other than its Representatives that need to know such information in furtherance of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements), take any other action with respect to USFM in violation of such Laws, or cause or encourage any third party to do any of the foregoing. USFM acknowledges and agrees that it is aware, and that USFM’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. USFM hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Company (other than engaging in the transactions described herein), communicate such information to any third party (other than its Representatives that need to know such information in furtherance of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements), take any other action with respect to the Company in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
Section 6.7   Conduct of Business by Pubco and the Merger Subs.   During the Interim Period, each of Pubco, Merger Sub I, and Merger Sub II shall acquire no assets nor engage in any activities other than as may be required by Law, the execution of any transaction documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the transactions contemplated hereby (and matters ancillary thereto).
ARTICLE VII
COVENANTS OF USFM
Section 7.1   Conduct of Business.
(a)   During the Interim Period, USFM shall, and shall cause its Subsidiaries to, except as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of USFM in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), USFM shall not, and USFM shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law:
(i)   change, modify or amend or seek any approval from the USFM Shareholders to change, modify or amend, the Governing Documents of USFM, except as contemplated by the USFM Transaction Proposals;
(ii)   (x) make or declare any dividend or distribution to the shareholders of USFM or make any other distributions in respect of any of the share capital or equity interests of USFM or any of its Subsidiaries, (y) except for any forward split deemed reasonably necessary by the USFM Board to comply with USFM’s obligations under Section 7.2, split, combine, reclassify or otherwise amend any terms of any shares or series of the equity interests of USFM or any of its Subsidiaries, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of USFM;
(iii)   create, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of USFM or any of its Subsidiaries;
(iv)   (A) issue any USFM Common Stock or securities exercisable for or convertible into USFM Common Stock, other than the issuances contemplated by Article III or any forward split deemed reasonably necessary by the USFM Board to comply with USFM’s obligations under Section 7.2, or (B) grant any options, warrants or other equity-based awards with respect to USFM Common Stock not outstanding on the date hereof;
(v)   merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of USFM;
(vi)   except for the Ancillary Agreements, enter into or amend any Contract with an Affiliate;
(vii)   discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending Legal Proceeding or Legal Proceeding threatened in writing;
(viii)   other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(ix)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;
(x)   (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) enter into any closing agreement or any similar agreement relating to Taxes, (iv) file any amended income or other material Tax Return, (v) surrender any claim for refund, (vi) make any material change in its Tax policies or procedures, (vii) consent to any extension or waiver of any limitation period with respect to any income or other Tax claim or assessment, (viii) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any such agreements the primary purpose of which is unrelated to Tax); or (ix) grant any power of attorney relating to any Tax matter;
(xi)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of USFM; or
(xii)   authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 7.1.
(b)   During the Interim Period, USFM shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, USFM’s Governing Documents and all other agreements or Contracts to which USFM or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement.
(c)   The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Company, Pubco, or the Merger Subs, directly or indirectly, the right to control or direct the business or operations of USFM any time prior to the First Effective Time. Prior to the First Effective Time, USFM will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.
Section 7.2   Listing.   Pubco, USFM and the Company shall cooperate (a) in the preparation and submission to the NYSE, NYSE American (or such other exchange as the Parties shall mutually agreement including Nasdaq) a listing application under NYSE rules and regulations (or the rules and regulations of such other national securities exchange as the Parties agree to list on), as promptly as practicable after the execution of this Agreement, covering the Company Consideration Shares, and (b) to obtain approval for the listing of such Company Consideration Shares. USFM shall reasonably cooperate with the Company and Pubco with respect to such listing and shall be given a reasonable opportunity to review and comment on such application and other proposed filings with NYSE, NYSE American (or such other national securities exchange as the Parties shall mutually agree to list on).
Section 7.3   Post-Closing Directors and Officers of Pubco.
(a)   Pubco and the Company shall take all such action within their power as may be necessary or appropriate such that immediately following the First Effective Time, the Pubco Board shall initially consist of five (5) directors, a majority of which will be independent under NYSE, NYSE American or such other applicable national securities exchange rules and regulations, and all five (5) directors nominees, shall be designated by USFM.
(b)   If any Person nominated pursuant to Section 7.3 is not duly elected, the Parties shall take all necessary action to fill any such vacancy on the Pubco Board with an alternative Person designated by USFM pursuant to Section 7.3.
Section 7.4   Inspection.   Subject to confidentiality obligations that may be applicable to information furnished to USFM by third parties that may be in USFM’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, USFM shall, and shall cause its Subsidiaries to, afford to the Company and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of USFM, to all of the properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of USFM, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of USFM as such representatives may reasonably request. All information obtained by the Company and its respective representatives pursuant to this Section 7.4 shall be subject to the Confidentiality Agreement.
ARTICLE VIII
JOINT COVENANTS
Section 8.1   HSR Act; Other Filings.
(a)   In connection with the transactions contemplated hereby, each of the Company and USFM shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if required. Each of the Company and USFM shall substantially comply with any Antitrust Information or Document Requests.
(b)   Each of the Company and USFM shall (and, to the extent required, shall cause its Affiliates to) request early termination (if available) of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if required, and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c)   USFM, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers; provided, however, that none of USFM, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof. Notwithstanding anything to the contrary, the foregoing shall not restrict USFM, the Company, nor any of their respective Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than USFM and the Company and their respective Subsidiaries.
(d)   With respect to each of the above filings, and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and USFM shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to USFM, and USFM shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide USFM and its counsel, and USFM agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)   Each of the Company, on the one hand, and USFM, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.
Section 8.2   Preparation of Registration Statement and Proxy Statement; Stockholders’ Meeting and Approvals.
(a)   Proxy Statement and Registration Statement.
(i)   As promptly as practicable after the execution of this Agreement, (x) Pubco, USFM and the Company shall jointly prepare and Pubco shall file with the SEC, a Registration Statement on Form S-4 (the “Registration Statement”) which shall include a joint proxy statement to be sent to the USFM Shareholders relating to the USFM Shareholders’ Meeting and to the holders of Company Common Stock relating to the Company Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and which will also be included as a prospectus, in connection with the registration under the Securities Act of the Company Consideration Shares issued in connection with the First Merger and the Pubco Common Shares issued in connection with the Second Merger. Each of Pubco, USFM and the Company shall use their reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Pubco and the Company also agree to use their reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Pubco, USFM and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement, any Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Pubco, USFM, the Company or their respective Subsidiaries to any regulatory authority (including NYSE, NYSE American or Nasdaq, as applicable) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). The Company will cause the Proxy Statement to be mailed to the Company Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act. The Proxy Statement shall comply with all applicable requirements under the Dissenter’s Rights Statute.
(ii)   To the extent not prohibited by Law, each Party shall advise the other, reasonably promptly after it receives notice thereof, of the time when the Registration Statement, has become effective or any supplement or amendment to the Proxy Statement has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or Proxy Statement, as applicable, or for additional information. To the extent not prohibited by Law, each Party and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and Proxy Statement, as applicable, and any other Offer Document each time before any such Offer Document is filed with the SEC, and each Party shall give reasonable and good faith consideration to any comments made by the other and its counsel. To the extent not prohibited by Law, each Party shall provide the other Party and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Proxy Statement, as applicable, or other Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with such Party or its counsel in any discussions or meetings with the SEC.
(iii)   Each of Pubco, USFM and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement or Proxy Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, (x) neither Pubco nor the Company shall be liable for any information in any Offer Document related to USFM or provided by or approved by USFM or their respective Representatives (or the omission of any information regarding USFM) and (y) USFM shall not be liable for any information in any Offer Document related to the Company and/or Pubco or provided by or approved by the Company, Pubco or their Representatives (or the omission of any information regarding the Company and/or Pubco).
(iv)   If at any time prior to the Closing any information relating to the Company, USFM, Pubco or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company, USFM or Pubco, which is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement, or other Offer Document, in each case, so that neither of such Offer Documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement, Proxy Statement, or other Offer Document in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders or USFM Shareholders.
(v)   As used herein, the term “Pubco Financial Statements” means the (i) audited financial statements of Pubco (including, in each case, any related notes thereto), consisting of the balance sheets of Pubco to be included in the Registration Statement, and the related audited statements of operations, changes in equity and statements of cash flows for the fiscal year then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Pubco Audited Financial Statements”), and (ii) Pubco prepared financial statements, consisting of the balance sheet and the related statements of operations, changes in equity and statement of cash flows to be included in the Registration Statement (the “Pubco Interim Financial Statements”). Pubco and the Company shall provide true and correct copies of the Financial Statements. The Pubco Financial Statements shall (i) accurately reflect the books and records of Pubco as of the times and for the periods referred to therein, (ii) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto and, in the case of the Pubco Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) fairly present, in all material respects, the financial position of Pubco as of the respective dates thereof and the results of the operations and cash flows of Pubco for the periods indicated (subject, in the case of the Pubco Interim Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes). Since its inception, Pubco has not made or adopted any material change in its accounting methods, practices or policies. Pubco maintains systems of internal accounting controls that are designed to provide reasonable assurance that books and records of Pubco have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(b)   USFM Shareholder Approvals.   As promptly as reasonably practicable after the effectiveness of the Registration Statement, USFM shall, in accordance with USFM’s Governing Documents and the Colorado Act, duly (1) give notice of and (2) convene and hold a meeting (the “USFM Shareholders’ Meeting”) of the USFM Shareholders in accordance with USFM’s Governing Documents and the Colorado Act. USFM shall, through the USFM Board, recommend to the USFM Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law, including approval of the Mergers, (B) authorizing the issuance of the Company Consideration Shares in connection with the First Merger and Pubco Common Shares in connection with the Second Merger, (C) election of directors effective as of the Closing as contemplated by Section 7.3, (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (E) adoption and approval of any other proposals as reasonably agreed by USFM, Pubco and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (F) adjournment of the USFM Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), together, the “USFM Transaction Proposals”), and include such recommendation in the Proxy Statement. The USFM Board shall not withdraw, amend, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to USFM Shareholders that they vote in favor of the USFM Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to USFM Shareholders described in this Section 8.2(b), an “USFM Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) USFM’s obligations to establish a record date for, duly call, give notice of, convene and hold the USFM Shareholders’ Meeting shall not be affected by any USFM Modification in Recommendation, (y) USFM agrees to establish a record date for, duly call, give notice of, convene and hold the USFM Shareholders’ Meeting and submit for approval the USFM Transaction Proposals and (z) USFM agrees that if the USFM Shareholder Approvals shall not have been obtained at any such USFM Shareholders’ Meeting, then USFM shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this

Section 8.2(b), and hold additional meetings of the USFM Shareholders in order to obtain the USFM Shareholder Approvals. USFM may only adjourn (and, in the case of the foregoing clauses (i) and (ii), shall adjourn) the USFM Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the USFM Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that USFM has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by USFM Shareholders prior to the USFM Shareholders’ Meeting; provided that the USFM Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the USFM Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date.
(c)   Company Stockholder Approval.   The Company shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement included in the Registration Statement to be disseminated to Company Stockholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) in accordance with the Company’s Governing Documents, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Company Common Stock to vote in favor of each of the Company Transaction Proposals. The Company shall, through the Company Board, recommend to its stockholders the (A) approval of the First Merger in accordance with applicable Law and exchange rules and regulations, (B) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) adoption and approval of any other proposals as reasonably agreed by USFM and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) postponement or adjournment of the Company Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), together, the “Company Transaction Proposals”).
(d)   Notwithstanding anything to the contrary contained in Section 8.2(c), and subject to compliance with this Section 8.2 and Section 8.11, if at any time prior to approval and adoption of this Agreement by the Requisite Vote, (i) the Company receives a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 8.2 or Section 8.11 and that the Company Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Proposal, or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent (A) known or reasonably foreseeable to the Company, the Company Board or any of its executive officers as of the date of this Agreement or (B) related to (1) any Acquisition Proposal or the consequences thereof, (2) any events, developments or changes relating to USFM, or (3) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event”), the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to USFM (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, (x) in the case of a Superior Proposal, following the receipt of and on account of such Superior Proposal, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be a violation of its fiduciary duties under the DGCL, (ii) the Company has, during the Notice Period, negotiated with USFM in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (iii) if, USFM has delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be a violation of its fiduciary duties under the DGCL (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) USFM receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least two (2) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Proposal, (2) during any Notice Period, USFM shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with USFM in good faith (to the extent USFM desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Proposal and (3) in the event of any amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration the Company Stockholders would receive as a result of such potential Superior Proposal), the Company shall be required to provide USFM with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 8.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Company Intervening Event, the Company promptly notifies USFM, in writing, within the Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change, and the Company shall have given USFM two (2) Business Days thereafter to propose revisions to the terms of this Agreement or make other proposals so that such Company Intervening Event would no longer necessitate a Company Board Adverse Recommendation Change.
(e)   To the fullest extent permitted by applicable Law, (x) the Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be affected by any Company Board Adverse Recommendation Change, (y) the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting and submit for approval the Company Transaction Proposals and (z) the Company agrees that if the Company Stockholder Approval shall not have been obtained at any such Company Stockholders’ Meeting, then the Company shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(e), and hold additional Company Stockholders’ Meetings in order to obtain the Company Stockholder Approval. The Company may only postpone or adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s Stockholders prior to the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date.
(f)   Pubco Shareholder Approvals.   As promptly as reasonably practicable after the effectiveness of the Registration Statement, Pubco shall, in accordance with Pubco’s Governing Documents and the BOC, Pubco shall, and the Company shall cause Pubco to deliver, to USFM a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of Pubco acting by written consent in lieu of a meeting (in form and substance reasonably satisfactory to USFM) approving (A) adoption and approval of this Agreement in accordance with applicable Law, including approval of the Mergers, (B) authorizing the issuance of the Pubco Common Shares in connection with the Mergers, (C) election of directors effective as of the Closing as contemplated by Section 7.3, (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and (E) adoption and approval of any other proposals as reasonably agreed by USFM, Pubco and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (the adoption and approval of such proposals in (A) through (E), together, by written consent, the “Pubco Shareholder Written Consent”).
Section 8.3   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, USFM and the Company shall each, and each shall cause its respective Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of USFM, or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.
Section 8.4   Certain Tax Matters.
(a)   Transfer Taxes.   Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Party responsible therefor under applicable Law; provided, however, that in the event USFM terminates this Agreement in violation of Section 10.1, in addition to any other amounts that may become due or payable in connection with such termination, USFM shall reimburse the Company for any Transfer Taxes paid by the Company prior to the termination of this Agreement but only to the extent such Transfer Taxes were a liability of the Company and for which payment was due prior to the termination of this Agreement. For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The Party responsible under applicable Law for filing Tax Returns and other documentation with respect to Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall use their commercially reasonable best efforts cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Mergers and the other transactions contemplated hereby.
(b)   Intended Tax Treatment.
(i)   [Intentionally Omitted].
(ii)   Mergers.   The Parties intend that, for U.S. federal income Tax purposes (and, to the extent permitted, for applicable state and local income Tax purposes), (a) the Mergers, together with the PIPE Investment, be treated as a single integrated transaction under Section 351 of the Code (the “Mergers Intended Tax Treatment”), (b) the Second Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (c) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder with respect to the Second Merger. The Parties shall, and shall cause their respective Affiliates to, (A) prepare and file all Tax Returns consistent with the Mergers Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.351-3 on or with its Tax Return for the taxable year of the Mergers as may be required under such regulations), (B) not take any position on any Tax Return or in any Legal Proceeding that is inconsistent with the Mergers Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local Law), and (C) reasonably cooperate with each other in providing such information as is necessary or reasonably requested to enable each Party and its Affiliates to prepare and file the statements required by Treasury Regulations Section 1.351-3.
(iii)   Each of the Parties shall use its reasonable best efforts to cause the Mergers to qualify for the Mergers Intended Tax Treatment and none of the Parties has taken or will take any action (or fail to take any action), if such action (or failure to act) would reasonably be expected to prevent or impede the Mergers from qualifying for the Mergers Intended Tax Treatment. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Mergers do not qualify for the Mergers Intended Tax Treatment.
Section 8.5   Cooperation; Consultation.   From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.10(a)), until the end of the Interim Period, USFM and the Company shall use their reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or USFM or their respective financial advisors with respect to such matters.
Section 8.6   Notification.   During the Interim Period, if the Company or USFM becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in Article IV or of any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date, or (b) for USFM constitutes a material breach of any representation or warranty made by USFM in Article V or of any covenant that would cause the conditions set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied as of the Closing Date, the Company or USFM, as applicable, will (x) disclose in writing to the other Party such breach and (y) use its reasonable best efforts to cure such breach as promptly as possible.
Section 8.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   Each of USFM and the Company agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of USFM and Company and their respective Subsidiaries, as provided in USFM’s Governing Documents and the Company’s Governing Documents and the Governing Documents of each such Subsidiaries, as the case may be, or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years (or until the final resolution of any Legal Proceedings commenced during such period), and (ii) Pubco will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period (or such longer period of resolution), Pubco shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents, USFM’s Governing Documents, the Governing Documents of their respective Subsidiaries, as the case may be, or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents and USFM’s Governing Documents and the Governing Documents of their respective Subsidiaries, or otherwise, shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company or USFM or who served as a director, officer, member, trustee or fiduciary of another Person at the request of the Company, USFM or their respective Subsidiaries (the “D&O Persons”) to be so indemnified, receive advances of expenses, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company or USFM or any other such Person prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.
(b)   None of USFM, Pubco or the Company shall have any obligation under this Section 8.7 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   The Company shall, at or prior to the Closing, purchase a prepaid “tail” policy of directors’ and officers’ liability insurance for a period of six (6) years following the Closing Date (the “Company D&O Tail Policy”). The Company D&O Tail Policy shall (i) cover all Persons who are insured under the Company’s existing directors’ and officers’ liability insurance policy as of the date hereof for acts or omissions occurring at or prior to the Closing, (ii) provide terms, conditions, retentions, and limits of liability that, in the aggregate, are no less favorable to the insureds than those applicable under such existing policy, and (iii) be non-cancelable and non-renewable other than by the insureds. Following the purchase of the Company D&O Tail Policy, Pubco shall not take, and shall cause its Subsidiaries or Affiliates not to take, any action that would result in the cancellation, termination, or lapsing of such coverage. Notwithstanding the foregoing, if the aggregate premium for the Company D&O Tail Policy would exceed two hundred fifty percent (250%) of the annual premium currently paid by the Company for its existing directors’ and officers’ liability insurance, the Company shall be required to purchase, and Pubco shall be required to maintain, the greatest level of coverage that can be obtained for a premium equal to such two hundred fifty percent (250%) cap.
(d)   If Pubco, USFM, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or other Person and shall not be the surviving or continuing corporation or Person of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets in one or a series of related transactions to any corporation or Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pubco, USFM or the Company, as the case may be, shall assume all of the obligations set forth in this Section 8.7 unless otherwise assumed by operation of Law.
(e)   The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.7 are intended to be third-party beneficiaries of this Section 8.7. This Section 8.7 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pubco, USFM and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Pubco, USFM or the Company, any other indemnification arrangement, any applicable Law or otherwise.
Section 8.8   Section 16 Matters.   Prior to the First Effective Time, each of the Company, USFM and Pubco shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of securities of the Company, USFM or Pubco (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16B-3 promulgated under the Exchange Act.
Section 8.9   Consents.   The Company Entities shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 4.4, or Section 8.9 of the Company Disclosure Letter and obtain all Governmental Authorizations set forth on Section 4.5 of the Company Disclosure Letter. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. The Company Entities shall be entitled to agree to such amendments, modifications and/or full or partial prepayments to, or to the establishment of reserves under, such agreements as may be reasonably necessary to obtain any such required consent; provided that the Company shall (i) give USFM written notice reasonably in advance of agreeing to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and (ii) provide timely updates of any discussions with third parties relating to such required consents or to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and, in each case of (i) and (ii), consider in good faith any comments that USFM may provide with respect to such matters. USFM shall have the right to review in advance, and to the extent practicable will consult with the Company on the information provided in connection with obtaining such consents and as to the form and substance of such consents. USFM and its Subsidiaries shall (a) cooperate in the preparation and submission of each application or filing for any such consent or Governmental Authorization, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to the applicable Persons who are party to the agreements in connection with such consent, (b) deliver to each Person who is a party to such agreements or who has the authority to grant such Governmental Authorizations, as applicable, on a confidential basis all documents and information required by the applicable documents relating to USFM and its Subsidiaries, and such other information or documentation as such Persons who are party to the agreements or who have the authority to grant such Governmental Authorizations may request with respect to USFM, including, without limitation, financial statements, income Tax Returns and other financial information, and

(c) reasonably cooperate and assist the Company Entities in connection with soliciting and obtaining such consents and Governmental Authorizations, including the preparation and delivery of any information relating to USFM and all other information required under the applicable documents and as may be reasonably requested by any such Persons who are party to such agreements or who have the authority to grant such Governmental Authorizations (or any servicer on behalf of any such Person).
Section 8.10   Takeover Statutes.   Subject to the terms and conditions of this Agreement, each of the Company and USFM shall use its reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to the Company, USFM, Pubco, the Merger Subs, this Agreement, the Mergers or any other transactions contemplated hereby and refrain from taking any actions that would cause the applicability of any Takeover Statute and (b) if any Takeover Statute becomes applicable to the Company, USFM, Pubco, the Merger Subs, this Agreement, the Mergers or any other transaction contemplated hereby, take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Company, USFM, Pubco, the Merger Subs, this Agreement, the Mergers and the other transactions contemplated hereby.
Section 8.11   Exclusivity.
(a)   During the Interim Period, the Company shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. If the Company, its Subsidiaries or any of their Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing of the terms of this Section 8.11(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal.
(b)   Notwithstanding anything contained in this Section 8.11 and subject to compliance with this Section 8.11, prior to the approval of this Agreement by the Company Stockholders (i.e., the Requisite Vote), the Company may furnish non-public information regarding the Company and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (i) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (ii) the Company Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be a violation of the fiduciary duties of the Company Board under the DGCL, (iii) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives USFM written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (iv) the Company receives from such Person an executed Acceptable Confidentiality Agreement and (v) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to USFM

(to the extent such information has not been previously furnished by the Company to USFM). Without limiting the generality of the foregoing, USFM acknowledges and agrees that, in the event any Representative of the Company takes any action that, if taken by the Company, would constitute a breach of this Section 8.11 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 8.11 by the Company for purposes of this Agreement.
(c)   Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by the Company or the Company Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that the Company is unable to take a position with respect to the bidder’s tender offer unless the Company Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be a violation of its fiduciary duties under applicable Law; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in Section 8.11(a); or (iv) making any disclosure that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law or by any listing or trading rules or regulations of Nasdaq; provided that, in the case of this clause (iv), the Company shall provide USFM with a reasonable opportunity to review any such disclosure not less than two (2) Business Days prior to the making thereof (to the extent practicable) and shall consider in good faith any comments from USFM thereto.
(d)   Notwithstanding the foregoing, nothing contained in Section 8.11(a) shall prohibit the Company or its Representatives from, directly or indirectly, initiating, soliciting, facilitating, or engaging or otherwise participating in any negotiation or discussion concerning any Prospective Transaction.
(e)   For purposes of this Agreement, (i) “Acquisition Proposal” means any unsolicited bona fide written proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) all or substantially all of the assets or businesses of the Company and its Subsidiaries, or (B) more than 50% of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the First Merger and other transactions contemplated by this Agreement; (ii) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that (A) was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) is on terms and conditions that the Company Board determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by USFM to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, are substantially more favorable, from a financial point of view, to the Company Stockholders than the terms of the transactions contemplated hereby, (C) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party) and (D) is reasonably capable of being completed on the terms proposed in a timely manner; (iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement; and (iv) “Prospective Transaction” means any one or series of related transactions with respect to the sale by Assetco and purchase by an unrelated third-party buyer of the Company Assets and Liabilities following the Closing.
Section 8.12   PIPE Investment.   USFM shall use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Investment on the terms and conditions set forth in the Securities Purchase Agreements, including maintaining in effect the Securities Purchase Agreements and exercising its rights to specifically enforce the Securities Purchase Agreements pursuant to the terms thereof.
Section 8.13   Registration Rights Agreement.   At the Closing, the Parties shall use commercially reasonable efforts to cause the Registration Rights Agreement to be duly executed by the parties thereto.

ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1   Mutual Closing Conditions.   The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)   The USFM Shareholder Approvals shall have been obtained;
(b)   The Company Stockholder Approval and Pubco Shareholder Written Consent shall have been obtained;
(c)   The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement;
(d)   The waiting period or periods under the HSR Act, if applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated;
(e)   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; and
(f)   The Company Consideration Shares shall have been approved for listing on the NYSE, NYSE American or such other national securities exchange as the Parties shall mutually agree pursuant to Section 7.2, and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of NYSE, NYSE American or such other national securities exchange as the Parties may mutually agree, as applicable, and USFM shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be curable at or immediately following, the Closing.
Section 9.2   Conditions to Obligations of USFM.   The obligations of USFM to consummate, or cause to be consummated, the Mergers and the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by USFM:
(a)   (i) The representations and warranties of the Company set forth in Section 4.1 (Company Organization), Section 4.2 (Subsidiaries) other than the last sentence thereof, Section 4.3 (Due Authorization), Section 4.6 (Capitalization), and Section 4.26 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article IV other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;
(b)   The Company Entities shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;
(c)   No Company Material Adverse Effect shall have occurred since the date of this Agreement;
(d)   The Company shall have consummated the Pre-Closing CVR Restructuring;

(e)   Except for Legal Proceedings (i) previously set forth on Section 4.10 of the Company Disclosure Letter, (ii) of a manner described in Section 6.3, or (iii) that are not otherwise, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, no Legal Proceeding shall have been threatened, initiated or commenced against any Company Entity;
(f)   The Company shall have received and made available to USFM the fairness opinion from Houlihan Capital, LLC that, as of the date of such opinion and subject to the assumptions and limitations therein, the Company Merger Consideration to be received by the Company Security Holders pursuant to this Agreement is fair, from a financial point of view, to the Company Security Holders and, as of the date thereof, such opinion has not been modified or withdrawn; and
(g)   The Company shall have, to the satisfaction of USFM, in its sole discretion, resolved the Reincorporation Matter, which shall include (i) obtaining the requisite approval of the Company Stockholders to ratify the defective reverse stock split and (ii) resolution of and release of all claims, liabilities, damages, penalties, fees or otherwise in connection with or arising out of the Company’s prior defective reincorporation into the State of Nevada;
(h)   There shall not be any Legal Proceedings related to the Reincorporation Matter; and
(i)   The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.3(a); provided however, that the Company shall use best efforts to obtain the consents listed on Section 2.3(a)(v) of the Company Disclosure Letter, and that the Company’s failure to obtain any consent set forth on Section 2.3(a)(v) of the Company Disclosure Letter shall not, in itself, preclude USFM’s obligation to consummate, or cause to be consummated, the Mergers and the transactions contemplated hereby.
Section 9.3   Conditions to the Obligations of the Company Entities.   The obligation of the Company Entities to consummate, or cause to be consummated, the First Merger and the transactions contemplated hereby is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   (i) The representations and warranties of USFM set forth in Section 5.1 (USFM Organization), Section 5.2 (Due Authorization), Section 5.9 (Capitalization of USFM), and Section 5.10 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of USFM set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an USFM Material Adverse Effect;
(b)   USFM shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
(c)   No USFM Material Adverse Effect shall have occurred since the date of this Agreement; and
(d)   USFM shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.3(b).
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by mutual written consent of the Company and USFM;

(b)   by written notice of the Company or USFM to the other Parties if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby; provided that neither USFM nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or Governmental Order and such action or failure to perform constitutes a breach of this Agreement;
(c)   by written notice of the Company or USFM to the other Parties if the USFM Shareholder Approvals shall not have been obtained; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the failure to obtain such USFM Shareholder Approvals is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement;
(d)   by written notice of the Company or USFM to the other Parties if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Requisite Vote at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement; provided, further, that the right to terminate the Agreement pursuant to this Section 10.1(d) shall expire and USFM shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the Company Stockholder Approval has been obtained and delivered to USFM prior to the time that this Agreement is terminated pursuant to this Section 10.1(d);
(e)   by written notice of the Company or USFM to the other Parties if the Closing has not occurred on or before December 31, 2026 (the “Agreement End Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article IX); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a Party if such Party’s breach of this Agreement proximately caused the failure of the Closing to occur on or before the Agreement End Date;
(f)   by written notice to the Company from USFM if there is any breach of any representation, warranty, covenant or agreement (other than with respect to a breach of Section 9.2(c), as to which Section 10.1(g) will apply) on the part of the Company, Pubco, or the Merger Subs set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that USFM has not waived such Terminating Company Breach and USFM is not then in material breach of their representations, warranties, covenants or agreements in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date USFM provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from USFM of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such thirty (30) day period;
(g)   by written notice to the Company from USFM if, subject to all of the terms of Section 8.11 (including Section 8.11(b) and Section 8.11(c)), (i) the Company shall, within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, failed to publicly recommend against such tender or exchange offer, (ii) the Company shall have failed to publicly reaffirm its recommendation of the First Merger within 10 Business Days after the date any Acquisition Proposal shall have been announced, or (iii) a willful or material breach by the Company of Section 8.11 shall have occurred;

(h)   by written notice to USFM from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of USFM set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating USFM Breach”), provided, however, that the Company has not waived such Terminating USFM Breach and the Company, Pubco, or Merger Subs are not then in material breach of its representations, warranties, covenants or agreements in this Agreement, except that, if any such Terminating USFM Breach is curable by USFM through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by USFM of notice from the Company of such breach, but only as long as USFM continues to exercise such reasonable best efforts to cure such Terminating USFM Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating USFM Breach is not cured within such thirty (30) day period;
(i)   by USFM (at any time prior to the adoption of this Agreement and the approval of the transactions contemplated hereby by the Requisite Vote) if a Company Triggering Event shall have occurred; or
(j)   by USFM, following USFM’s determination that the Company will likely fail to resolve the Reincorporation Matter (i) prior to the Agreement End Date or (ii) in a manner satisfactory to USFM in its sole discretion.
Section 10.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, USFM, Pubco or the Merger Subs, as the case may be, for any willful and material breach of this Agreement or fraud occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
Section 10.3   Fees and Expenses.
(a)   Fees and Expenses.   Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby shall be paid by the Party incurring those expenses; provided that USFM shall be responsible for all of the costs and expenses incurred by USFM and the Company in preparing and filing the Registration Statement and Proxy Statement, including SEC filing fees, NYSE listing fees (or the listing fees of such other national securities exchange which the Parties may mutually agree) and the expenses of the financial printer (such amounts not to include attorney, auditor or other advisor costs); provided further that each of USFM and the Company shall be responsible for one-half of the costs and expenses of the Exchange Agent.
(b)   Breakup Fee.   In the event that this Agreement is terminated by the Company, pursuant to Section 10.1(c), (e) (provided that, such termination pursuant to Section 10.1(e) is due solely to USFM’s actions or inactions) or (h), USFM shall pay to the Company an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Breakup Fee”). The Breakup Fee shall be paid by USFM to the Company within three (3) Business Days of its termination of this Agreement as contemplated by this Section 10.3(b) via wire transfer of immediately available funds.
(c)   USFM Breakup Fee.   In the event that this Agreement is terminated by USFM, pursuant to Section 10.1(g), Section 10.1(i) or Section 10.1(j), the Company shall pay to USFM an amount equal to Eight Hundred Thousand Dollars ($800,000) (the “USFM Breakup Fee”). The USFM Breakup Fee shall be paid by the Company to USFM within three (3) Business Days of its termination of this Agreement as contemplated by this Section 10.3(c) via wire transfer of immediately available funds.
(d)   Each of the Parties acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated hereby, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 10.3(d) shall limit the rights of the Parties under Section 11.13.
ARTICLE XI
MISCELLANEOUS
Section 11.1   Waiver.   Any Party may, at any time prior to the Closing, by action taken by its board of directors or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party hereto) that are contained in this Agreement or (c) waive compliance by the other Parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 11.2   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a)   If to USFM (or to USFM or the Company Entities after the Closing), to:
USFM Corporation
1707 Cole Blvd, Suite 200
Golden, Colorado 80401
Attention: Hassan R. Baqar
Email: hbaqar@sequoiafin.com
with copies (which shall not constitute notice) to:
Loeb & Loeb LLP
345 Park Avenue
New York, NY
Attention: Mitchell Nussbaum; Giovanni Caruso
Email: mnussbaum@loeb.com; gcaruso@loeb.com
(b)   If to the Company Entities prior to the Closing, to:
Twin Vee PowerCats Co.
3101 South US Highway 1
Fort Pierce, Florida 34982
Attention: Glenn Sonoda, In-House Counsel
Email: investor@twinvee.com
with copies (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Jeffrey Fessler
Email: jfessler@sheppard.com
or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.3   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.
Section 11.4   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its permitted successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 8.7 (which shall be for the benefit of the D&O Persons), and (b) the provisions of Section 11.14 (which shall be for the benefit of the Persons described therein).
Section 11.5   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.6   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.7   Company and USFM Disclosure Letters.   The Company Disclosure Letter and the USFM Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the USFM Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.8   Entire Agreement.   (a) This Agreement (together with the Company Disclosure Letter and the USFM Disclosure Letter), (b) the Confidentiality and Non-Disclosure Agreement, dated as of April 29, 2026, between USFM and the Company (the “Confidentiality Agreement”), (c) the Company Support Agreement, (d) the Securities Purchase Agreements, (e) the Registration Rights Agreement, and (f) the Certificate of Merger and the Statement of Merger (clauses (b) through (f), collectively, the “Ancillary Agreements”) constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.9   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 11.10   Publicity.
(a)   All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of USFM and the Company, which approval shall not be unreasonably withheld or delayed by any Party; provided that no Party shall be required to obtain consent pursuant to this Section 11.10(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.10(a).
(b)   The restriction in Section 11.10(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing. Disclosures resulting from the Parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 11.10. Nothing contained herein shall prevent USFM and the Company and their respective Affiliates (including the Company Stockholders and their respective equity holders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities, so long as such recipients are obligated to keep such information confidential.
Section 11.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.12   Jurisdiction; Waiver of Jury Trial.
(a)   Each of the Parties hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts sitting in Clark County, Nevada, or, if that court does not have jurisdiction, the U.S. District Court for the U.S. District Court for the District of Nevada, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than those set forth in the foregoing clause (i), (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, and (v) agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts sitting in Clark County, Nevada, or, if that Court does not have jurisdiction, the U.S. District Court for the U.S. District Court for the District of Nevada. Each of USFM, Pubco, the Merger Subs and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)   Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.12(a) in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.2. However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.
(c)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13   Enforcement.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.14   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s fraud:
(a)   Solely with respect to the Company, USFM and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, USFM and its Subsidiaries as named parties hereto; and
(b)   Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, USFM or their respective Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, USFM or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.15   Non-Survival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.16   Amendment and Restatement.   This Agreement amends and restates the Original Merger Agreement in its entirety so as to reflect and give effect to such amendments. All amendments to the Original Merger Agreement effected by this Agreement shall have effect from the date of this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect from the date of the Original Merger Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the undersigned have hereunto caused this Agreement to be duly executed as of the date first above written.
USFM CORPORATION
By:
/s/ Robert Price

Name: Robert Price
Title: Director
TWIN VEE HOLDCO INC.
By:
/s/ Glenn Sonoda

Name: Glenn Sonoda
Title: Authorized Signatory
TWIN VEE MERGER SUB INC.
By:
/s/ Glenn Sonoda

Name: Glenn Sonoda
Title: Authorized Signatory
USFM MERGER SUB INC.
By:
/s/ Glenn Sonoda

Name: Glenn Sonoda
Title: Authorized Signatory
TWIN VEE POWERCATS CO.
By:
/s/ Glenn Sonoda

Name: Glenn Sonoda
Title: Authorized Signatory

Annex B
AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
USFM CORPORATION
ARTICLE I
Name of Corporation
The name of the corporation is USFM Corporation (the “Corporation”). The Corporation is a for-profit corporation.
ARTICLE II
Registered Office and Agent
The address of the registered office of the Corporation in the State of Texas is 1999 Bryan Street, Dallas, Texas 75201. The name of the Corporation’s registered agent at such address is C T Corporation System.
ARTICLE III
Corporate Purpose
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code, as amended (the “TBOC”).
ARTICLE IV
Capital Stock
4.1.   Authorized Capital Stock.   The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [•] shares, of which (i) [•] shares will be common stock, par value $0.001 per share (“Common Stock”), and (ii) [•] shares will be preferred stock, par value $0.001 per share (“Preferred Stock”).
4.2.   Common Stock.
(a)   The holders of shares of Common Stock are entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this amended and restated certificate of formation (this “Certificate of Formation,” which term, as used herein, means the amended and restated certificate of formation of the Corporation, as amended from time to time, including the terms of any statement of resolution of any series of Preferred Stock), at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation or pursuant to the TBOC.
(b)   Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock are entitled to receive, ratably in proportion to the number of shares of Common Stock held by them, such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of any assets or funds of the Corporation legally available therefor.

(c)   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock are entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.
4.3.   Preferred Stock.   The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a statement of resolution filed pursuant to the TBOC, the powers, designations, preferences, limitations and relative rights, including voting rights, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series. The powers, designations, preferences, limitations and relative rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding, subject to limitations prescribed by law.
4.4.   Vote Required for Certain Matters.   Except as otherwise required by this Certificate of Formation (including, without limitation, by any statement of resolution relating to any series of Preferred Stock), and notwithstanding any provision of the TBOC to the contrary, (a) all classes or series of stock shall only be entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC, and (b) the approval of a “fundamental action” or “fundamental business transaction” as defined in the TBOC shall require the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class.
ARTICLE V
Board of Directors
5.1.   General Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.
5.2.   Number of Directors; Election.
(a)   The number of directors constituting the Board of Directors shall be fixed by or in the manner provided in the bylaws of the Corporation (the “Bylaws”); provided, however, that no decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.
(b)   Unless and to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
5.3.   Removal.   Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office, with or without cause, by the affirmative vote of shareholders holding at least two-thirds of the shares then entitled to vote in an election of directors.
5.4.   No Cumulative Voting.   The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.
ARTICLE VI
Alteration of Bylaws
Subject to any additional vote required by the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind any or all of the Bylaws.

ARTICLE VII
Shareholder Meetings; Books and Records
7.1.   Place of Meetings.   Meetings of shareholders may be held within or without the State of Texas, as the Bylaws may provide.
7.2.   Special Meetings.   Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, the president, or by the holders of not less than 20% of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
7.3.   Consent of Shareholders Without a Meeting.   Any action to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action to be so taken shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
7.4.   Quorum for Meetings of Shareholders.   The presence, in person or by means of remote communication (if applicable) or by proxy, of the holders of at least one-third of the outstanding capital stock of the Corporation entitled to vote at a meeting of shareholders shall constitute a quorum for the transaction of business.
7.5.   Books and Records.   The books of the Corporation may be kept outside the State of Texas at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
7.6.   Advance Notice.   Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VIII
Election to be Governed by Section 21.419 of the TBOC; [Derivative Proceedings]
The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. During any time that the Corporation has a class of its equity securities listed on a national securities exchange (as defined in Section 1.002(55-a) of the TBOC) or has 500 or more shareholders, no shareholder (as defined in Section 21.551(2) of the TBOC) of the Corporation may institute or maintain a derivative proceeding in the right of the Corporation unless such shareholder, at the time the derivative proceeding is instituted, holds at least 3% of the outstanding shares of the Corporation.
ARTICLE IX
Limitation of Director and Officer Liability
9.1.   Limitation of Personal Liability.   To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 9.1 of this Article IX by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 9.1 of this Article IX will, unless otherwise required by the TBOC, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the

Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
9.2.   Indemnification.   To the fullest extent permitted by the TBOC, as the same now exists or may hereafter be amended from time to time, the Corporation is authorized to indemnify, and provide advancement of expenses to, its directors, officers, employees and agents (and any other persons to whom the TBOC permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such directors, officers, employees, agents or other persons, the vote of shareholders or disinterested directors or otherwise.
ARTICLE X
Exclusive Forum
10.1.   Exclusive Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division, or if the federal court does not have jurisdiction, a Texas state district court in Dallas County, Texas) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws, (e) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (f) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (g) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Section 10.1 of this Article X, and shall be deemed to have irrevocably and unconditionally agreed that the Business Court shall be the sole and exclusive forum for the resolution of the foregoing disputes to the fullest extent permitted by the TBOC. If any action the subject matter of which is within the scope of this Section 10.1 of this Article X is filed in a court other than the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division, or if the federal court does not have jurisdiction, a Texas state district court in Dallas County, Texas) (a “Foreign Action”) by or in the name of any shareholder, such shareholder shall be deemed to have notice of, and have consented to, (i) the exclusive personal jurisdiction of the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division, or if the federal court does not have jurisdiction, a Texas state district court in Dallas County, Texas) in connection with any action brought in any such court to enforce this Section 10.1 of this Article X and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. The existence of any prior consent to, or selection of, an alternative forum by the Corporation shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Section 10.1 of this Article X with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
10.2.   Waiver of Jury Trial.   ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE

OF ACTION OR COUNTERCLAIM ASSERTING AN “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OTHER LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM WITHIN THE SCOPE OF SECTION 10.1 OF THIS ARTICLE X.
ARTICLE XI
Amendments
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.
ARTICLE XII
Effectiveness of Filing
This Certificate of Formation becomes effective when it is filed by the Secretary of State of Texas.
*****

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized representative as of this [•]th day of [•], 20[•].
By:

Name: [•]
Title:  [•]

Annex C
AMENDED AND RESTATED BYLAWS
OF
USFM CORPORATION

C-i

C-ii

AMENDED AND RESTATED BYLAWS
OF
USFM CORPORATION
ARTICLE I — OFFICES
1.1   Principal Office; Registered Office
The principal office of USFM Corporation (the “Corporation”) shall be located at such place within or without the State of Texas as the board of directors of the Corporation (the “Board of Directors”) may designate. The registered office and registered agent of the Corporation is set forth in the amended and restated certificate of formation of the Corporation (as the same may be amended from time to time, the “Certificate of Formation”) and may be altered by resolution of the Board of Directors.
1.2   Other Offices
The Corporation may have such other offices, both within and without the State of Texas, as the Board of Directors may from time to time determine or as the business of the Corporation may require.
ARTICLE II — MEETINGS OF SHAREHOLDERS
2.1   Place of Meetings
All meetings of the shareholders shall be held at such place, if any, either within or without the State of Texas, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. The Board of Directors may, in its discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, or may be held both at a designated place and by means of remote communication, in each case as authorized by Section 6.002(a) of the Texas Business Organizations Code (the “TBOC”). If authorized by the Board of Directors, and subject to any guidelines and procedures adopted by the Board of Directors, shareholders not physically present at a shareholders’ meeting may participate in the meeting by means of remote communication and may be considered present in person and may vote at the meeting, whether held at a designated place or solely by means of remote communication, subject to the conditions imposed by applicable law. In the absence of any such designation or determination, shareholders’ meetings shall be held at the Corporation’s principal executive office.
2.2   Annual Meetings
Annual meetings of shareholders shall be held on such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the shareholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.
2.3   Special Meetings
Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Formation, may be called only by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or, as provided in the Certificate of Formation, the shareholders of the Corporation. Only business within the purpose or purposes described in the notice may be conducted at a special meeting of the shareholders. The Board of Directors may cancel (to the extent permitted under the TBOC), postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
2.4   Notice of Shareholder Meetings
Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the TBOC, the Certificate of Formation or these bylaws of the Corporation (these “Bylaws”), the written notice of any meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting as of the record date. Notwithstanding the foregoing, notice of a shareholder meeting regarding a “fundamental business transaction” (as defined in the TBOC) must (i) be given to each shareholder of the Corporation not later than 21 days prior to the meeting, regardless of whether the shareholder is entitled to vote on the matter, and (ii) state that the purpose, or one of the purposes, of the meeting is to consider a fundamental business transaction.
2.5   Quorum
The holders of one-third of the shares issued and outstanding and entitled to vote thereat, present in person, by means of remote communication (if applicable) or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Formation.
If, however, such quorum shall not be present or represented by proxy at any meeting of the shareholders, then either (i) the chairperson of the meeting, or (ii) a majority of the shares present or represented by proxy and entitled to vote thereat, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting as further described in Section 2.6, until a quorum shall be present or represented.
2.6   Adjourned Meetings; Notice
When a meeting is adjourned to another time or place (whether or not a quorum is present, and including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are otherwise provided in accordance with the TBOC. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.
2.7   Chairperson of Meetings; Conduct of Business
Unless otherwise determined by the Board of Directors, the Chairperson of the Board of Directors shall act as chairperson of any meetings of shareholders. Only the Board of Directors may determine who shall act as chairperson of any meeting of shareholders. In the absence of such designation, the Chairperson of the Board, if any, the Chief Executive Officer (in the absence of the Chairperson of the Board) or the President (in the absence of the Chairperson of the Board and the Chief Executive Officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the shareholder meeting. The Secretary of the Corporation shall act as secretary of the meeting. If the Secretary of the Corporation is not present, the chairperson of the meeting shall appoint a secretary of the meeting.
The Board of Directors may adopt such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Unless otherwise determined by the Board of Directors prior to the meeting, the chairperson of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, (i) convening the meeting, concluding the meeting and rescheduling, recessing or adjourning the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting, (ii) announcing the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote, (iii) imposing restrictions on the persons (other than shareholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, (iv) establishing procedures for the dismissal of business not properly presented, (v) maintaining order at the meeting and safety of those present, (vi) restricting entry to the meeting after the time fixed for commencement,

(vii) limiting the circumstances in which any person may make a statement or ask questions, and the time allotted thereto, at any meeting of shareholders, (viii) removing any shareholder or any other individual who refuses to comply with meeting rules, regulations or procedures, (ix) restricting the use of audio and video recording devices, cell phones and other electronic devices, (x) establishing rules, regulations or procedures for compliance with any state or local laws or regulations, including those concerning safety, health and security, and (xi) implementing procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.
2.8   Manner of Acting
Except as otherwise provided by the TBOC, the Certificate of Formation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, and who voted for, against or expressly abstained with respect to the matter at the meeting at which a quorum is present shall be the act of the shareholders. Directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy and entitled to vote in such election.
2.9   Shareholder Action by Written Consent Without a Meeting
Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by less than unanimous written consent, unless otherwise provided in the Certificate of Formation, any action required or permitted to be taken by the shareholders of the Corporation by written consent, and not at a duly called annual or special meeting of shareholders of the Corporation, may be taken if such written consent is signed by the holders of outstanding capital stock having [not less than the minimum number of votes] that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
2.10   Voting of Shares
Except as otherwise provided in the Certificate of Formation, each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share of capital stock of the Corporation having voting power held by such shareholder.
2.11   No Cumulative Voting for Directors
Cumulative voting in the election of directors or otherwise is expressly prohibited by the Certificate of Formation.
2.12   Closing of Transfer Records and Fixing Record Date
For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any distribution, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may provide that the transfer records shall be closed for a stated period but not to exceed, in any case, 60 days. If the transfer records shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such transfer records shall be closed for at least 10 days immediately preceding such meeting. In lieu of closing the transfer records, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 60 days, and, in case of a meeting of shareholders, not less than 10 days (or such longer period as may be required by the TBOC), prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the transfer records are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a distribution, the date on which notice of the meeting is given to shareholders or the date on which the resolution of the Board of Directors declaring such distribution is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 2.12, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the transfer records and the stated period of closing has expired.
2.13   Voting List
The officer who has charge of the stock ledger of the Corporation shall prepare, no later than the 11th day before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting or any adjournment thereof, arranged in alphabetical order, and showing the address of each shareholder, the type of shares held by each shareholder, the number of shares held by each shareholder, and the number of votes that each shareholder is entitled to if the number of votes is different from the number of shares held.
The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be kept on file at the registered office or principal executive office of the Corporation for a period of at least 10 days prior to the date of the applicable meeting, and shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation must take reasonable steps to ensure that such information is available only to shareholders of the Corporation. Such list shall be prima facie evidence of which shareholders are entitled to vote at the meeting.
2.14   Proxies
Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states on its face that it is irrevocable and the proxy is coupled with an interest. A written proxy may be in any form of electronic transmission permitted under the TBOC which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the person as provided in Section 21.367 of the TBOC. Any shareholder directly or indirectly soliciting proxies from other shareholders may use any proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
2.15   Inspector of Election
The Corporation may, and to the extent required by the TBOC, shall, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the person presiding at the meeting may, and to the extent required by the TBOC, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairperson of the meeting.
2.16   Advance Notice of Shareholder Nominations and Proposals
(a)   Timely Notice.   At an annual meeting of the shareholders, only such nominations of persons for the election to the Board of Directors shall be considered and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any authorized committee thereof) or (iii) otherwise properly brought before an annual meeting by a shareholder (A) who is a shareholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) at the time such notice of meeting is delivered, on the record date for the determination of shareholders entitled to vote at the annual meeting of shareholders and through the time of such annual meeting of shareholders, (B) who is entitled to vote at the meeting and (C) who complies with the procedures set forth in this Section 2.16. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a shareholder to make nominations or propose other business at an annual meeting of shareholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for shareholder action. For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to Section 2.16(a)(iii), a Proposing Shareholder (as defined below) must have given timely notice thereof pursuant to this Section 2.16, in writing to the Secretary of the Corporation, even if such matter is already the subject of any notice to the shareholders or Public Disclosure (as defined below) from the Board of Directors. To be timely, a Proposing Shareholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (x) not later than the Close of Business (as defined below) on the 90th day, nor earlier than the Close of Business on the 120th day, in advance of the anniversary of the previous year’s annual meeting, if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting, and (y) with respect to any other annual meeting of shareholders, not later than the Close of Business on the later of the 90th day prior to such annual meeting or the Close of Business on the 10th day following the first date of Public Disclosure of the date of such meeting. In no event shall the adjournment or postponement (or Public Disclosure of such adjournment or postponement) of an annual meeting commence a new notice time period (or extend any notice time period) for the giving of a shareholder’s notice as described above.
(b)   Shareholder Nominations.   For the nomination of any person or persons for election to the Board of Directors, a Proposing Shareholder’s timely notice to the Secretary of the Corporation (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.16) shall set forth or include:
(i)   the name, age, business address and residential address of each nominee proposed in such notice;
(ii)   the principal occupation or employment of each such nominee;
(iii)   the number of shares of capital stock of the Corporation that are owned of record and directly or indirectly beneficially by each such nominee (if any) and the date or dates on which such shares were acquired;
(iv)   such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;
(v)   a completed questionnaire executed by the nominee regarding the background and qualification of such person to serve as a director, in the form to be provided by the Secretary (which form the Proposing Shareholder shall request from the Secretary of the Corporation in writing no less than 10 Business Days prior to providing notice of a nomination, and which the Secretary of the Corporation shall provide to such Proposing Shareholder within three Business Days of receiving such request from the Proposing Shareholder);
(vi)   a written representation and agreement (in the form provided by the Secretary of the Corporation upon written request within three Business Days after receiving such request) executed by the nominee acknowledging that such person:
(A)   consents to being named in the proxy statement as a nominee and to serving as a director if elected;

(B)   intends to serve as a director for the full term for which such person is standing for election; and
(C)   makes the following representations and undertakings: (1) that the director nominee has read and agrees to adhere to all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Formation, these Bylaws, the Corporation’s Corporate Governance Guidelines, the Corporation’s Code of Ethics and Business Conduct, the Corporation’s Related Party Transactions Policy, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading (which other policies and guidelines will be provided to such nominee within five Business Days after the Secretary of the Corporation receives any written request therefor from such nominee), and will comply with all applicable fiduciary duties under Texas law, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director, and (4) that the director nominee will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in all material respects;
(vii)   as to the Proposing Shareholder and each Shareholder Associated Person (as defined below):
(A)   the name, business address and residential address of the Proposing Shareholder as they appear on the Corporation’s books and the name, business address and residential address of any Shareholder Associated Person;
(B)   the class or series and number of shares of the Corporation’s capital stock that are directly or indirectly owned, specifying the type of ownership (beneficially and of record), by the Proposing Shareholder and by any Shareholder Associated Person, in each case as of the date of the Proposing Shareholder’s notice, and a representation that the Proposing Shareholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially by the Proposing Shareholder and by any Shareholder Associated Person as of the record date for the meeting promptly following the later of the record date or the first date of Public Disclosure of the record date;
(C)   a description of any material agreement, arrangement or understanding (written or oral) between such Proposing Shareholder, on the one hand, and any Shareholder Associated Person, on the other hand, related to (1) the nomination or other business proposed in the notice or (2) any subject matter that will be material in the Proposing Shareholder’s solicitation of shareholders (including, without limitation, matters of social, labor, environmental or governance policy);
(D)   a description of any material agreement, arrangement or understanding (written or oral) between such Proposing Shareholder or any Shareholder Associated Person, on the one hand, and the director nominee, on the other hand, related to (1) the nomination or (2) any subject matter that will be material in the Proposing Shareholder’s solicitation of shareholders (including, without limitation, matters of social, labor, environmental or governance policy);
(E)   a description of any material interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Proposing Shareholder or any Shareholder Associated Person in the Corporation or any affiliate thereof or in the proposed business or nomination to be brought before the meeting by the Proposing Shareholder, other than an interest arising from the ownership of Corporation securities where such Proposing Shareholder or such Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(F)   the class or series, if any, and number of options, warrants, puts, calls, convertible securities, stock appreciation rights, or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Corporation, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of the Corporation (each a “Derivative Security”), which are, directly or indirectly, beneficially owned by the Proposing Shareholder or any Shareholder Associated Person;
(G)   any material agreement, arrangement, understanding, or relationship, including any pledge, repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by the Proposing Shareholder or by any Shareholder Associated Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of capital stock or other securities of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Shareholder or any Shareholder Associated Person with respect to any class or series of capital stock or other securities of the Corporation, or that provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of capital stock or other securities of the Corporation;
(H)   a description of any other direct or indirect opportunity for the Proposing Shareholder or any Shareholder Associated Person to profit or share in any profit (including any performance-based fees other than an asset-based fee) derived from any increase or decrease in the value of shares or other securities of the Corporation or value of Derivative Securities;
(I)   any proxy, contract, arrangement, understanding or relationship (1) pursuant to which the Proposing Shareholder or any Shareholder Associated Person has a right to vote any shares or other securities of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14 of the Exchange Act and the rules and regulations promulgated thereunder by way of a solicitation statement filed on Schedule 14A) and (2) that the Proposing Shareholder or any Shareholder Associated Person has with any shareholder of the Corporation (including the name and business address of such shareholder) with respect to how such shareholder will vote such shareholder’s shares in the Corporation at any meeting of the Corporation’s shareholders or take other action to financially support any proposed nominee or other business, or other action to be taken, by the Proposing Shareholder or any Shareholder Associated Person;
(J)   the names and addresses of other shareholders (including beneficial and record owners) known by the Proposing Shareholder or by any Shareholder Associated Person to provide financial support in furtherance of the nomination or other business proposal submitted by the Proposing Shareholder, and to the extent known, the class or series and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other shareholders;
(K)   any proportionate interest in shares of the Corporation or Derivative Securities held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which the Proposing Shareholder or any Shareholder Associated Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(L)   a description of all agreements, arrangements, and understandings between the Proposing Shareholder or any Shareholder Associated Person and any other Person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of the Corporation or Derivative Securities;
(M)   a representation that the Proposing Shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by means of remote communication (if applicable) or by proxy or cause a Qualified Representative (as defined below) of such Proposing Shareholder to appear in person or by means of remote communication (if applicable) at the meeting to nominate the person or persons specified in the notice or to propose such other business, and an acknowledgement that, if the Proposing Shareholder (or a Qualified Representative of the Proposing Shareholder) does not appear to present the Proposing Shareholder’s nomination or other business proposal at such meeting, the Corporation need not present the Proposing Shareholder’s nomination or other business proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;
(N)   any rights to dividends on the shares of the Corporation owned beneficially by the Proposing Shareholder or any Shareholder Associated Person that are separated or separable from the underlying shares of the Corporation;
(O)   the date(s) of first contact between the Proposing Shareholder and any Shareholder Associated Person, on the one hand, and the proposed nominee, on the other hand, with respect to the Corporation and any proposed nomination(s) of any person(s) (including the proposed nominee) for election as a director of the Corporation;
(P)   any material equity interests (other than any equity interests held through any index fund) or any Derivative Security held by such Proposing Shareholder or any Shareholder Associated Person in any competitor of the Corporation identified in Part I, Item 1 of the Annual Report on Form 10-K or amendment thereto most recently filed by the Corporation with the Securities and Exchange Commission (the “SEC”) or in Item 8.01 of any Current Report on Form 8-K filed by the Corporation with the SEC thereafter but prior to the 10th day before the deadline for a shareholder’s notice under Section 2.16 (each, a “Principal Competitor”);
(Q)   any direct or indirect interest (other than solely as a result of ownership of securities of the Corporation) of the Proposing Shareholder or any Shareholder Associated Person in any contract with any Principal Competitor (including any employment agreement, collective bargaining agreement or consulting agreement);
(R)   a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Proposing Shareholder or any Shareholder Associated Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Proposing Shareholder or any Shareholder Associated Person was the “registrant” for purposes of such rule and the nominee was a director or executive officer of such registrant;
(S)   any other information relating to the Proposing Shareholder and any Shareholder Associated Person that would be required to be disclosed in (1) a proxy statement soliciting proxies for the election of such person as a director in an election contest (even if an election contest is not involved) or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or (2) a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Proposing Shareholder or any Shareholder Associated Person with respect to the Corporation (regardless of whether such Person is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such Proposing Shareholder or any Shareholder Associated Person pursuant to Item 5 or Item 6 of Schedule 13D;
(T)   a complete and accurate description of any pending, or to the Proposing Shareholder’s knowledge, threatened, legal proceeding in which such Proposing Shareholder or any Shareholder Associated Person is a party or participant involving the Corporation or, to such Proposing Shareholder’s knowledge, involving any current or former officer, director, affiliate or associate of the Corporation;
(U)   a statement of whether or not the Proposing Shareholder, its Qualified Representatives and/or any Shareholder Associated Person intend to solicit proxies with respect to such nomination or other business proposal and, if so, the name of each participant in such solicitation; and a statement: (1) confirming whether the Proposing Shareholder, its Qualified Representatives and/or any Shareholder Associated Person intends, or is part of a group that intends, (x) in the case of a nomination, to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee, and (y) in the case of a business proposal, to deliver a proxy statement and form of proxy and solicit at least the percentage of voting power of all of the shares of stock of the Corporation required under applicable law to approve the proposal; and (2) whether or not any such Proposing Shareholder, its Qualified Representatives and/or any Shareholder Associated Person intend to otherwise solicit proxies from shareholders in support of such nomination or other business proposal;
(V)   a representation that the Proposing Shareholder will provide the Corporation with the updates and supplements required by Section 2.16(d); and
(W)   a representation that the Proposing Shareholder has complied with all applicable requirements of Texas law and the Exchange Act with respect to matters set forth in this Section 2.16.
The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility and suitability of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the SEC, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board of Directors, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided within 10 days after it has been requested by the Corporation. Notwithstanding anything to the contrary in this Section 2.16(b)(vii), the disclosures described in this Section 2.16(b)(vii) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee holder who is a shareholder solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
(c)   Other Shareholder Proposals.   For all business other than director nominations, a Proposing Shareholder’s notice to the Secretary of the Corporation shall set forth, as to each matter the Proposing Shareholder proposes to bring before the annual meeting, the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the text of any proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); (iii) any other information relating to the Proposing Shareholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and (iv) all of the other information required by Section 2.16(b)(vii) above.

(d)   Supplements and Updates.
(i)   A Proposing Shareholder providing notice of a director nomination or other business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.16 shall be true and correct in all material respects as of the record date for the meeting and as of the date that is 10 Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (A) in the case of the update and supplement required to be made as of the record date for the meeting, not later than five Business Days after such record date and (B) in the case of the update and supplement required to be made as of 10 Business Days prior to the meeting or any adjournment or postponement thereof, as applicable, not later than eight Business Days prior to the date for the meeting or any adjournment or postponement thereof. Such update and supplement shall (A) be made only to the extent that information has changed in any material respect since the Proposing Shareholder’s prior submission and (B) clearly identify the information that has changed since the Proposing Shareholder’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section 2.16(d) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 2.16 and shall not extend the time period for the delivery of notice pursuant to this Section 2.16. If a Proposing Shareholder fails to provide any written update or supplement in accordance with this Section 2.16(d), the information as to which such written update or supplement relates may be deemed not to have been provided in accordance with this Section 2.16.
(ii)   If any information submitted pursuant to this Section 2.16 shall be inaccurate in any material respect (as determined by the Board of Directors), such information shall be deemed not to have been provided in accordance with this Section 2.16. The Proposing Shareholder shall notify the Secretary of the Corporation in writing at the principal executive offices of the Corporation of any material inaccuracy or material change in any information submitted pursuant to this Section 2.16 (including if the Proposing Shareholder or any Shareholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 2.16(b)(vii)(U)) within two Business Days after becoming aware of such inaccuracy or change. Any such notification shall clearly identify the inaccuracy, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Proposing Shareholder. Upon written request of the Secretary of the Corporation on behalf of the Board of Directors (or a duly authorized committee thereof), the Proposing Shareholder shall provide, within five Business Days after delivery of such request (or such earlier period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Proposing Shareholder pursuant to this Section 2.16 and (B) a written affirmation of any information submitted by such Proposing Shareholder pursuant to this Section 2.16 as of an earlier date. If the Proposing Shareholder fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 2.16.
(e)   Proxy Rules.   Notwithstanding the foregoing provisions of this Section 2.16, a Proposing Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.16. Nothing in this Section 2.16 shall be deemed to (i) affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor rule thereto), or (ii) affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Formation. This Section 2.16 shall not apply to a proposal proposed to be made by a shareholder if the shareholder has notified the Corporation of the shareholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
(f)   Special Meetings of Shareholders.   Only such business shall be conducted at a special meeting of shareholders as is a proper matter for shareholder action under Texas law and as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors (or any authorized committee thereof) or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (A) is a shareholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) at the time the notice provided for in this Section 2.16 is delivered to the Secretary of the Corporation, upon the record date for the determination of shareholders entitled to vote at the special meeting through the date of such meeting, (B) who is entitled to vote at the meeting and upon such election and (C) who complies with the notice procedures set forth in this Section 2.16. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by this Section 2.16 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the Close of Business on the 90th day prior to such special meeting and not earlier than the Close of Business on the later of the 120th day prior to such special meeting or, if the first Public Disclosure of the date of such special meeting is less than 100 days prior to the date of such special meeting, not later than the 10th day following the date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period) for the giving of a shareholder’s notice as described above.
(g)   Effect of Noncompliance.
(i)   Notwithstanding anything in these Bylaws to the contrary, (A) no nominations shall be made or business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Section 2.16, and (B) unless otherwise required by law, if a Proposing Shareholder intending to propose business or make nominations at an annual or special meeting pursuant to this Section 2.16 does not comply with or provide the information required under this Section 2.16 to the Corporation promptly following the later of the record date or the first date of Public Disclosure of the record date, or the Proposing Shareholder (or a Qualified Representative of the Proposing Shareholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.
(ii)   Notwithstanding the provisions of this Section 2.16, unless otherwise required by law, no shareholder shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such shareholder has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies. If (A) any shareholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) such shareholder subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or (3) under the Exchange Act (as determined by the Board of Directors or an officer designated thereby), then the Corporation shall disregard any proxies for any proposed nominees on the Corporation’s proxy card other than the Corporation’s nominees, notwithstanding that proxies in favor thereof may have been received by the Corporation. Upon request by the Corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such shareholder shall deliver to the Secretary of the Corporation, no later than five Business Days prior to the applicable meeting, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.
(iii)   The Board of Directors (or an officer designated thereby) shall have the power and the duty to determine whether a nomination has been made or other business has been proposed in accordance with the provisions set forth in this Section 2.16, and, if the Board of Directors or such officer determines that any nomination was not made or such other business was not proposed in accordance with the provisions of this Section 2.16, such nomination or such other proposed business shall not be considered at the meeting in question.

(h)   Delivery.   Any written notice, supplement, update or other information required to be delivered by a Proposing Shareholder to the Corporation pursuant to this Section 2.16 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary of the Corporation at the Corporation’s principal executive offices and shall be deemed not to have been delivered unless so given.
(i) Definitions.
(i)   “affiliate” and “associate” each has its respective meaning set forth in Rule 12b-2 under the Exchange Act.
(ii)   “beneficial owner” or “beneficially owned” has the meaning set forth in Rule 13d-3 under the Exchange Act.
(iii)   “Business Day” means any day other than Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
(iv)   “Close of Business” means 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a Business Day.
(v)   “Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust, or a government or political subdivision thereof.
(vi)   “Proposing Shareholder” means, collectively, any shareholder (other than a shareholder that is a depositary) giving the notice of director nomination or proposal of other business and, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or other business is proposed, such beneficial owner.
(vii)   “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Service, The Associated Press or a comparable national news service or in a document filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder.
(viii)   a “Qualified Representative” of a shareholder means a person that is a duly authorized officer, manager or partner of such shareholder or is authorized by a writing (A) executed by such shareholder, (B) delivered (or a reliable reproduction or electronic transmission of the writing is delivered) by such shareholder to the Corporation prior to the taking of the action taken by such person on behalf of such shareholder and (C) stating that such person is authorized to act for such shareholder with respect to the action to be taken.
(ix)   “Shareholder Associated Person” means, with respect to a Proposing Shareholder, (A) any Person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with such Proposing Shareholder, (B) any affiliate or associate of such Proposing Shareholder, (C) any “participant” (as defined in Instruction 3 to Item 4 of Schedule 14A) with such Proposing Shareholder with respect to any proposed business or nominations, (D) any beneficial owner of shares of stock of the Corporation owned of record by such Proposing Shareholder and (E) any proposed nominee of such Proposing Shareholder.
ARTICLE III — DIRECTORS
3.1   General Powers
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the TBOC or the Certificate of Formation.
3.2   Number and Tenure
The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Formation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The directors shall be elected at each annual meeting of the shareholders, except as provided in Section 3.3 of this Article III, and each director elected shall hold office until the expiration of the term for which elected and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be shareholders of the Corporation.
3.3   Resignation and Vacancies
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is received by the Corporation unless the resignation specifies a later effective date or an effective date determined upon the occurrence of a future event. Acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate of Formation or these Bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, with such appointments to take effect when such resignation or resignations shall become effective.
Except as otherwise provided by the TBOC and subject to the rights granted to one or more series of preferred stock then outstanding, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Notwithstanding the foregoing, during the period between two successive annual meetings of shareholders, the Board of Directors may not fill more than two vacancies created by an increase in the number of directors. If there are no directors in office, then an election of directors may be held in the manner provided by the TBOC.
3.4   Removal
Subject to the rights of the holders of any series of preferred stock then outstanding and except as otherwise provided in the Certificate of Formation, at any meeting of shareholders called expressly for the purpose of removing a director or directors, any director or the Whole Board may be removed, with or without cause, by a vote of the holders of two-thirds of the voting power of all of the shares then entitled to vote at an election of directors, voting together as a single class.
3.5   Location of Meetings; Meetings by Telephone
The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Texas.
Unless otherwise restricted by the Certificate of Formation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting had not been lawfully called or convened.
3.6   Regular Meetings
Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors.

3.7   Special Meetings; Notice
Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, the Secretary or upon written request of two or more directors, at such times and places as he or she or they shall designate.
Notice of the time and place of special meetings shall be (i) delivered personally by hand, by courier or by telephone; (ii) sent by United States first-class mail, postage prepaid; or (iii) if the director has consented, sent by electronic mail, directed to each director at that director’s address, telephone number or electronic mail address, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, or (ii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8   Quorum; Voting
At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Formation or these Bylaws. To the maximum extent permitted by the TBOC, in the event a director or directors abstain or are disqualified from a vote, the majority vote of the director or the directors not abstaining or disqualified from voting, whether or not such director or directors constitute a quorum, shall be the act of the Board of Directors.
3.9   Action by Board or Committees Without a Meeting
Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
3.10   Committees
The Board of Directors may, by resolution adopted by a majority of the directors, designate committees, each committee to consist of one or more directors of the Corporation, which committees will have such power and authority and will perform such functions as may be provided in such resolution. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee or as otherwise provided in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to (i) amending the Certificate of Formation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 21.416(c)(1) of the TBOC, establish series of shares, increase or decrease the number of shares in a series or eliminate a series of shares as authorized by Section 21.155 of the TBOC), (ii) proposing a reduction of stated capital under Sections 21.253 and 21.254 of the TBOC, (iii) approving a plan of merger, share exchange or conversion of the Corporation, (iv) recommending to the shareholders the sale, lease or exchange of all or substantially all of the property and assets of the Corporation not made in the usual and regular course of its business, (v) recommending to the shareholders a voluntary winding up and termination or revocation of a voluntary winding up and termination, (vi) amending, altering, or repealing these Bylaws or adopting new bylaws, (vii) filling vacancies on the Board of Directors, (viii) filling vacancies on or designating alternate members of a committee of the Board of Directors, (ix) filling a vacancy to be filled because of an increase in the number of directors, (x) electing or removing officers of the Corporation or members or alternate members of a committee of the Board of Directors, (xi) setting the compensation of the members or alternate members of a committee of the Board of Directors or (xii) amending or repealing a resolution of the Board of Directors that states that it may not be amended or repealed by a committee of the Board of Directors.
3.11   Compensation of Directors
The Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.
ARTICLE IV — NOTICES
4.1   General
Whenever any notice is required to be given to any shareholder or director under the provisions of any statute, the Certificate of Formation or these Bylaws, it shall be given in writing and delivered personally, by mail or other delivery service or by electronic transmission to such shareholder or director when permitted by, in accordance with the requirements of and with the effect stated in, the TBOC, at such address as appears on the books of the Corporation. Any such notice delivered by mail or other delivery service shall be deemed to be given at the time the same shall be deposited in the United States mail with sufficient postage thereon prepaid. Notice given by electronic transmission shall be deemed to be delivered when transmitted for delivery to the recipient.
4.2   Waiver of Notice
Whenever any notice is required to be given to any shareholder or director under any provision of the TBOC, the Certificate of Formation or these Bylaws, a written waiver thereof signed by such shareholder or director, as applicable, or a waiver by electronic transmission by such shareholder or director, whether before or after the date and time stated in such notice, shall be deemed equivalent to the giving of such notice. The waiver shall be delivered to the Corporation and filed with the minutes of the meeting or with the corporate records, as applicable. Neither the business to be transacted at, nor the purpose of, any regular or special meeting need be specified in any waiver of notice.
4.3   Attendance as Waiver
Attendance or participation of a shareholder or director at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder or director attends or participates in the meeting solely for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
ARTICLE V — OFFICERS
5.1   General
The officers of the Corporation shall be chosen by the Board of Directors and shall be a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Executive Officer, a Chief Financial Officer or Treasurer,

one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person, unless the Certificate of Formation or these Bylaws otherwise provide.
5.2   Appointment of Officers
The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular appointment to such office.
5.3   Other Officers
The Board of Directors may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.
5.4   Term of Office; Removal and Resignation; Vacancies
The officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed with or without cause at any time by the affirmative vote of a majority of the Board of Directors. Subject to the rights, if any, of an officer under any contract of employment, any officer appointed by the Chief Executive Officer or President pursuant to Section 5.3 may be removed by any officer upon whom such power of removal may be conferred by the Board of Directors.
Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.
5.5   Authority and Duties of Officers
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.
5.6   Chairperson of the Board
The Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the chairperson of the board. The Chairperson of the Board shall preside at meetings of the shareholders and of the Board of Directors. The Board of Directors, in its discretion, may designate whether or not the Chairperson of the Board shall be considered a full-time employee or executive officer of the Corporation by virtue of the chairperson position.
5.7   Vice Chairperson of the Board
The Vice Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the vice chairperson of the board. In the case of absence or disability of the Chairperson of the Board, the Vice Chairperson of the Board shall perform the duties and exercise the powers of the Chairperson of the Board. The Board of Directors, in its discretion, may designate whether or not the Vice Chairperson of the Board shall be considered a full-time employee or executive officer of the Corporation by virtue of the vice chairperson position.
5.8   Chief Executive Officer
The principal executive officer of the Corporation shall be the Chief Executive Officer. Subject to the direction of the Board of Directors, the Chief Executive Officer of the Corporation shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Corporation. He or she shall from time to time report to the Board of Directors all matters within his or her knowledge that the interests of the Corporation may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors. The Chief Executive Officer shall see that all resolutions and orders of the Board of Directors are carried into effect, and in connection with the foregoing, shall be authorized to delegate to the other officers such of his or her powers and such of his or her duties as he or she may deem to be advisable. The Chief Executive Officer shall possess the power to sign all contracts, certificates and other instruments of the Corporation as the Board of Directors from time to time may prescribe.
5.9   President
The President of the Corporation shall perform such duties as may be assigned to him or her from time to time by the Board of Directors. Subject to the direction of the Board of Directors, he or she shall perform all duties incident to the office of a president in a corporation organized under Texas law. The President shall see that all resolutions and orders of the Board of Directors are carried into effect, and in connection with the foregoing, shall be authorized to delegate to the other officers such of his or her powers and such of his or her duties as he or she may deem to be advisable. The President shall execute bonds, mortgages and other contracts requiring the seal, under the seal of the Corporation, except where required or permitted by the TBOC to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.
5.10   Vice Presidents
In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
5.11   Secretary
The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the Corporation and he or she, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.
5.12   Assistant Secretaries
The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
5.13   Chief Financial Officer and Treasurer
The Chief Financial Officer shall be the treasurer of the Corporation. The Chief Financial Officer of the Corporation shall have the custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors or by any officer authorized by the Board of Directors to make such designation. The Chief Financial Officer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Chief Financial Officer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and shall perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the President. The Chief Financial Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors and may execute and deliver such documents, certificates and such other instruments that the Board of Directors has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly delegated to another officer or as otherwise required by law to be executed and delivered by another person.
5.14   Assistant Treasurer
The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order designated by the Board of Directors (or if there be no such designation, then in the order of their election), shall, in the absence of the Chief Financial Officer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
ARTICLE VI — CERTIFICATES OF SHARES AND THEIR TRANSFER
6.1   Certificates for Shares
Shares of capital stock of the Corporation may, but shall not be required to, be issued in certificated form. If such stock is certificated, such certificates shall be numbered and shall be entered in the books of the Corporation as they are issued, and shall be signed by the President and the Secretary of the Corporation or such other officers as determined by the Board of Directors, and may be sealed with the seal of the Corporation or a facsimile thereof.
If the Corporation is authorized to issue shares of more than one class of stock or more than one series of any class, there shall be set forth upon the face or back of the certificate, or the certificate shall have a statement that the Corporation will furnish to any shareholder upon request and without charge, a full statement of all of the powers, designations, preferences, and rights of the shares of each class authorized to be issued and the qualifications, limitations or restrictions thereof, and, if the Corporation is authorized to issue any preferred or special class in series, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined, and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series. Each certificate representing shares shall state upon the face thereof that the Corporation is organized under the laws of the State of Texas, the name of the person to whom issued, the number and the class and the designation of the series, if any, which such certificate represents and the par value or a statement that the shares are without par value. No shares of capital stock shall be issued until the consideration therefor has been fully paid.
6.2   Transfer Agent
If a certificate is countersigned (i) by a transfer agent other than the Corporation or its employee, or, (ii) by a registrar other than the Corporation or its employee, any other signature on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
6.3   Lost, Stolen or Destroyed Certificates
The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
6.4   Transfers of Shares
Transfers of shares of capital stock of the Corporation shall be made only on the books of the Corporation by the holder thereof, or by his or her attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent of the Corporation, if any, and if such shares are certificated, on surrender of the certificate or certificates for such shares properly endorsed.
6.5   Registered Shareholders
The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the TBOC.
ARTICLE VII — GENERAL PROVISIONS
7.1   Execution of Corporate Contracts and Instruments
Except as otherwise provided by law, the Certificate of Formation or these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
7.2   Dividends
Dividends upon capital stock of the Corporation, subject to the provisions of the TBOC and of the Certificate of Formation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to the TBOC. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the Certificate of Formation.
7.3   Fiscal Year
The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
7.4   Corporate Seal
The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Texas.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

7.5   Voting of Shares Owned by the Corporation
The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of shareholders or other equity holders of any corporation or other entity (other than the Corporation) in which the Corporation may hold shares or other equity interests.
7.6   Severability
To the extent any provision of these Bylaws is held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of these Bylaws shall not be affected thereby, and in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as a part of these Bylaws a provision as similar in terms to such invalid, illegal or unenforceable provision as may be legal, valid and enforceable.
7.7   Headings
Section or paragraph headings are inserted herein only for convenience of reference and shall not be considered in the construction of any provision hereof.
ARTICLE VIII — INDEMNIFICATION
8.1   Indemnification of Directors and Officers
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or other representative (as defined in the TBOC) of another corporation or of a partnership, joint venture, trust or other enterprise or organization, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Corporation or in any other capacity while serving as a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 8.3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
8.2   Advanced Payment of Expenses
The rights to indemnification conferred in Section 8.1 of this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that, if the TBOC requires, an advancement of expenses incurred by an indemnitee shall be made only after delivery to the Corporation of (i) a written affirmation by the indemnitee of the indemnitee’s good faith belief that the indemnitee has met the standard of conduct necessary for indemnification under the TBOC and (ii) a written undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial determination from which there is no further right to appeal (hereinafter, a “final adjudication”) or otherwise in accordance with the TBOC that such indemnitee has not met that standard necessary for indemnification under the TBOC or that indemnification is prohibited by the TBOC.

8.3   Determination of Right to Indemnification
If a claim under Section 8.1 or Section 8.2 of this Article VIII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the TBOC. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the TBOC. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right of indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
8.4   Non-Exclusivity of Rights
The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under the Corporation’s Certificate of Formation or any statute, agreement, vote of shareholders or disinterested directors or otherwise.
8.5   Insurance
The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of any other corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBOC.
8.6   Indemnification of Others
The Corporation may, to the extent authorized from time to time by the Board of Directors, the Chief Executive Officer or the President, grant rights to indemnification and rights to advancement of expenses to any current or former employee or agent of the Corporation with the same or lesser scope and effect as the foregoing indemnification of, and advancement of expenses to, current and former directors and officers of the Corporation.
8.7   Survival
The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.8   Effect of Repeal or Modification
Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

ARTICLE IX — AMENDMENTS
The Board of Directors is expressly authorized and empowered to alter, amend and repeal these Bylaws or adopt new Bylaws. The shareholders may, by the vote of the holders of not less than a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, make additional bylaws and alter, amend and repeal any bylaws, whether such bylaws were originally adopted by the shareholders or otherwise.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Section 8.101 of the TBOC provides that a corporation may indemnify any director or officer who was, is or is threatened to be named as a defendant or respondent in a proceeding because he or she is or was a director or officer, provided that the director or officer (i) conducted himself or herself in good faith, (ii) reasonably believed (a) in the case of conduct in his or her official capacity, that his or her conduct was in the corporation’s best interests or (b) in all other cases, that his or her conduct was not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that he or she improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he or she is named a defendant or respondent because he or she is or was a director or officer if he or she is wholly successful in the defense of the proceeding.
Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a person, whether or not the corporation would have the power to indemnify him or her against that liability under Section 8.101 of the TBOC.
The Proposed Charter and the Proposed Bylaws will provide that the Combined Company will, to the fullest extent permitted by the TBOC, indemnify each of the Combined Company’s directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the Combined Company or having served in the same or other capacities for another entity at the request of the Combined Company.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Proposed Charter and the Proposed Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
The Combined Company is expected to obtain directors’ and officers’ insurance to cover the Combined Company’s directors, officers and some of its employees for certain liabilities. In addition, the Combined Company expects to enter into indemnification agreements with its current and future directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the TBOC. The indemnification agreements will require the Combined Company, among other things, to reimburse their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
In addition, the Merger Agreement provides that existing indemnification, advancement and exculpation rights of the current and former directors and officers of USFM and Twin Vee will survive the Closing for six years and requires Twin Vee to obtain a six-year “tail” directors’ and officers’ liability insurance policy.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Combined Company pursuant to the foregoing provisions, the Combined Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.   Exhibits and Financial Statements Schedules.
(a)   Exhibits.
Exhibit	Description	Form	Number	Exhibit	File Date
2.1	Amended and Rested Agreement and Plan of Merger by and among USFM Corporation, Twin Vee Holdco Inc., Twin Vee Merger Sub Inc., USFM Merger Sub Inc., and Twin Vee PowerCats Co. and Twin Vee PowerCats Co.(Included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement).
3.1***	Amended and Restated Articles of Incorporation of USFM Corporation as currently in effect
3.2***	Bylaws of USFM Corporation, as currently in effect
3.3	Certificate of Incorporation of Twin Vee PowerCats Co., as currently in effect
3.4	Bylaws of Twin Vee PowerCats Co., as currently in effect
3.5***	Articles of Incorporation of Twin Vee Holdco Inc., as currently in effect
3.6*	Form of Articles of Incorporation of Twin Vee Holdco Inc. to be effective upon the consummation of the Business Combination (Included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement).
3.7*	Form of Bylaws of Twin Vee Holdco Inc. to be effective upon the consummation of the Business Combination (Included as Annex C to the joint proxy statement/ prospectus forming a part of this Registration Statement).
3.8	Bylaws of Twin Vee Holdco Inc. Dated October 5, 2026
4.1*	Specimen USFM Common Stock Certificate
4.2*	Specimen USFM Warrant
4.3***	Form of USFM Warrant Agreement
4.4***	Convertible Promissory Note, dated May 1, 2026 from USFM Corporation to FG Nexus Inc.
4.6***	Form of Subscription Agreement
5.1*	Opinion of Haynes & Boone, LLP as to the validity of the securities of the registrant
10.1***	Binding Head of Terms, dated November 1, 2025, by and between USFM Corporation and 80 Mile PLC
10.2***	Definitive Share Purchase Agreement, dated May 8, 2026, by and among USFM Corporation, 80 Mile PLC and Disko Exploration Limited
10.3***	Vessel Charter Contract, dated March 18, 2026, by and between USFM Corporation and KJ Greenland Construction A/S
10.4***	Promissory Note, dated January 16, 2026, from USFM Corporation to Robert B. Price
10.5***	Contractor Agreement dated March 1, 2026, by and between USFM Corporation and Robert B. Price
10.6***	Form of USFM Common Stock Subscription Agreement

Exhibit	Description	Form	Number	Exhibit	File Date
10.7***	Form of USFM Warrant Subscription Agreement
21.1*	List of Subsidiaries
23.1***	Consent of EC Barrett, LLC, independent registered public accounting firm of Twin Vee Holdco Inc.
23.2***	Consent of EC Barrett, LLC, independent registered public accounting firm of USFM Corporation
23.3***	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm of Twin Vee PowerCats Co.
23.4*	Consent of Haynes & Boone, LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)
24.1***	Power of Attorney (contained on signature page to the registration statement)
96.1***	Technical Report Summary
99.1*	Form of Proxy Card USFM Corporation.
99.2*	Form of Proxy Card Twin Vee PowerCats Co.
99.3*	Consent of [ ] to be named as a director
99.4*	Consent of [ ] to be named as a director
99.5*	Consent of [ ] to be named as a director
99.6*	Consent of [ ] to be named as a director
99.7*	Consent of [ ] to be named as a director
107***	Filing Fee Table

*
To be filed by amendment

**
Previously filed.

***
Filed Herewith.

Item 22.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Pierce, State of Florida, on the 26th day of October, 2026.
TWIN VEE HOLDCO INC.
By:
/s/ Glenn Sonoda

Name:
Glenn Sonoda

Title:
Authorized Signatory

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kevin Schuyler and Glenn Sonoda as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Twin Vee Holdco Inc. and to file the same, with any exhibits thereto, with the SEC, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Glenn Sonoda	Chief Executive Officer (Principal Executive Officer)	October 26, 2026
/s/ Glenn Sonoda	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 26, 2026
/s/ Kevin Schuyler	Director	October 26, 2026